EXHIBIT 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT
DATED AS OF APRIL 30, 2019
by and between
INGERSOLL-RAND PLC
and
INGERSOLL-RAND U.S. HOLDCO, INC.

i

EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D	Form of Real Estate Matters Agreement
E	Form of Intellectual Property Matters Agreement
F	Form of Trademark License Agreement

SCHEDULES
Schedule 1.1(59)	PFS Group
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	SpinCo Assets
Schedule 2.2(a)(ii)	SpinCo Group
Schedule 2.2(a)(ix)	Excluded items on SpinCo Sites
Schedule 2.2(b)(i)	Excluded Assets
Schedule 2.3(b)(i)	Excluded Liabilities
Schedule 2.6(b)(iv)	Intercompany Contracts which are not being terminated
Schedule 2.8(a)(i)	Closing Working Capital
Schedule 2.13	IT Matters
Schedule 6.9(a)(ii)	Guarantees

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 30, 2019 (this “Agreement”), is by and between Ingersoll-Rand plc, a public limited company incorporated in Ireland (“Moon”), and Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, Moon, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;
WHEREAS, SpinCo is a newly formed, wholly owned Subsidiary of Moon;
WHEREAS, Moon intends to separate the SpinCo Business from the Moon Business and to cause the SpinCo Assets to be transferred to SpinCo and other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Moon will either (a) cause the holders of the outstanding ordinary shares, $1.00 par value, of Moon (the “Moon Ordinary Shares”) as of the close of business on the Record Date to receive on a pro rata basis for no consideration all of the issued and outstanding shares of common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) in accordance with a distribution ratio to be determined by the Board of Directors of Moon or a committee thereof (the “One-Step Spin-Off”) or (b) consummate an offer to exchange shares of SpinCo Common Stock for outstanding shares of Moon Ordinary Shares (the “Exchange Offer”) (followed by a Clean-Up Spin-Off) (in each case, the “Distribution”);
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Moon, SpinCo, Gardner Denver Holdings, Inc., a Delaware corporation (“Clover”), and Charm Merger Sub Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of Clover (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) and all shares of SpinCo Common Stock will be converted into the right to receive common stock, $0.01 par value, of Clover, (“Clover Common Stock”) upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Board of Directors of Moon, or a duly authorized committee thereof, and the Board of Directors of SpinCo have approved the Reorganization, the Distribution, the Merger Agreement and the Merger;
WHEREAS, for U.S. federal income tax purposes, (i) the Contribution and Distribution are intended to qualify as tax-free under Sections 368(a), 361 and 355 of the Code; (ii) each of the transactions described on Schedule 7.3(b) of the Merger Agreement are intended to qualify either as a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code; and (iii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of Moon, SpinCo and their respective Subsidiaries.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1            Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
(1)           “Accounting Principles” means GAAP, applied using the same accounting principles and standards, methods, policies, practices, procedures, classifications and estimation methodologies used by SpinCo in preparing the Audited Financial Statements, and modified with respect to the calculation of Closing Working Capital, by any change in such principles, methods, policies, practices, procedures, classifications and estimation methodologies that are used by SpinCo in the preparation of the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i) (including with respect to the categories of Assets which are classified as “Current Assets” and categories of Liabilities which are classified as “Current Liabilities” which shall be as set forth therein).  In the event of any conflict between GAAP and this Agreement (except, solely with respect the calculation of Closing Working Capital, the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i)), including the defined terms herein, GAAP shall apply. For the avoidance of doubt, past methods, policies, practices, procedures, classifications and estimation methodologies shall not include errors, unreconciled accounts or misuse of facts.
(2)           “Action” means any claim, action, suit, arbitration, investigation or other Proceeding, in each case, by any Person or Governmental Authority before any Governmental Authority.
(3)           “Adversarial Action” means (i) an Action by a member of the Moon Group, on the one hand, against a member of the SpinCo Group or the Clover Group, on the other hand, or (ii) an Action by a member of the SpinCo Group or the Clover Group, on the one hand, against a member of the Moon Group, on the other hand.
(4)           “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, for purposes of this Agreement, the other Transaction Documents and the Merger Agreement, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Moon Group, and no member of the Moon Group shall be deemed to be an Affiliate of any member of the SpinCo Group, from and after the Distribution Time.
(5)           “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations, information or reports to be submitted to, or other filings or consultations to be made with, any third Person, including employee representatives, unions, works councils, health and safety committees, or any Governmental Authority.
(6)           “Asbestos Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from the actual or alleged exposure of any Person to asbestos in any form, including all Liabilities to the extent relating to, arising out of or resulting from any Action brought by (or on behalf of) such Person in respect of such Liabilities.
(7)           “Assets” means any and all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of the applicable Person, including the following:
(a)          all Information, cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development, manufacturing and business process files and data, formulations and specifications, quality records and reports and accounting and other books, records, studies, surveys, reports, plans, documents, advertising and promotional materials, and other printed or written materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, corporate minute books and related stock records, financial records, separate entity Tax Returns and associated Tax records of SpinCo and its Subsidiaries (including of any entity that is treated as a predecessor of SpinCo or any of its Subsidiaries for U.S. federal income tax purposes), and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form (“Books and Records”);
(b)          all apparatus, computers and other electronic data processing and communications equipment, telecommunications equipment and data, electronic storage equipment, fixtures, machinery, marketing and transportation systems and related facilities, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tools, apparatus, cables, test devices, prototypes and models and other tangible personal property of any kind;

(c)          all inventories of materials, parts, raw materials, components, supplies, work-in-process, goods in transit, consigned goods and finished goods and products;
(d)          all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Lien in real property, lessor, sublessor, lessee, sublessee or otherwise;
(e)          (i) all interests in any capital stock or other equity or ownership interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures, puts, call, straddles, options or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;
(f)          all rights under Contracts, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
(g)          all deposits, prepaid expenses, letters of credit and performance and surety bonds;
(h)          all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;
(i)          all Intellectual Property Rights and all physical and tangible materials embodying same;
(j)          all IT Assets;
(k)          all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non- current);
(l)          all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent;
(m)          all licenses, Permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;
(n)          all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(o)          all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
(8)           “Audited Financial Statements” has the meaning set forth in the Merger Agreement.
(9)           “Business Day” has the meaning set forth in the Merger Agreement.
(10)          “Closing” has the meaning set forth in the Merger Agreement.
(11)          “Clover Group” means Clover and each Person that is a direct or indirect Subsidiary of Clover.
(12)          “Club Car” means the Club Car strategic business unit of Ingersoll Rand that today is in the business of manufacturing, production, assembly, sale, offering and service of golf, utility and consumer low-speed vehicles, brakes related to the foregoing, and related parts and service offerings.
(13)          “Code” means the Internal Revenue Code of 1986, as amended.
(14)          “Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, benefit plan, deed of trust, lease, sublease, franchise, permit, authorization, license, instrument, binding commitment, obligation or other undertaking.
(15)          “Contribution” means the transfer of the SpinCo Assets and SpinCo Liabilities to SpinCo pursuant to the Reorganization.
(16)          “CTS” means the Compression Technology and Services strategic business unit of Ingersoll Rand that today is in the business of manufacturing, production, assembly, sale, offering and service of air compressors (including reciprocating air compressors, oil-flooded rotary air compressors, oil-free compressors, oil-free rotary compressors and centrifugal compressors), air compressor dryers, air compressor filters, controls and automation, the Ingersoll Rand integrated compression/OEM solutions business, low pressure blowers and machining and testing, and related parts and accessories (including those related to condensate management, filtration solutions, installation solutions, lubricants and power management), which services include maintenance plans, rentals services, performance services, remanufacturing, installations and product training, machining services, testing services and other service offerings.
(17)         “Disclosure Documents” means (a) any registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, and (b) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Reorganization or the SpinCo Group or primarily relates to the transactions contemplated hereby.
(18)          “Distribution Agent” means Computershare Shareholder Services.
(19)          “Distribution Date” means the date on which Moon distributes all of the issued and outstanding shares of SpinCo Common Stock to the holders of Moon Ordinary Shares.
(20)          “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.
(21)          “Effective Time” has the meaning set forth in the Merger Agreement.
(22)          “Employee Matters Agreement” means the Employee Matters Agreement in the form attached hereto as Exhibit C, entered into by and among Clover, Moon and SpinCo on or immediately prior to the Closing Date.
(23)          “Environmental Condition” means the presence of Hazardous Materials in the environment, including soil, groundwater, surface water, ambient air or indoor air.
(24)          “Environmental Law” means any and all applicable Laws, including the common law, relating to the protection of the environment, natural resources or human health and safety (to the extent related to exposure to harmful or deleterious substances).
(25)          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
(26)          “Excluded SpinCo Records” means (a) any and all Tax Returns and associated Tax records of SpinCo and its Subsidiaries other than separate entity Tax Returns and associated Tax records of SpinCo and its Subsidiaries, including, for the avoidance of doubt, any Tax Returns filed on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis with any member of the Moon Group and associated Tax records; (b) any personnel records that do not constitute Benefit Management Records (as defined in the Employee Matters Agreement); (c) any Books and Records not related in any material respect to the SpinCo Business (it being understood that to the extent that such Books and Records relate in part to the SpinCo Business, SpinCo shall be provided access to redacted copies of such records showing only the information that relates to the SpinCo Business); (d) any Books and Records the transfer of which is prohibited by applicable Law; and (e) any Books and Records (including any minutes or summaries of executive meetings and strategy papers) relating to the transactions contemplated by this Agreement, the Merger Agreement or the other Transaction Documents or any alternatives to such transactions considered by Moon.
(27)          “Fluid Management” means the Fluid Management portion of FMT that today is in the business of manufacturing, production, assembly, sale, offering and service of diaphragm pumps, piston pumps and packages, filters regulators, lubricators, lubrication equipment, pneumatic valves and cylinders, other products sold under the “Aro” brand, and related parts and accessories and service offerings.
(28)          “FMT” means the Fluid Management, Material Handling and Power Tools strategic business unit of Ingersoll Rand.
(29)          “Former SpinCo Employees” has the meaning set forth in the Employee Matters Agreement.
(30)          “GAAP” means generally accepted accounting principles in the United States.
(31)          “Governmental Authority” means any federal, state, local, foreign or supranational government, any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, and any arbitral body or tribunal of competent jurisdiction.
(32)          “Group” means the Moon Group or the SpinCo Group, as the context requires.
(33)          “Hazardous Materials” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold, radioactive material or radon; and (c) any other substance or waste which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
(34)          “Headquarters Lease” has the meaning set forth in the Merger Agreement.
(35)          “Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and all other technical, financial, employee or business information or data.
(36)          “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
(37)          “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof.
(38)          “Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement in substantially the form attached hereto as Exhibit E, entered into or to be entered into by and among Moon and SpinCo on or immediately prior to the Distribution Date.
(39)          “Intellectual Property Rights” has the meaning set forth in the Intellectual Property Matters Agreement.
(40)          “Interim Financial Period” has the meaning set forth in the Merger Agreement.
(41)          “Interim Financial Statements” has the meaning set forth in the Merger Agreement.
(42)          “IT Assets” has the meaning set forth in the Merger Agreement.
(43)          “Law” means, with respect to any Person, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, executive order, writ, injunction, judgment, decree, ruling, award or other similar requirement enacted, issued, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person.
(44)          “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, and whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed.
(45)          “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, adverse ownership interest or other lien of any kind.
(46)          “Material Handling” means the Material Handling portion of FMT that today is in the business of manufacturing, production, assembly, sale, offering and service of hoists, winches, tuggers, BOP handling systems, balancers, handling devices/end effectors, support structures, custom lifting solutions, ergonomic custom solutions, service solutions, and related parts and accessories and service offerings.
(47)           “Minimum Cash Amount” means $25,000,000.

(48)          “Moon Business” means the businesses and operations conducted prior to the Distribution Time by any member of the Moon Group that are not included in the SpinCo Business.
(49)          “Moon Group” means Moon and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of Moon immediately after the Distribution Time, and each Person that becomes a Subsidiary of Moon after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Plan of Reorganization).
(50)          “Moon IP” has the meaning set forth in the Intellectual Property Matters Agreement.
(51)          “Moon LuxCo” means Ingersoll-Rand Lux International Co. S.à r.l., a Luxembourg société à responsibilité limitée.
(52)          “Moon Trademarks” has the meaning set forth in the Intellectual Property Matters Agreement.
(53)          “Party” means Moon or SpinCo, as appropriate, and “Parties” means Moon and SpinCo.
(54)          “Permits” has the meaning set forth in the Merger Agreement.
(55)          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
(56)          “PFS Acquisition” means the acquisition of the PFS Business contemplated by the PFS Acquisition Agreement.
(57)          “PFS Acquisition Agreement” means the Securities Purchase Agreement dated as of Feburary 6, 2019, by and among Silver II GP Holdings S.C.A., Accudyne Industries Acquisition S.à.r.l., Sundyne, LLC and Moon.
(58)          “PFS Business” has the meaning set forth in the PFS Acquisition Agreement.
(59)          “PFS Group” means each of the legal entities listed on Schedule 1.1(59).
(60)          “Power Tools” means the Power Tools portion of FMT that today is in the business of manufacturing, production, assembly, sale, offering and service of cordless tools, pneumatic tools, impact wrenches, ratchets, grinders, sanders, polishers and buffers, cutting tools, needle and chisel scalers, drills, hammers, construction tools, torque multipliers, DC electric fastening systems, cordless precision fasteners, pulse tools, screwdrivers, nutrunners, riveters, calibration equipment, drills, engine starting systems (including engine barring motors and air starters) and air motors, and related parts and accessories and service offerings.

(61)           “Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
(62)          “Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached hereto as Exhibit D, entered into or to be entered into by and between Moon and SpinCo on or prior to the Distribution Date.
(63)          “Record Date” means the close of business on the date determined by the Board of Directors of Moon (or a committee thereof) as the record date for the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with a Clean-Up Spin-Off.
(64)          “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building or facility.
(65)          “Reorganization” means the transfer of the SpinCo Assets that are not already owned by members of the SpinCo Group to members of the SpinCo Group and the assumption of the SpinCo Liabilities that are not already owned by members of the SpinCo Group by members of the SpinCo Group, and the transfer of Excluded Assets that are not already owned by members of the Moon Group to members of the Moon Group and the assumption of the Excluded Liabilities that are not already owned by members of the Moon Group by the Moon Group, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.
(66)          “SEC” means the United States Securities and Exchange Commission.
(67)          “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.
(68)          “Shared Assets” means the Assets identified on Schedule 2.7(a).
(69)          “Shared Contracts” means all contracts, commitments and other agreements to which Moon or any of its Subsidiaries is a party as of immediately prior to the Distribution Time that relate both to the SpinCo Business and the Moon Business (other than (i) Intercompany Obligations and (ii) any Contracts with respect to Intellectual Property Rights or IT Assets that are the subject of Transition Services under the Transition Services Agreement, which shall be treated as set forth therein).
(70)          “Specified Asbestos Liabilities” means Asbestos Liabilities of any member of the Moon Group, whether such claim is made before or after the Distribution Time, in each case to the extent relating to, arising out of or resulting from Club Car, Material Handling, Power Tools or the PFS Business (in each case, including former products or business lines of similar application or end use made, sold or serviced by any such business, or former locations of any such business that made, sold or serviced such products or business lines).
(71)          “SpinCo Balance Sheet” means the balance sheet as of December 31, 2018 included in the SpinCo Financial Statements (as defined in the Merger Agreement).
(72)          “SpinCo Business” means the business conducted by the Industrial segment of Moon as such business is conducted as of the date hereof and will be conducted in accordance with the Merger Agreement immediately prior to the Distribution Time, including, if the PFS Acquisition has been consummated prior to the Distribution Time, as conducted after giving effect to the PFS Acquisition.
(73)          “SpinCo Business Records” means Books and Records of Moon and its Subsidiaries as of immediately prior to the Distribution Time, excluding Excluded SpinCo Records.
(74)          “SpinCo Contracts” means the following Contracts to which Moon or any of its Subsidiaries is a party or by which Moon or any of its Subsidiaries or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Time (except for any such Contract or part thereof that is expressly contemplated to be retained by or transferred to Moon or any member of the Moon Group pursuant to any provision of this Agreement or any other Transaction Document):
(a)          any Contract that is primarily related to the SpinCo Business;
(b)          any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Shared Contracts, subject to Section 2.7) or any of the other Transaction Documents to be assigned to SpinCo or any member of the SpinCo Group; and
(c)          the PFS Acquisition Agreement and any other Transaction Document (as defined in the PFS Acquisition Agreement).
(75)          “SpinCo Group” means SpinCo, those Persons set forth on Schedule 2.2(a)(ii), if the PFS Acquisition is consummated prior to the Distribution Time, each member of the PFS Group, each Subsidiary of SpinCo immediately after the Distribution Time and each other Person that becomes a Subsidiary of SpinCo after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Plan of Reorganization); provided that Schedule 2.2(a)(ii) may be updated in accordance with the Plan of Reorganization to add or remove Persons on such schedule.
(76)          “SpinCo Indebtedness” means, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon, premiums, penalties, costs payable in connection with payment or prepayment (including any breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts owing in respect of the aggregate amount outstanding as of immediately prior to the Distribution Time with respect to any of the following of any member of the SpinCo Group: (a) obligations for borrowed money; (b) obligations evidenced by bonds, debentures, notes, debt securities or other similar instruments, (c) obligations under any letters of credit, performance bonds, surety bonds, bankers acceptances or similar instruments to the extent drawn and not reimbursed (reduced by any SpinCo Cash held as collateral in respect thereof), (d) obligations under leases which have been, or should be in accordance with GAAP, capitalized leases, (e) obligations pursuant to, or under, any interest rate, currency, commodity or other swap, collar, cap, derivative or other hedging or similar agreements or arrangements, (f) obligations for the deferred purchase price of property, goods, assets or services or for earn-outs or similar obligations (calculated at the full amount of payments outstanding), (g) accrued severance obligations with respect to Former SpinCo Employees and (h) guaranties of any obligations of the types described in the preceding clauses (a) through (g), inclusive, of any other Person. For the avoidance of doubt, the term “SpinCo Indebtedness” shall not include (A) any amounts available under any debt instrument to the extent undrawn or uncalled, (B) any Liabilities to the extent such items are included in the calculation of Closing Working Capital, (C) any indebtedness between wholly-owned members of the SpinCo Group, or (D) Total SpinCo Debt.
(77)          “SpinCo IP” has the meaning set forth in the Intellectual Property Matters Agreement.
(78)           “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote or direct the vote of, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
(79)          “Supply Agreements” has the meaning set forth in the Merger Agreement.
(80)          “Tax” has the meaning set forth in the Tax Matters Agreement.
(81)          “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B, entered into or to be entered into by and between Clover, Moon and SpinCo on or prior to the Distribution Date.
(82)          “Tax Return” has the meaning set forth in the Tax Matters Agreement.
(83)          “Tender Agreement” has the meaning set forth in the Merger Agreement.
(84)          “Total SpinCo Debt” means, collectively, any debt incurred by SpinCo or any of its Subsidiaries to finance the SpinCo Payment.
(85)          “Trademark License Agreement” means the Trademark License Agreement in substantially the form attached hereto as Exhibit E, entered into or to be entered into by and among Moon and SpinCo on or immediately prior to the Distribution Date.
(86)          “Trademarks” has the meaning set forth in the Intellectual Property Matters Agreement.

(87)          “Transaction Documents” means this Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, the Tender Agreement, the Supply Agreements, the Headquarters Lease and the Transfer Documents, in each case including all annexes, exhibits, schedules, attachments and appendices thereto.
(88)          “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Moon Transfer Documents and the Post-Distribution SpinCo Transfer Documents.
(89)          “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A, entered into or to be entered into by and between Moon and SpinCo on or immediately prior to the Distribution Date.
(90)          “Transition Services” has the meaning set forth in the Transition Services Agreement.
Section 1.2             Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Definition	Section
Adjustment Amount	2.8(a)(i)
Agreement	Preamble
Appointed Representative	8.1(a)
Arbitration Act	8.1
Chosen Courts	9.2(b)
Clean-Up Spin-Off	3.3(c)
Closing Statement	2.8(c)(i)
Closing Working Capital	2.8(a)(i)
Clover	Recitals
Clover Common Stock	Recitals
Counsel	4.8(e)
Dispute	8.1
Disputed Items	2.8(d)(ii)
Distribution	Recitals
Estimated Adjustment Amount	2.8(c)(i)
Estimated Closing Statement	2.8(c)(i)
Exchange Offer	Recitals
Excluded Asbestos Liabilities	2.3(b)(v)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Existing Moon Counsel	4.8(a)
Final Adjustment Amount	2.8(e)
General SpinCo Business Information	4.8(b)
Guarantee Release	6.9(b)
Hedging Contracts	2.15

Definition	Section
Hedging Transactions	2.15
Indemnified Party	6.5(a)
Indemnifying Party	6.5(a)
Indemnity Payment	6.5(a)
Intercompany Obligations	2.8(a)
linked	2.9(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Mixed Action	6.10(d)
Moon	Preamble
Moon Accounts	2.9(a)
Moon Confidential Information	7.2(b)
Moon Controlled Actions	6.10(b)
Moon Counsel	4.8(a)
Moon Indemnification Obligations	6.2
Moon Indemnified Parties	6.1
Moon Ordinary Shares	Recitals
Moon Released Persons	5.1(a)
Notice of Objection	2.8(d)(i)
One-Step Spin-Off	Recitals
Permitted Amendment	2.1(c)
Plan of Reorganization	2.1(a)
Post-Closing Claims	7.3(b)
Post-Distribution Moon Transfer Documents	2.5(b)
Post-Distribution SpinCo Transfer Documents	2.4(b)
Pre-Closing Occurrence-Based Policies	2.2(a)(vii)
Pre-Distribution Transfer Documents	2.1(c)
Preliminary Working Capital Statement	2.8(b)(i)
Reimbursable Expense	7.4(a)
Reorganization Amendment	2.1(c)
Representatives	7.2(a)
Resolution Period	2.8(d)(ii)
Separation Expenses	7.4(a)
Separation Agreement Disputes	8.1(b)
Separate Action	6.10(c)
Solvency Opinion	3.2(c)
SpinCo	Preamble
SpinCo Accounts	2.9(a)
SpinCo Assets	2.2(a)
SpinCo Borrower	3.1(b)
SpinCo Cash	2.8(a)(iii)
SpinCo Cash Amount	2.8(a)(iii)
SpinCo Common Stock	Recitals
SpinCo Confidential Information	7.2(a)

Definition	Section
SpinCo Controlled Actions	6.10(a)
SpinCo Counsel	4.8(a)
SpinCo Debt	3.1(b)
SpinCo Indemnification Obligations	6.1
SpinCo Indemnified Parties	6.2
SpinCo Liabilities	2.3(a)
SpinCo Payment	3.1(c)
SpinCo Released Persons	5.1(b)
SpinCo Site	2.2(a)(ix)
Target Working Capital	2.8(b)(ii)(B)
Third-Party Claim	6.5(a)
Unaffiliated Accounting Firm	2.8(d)(iii)
Working Capital	2.8(a)(i)

ARTICLE II
THE REORGANIZATION
Section 2.1            Transfer of Assets and Assumption of Liabilities Prior to the Distribution.
(a)           In accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, as it may be revised in accordance with Section 2.1(d), being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, prior to the Distribution Time:
(i)          SpinCo Assets. Moon shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to SpinCo or one or more of SpinCo’s Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from Moon and Moon’s applicable Subsidiaries, all of Moon’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all SpinCo Assets (in the case of the Moon Trademarks and all other SpinCo IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement and Trademark License Agreement);
(ii)          SpinCo Liabilities. SpinCo and/or one or more of its Subsidiaries designated by SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill the SpinCo Liabilities in accordance with their respective terms (and, for the avoidance of doubt, shall not assume the Excluded Liabilities). SpinCo and such Subsidiaries shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement;

(iii)          Excluded Assets. Moon shall cause the members of the SpinCo Group to assign, transfer, convey and deliver to Moon or one or more of its other Subsidiaries designated by Moon (other than any member of the SpinCo Group), and Moon or such other Subsidiaries shall accept from such applicable members of the SpinCo Group, such applicable Person’s respective direct or indirect right, title and interest in and to any Excluded Assets; and
(iv)          Excluded Liabilities. Moon and/or its Subsidiaries designated by Moon (other than any member of the SpinCo Group) shall accept and assume from the members of the SpinCo Group and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such Persons, and Moon and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude or inhibit Moon from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement.
(b)           In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such SpinCo Assets are assigned, transferred, conveyed or delivered or such SpinCo Liabilities are assumed, and except with respect to matters addressed by the Intellectual Property Matters Agreement: (i) Moon shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Moon’s and its Subsidiaries’ (other than the members of the SpinCo Group) right, title and interest in and to such SpinCo Assets and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo and its Subsidiaries.
(c)           In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed, (i) SpinCo shall execute and deliver, and shall cause the members of the SpinCo Group to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and such Person’s right, title and interest in and to such Excluded Assets and (ii) Moon shall execute and deliver, and shall cause its Subsidiaries (other than the members of the SpinCo Group) to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Moon and its Subsidiaries. All of the foregoing documents contemplated by Section 2.1(b) and this Section 2.1(c) shall be referred to collectively herein as the “Pre-Distribution Transfer Documents.”

(d)           Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of Moon and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Distribution Time). Prior to the Distribution Time, Moon shall be permitted to update, modify or supplement the then-current Plan of Reorganization (including by making conforming amendments to Schedule 2.1(a)) if such update, modification or supplement (which, for the avoidance of doubt, would include any additional step or additional description of a step currently included on the Plan of Reorganization) (i) is consistent in all respects with the allocation of SpinCo Assets, SpinCo Liabilities, Excluded Assets and Excluded Liabilities in accordance with the definitions of such terms and otherwise consistent in all respects with allocations of assets and liabilities in the other Transaction Documents, (ii) would not reasonably be expected to delay the Distribution Date by more than sixty (60) days past the then-expected Distribution Date and, in any event, not beyond the Outside Date (as defined the Merger Agreement), (iii) in the case of any update, modification or supplement with respect to SpinCo Assets and SpinCo Liabilities (whether in corporate form or otherwise) that are already specifically reflected in the Plan of Reorganization at the time of such proposed further update, modification, or supplement, would not reasonably be expected to result in a material incremental Liability (other than any Asbestos Liability) (including, for the avoidance of doubt, Tax Liability) to SpinCo or any of its Subsidiaries unless and only to the extent such incremental Liability is expressly subject to reimbursement or indemnification by Moon pursuant to this Agreement or any other Transaction Document or is offset by savings otherwise obtained pursuant to any update, modification or supplement to the Plan of Reorganization, (iv) would not reasonably be expected (in light of the terms of this Agreement and the other Transaction Documents) to impede the operations of or otherwise adversely affect the SpinCo Business in any respect material to the SpinCo Business and (v) would not restrict the disposition of any of the businesses listed on Schedule I of the Tax Matters Agreement (any update, modification or supplement described in this sentence, a “Permitted Reorganization Amendment”). Moon shall regularly consult in good faith with Clover in the course of the further development of the Plan of Reorganization, provide any information reasonably requested by Clover related thereto, and consider in good faith comments from Clover in respect of such further development of the Plan of Reorganization. At such time as Moon notifies Clover in writing that it proposes to make an amendment to the Plan of Reorganization, Moon shall consider in good faith any further comments from Clover, but the determination as to whether a proposed amendment constitutes a Permitted Reorganization Amendment shall ultimately be reasonably determined in good faith by Moon. Other than any Permitted Reorganization Amendment (and subject to compliance with the notification and consultation obligations described in the preceding two sentences) no update, modification or supplement to the then-current Plan of Reorganization may be made by Moon without the prior written consent of Clover (such consent not to be unreasonably withheld, delayed or conditioned).  In addition, and notwithstanding anything to the contrary contained herein, Moon hereby acknowledges that it intends to seek a ruling with respect to Steps 11A through 11C (“Alternative A”) of the Plan of Reorganization.  In connection therewith, Moon shall keep Clover reasonably informed regarding the filing of any ruling request and discussions relating thereto, shall notify Clover of any representations made in such ruling request that would be binding on the SpinCo Group if the ruling is obtained, and shall notify Clover if the ruling is obtained.  If it is determined that a ruling cannot be obtained or it is no longer desirable to obtain such ruling, Moon shall implement Steps 12A through 12D (“Alternative B”) of the Plan of Reorganization, unless Moon determines to pursue another alternative with respect to the distribution of SpinCo by Moon, in which case unless Moon (i) provides Clover with a statement from Moon’s Irish tax counsel that is reasonably acceptable to Clover, based on advice of Clover’s Irish tax counsel, that Moon’s Irish tax counsel expects to deliver the opinion described in Section 7.3(b)(ii) of the Merger Agreement relating to clause (b) of the definition of Tax-Free Status of the External Transactions (as defined in the Merger Agreement) and provides Clover with sufficient detail of such alternative such that Clover’s Irish tax counsel may make such determination and (ii) such alternative otherwise satisfies the criteria for a Permitted Reorganization Amendment, such other alternative shall not be implemented without the prior written consent of Clover (such consent not to be unreasonably withheld, delayed or conditioned).
(e)           SpinCo hereby waives compliance by each and every member of the Moon Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.
(f)            Moon hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Moon Group.
(g)           The Parties acknowledge and agree that as between the Moon Group and the SpinCo Group, on the one hand, and any third Person asserting a Liability against a member of the Moon Group or the SpinCo Group, on the other hand, nothing in this Agreement shall be interpreted to grant such third Person rights to assert such Liability against any legal entity within the Moon Group or the SpinCo Group that would not be subject to such Liability absent this Agreement.
Section 2.2            Allocation of Assets.
(a)           For purposes of this Agreement, “SpinCo Assets” shall mean the following Assets (without duplication and excluding any Intellectual Property Rights from each clause below other than clause (vi)), except for Excluded Assets:
(i)          the Assets listed or described on Schedule 2.2(a)(i);
(ii)          the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Moon, listed in Schedule 2.2(a)(ii) (provided that Schedule 2.2(a)(ii) may be updated in accordance with the Plan of Reorganization to add or remove Persons on such schedule) or otherwise contemplated to be part of SpinCo Group pursuant to the Reorganization (which, for the avoidance of doubt, following the consummation of the PFS Acquisition, shall include the PFS Group);
(iii)          (A) the SpinCo Contracts and (B) any Shared Contracts to the extent allocated to SpinCo pursuant to Section 2.7;

(iv)          the Assets reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for the SpinCo Business or any member of the SpinCo Group or the Moon Group subsequent to the date of the SpinCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet if prepared on a consistent basis, subject to any acquisitions or dispositions of Assets subsequent to the date of the SpinCo Balance Sheet as may be expressly permitted under or consented to by Clover in accordance with the Merger Agreement and this Agreement, but in all events excluding all cash and cash equivalents (except for SpinCo Cash in excess of the Minimum Cash Amount or as expressly otherwise provided in the Transaction Documents); provided, that upon delivery of the Audited Financial Statements pursuant to the Merger Agreement, each reference to the SpinCo Balance Sheet in this Section 2.2(a)(iv) shall be deemed to instead refer to the balance sheet as of December 31, 2018 included in the Audited Financial Statements;
(v)          the SpinCo Cash up to the Minimum Cash Amount (to the extent taken into account in the determination of SpinCo Cash Amount in the Final Adjustment Amount pursuant to Section 2.9) and all bank accounts, lock boxes and other deposit arrangements exclusively used in, held for use in or related to the SpinCo Business;
(vi)          the SpinCo IP, including all Moon Trademarks, together with any and all rights to sue and recover for past, present and future infringement, misappropriation or other violation thereof and all remedies associated therewith;
(vii)          subject to Section 7.3 (including any limitations or obligations of any member of the SpinCo Group thereunder), to the terms of the applicable Insurance Policies and the Tender Agreement, the rights of any member of the SpinCo Group under any occurrence-based Insurance Policies of Moon or its Subsidiaries (as applicable) in place prior to the Distribution Date under which SpinCo or any other member of the SpinCo Group is insured (the “Pre-Closing Occurrence-Based Policies”) (it being understood that any retrospective premiums, deductibles or other similar obligations arising from any claim(s) by or on behalf of any SpinCo Group member under such Pre-Closing Occurrence-Based Policies shall be borne by the SpinCo Group); provided further that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of any or all of such Pre-Closing Occurrence-Based Insurance Policies themselves (as distinguished from a grant of a right to access coverage under such Pre-Closing Occurrence Based Policies for the Assumed Liabilities, as provided in Section 7.3), to SpinCo or any member of the SpinCo Group;
(viii)          (A) the offices, manufacturing facilities and other owned real property allocated to a member of the SpinCo Group pursuant to the Real Estate Matters Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the SpinCo Group pursuant to the Real Estate Matters Agreement, in each case, subject to the terms and conditions of the Real Estate Matters Agreement;
(ix)          fixtures, machinery, equipment, tools, automobiles, trucks and other transportation equipment, office equipment, tangible IT Assets, furnishings and other tangible property located at a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the SpinCo Group pursuant to the Real Estate Matters Agreement, and which is not subject to a site division, a lease or sublease back to a member of the Moon Group as of the Distribution Time (a “SpinCo Site”), but excluding the items listed on Schedule 2.2(a)(ix) (in each case excluding any such tangible property owned by Persons other than Moon and its Subsidiaries as of immediately prior to the Distribution Time; provided that personal computers and other personal equipment shall be retained by the Party who, following the Distribution Time, retains the services of the applicable Service Provider who, prior to the Distribution Time, used such personal computer);
(x)          originals or, to the extent originals are not available by reason other than that such originals are Excluded SpinCo Business Records, copies of all SpinCo Business Records that are located at a SpinCo Site and copies of all other SpinCo Business Records (but not, for the avoidance of doubt, such SpinCo Business Records themselves);
(xi)          all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to SpinCo or any other member of the SpinCo Group; and
(xii)          all Assets owned or held immediately prior to the Distribution Time by Moon or any of its Subsidiaries primarily used in, held for use in or related to the SpinCo Business provided that no Asset shall be deemed to be a SpinCo Asset solely as a result of this clause (xiii) if such Asset is within the category or type of Asset expressly covered by (1) another subsection of this Section 2.2(a), (2) a subsection of Section 2.2(b) or (3)  by the terms of another Transaction Document.
(b)           For the purposes of this Agreement, “Excluded Assets” shall mean the following Assets that are owned, leased or licensed, at or prior to the Distribution Time, by Moon or any of its Subsidiaries (without duplication):
(i)          the Assets listed or described on Schedule 2.2(b)(i);
(ii)          all cash and cash equivalents (except for SpinCo Cash up to the Minimum Cash Amount or as expressly otherwise provided in the Transaction Documents);
(iii)          (A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Moon that are not members of the SpinCo Group and (B) the shares of capital stock of, or any other equity or ownership interests in, the entities held by Moon that are not members of the SpinCo Group;
(iv)          (A) except as provided in clause (B), other Contracts that are not primarily related to the SpinCo Business and (B) any Shared Contracts, to the extent not allocated to SpinCo pursuant to Section 2.7;
(v)          all Moon IP;
(vi)          (A) the offices, manufacturing facilities and other owned real property allocated to a member of the Moon Group pursuant to the Real Estate Matters

Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Moon Group pursuant to the Real Estate Matters Agreement in each case, subject to the terms and conditions of the Real Estate Matters Agreement;
(vii)          the Excluded SpinCo Records;
(viii)          all Permits that by their terms are not transferable; and
(ix)          all other Assets (A) that are not included as SpinCo Assets pursuant to Section 2.2(a) or (B) that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by Moon or any other member of the Moon Group.
Section 2.3            Allocation of Liabilities.
(a)           For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities (without duplication):
(i)          [reserved];
(ii)          all Liabilities to the extent relating to, arising out of or resulting from:
(A)          the operation of the SpinCo Business, as conducted at any time before, at or after the Distribution Time;
(B)          the operation of any business conducted by any member of the SpinCo Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to such business);
(C)          the SpinCo Assets; or
(D)          any Environmental Condition or any matter subject to or regulated by Environmental Law, in each case whether before, at or after the Distribution Time and in each case to the extent relating to, arising out of or resulting from (i) any properties (or the portion thereof if shared with the Moon Group) owned, leased or occupied by any member of the SpinCo Group from and after the Distribution Time; (ii) the ownership, occupancy or use of any property included in the SpinCo Assets; or (iii) the presence on or Release of Hazardous Materials on or from any property included in the SpinCo Assets; (iv) the conduct or operation of the SpinCo Business (other than at a property of any member of the Moon Group following the Distribution Time); or (v) the use, treatment, Release, handling, transportation or disposal of Hazardous Materials by the SpinCo Business or by or on behalf of any member of the SpinCo Group (other than at a property of any member of the Moon Group following the Distribution Time);

(iii)          the Liabilities reflected as liabilities or obligations of the SpinCo Business in the SpinCo Balance Sheet or the accounting records supporting such balance sheet (including, for the avoidance of doubt, all accounts payable and deferred revenue reflected therein), and all Liabilities arising or assumed after the date of the SpinCo Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet if prepared on a consistent basis (including, in any event, all Liabilities of SpinCo under the Total SpinCo Debt), subject, in each case, to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided, that upon delivery of the Audited Financial Statements pursuant to the Merger Agreement, each reference to the SpinCo Balance Sheet in this Section 2.3(a)(iii) shall be deemed to instead refer to the balance sheet as of December 31, 2018 included in the Audited Financial Statements;
(iv)          the Liabilities arising out of or resulting from (A) the Total SpinCo Debt, (B) capitalized and operating lease obligations related to the SpinCo Business as of the Distribution Date to the extent such capitalized and operating leases are SpinCo Assets or (C) the SpinCo Indebtedness (to the extent taken into account in the determination of SpinCo Indebtedness in the Final Adjustment Amount pursuant to Section 2.9); and
(v)          all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement or any of the other Transaction Documents.
(b)           For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):
(i)          the Liabilities listed or described on Schedule 2.3(b)(i);
(ii)          all Liabilities of Moon or its Subsidiaries to the extent (A) such Liabilities are not SpinCo Liabilities or (B) relating to, arising out of or resulting from any disposed or discontinued business or operations of Moon and its Subsidiaries as of the Distribution Time, other than disposed or discontinued business or operations that were part of CTS, Club Car, FMT or the PFS Business, including any divested assets, operations or discontinued product lines of those strategic business units;
(iii)          all Liabilities, whether presently in existence or arising after the date of this Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any member of the Moon Group or, to the extent the relevant engagement was entered into prior to the Distribution Time, any member of the SpinCo Group, in each case in connection with the transactions contemplated by this Agreement or the Transaction Documents (other than, for the avoidance of doubt, to the extent otherwise provided in the Merger Agreement or any Transaction Document); provided that the foregoing shall not include any fees, commissions or expenses with respect to the Total SpinCo Debt;

(iv)          all Liabilities to the extent relating to, arising out of or resulting from the indemnification of any director, officer, manager, agent or employee of Moon or any of its Affiliates who was a director, officer, manager, agent or employee of Moon or any of its Affiliates (including the SpinCo Group) on or prior to the Distribution Time to the extent such director, officer, manager, agent or employee is or becomes a named defendant in any shareholder derivative suit brought by shareholders of Moon against Moon arising from the transactions contemplated by this Agreement or the Merger Agreement, including the One-Step Spin-Off, the Exchange Offer or the Clean-Up Spin-Off, with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations;
(v)          all Asbestos Liabilities, whether arising before or after the Distribution Time, including those relating to, arising out of or resulting from CTS, Fluid Management or any former products or business lines of similar application or end use made, sold or serviced by any such business, or former locations of any such business that made, sold or serviced such products or business lines (“Excluded Asbestos Liabilities”), but not including the Specified Asbestos Liabilities;
(vi)          all Liabilities to the extent relating to, arising out or resulting from any Environmental Condition or any matter subject to or regulated by Environmental Law, in each case whether before, at or after the Distribution Time and in each case to the extent relating to, arising out of or resulting from; (A) the ownership, occupancy or use of any property of Moon Group; or (B) the use, treatment, Release, handling, transportation or disposal of Hazardous Materials on or from any property of the Moon Group; and
(vii)          all other Liabilities of Moon and its Subsidiaries that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Moon or any other member of the Moon Group, and all agreements, obligations and other Liabilities of Moon or any member of the Moon Group under this Agreement or any of the other Transaction Documents.
Section 2.4            Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected at or Prior to the Distribution Time.
(a)           Subject to Section 2.4(d), to the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the SpinCo Group at or prior to the Distribution Time, or is owned or held by a member of the SpinCo Group after the Distribution Time, from and after the Distribution Time:
(i)          SpinCo shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Moon or certain of its Subsidiaries designated by Moon, and Moon or such Subsidiaries shall accept from SpinCo and its applicable Subsidiaries, all of SpinCo’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets (in the case of the Moon IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement); and

(ii)          Moon and/or its Subsidiaries designated by Moon shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.
(b)           In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities provided for in Section 2.4(a)(i) and Section 2.4(a)(ii) and the other Transaction Documents and without any additional consideration therefor: (i) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Moon and its Subsidiaries, and (ii) Moon shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Moon or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Distribution SpinCo Transfer Documents.”
(c)           To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.
(d)           If and to the extent that the valid, complete and perfected transfer or assignment to the Moon Group of any Excluded Assets or the assumption by the Moon Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time, then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the Moon Group of such Excluded Assets or the assumption by the Moon Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities for all other purposes of this Agreement.
(e)           If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement or other Transaction Documents is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the SpinCo Group retaining such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset in trust for the use and benefit of the member of the Moon Group entitled thereto (at the expense of the member of the Moon Group entitled thereto) and retain such Excluded Liability for the account of the member of the Moon Group and otherwise enter into mutually acceptable arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such Excluded Assets or Excluded Liability to the Moon Group. In addition, the member of the SpinCo Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Moon Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Moon Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Distribution Time to the Moon Group. Except to the extent otherwise required by applicable Law, each of Moon and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Excluded Asset and any Excluded Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.4(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) subject to the terms and conditions of the Tax Matters Agreement, file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.
(f)            If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.
(g)           Any member of the SpinCo Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Moon or the member of the Moon Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Moon or the member of the Moon Group entitled to such Excluded Asset or Excluded Liability.
Section 2.5            Transfer of SpinCo Assets and Assumption of SpinCo Liabilities Not Effected at or Prior to the Distribution Time.

(a)           Subject to Section 2.5(d), to the extent any SpinCo Asset is transferred or assigned to, or any SpinCo Liability is assumed by, a member of the Moon Group at or prior to the Distribution Time, or is owned or held by a member of the Moon Group after the Distribution Time, from and after the Distribution Time:
(i)          Moon shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to SpinCo or certain of its Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from Moon and its applicable Subsidiaries, all of Moon’s and such Subsidiaries’ respective right, title and interest in and to such SpinCo Assets (in the case of the SpinCo IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement and Trademark License Agreement); and
(ii)          SpinCo and/or its Subsidiaries designated by SpinCo shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such SpinCo Liabilities in accordance with their respective terms.
(b)           In furtherance of the assignment, transfer, conveyance and delivery of SpinCo Assets and the assumption of SpinCo Liabilities provided for in Section 2.5(a)(i) and Section 2.5(a)(ii) and the other Transaction Documents and without any additional consideration therefor, and except with respect to matters addressed by the Intellectual Property Matters Agreement: (i) Moon shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Moon’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets to SpinCo and its Subsidiaries, and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Distribution Moon Transfer Documents.”
(c)           To the extent that the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.
(d)           If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Assets or assumption by the SpinCo Group of any SpinCo Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.
(e)           If any transfer or assignment of any SpinCo Asset or any assumption of any SpinCo Liability intended to be transferred, assigned or assumed under this Agreement or the other Transaction Documents is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Moon Group retaining such SpinCo Asset or such SpinCo Liability, as the case may be, shall thereafter hold such SpinCo Asset in trust for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) and retain such SpinCo Liability for the account of the member of the SpinCo Group and otherwise enter into mutually acceptable arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such SpinCo Assets or SpinCo Liability to the SpinCo Group. In addition, the member of the Moon Group retaining such SpinCo Asset or such SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Asset or SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such SpinCo Asset is to be transferred or assigned, or which will assume such SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in the same position as if such SpinCo Asset or SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such SpinCo Asset or SpinCo Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such SpinCo Asset or SpinCo Liability, as the case may be, are to inure from and after the Distribution Time to the SpinCo Group. Except to the extent otherwise required by applicable Law, each of Moon and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any SpinCo Asset and any SpinCo Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.5(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) subject to the terms and conditions of the Tax Matters Agreement, file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.
(f)            If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SpinCo Asset or the deferral of assumption of any SpinCo Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability have been removed, the transfer or assignment of the applicable SpinCo Asset or the assumption of the applicable SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g)           Any member of the Moon Group retaining a SpinCo Asset or SpinCo Liability due to the deferral of the transfer or assignment of such SpinCo Asset or the deferral of the assumption of such SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by SpinCo or the member of the SpinCo Group entitled to the SpinCo Asset or SpinCo Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such SpinCo Asset or SpinCo Liability.
Section 2.6            Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.
(a)           Except as set forth in Section 2.6(b), in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and Moon and each member of the Moon Group, on the other hand, hereby terminate, effective as of the Distribution Time and in accordance with applicable Law, any and all Contracts and intercompany Liabilities (subject to Section 2.6(c) below), whether or not in writing, and whether or not such subject Contract constitutes a SpinCo Material Contract, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Moon and/or any member of the Moon Group, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time (collectively, the “Intercompany Obligations”). No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Distribution Time, no member of either the Moon Group or SpinCo Group shall have any rights or obligations thereunder and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Obligations as provided in Section 2.6(c). Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)          The provisions of Section 2.6(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):
(i)          this Agreement, the other Transaction Documents and the Merger Agreement (and each other Contract expressly contemplated by this Agreement, any other Transaction Document or the Merger Agreement to be entered into or continued by the Parties or any of the members of their respective Groups after the Distribution Time);
(ii)          any Contracts to which any Person, other than the Parties and their respective wholly owned Subsidiaries, is a party;
(iii)          any confidentiality or non-disclosure agreements among any members of the SpinCo Group, any members of the Moon Group and any of their respective employees, including any obligation not to disclose privileged information; and
(iv)          any Contract listed on Schedule 2.6(b)(iv).

(c)           Any intercompany payables or receivables between the SpinCo Business and the Moon Business shall be eliminated, by discharge or otherwise, cancelled in their entirety, effective immediately prior to the Distribution Time by the member owing such amount (except for any such intercompany payables or receivables arising pursuant to a Transaction Document, which shall instead be settled in accordance with the terms of such Transaction Document).
Section 2.7             Shared Assets; Shared Contracts.
(a)           The Parties shall use their reasonable best efforts to separate, as soon as practicable and to the extent practicable prior to the Distribution Time, the Shared Assets into separate Assets so that the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the SpinCo Business on substantially the same terms and conditions applicable to the SpinCo Business immediately prior to the Distribution Time with respect to such Shared Asset, and Moon will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the Moon Business on substantially the same terms and conditions applicable to the Moon Business immediately prior to the Distribution Time with respect to such Shared Assets; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any Approvals or Notifications necessary to effect such separation of Shared Assets. If any third party that is entitled to consent to the separation of the Shared Asset has not provided such consent or if the separation of a Shared Asset has not been completed as of the Distribution Date for any other reason, then the Parties shall use their reasonable best efforts to develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the SpinCo Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of any such Shared Asset related to the SpinCo Business and to pass along to, and make available for use by, the Moon Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of the Shared Asset related to the Moon Business, as the case may be. No member of the Moon Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Asset related to the SpinCo Business and no member of the SpinCo Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Asset related to the Moon Business. If and when any such consent is obtained, the Shared Asset will be separated in accordance with this Section 2.7. The obligations set forth in this Section 2.7 shall terminate on the date that is twenty-four (24) months after the Distribution Date.
(b)           The Parties shall use their reasonable best efforts to identify and partially assign or otherwise separate, as soon as practicable and to the extent practicable prior to the Distribution Time, the Shared Contracts into separate contracts so that the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the SpinCo Business on substantially the same terms and conditions applicable to the SpinCo Business immediately prior to the Distribution Time under such Shared Contract, and Moon will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the Moon Business on substantially the same terms and conditions applicable to the Moon Business immediately prior to the Distribution Time with respect to such Shared Contracts (it being understood that Shared Contracts may include volume-based pricing or other incentive mechanisms or pricing benefits that will not be retained); provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any Approvals or Notifications necessary to effect such separation of Shared Contracts. If a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the separation of the Shared Contract has not provided such consent or if the separation of a Shared Contract has not been completed as of the Distribution Date for any other reason, then the Parties shall use their reasonable best efforts to promptly develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the SpinCo Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of any such Shared Contract related to the SpinCo Business and to pass along to, and make available for use by, the Moon Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of the Shared Contract related to the Moon Business, as the case may be. No member of the Moon Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Contract related to the SpinCo Business and no member of the SpinCo Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Contract related to the Moon Business. If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 2.7. With respect to each Shared Contract, the obligations set forth in this Section 2.7 shall terminate upon the date that is twenty four (24) months after the Distribution Date.
(c)           Without limiting the foregoing, pending the separation of each Shared Asset or Shared Contract, the Parties shall (and shall cause their respective Subsidiaries to) use their reasonable best efforts to maintain good relations with any obligees or other counterparties in connection with such Shared Asset or Shared Contract, keep such Shared Asset in good condition (ordinary course wear and tear excepted) and, in the case of Shared Contracts, comply in all material respects with the terms thereof and refrain from voluntarily terminating such Shared Contract.
(d)           Except to the extent otherwise required by applicable Law, each of Moon and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat the portion of each Shared Asset and each Shared Contract the rights and benefits of which inure to it or a member of its Group as Assets owned by, and/or Liabilities of, as applicable, it or the members of its Group, as applicable, as of no later than immediately prior to the Effective Time, and (ii) subject to the terms and conditions of the Tax Matters Agreement, file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.
Section 2.8             Certain Adjustment.
(a)            Certain Definitions.

(i)          “Closing Working Capital” means, as of immediately prior to the Distribution Time, (A) all SpinCo Assets constituting “current” assets, in each case, as set forth in the applicable line items identified and adjusted in the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i), but excluding any SpinCo Cash, minus (B) all SpinCo Liabilities constituting “current” liabilities, in each case, as set forth in the applicable line items identified and adjusted in the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i), in each of the foregoing cases, prepared in accordance with the Accounting Principles (it being understood that (1) the working capital of the PFS Business shall be included if, and only if, the PFS Acquisition is consummated prior to the Distribution Time, (2) the working capital of the PFS Business shall be calculated separately (as set forth on Schedule 2.8(a)(i)) and (3) the applicable line items identified under the heading “Conforming Adjustments for PFS Business” on Schedule 2.8(a)(i) shall be adjustments solely with respect to the PFS Business).
(ii)          “Monthly Working Capital” means Closing Working Capital, except (1) the reference in the definition of Closing Working Capital to “immediately prior to the Distribution Time” shall be deemed to be references to “the end of such calendar month”.
(iii)          “SpinCo Cash Amount” means the aggregate amount of cash and cash equivalents, determined in accordance with the Accounting Principles, in accounts held by a member of the SpinCo Group as of immediately prior to the Distribution Time (the “SpinCo Cash”), reduced by (A) Insurance Proceeds received after the date of the SpinCo Balance Sheet that were generated by Assets that, had the event giving rise to such Insurance Proceeds not occurred, would have been SpinCo Assets (to the extent not previously applied to replace or repair a SpinCo Asset), (B) any cash and cash equivalents received as proceeds of any capital asset divestiture by the SpinCo Business outside the ordinary course of business after the date hereof, (C) any cash deposits, cash or cash equivalents held in escrow accounts and any other cash or cash equivalents that is not immediately available on an unrestricted basis to be used for the payment of obligations and (D) overdrafts and outstanding checks, wire transfers and drafts issued by a member of the SpinCo Group but not yet cleared.
(iv)          “Adjustment Amount” means the amount, which may be positive or negative, equal to the sum of:
(A)          if the Closing Working Capital is greater than the Final Target Working Capital, the absolute value of the amount of the difference between Closing Working Capital and the Final Target Working Capital,
(B)          if the Closing Working Capital is less than the Final Target Working Capital, minus the absolute value of the amount, by which Closing Working Capital is less than the Final Target Working Capital,
(C)          minus SpinCo Indebtedness as of immediately prior to the Distribution Time,
(D)          minus the absolute value of the amount by which the SpinCo Cash Amount is less than the Minimum Cash Amount.

(v)          “Final Target Working Capital” means the Target Working Capital as finally determined pursuant to this Section 2.8 (whether by failure of SpinCo to deliver a Target Working Capital Notice of Objection, by agreement of Moon and SpinCo or by determination of the Unaffiliated Accounting Firm).
(b)           Determination of Target Working Capital.
(i)          No later than fifteen (15) days following the completion of the Audited Financial Statements, Moon shall deliver to SpinCo and Clover a written statement, prepared in good faith, setting forth the Monthly Working Capital for each calendar month during the twelve (12) full calendar month period ended immediately prior to such time (the “Preliminary Monthly Working Capital Statement) (provided that the working capital of the PFS Business shall be included in the Preliminary Monthly Working Capital Statement if, and only if, the PFS Acquisition is consummated prior to its preparation).  The Preliminary Monthly Working Capital Statement (including each month presented) shall be prepared in accordance with the Accounting Principles (except the references therein to “Closing Working Capital” shall be deemed to be references to “Monthly Working Capital for each such calendar month”).  The Parties acknowledge that the Preliminary Monthly Working Capital Statement is for informational purposes only.
(ii)          No later than ninety (90) days after the Effective Time, Moon shall deliver to SpinCo a written statement setting forth the following calculations and information:
(A)          a schedule of the Monthly Working Capital for each calendar month during the twelve (12) full calendar month period ended with the last completed month for the last completed quarter immediately prior to the Effective Time (or if the Effective Time occurs on a date that is a quarter end, such quarter end), which shall be prepared (including each month presented) in accordance with the Accounting Principles (except the references therein to “Closing Working Capital” shall be deemed to be references to “Monthly Working Capital for each such calendar month”); and
(B)          a calculation of an average equal to (i) the sum of the Monthly Working Capital for the each of the twelve (12) full calendar months ended with the last completed month for the last completed quarter immediately prior to the Effective Time (or if the Effective Time occurs on a date that is a quarter end, such quarter end), divided by (ii) 12 (the “Target Working Capital”).
(c)           Closing Statement.
(i)          At least ten (10) Business Days in advance of the Distribution Date, Moon shall prepare and deliver to SpinCo and Clover a written statement for their review, prepared in accordance with Schedule 2.8(a)(i) and otherwise calculated in accordance with the Accounting Principles (the “Estimated Closing Statement”), setting forth Moon’s good-faith calculations of an estimate of the Closing Working Capital, SpinCo Cash Amount and SpinCo Indebtedness, together with reasonable supporting detail.  During the period after delivery of such Estimated Closing Statement and prior to the Effective Time, Moon and SpinCo shall cooperate in good faith with Clover in connection with its review.  The Parties acknowledge that the Estimated Closing Statement will be for information purposes only.
(ii)          No later than one-hundred (100) days after the Effective Time, Moon shall prepare and deliver to SpinCo (A) the combined unaudited balance sheet of the SpinCo Business as of immediately prior to the Distribution Time, prepared in accordance with the Accounting Principles and (B) a written statement for SpinCo’s and Clover’s review, prepared in accordance with Schedule 2.8(a)(i) and otherwise calculated in accordance with the Accounting Principles (the “Closing Statement”), setting forth Moon’s good-faith calculations of the Closing Working Capital, the SpinCo Cash Amount, the SpinCo Indebtedness, the Target Working Capital, together with reasonable supporting detail.
(iii)          Each Party shall make available to the other Party, Clover and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents, personnel and work papers (subject to, in the case of independent accountant work papers, the other Party or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) in the possession of such Party and reasonably requested by such other Party in connection with the preparation and review of the Closing Statement, the determination of the Disputed Items, the preparation of the Notice of Objection and the other matters contemplated by this Section 2.8.
(d)           Disputes.
(i)          In the event SpinCo disputes the correctness of the Closing Working Capital, the SpinCo Cash Amount, the SpinCo Indebtedness and the Target Working Capital (or any component thereof) as set forth in the Closing Statement, SpinCo shall deliver to Moon a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that SpinCo reasonably believes is the correct amount for each disputed item (such statement, the “Notice of Objection”) within ninety (90) days after receipt of the Closing Statement, and shall set forth, in writing and in reasonable detail, the reasons for SpinCo’s objections.
(ii)          If SpinCo timely delivers a Notice of Objection in accordance with Section 2.8(d)(i), only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Closing Statement, shall be final, conclusive and binding upon the Parties. If SpinCo does not deliver a Notice of Objection before the conclusion of the ninety (90)-day period referred to in Section 2.8(d)(i), the Closing Statement shall be final, conclusive and binding upon the Parties and SpinCo shall be deemed to have agreed with all items and amounts contained in the Closing Statement. Moon and SpinCo shall endeavor in good faith to resolve any Disputed Items within sixty (60) days after Moon’s receipt of the Notice of Objection (the “Resolution Period”).
(iii)          If Moon and SpinCo are unable to resolve any Disputed Item during the Resolution Period, Moon and SpinCo jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage KPMG (or, if KPMG is not available or unwilling to serve in such capacity, an internationally recognized independent accounting firm, which firm shall not be the then regular auditors of

Moon, SpinCo or Clover) (the firm so engaged, the “Unaffiliated Accounting Firm”), to resolve the Disputed Items in a manner consistent with this Section 2.8. Promptly after joint engagement of the Unaffiliated Accounting Firm, Moon and SpinCo shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Closing Statement and the Notice of Objection and all other documentary materials and analyses that SpinCo or Moon, as applicable, believes may be relevant to resolution of the Disputed Items. Each of Moon and SpinCo shall deliver to the Unaffiliated Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the Disputed Items (which position may not be outside of the range between the respective amounts set forth in the Closing Statement and the Notice of Objection) within ten (10) Business Days of the engagement of such Unaffiliated Accounting Firm. Each of Moon and SpinCo shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within ten (10) Business Days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm. In no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have thirty (30) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.8 and to deliver its reasoned written determination with respect to each of the Disputed Items submitted to it for resolution, as well as its determination of each component of the Adjustment Amount that was a Disputed Item. The Unaffiliated Accounting Firm shall resolve Disputed Items submitted to it based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual Disputed Items were prepared in accordance with Schedule 2.8(a)(i) and otherwise in accordance with the Accounting Principles.  The resolution of such Disputed Items by the Unaffiliated Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Moon and SpinCo and (iii) shall constitute an arbitral award.  The determination of the Unaffiliated Accounting Firm in respect of each Disputed Item shall be final, conclusive and binding on Moon and SpinCo and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.
(iv)          The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be allocated between the Parties based upon the ratio which the aggregate amount of the Disputed Items (other than the Target Working Capital) awarded to SpinCo bears to the aggregate amount of the Disputed Items contested by SpinCo. For example, if SpinCo claims that the SpinCo Indebtedness is $1,000 greater (in SpinCo’s favor) than the SpinCo Indebtedness determined by Moon, and if the Unaffiliated Accounting Firm ultimately resolves the Disputed Items by awarding to SpinCo $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to Moon and 70% (i.e., $700 ÷ $1,000) to SpinCo.

(e)           Final Adjustment.  The Adjustment Amount, as finally determined pursuant to this Section 2.8 (whether by failure of SpinCo to deliver a Notice of Objection, by agreement of Moon and SpinCo or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Adjustment Amount”.
(f)            Not later than five (5) Business Days after the determination of the Final Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:
(i)          If the Final Adjustment Amount is a positive number, then such amount shall be paid by the SpinCo Borrower to Moon LuxCo or, with the agreement of Moon, another entity in the Moon Group; and
(ii)          If the Final Adjustment Amount is a negative number, then such amount shall be paid by Moon LuxCo to the SpinCo Borrower.
Any payment pursuant to this Section 2.8(f) shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income Tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.
(g)           If the SpinCo Cash Amount is greater than the SpinCo Minimum Cash Amount, SpinCo shall, following the Closing and as requested by Moon, assign, transfer, convey and deliver cash in an aggregate amount equal to such excess to Moon LuxCo or as otherwise directed by Moon; provided that, to the extent any member of the SpinCo Group would incur costs (including any Taxes) in transferring such cash as instructed by Moon, SpinCo shall inform Moon of the amount of such costs and, if Moon elects to proceed with the requested transfer, Moon shall bear such cost.
Section 2.9            Bank Accounts.
(a)           Moon and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”), so that such SpinCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Moon or any other member of the Moon Group (collectively, the “Moon Accounts”) are de-linked from such Moon Accounts.
(b)           Moon and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Moon Accounts so that such Moon Accounts, if currently linked to any SpinCo Account, are de-linked from such SpinCo Accounts.
(c)           With respect to any outstanding checks issued by Moon, SpinCo or any of their respective Subsidiaries prior to the Distribution Time, such outstanding checks shall be honored from and after the Distribution Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Transaction Document.
(d)           As between Moon and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Distribution Time by either Party (or member of its Group) to which the other Party (or member of its Group) is entitled under this Agreement shall be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, within sixty (60) days of receipt by such receiving Party of any such payment or reimbursement, such receiving Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party or the applicable member of the other Party’s Group, the amount of such payment or reimbursement without right of setoff.
Section 2.10           Disclaimer of Representations and Warranties. EACH OF MOON (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MOON GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP AND THE CLOVER GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS, AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD OR MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
Section 2.11           Post-Distribution Communications. After the Distribution Time, each Party or any member of its Group may receive mail, packages and other communications properly belonging to the other Party or any member of its Group. At all times after the

Distribution Time, each Party and the members of its Group are hereby authorized to receive and open all mail, packages and other communications received by such Party or member that belongs to the other Party or any members of its Group, and to the extent that such mail, packages or other communications do not relate to the business of the receiving Party or member, the receiving Party or member shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or member, copies thereof) to the other Party as provided for in Section 9.5. The provisions of this Section 2.11 are not intended to, and shall not, be deemed to, constitute an authorization by any Party to permit the other to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
Section 2.12           Cooperation. Except as expressly provided by this Agreement, the Merger Agreement or the other Transaction Documents, including Section 2.1(d), (a) prior to the Distribution Date, Moon shall keep Clover reasonably informed on a current basis and furnish Clover with information relating to the determination of the Assets that are proposed to be transferred to, and Liabilities that are proposed to be assumed by, the SpinCo Group under any Transaction Document, and (b) to the extent any Transaction Documents or exhibits or schedules thereto are to be completed following the date hereof, Moon and SpinCo shall consult with Clover in good faith regarding the terms and conditions to be included in such documents, exhibits or schedules, give Clover a reasonable opportunity to comment on such documents, exhibits or schedules including on any additions or modifications to such documents, take such comments into account in good faith in finalizing such documents, exhibits or schedules; provided that Moon and SpinCo shall not finalize such documents, exhibits or schedules without the prior written consent of Clover (such consent not to be unreasonably withheld, conditioned or delayed), except if a different standard for consent is specified elsewhere in this Agreement or in the Merger Agreement or the other Transaction Documents, in which case, such standard shall apply in respect of such consent.
Section 2.13           Certain IT Matters. Moon and SpinCo will, and will cause their respective Groups to, use their reasonable best efforts to take the actions and shall pay, or will cause their respective Groups to pay, the costs to be borne by their respective Groups, as set forth in Schedule 2.13.

Section 2.14           FX and Hedging Arrangements. Moon shall use reasonable best efforts to ensure that, as of immediately prior to the Distribution Time, no member of the SpinCo Group is a party to any hedging-related transaction (including any swap, exchange, derivative, rate, forward, hedge or other similar transactions or any combination of any of the foregoing or any  options to enter into any of the foregoing) (“Hedging Transactions”) or any Contracts or confirmations related thereto (“Hedging Contracts”) and that, as of immediately prior to the Distribution Time, all such Hedging Transactions and Hedging Contracts shall have been terminated, with no further force or effect.  For the avoidance of doubt, any Liabilities of SpinCo or any member of the SpinCo Group as a result of such termination shall constitute SpinCo Indebtedness.
Section 2.15           Specified Asbestos Liabilities. The Parties agree that the Specified Asbestos Liabilities shall not constitute SpinCo Liabilities and shall not be assumed by any member of the SpinCo Group.

ARTICLE III
THE DISTRIBUTION
Section 3.1            Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:
(a)           Securities Law Matters.
(i)          SpinCo shall cooperate with Moon to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Moon shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Moon in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.
(ii)          SpinCo shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state, foreign or other applicable securities Laws. Moon and SpinCo shall prepare and mail or otherwise make available, prior to the Distribution Date, to the holders of Moon Ordinary Shares, such information concerning SpinCo, Clover, their respective businesses, operations and management, the Distribution and such other matters as Moon shall reasonably determine and as may be required by applicable Law. Moon and SpinCo will prepare, and SpinCo will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Moon determines are necessary or desirable to effectuate the Distribution, and Moon and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Moon and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use their reasonable best efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
(b)           Financing. On or before the Distribution Date, subject to the terms and conditions of Section 7.7 of the Merger Agreement, SpinCo or a member of the SpinCo Group (such Person, the “SpinCo Borrower”) shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate available principal amount equal to $1,900,000,000, which indebtedness shall consist of borrowings on the terms and conditions contemplated by the Financing Commitment Letter (as defined in the Merger Agreement) (collectively, the “SpinCo Debt”). Between the date of this Agreement and prior to the Distribution Time, subject to the terms and conditions of Section 7.7 of the Merger Agreement, the SpinCo Borrower shall incur the SpinCo Debt and receive the proceeds thereof in order to fund the SpinCo Payment.
(c)           Contribution.  Prior to the Distribution, in consideration of the transfer of the SpinCo Assets contemplated by the Reorganization, (A) SpinCo shall issue to Moon or a member of the Moon Group additional shares of SpinCo Common Stock such that the number of shares of SpinCo Common Stock then outstanding shall be equal to the number of shares of SpinCo Common Stock necessary to effect the Distribution, and (B) the SpinCo Borrower shall pay to Moon LuxCo cash in an aggregate amount equal to $1,900,000,000 (the “SpinCo Payment”), in immediately available funds to one or more accounts designated by Moon; provided that if the PFS Acquisition has not been consummated prior to the Distribution Time (whether or not the PFS Acquisition Agreement has been terminated), the SpinCo Payment shall be decreased by $1,450,000,000.
(d)           Distribution Agent. Moon shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(e)           Satisfying Conditions to the Distribution. Moon and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver). In addition, and without limiting the generality of the foregoing, Moon shall use its reasonable best efforts to obtain an opinion from an independent appraisal firm to the Board of Directors of Moon (or a designated committee thereof) as to the solvency of SpinCo after giving effect to the SpinCo Payment and the consummation of the Contribution and the Distribution (the “Solvency Opinion”).
Section 3.2             Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by Moon, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a), which prior to the termination of the Merger Agreement may not be waived without Clover’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):
(a)           the Reorganization (including the SpinCo Payment) shall have been completed substantially in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);
(b)           the consummation or satisfaction of the actions set forth in Section 3.1(c); and
(c)           the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger.
Each of the foregoing conditions is for the sole benefit of Moon and shall not give rise to or create any duty on the part of Moon or its Board of Directors (or any committee thereof) to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit Moon’s rights of termination set forth in this Agreement or the Merger Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under Section 7.6 of the Merger Agreement.

Section 3.3            The Distribution.
(a)           Moon may elect, in its sole discretion, to effect the Distribution in the form of (i) a One-Step Spin-Off; or (ii) an Exchange Offer (including any Clean-Up Spin-Off), provided that (A) the economic value of the Merger to each of Moon and Clover is preserved, (B) the Exchange Offer (including any Clean-Up Spin-Off) does not create any material and adverse Tax consequences to Clover and (C) the Exchange Offer (including any Clean-Up Spin-Off) does not materially delay the consummation of the Distribution and the Merger.
(b)           If Moon elects to effect the Distribution in the form of a One-Step Spin-Off, then the Board of Directors of Moon (or a committee thereof), in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and Moon shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by Moon on the Distribution Date shall be distributed to the holders of record of Moon Ordinary Shares in the manner determined by Moon and in accordance with Section 3.3(f). To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.3(f), each holder of Moon Ordinary Shares on the Record Date shall be entitled to receive for each Moon Ordinary Share held by such holder on the Record Date a number of shares of SpinCo Common Stock equal to (i) the total number of shares of SpinCo Common Stock held by Moon on the Distribution Date, multiplied by (ii) a fraction, the numerator of which is the number of shares of Moon Ordinary Shares held by such holder on the Record Date and the denominator of which is the total number of shares of Moon Ordinary Shares outstanding on the Record Date.
(c)           If Moon elects to effect the Distribution as an Exchange Offer, Moon shall determine the terms of such Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Moon Ordinary Shares, the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer. In the event that Moon’s stockholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, all shares of SpinCo Common Stock held by Moon that are not exchanged pursuant to the Exchange Offer will be distributed as a dividend to Moon stockholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), so that Moon will be treated for U.S. federal income tax purposes as having distributed all of the shares of SpinCo Common Stock to the Moon stockholders. To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 3.3(f), each Moon stockholder may elect in the Exchange Offer to exchange a number of Moon Ordinary Shares held by such Moon stockholder for shares of SpinCo Common Stock. The terms and conditions of any Clean-Up Spin-Off will be as determined by Moon, subject to the provisions of Section 3.3(b), mutatis mutandis.
(d)          None of the Parties, nor any of their Affiliates hereto shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)          Moon, SpinCo, or the Distribution Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes as having been paid to the Persons otherwise entitled thereto.
(f)          Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Moon shall deliver to the Distribution Agent, a global certificate representing the SpinCo Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Moon stockholders that are entitled thereto and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. Upon a Clean-Up Spin-Off, if any, Moon shall deliver to the Distribution Agent an additional global certificate representing the SpinCo Common Stock being distributed in the Clean-Up Spin-Off for the account of the Moon stockholders that are entitled thereto and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. The Distribution Agent shall hold such certificate or certificates, as the case may be, for the account of the Moon stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement.
Immediately after the Distribution Time and prior to the Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock; provided, for the avoidance of doubt, that the exchange of such shares of SpinCo Common Stock for shares of Clover Common Stock pursuant to the Merger shall not be deemed a transfer subject to the foregoing restrictions. The Distribution shall be deemed to be effective upon written authorization from Moon to the Distribution Agent to proceed.
Section 3.4            Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, Moon and SpinCo shall take all necessary action required to increase the number of authorized shares of SpinCo Common Stock so that the SpinCo Common Stock then issued and outstanding shall equal the number of shares of SpinCo Common Stock necessary to effect the Distribution.
ARTICLE IV
ACCESS TO INFORMATION
Section 4.1            Access to Information.
(a)           Other than for matters related to the provision of Tax records (in which event the provision of the Tax Matters Agreement shall govern) until the sixth (6th) anniversary of the Distribution Date (or such longer period as such access by a Party is required under applicable Law), subject to Section 7.2, each of Moon and SpinCo, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs to (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) use in any judicial, regulatory, administrative or other Proceeding, in each case other than Adversarial Actions, (iv) satisfy financial or statutory audit, accounting or other similar requirements or (v) comply with its obligations (or confirm compliance by the other Parties with their obligations) under this Agreement, the Merger Agreement or any other Transaction Document (including with respect to the completion of the Reorganization after the date of this Agreement); provided that in the case of Information reasonably requested by a Party to satisfy its financial and statutory audit requirements, the access contemplated by this Section 4.1(a) shall extend until the tenth (10th) anniversary of the Distribution Date; provided, further, that in the event that any Party determines that any such provision of Information includes trade secrets or other commercially sensitive Information or could violate any Law, or breach any written Contract or waive any attorney-client privilege, attorney work-product protection or other applicable privilege or immunity, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such detriment or consequence.
(b)           Other than for matters related to the provision of Tax records (in which event the provision of the Tax Matters Agreement shall govern) until the sixth (6th) anniversary of the Distribution Date (or such longer period as such access by SpinCo is required under applicable Law), subject to Section 7.2, (i) SpinCo and its Representatives shall have access during regular business hours (as in effect from time to time) to any Information that relates to the SpinCo Business retained by or in the possession of any member of the Moon Group and (ii) SpinCo may obtain copies (but not originals unless it is a SpinCo Asset) of documents for bona fide business purposes. Nothing herein shall be deemed to restrict the access of any member of the Moon Group to any such documents or to impose any liability on any member of the Moon Group if any such documents are not maintained or preserved by Moon.
(c)           Other than for matters related to the provision of Tax records (in which event the provision of the Tax Matters Agreement shall govern), until the sixth (6th) anniversary of the Distribution Date (or such longer period as such access by Moon is required under applicable Law), subject to Section 7.2, (i) Moon and its Representatives shall have access during regular business hours (as in effect from time to time) to any Information that relates to the Moon Business retained by or in the possession of any member of the SpinCo Group and (ii) Moon may obtain copies (but not originals unless it is not a SpinCo Asset) of documents for bona fide business purposes. Nothing herein shall be deemed to restrict the access of any member of the SpinCo Group to any such documents or to impose any liability on any member of the SpinCo Group if any such documents are not maintained or preserved by SpinCo.
(d)           Without limiting the generality of the foregoing, until the second (2nd) Moon fiscal year-end occurring after the Distribution Date, each of Moon and SpinCo shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party (and in the case of SpinCo, Clover) to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K; (ii) the other Party’s (and in the case of SpinCo, Clover’s) accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of the other Party (and in the case of SpinCo, Clover), including, to the extent applicable to such Party (and in the case of SpinCo, Clover), its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder; and (iii) such other Party (and in the case of SpinCo, Clover) to respond to any request or official comment from a Governmental Authority, including in connection with responding to a comment letter from, or investigation by, the SEC; provided that in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 4.1(d) only until the matter relating to such comment letter or investigation is resolved.
Section 4.2             Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 4.1 shall be deemed to remain the property of the providing Party, except where such Information is an Asset of the requesting Party pursuant to the provisions of this Agreement, the Merger Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.
Section 4.3             Expense Reimbursement for Providing Information. The Party requesting Information pursuant to Section 4.1 agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses incurred by such other Party in connection with the provision of Information in response to the requesting Party.
Section 4.4             Record Retention.
(a)           To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement, from and after the Distribution Time, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the document retention policies of Moon or, in the case of SpinCo, Clover in effect as of the Distribution Time (including any Information that is subject to a “Litigation Hold” issued by either Party prior to the Distribution Time) or such other document retention policies as may be reasonably adopted by the applicable Party (and in the case of SpinCo, Clover) from and after the Distribution Time (provided that such other document retention policies at least provide for the retention of documents until the expiration of any applicable statute of limitations and as otherwise required by applicable Law).
(b)           Notwithstanding anything to the contrary herein, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information contemplated by Section 4.1(a) without first offering to deliver such Information to the other Party, at the other Party’s cost and expense; provided that (i) in the case of any Information relating to a pending or threatened Action that is known to a member of the Group in possession of such Information, the Parties shall comply with the requirements of the applicable “Litigation Hold” (provided that with respect to any pending or threatened Action arising after the Distribution Time, the requirements of this clause (i) shall apply only to the extent that the member of the Moon Group or the SpinCo Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action); and (ii) in no event shall a Party destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
(c)           In the event of either Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 6.1 and Section 6.2, shall not be liable to such other Party for any other Liabilities in connection therewith. Notwithstanding the foregoing, no Party shall have any Liability to any other Party if any Information is destroyed, provided that such Party has used its reasonable best efforts to comply with Section 4.4(a) and Section 4.4(b).
Section 4.5            Liability for Information Provided. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of fraud or willful misconduct by the Party providing such Information.
Section 4.6            Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Merger Agreement or any Transaction Document.
Section 4.7            Production of Witnesses and Records in Connection with an Action.
(a)           Notwithstanding anything to the contrary in Section 4.1, from and after the Distribution Time, except in the case of an adversarial Action by one Party against another Party, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other Information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other Information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith (which, for the avoidance of doubt, shall not include the costs and benefits of employees who are witnesses or any pro rata portion of overhead or other cost of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses).

(b)           The obligation of the Parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action by one Party against another Party.
(c)           In connection with any matter contemplated by this Section 4.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
(d)           For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1.
Section 4.8            Counsel; Privileges; Legal Materials.
(a)           In-house lawyers employed by Moon and its Subsidiaries prior to the Distribution Time (“Existing Moon Counsel”) have provided legal services to and jointly represented Moon and its Subsidiaries, including members of the Moon Group and the SpinCo Group. From and after the Distribution Time, certain Existing Moon Counsel will remain employees of one or more members of the Moon Group and provide legal services to and represent only the Moon Group (“Moon Counsel”), and certain Existing Moon Counsel will become employees of one or more members of the SpinCo Group and provide legal services to and represent only the SpinCo Group (“SpinCo Counsel”). From and after the Distribution Time, (i) Moon Counsel will represent only the Moon Group; (ii) SpinCo Counsel will represent only the SpinCo Group; and (iii) SpinCo Counsel and Moon Counsel will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to their respective clients. The Parties have previously been jointly represented by the Existing Moon Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Distribution Time in which a Party or another member of its Group was represented by any of the Existing Moon Counsel.
(b)           The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Information concerning general business matters related to the SpinCo Business and members of the SpinCo Group prior to the Distribution (excluding any Information concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing) (collectively, “General SpinCo Business Information”) shall be subject to a joint privilege and protection between the members of the Moon Group, on the one hand, and the members of the SpinCo Group, on the other hand. Moon and the members of the SpinCo Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) Moon without the prior written consent of SpinCo or (ii) any member of the SpinCo Group without the prior written consent of Moon; provided, however, that any such privileged communications or attorney-work product, whether arising prior to or after the Distribution Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection.
(c)           The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to (i) any Information concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing, and (ii) any Information other than General SpinCo Business Information, shall in each case be retained and controlled only by Moon and may be waived only by Moon. SpinCo acknowledges and agrees, on behalf of itself and each member of the SpinCo Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the SpinCo Group at any time after the Distribution Time; and (ii) in the event of a dispute between any member of the SpinCo Group and a third party or any other circumstance in which a third party requests or demands that any member of the SpinCo Group produce privileged materials or attorney work-product of any member of the Moon Group (including the privileged communications and attorney work-product covered by this Section 4.8), SpinCo shall (A) cause such member of the SpinCo Group to assert such privilege or protection on behalf of the applicable member of the Moon Group to prevent disclosure of privileged communications or attorney work-product to such third party and (B) promptly notify Moon of the existence of any such request or demand and shall provide SpinCo a reasonable opportunity to review the privileged materials or attorney work-product and to assert any rights it or they may have, under this Section 4.8 or otherwise, to prevent the production or disclosure of such privileged materials or attorney work-product; provided that if SpinCo is prohibited by applicable Law from disclosing the existence of such request or demand, SpinCo shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform Moon of any related information SpinCo reasonably determines is necessary or appropriate for Moon to be informed of to enable Moon to review the privileged materials or attorney work-product and to assert its rights, under this Section 4.8 or otherwise, to prevent the production or disclosure of such privileged materials or attorney work-product.
(d)           The Parties agree that the Reorganization and Distribution shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege in accordance with the terms of this Section 4.8, without the prior written consent of the other Party. If any dispute arises between Moon and SpinCo, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) in furtherance and not in limitation of Section 4.8(b), shall endeavor to minimize any prejudice to the rights of the other Party. For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.
(e)           Notwithstanding Section 4.8(b), the Parties acknowledge and agree that, as between the Moon Group and the SpinCo Group (as constituted as of immediately before the Distribution) Paul, Weiss, Rifkind, Wharton & Garrison LLP, Arthur Cox and Existing Moon

Counsel (together, “Counsel”) represented, for times prior to the Distribution, only Moon and not any member of the SpinCo Group. Notwithstanding Section 4.8(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Distribution shall not be subject to any joint privilege and shall be owned solely by Moon, (ii) any advice given by or communications with Counsel (to the extent such advice or communications relate to any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document) shall not be subject to any joint privilege and shall be owned solely by Moon, and (iii) no member of the SpinCo Group (as of immediately before the Distribution) has the status of a client of Counsel as a result of advice given by or communications with Counsel prior to the Distribution, for conflict of interest or any other purposes. Moon and SpinCo (for itself and on behalf of each member of the SpinCo Group and, after the Effective Time, Clover and each Subsidiary of Clover) hereby agree that, in the event that any Adversarial Action, or any other matter in which the interests of Moon, its Affiliates and its direct and indirect equityholders, on the one hand, and the SpinCo Group or, after the Effective Time, the Clover Group, on the other hand, are adverse, arises after the Effective Time between the SpinCo Group or, after the Effective Time, the Clover Group, on the one hand, and Moon, its Affiliates and its direct and indirect equityholders, on the other hand, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Arthur Cox in connection with the transactions contemplated hereby may represent Moon, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of Moon, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the SpinCo Group or, after the Effective Time, the Clover Group.
(f)            In furtherance of the Parties’ agreement under this Section 4.8, Moon and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.
(g)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Moon and SpinCo set forth in this Section 4.8 and in Section 7.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege (including but not limited to the attorney-client privilege, attorney work product protection, and any other applicable privilege or immunity) that has been or may be asserted under this Agreement or otherwise.
ARTICLE V
RELEASES
Section 5.1            Release of Pre-Distribution Claims.
(a)           Except as provided in Section 5.1(c), effective as of the Distribution Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Moon and the other members of the Moon Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Moon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Moon Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the Merger and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo or any member of the SpinCo Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Moon Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).
(b)           Except as provided in Section 5.1(c), effective as of the Distribution Time, Moon does hereby, for itself and each other member of the Moon Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Moon Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the respective members of the SpinCo Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Moon or any member of the Moon Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Moon hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).
(c)           Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document or the Merger Agreement or any other Contracts that are specified in Section 2.6(b) as not terminating as of the Distribution Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
(i)          any Liability provided in or resulting from (A) this Agreement (including the indemnification and contribution obligation under Article VI) or any other Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Moon Group or the SpinCo Group that is specified in Section 2.6(b) as not terminating as of the Distribution Time or any other Liability specified in Section 2.6(b) as not terminating as of the Distribution Time;
(ii)          any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;
(iii)          any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time (other than any intercompany payables or receivables in respect thereof);
(iv)          any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or
(v)          any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).
In addition, nothing contained in Section 5.1(a) shall release: (A) Moon or any of its Subsidiaries from indemnifying any director, officer, manager or employee of the SpinCo Group who was a director, officer or employee of Moon or such Subsidiary at or prior to the Distribution Time, to the extent such director, officer, manager or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Moon Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Moon for such Liability (including Moon’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) SpinCo or any of its Subsidiaries from indemnifying any director, officer, manager, or employee of the Moon Group who was a director, officer, manager or employee of Moon or such Subsidiary at or prior to the Distribution Time, to the extent such director, officer, manager or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, except to the extent such obligation is an Excluded Liability hereunder (it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, Moon shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI).
(d)           Following the Distribution, SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Moon or any member of the Moon Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Following the Distribution, Moon shall not make, and shall not permit any member of the Moon Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
(e)           It is the intent of each of Moon and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and Moon or any member of the Moon Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.
ARTICLE VI
INDEMNIFICATION, GUARANTEES AND LITIGATION
Section 6.1             General Indemnification by SpinCo. Without limiting or otherwise affecting the indemnity provisions of the other Transaction Documents, from and after the Effective Time, SpinCo shall indemnify, defend and hold harmless each member of the Moon Group, each of Moon’s Affiliates and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Moon Indemnified Parties”), from and against any and all Liabilities of the Moon Indemnified Parties to the extent relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “SpinCo Indemnification Obligations”):

(a)           any SpinCo Liability;
(b)           the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Effective Time;
(c)           any breach by any member of the SpinCo Group of this Agreement or any of the other Transaction Documents (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein, and excluding any provision that by its terms does not survive the Effective Time) after the Effective Time; and
(d)           any Specified Asbestos Liability.
Section 6.2             General Indemnification by Moon. Without limiting or otherwise affecting the indemnity provisions of the other Transaction Documents, from and after the Effective Time, Moon shall indemnify, defend and hold harmless each member of the SpinCo Group, each of SpinCo’s Affiliates and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified Parties to the extent relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Moon Indemnification Obligations”):
(a)           any Excluded Liability (but, for the avoidance of doubt, not any Specified Asbestos Liability);
(b)           the failure of Moon, any other member of the Moon Group, any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time; and
(c)           any breach by any member of (i) the SpinCo Group prior to the Effective Time or (ii) the Moon Group of this Agreement or any of the other Transaction Documents (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein, and excluding any provision that by its terms does not survive the Effective Time).
Section 6.3             Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 is, as a matter of Law, unavailable or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder (and for which indemnification would otherwise be provided hereunder), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party. Solely for purposes of determining relative fault pursuant to this Section 6.3: (a) any fault associated with the conduct of the Moon Business prior to the Effective Time shall be deemed to be allocated to Moon and the other members of the Moon Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (b) any fault associated with the conduct of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo

Group, and no such fault shall be deemed to be the fault of Moon or any other member of the Moon Group.
Section 6.4             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)           Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds received by the Indemnified Party that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.
(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.
(c)           Subject to Section 6.7(c), any indemnity payment under this Article VI shall be decreased to take into account any actual reduction in Taxes otherwise payable by the Indemnified Party during or prior to the taxable year in which the indemnification payment is made or during the two subsequent taxable years, arising from the incurrence of such indemnified Liability. Solely for purposes of this Section 6.4(c), the term “Indemnified Party” shall include any member of such Indemnified Party’s affiliated, consolidated, combined or unitary group.
Section 6.5            Certain Matters Relating to Indemnification of Third-Party Claims.
(a)           Notice of Third-Party Claim. If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Moon Group or the SpinCo Group has asserted any claim or commenced any Action (other than any such claim or Action that is governed by the Tender Agreement) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other Section of this Agreement or any other Transaction Document (collectively, a “Third-Party Claim”), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.5(a).
(b)           Subrogation. To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.10, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(c)          Defense of Claims. Other than in the case of any Liability being managed by a Party in accordance with any other Transaction Document or in the case of a Mixed Action (which shall be managed in accordance with Section 6.10(d)), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnified Parties, if it gives written notice of its intention to do so and agreement that the Indemnified Party is entitled to indemnification under this Article VI to the applicable Indemnified Parties within thirty (30) calendar days of the receipt of notice from such Indemnified Parties of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third-Party Claim, such Indemnified Parties shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and all pertinent and material Information and materials in such Indemnified Party’s possession or under such Indemnified Parties’ control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnified Parties to disclose any Information the disclosure of which would, in the reasonable judgment of the Indemnified Parties, result in the loss of any existing attorney-client privilege, attorney work-product protection or other applicable privilege or immunity with respect to such Information or violate any applicable Law (provided that the Indemnified Parties that would otherwise be required to disclose Information shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege, protection or immunity or violation of Law).
Notwithstanding anything to the contrary in this Section 6.5 or Section 6.10, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnified Party, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief, relief for other than money damages against the Indemnified Party or asserts any criminal wrongdoing (excluding de minimis equitable relief incidental to the award of money damages), (iv) the Indemnifying Party shall not have employed counsel within thirty (30) calendar days after notice from the Indemnified Party of such Third-Party Claim, (v) the Indemnified Party’s exposure to Liability in connection with such Third-

Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder or (vi) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnified Party or any of its material Assets, such Indemnified Party(ies) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnified Party’s choosing. If the Indemnified Party is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses and all pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party; provided, however, that such access shall not require the Indemnifying Party to disclose any Information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege, attorney work-product protection or other applicable privilege or immunity with respect to such Information or violate any applicable Law (provided that the Indemnified Parties that would otherwise be required to disclose Information shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege, protection or immunity or violation of Law).
(d)           Settlement. The Indemnifying Party shall not be authorized to settle or compromise or consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claims unless such settlement, compromise or entry of judgment (A) shall not encumber any of the Assets of any Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of that Person’s business (other than the payment of money), (B) does not result in any non-monetary remedy or relief being imposed upon the Indemnified Party, (C) does not contain or otherwise involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnified Party or any of its Affiliates, and (D) contains as a condition thereto, a complete release of the Indemnified Party. No settlement or entry of judgment in respect of any Third-Party Claim shall be consented to by any Indemnified Party without the express written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).
(e)           Notwithstanding anything herein to the contrary, Moon shall not be required to indemnify any SpinCo Indemnified Party for any Liability pursuant to Section 6.2 if and to the extent such Liability was reflected in the calculation of the Final Adjustment Amount.
Section 6.6            Additional Matters.
(a)           Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.
(b)           Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party, provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party has been actually prejudiced by such failure. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.
(c)           Except as otherwise agreed between Moon and SpinCo, all indemnification payments under this Agreement shall be made by Moon LuxCo to the SpinCo Borrower and by the SpinCo Borrower to Moon LuxCo. For U.S. federal (and applicable state, local and foreign) income tax purposes, each of Moon and SpinCo agrees to treat, and to cause its Subsidiaries to treat, (i) any payment required by this Agreement (other than payments of interest) as either a contribution by Moon LuxCo to the SpinCo Borrower or a distribution by the SpinCo Borrower to Moon LuxCo, as the case may be, occurring immediately prior to the Distribution or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except to the extent otherwise required by applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
(d)           Notwithstanding anything to the contrary herein, in no event shall any Party have any Liability pursuant to this Agreement for any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a Third Party Claim or except in the case of consequential damages to the extent such damages are the reasonable and foreseeable result of the matter in question).
Section 6.7            Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement (including with respect to the SpinCo Liabilities and the Excluded Liabilities) or any other Transaction Document (other than Transaction Documents that expressly provide otherwise) or the transactions contemplated hereby or thereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than Transaction Documents that expressly provide otherwise) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI. For the avoidance of doubt, the foregoing does not affect (a) either Party’s right to seek specific performance under this Agreement as provided in Section 9.10 and (b) either Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud, and (c) any Transaction Document that expressly contains indemnification provisions or other remedies, which shall be subject to the indemnification or other remedy provisions contained therein and not this Article VI.
Section 6.8             Survival of Indemnities. The rights and obligations of each of Moon and SpinCo and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the permitted assignment by it of any Liabilities.
Section 6.9             Guarantees.
(a)           (i) Moon shall (with the reasonable cooperation of the applicable member(s) of the SpinCo Group) use its reasonable efforts to have any member(s) of the SpinCo Group removed as guarantor of or obligor for and released from any Excluded Liability, and (ii) SpinCo shall (with the reasonable cooperation of the applicable member(s) of the Moon Group) use its reasonable efforts to have any member(s) of the Moon Group removed as guarantor of or obligor for and released from any SpinCo Liability, including in respect of those guarantees set forth on Schedule 6.9(a) to the extent that they relate to SpinCo Liabilities.
(b)           To the extent required to obtain a removal or release from a guarantee described in and in accordance with Section 6.9(a) (a “Guarantee Release”):
(i)          of any member of the Moon Group, SpinCo or an appropriate member of the SpinCo Group shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Moon, on or prior to the Distribution Time (and, to the extent any guarantee remains outstanding after the Distribution Time, for up to twelve (12) months after the Distribution Time), valid and binding written unconditional releases of Moon and its Subsidiaries (other than the members of the SpinCo Group), as applicable, from any Liability, whether arising before, on or after the Distribution Date, under the applicable guarantee, which shall be effective as of the Distribution Time, including by providing, as reasonably determined by SpinCo and Clover, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. SpinCo shall coordinate with Moon with respect to its initial contact with such beneficiaries, afford Moon a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Moon reasonably informed of any discussions with such beneficiaries in which Moon does not participate.
(ii)          of any member of the SpinCo Group, Moon or an appropriate member of the Moon Group shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to SpinCo and Clover, on or prior to the Distribution Time (and, to the extent any guarantee remains outstanding after the Distribution Time, for up to twelve (12) months after the Distribution Time), valid and binding written unconditional releases of SpinCo and its Subsidiaries (other than the members of the Moon Group), as applicable, from any Liability, whether arising before, on or after the Distribution Date, under the applicable guarantee, which shall be effective as of the Distribution Time, including by providing, as reasonably determined by Moon, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. Moon shall coordinate with SpinCo and Clover with respect to its initial contact with such beneficiaries, afford SpinCo and Clover a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep SpinCo and Clover reasonably informed of any discussions with such beneficiaries in which SpinCo and Clover do not participate.
(c)           If Moon or SpinCo is unable to obtain, or to cause to be obtained, any Guarantee Release, (i) the relevant member of the Moon Group or SpinCo Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability to the extent arising from or relating thereto in accordance with the provisions of this Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all Excluded Liabilities or SpinCo Liabilities, as applicable, of such guarantor or obligor thereunder and (ii) with respect to such guarantee, each of Moon and SpinCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other Party or any member of the other Party’s Group is liable under such guarantee unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.
Section 6.10          Management of Actions. This Section 6.10 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Moon Group are named as parties (other than Actions governed by the Tender Agreement, which shall be governed thereby and Indemnity Claims subject to Section 6.5 unless otherwise expressly provided therein), but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.10.
(a)           Management of SpinCo Controlled Actions. From and after the Distribution Time, the SpinCo Group shall direct the defense or prosecution of, subject to Section 6.5(c), any Actions that constitute only SpinCo Liabilities or SpinCo Assets (“SpinCo Controlled Actions”). If an Action that constitutes solely a SpinCo Liability or a SpinCo Asset is commenced after the Distribution Time naming a member of the Moon Group as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such member of the Moon Group to be removed as a party to such Action. Except in the case of an Adversarial Action, no Party shall add the other Party to any Action pending as of or after the Distribution Time without the prior written consent of the other Party.
(b)           Management of Moon Controlled Actions. From and after the Distribution Time, the Moon Group shall direct the defense or prosecution of, subject to Section 6.5(c), any

Actions that constitute only Excluded Liabilities or Excluded Assets (“Moon Controlled Actions”). If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming a member of the SpinCo Group as a party thereto, then Moon shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action. Except in the case of an Adversarial Action, no Party shall add the other Party to any Action pending as of or after the Distribution Time without the prior written consent of the other Party.
(c)           Management of Actions Naming Both SpinCo and Moon. Subject to Section 6.5(c) from and after the Distribution Time, in the event that one or more member(s) of the SpinCo Group and one or more member(s) of the Moon Group is named in an Action that is not a SpinCo Controlled Action, a Moon Controlled Action nor a Mixed Action (a “Separate Action”), each of SpinCo and Moon shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and Moon shall consult in good faith with each other regarding the management of the defense of each Separate Action.
(d)           Management of Mixed Actions. From and after the Distribution Time, (i) any Action set forth on Section 6.10(d) and (ii) any Action that constitutes both a SpinCo Liability or a SpinCo Asset, on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand and that do not constitute a SpinCo Controlled Action nor a Moon Controlled Action (clauses (i) and (ii), “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Parties; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against only a Party or Subsidiary of such Party, that Party shall be entitled to control the defense of the applicable claims against such Party. Notwithstanding the preceding sentence, if, despite one Party having a greater financial exposure in respect of a Mixed Action, the other Party reasonably considers that such Mixed Action will be materially detrimental to its competitive or commercial business prospects and wishes to manage such Action, the first Party with the greater financial exposure shall consider in good faith the other Party’s request for the second mentioned Party to manage such Mixed Action. The Parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, attorney work-product protection, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such Information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset and an Excluded Asset). In any Mixed Action, each of Moon and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Moon Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if an adverse judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Moon Business and the SpinCo Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.
(e)           Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.
Section 6.11          Settlement of Actions.  No Party managing an Action pursuant to Section 6.10 shall settle or compromise such Action (other than Moon with respect to Moon Controlled Actions and SpinCo with respect to SpinCo Controlled Actions, in each case, except as provided in Section 6.5(e)) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action in accordance with Section 6.5(e).
ARTICLE VII
OTHER AGREEMENTS
Section 7.1            Further Assurances.
(a)           In addition to the actions provided for elsewhere in this Agreement and the other Transaction Documents and the Merger Agreement, each of the Parties will cooperate with each other and shall (and will cause their respective Subsidiaries to), prior to, at and after the Distribution Time, use its reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary on its part under applicable Law or Contracts to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.
(b)           Without limiting the foregoing and except as otherwise provided in any other Transaction Document, prior to, at and for twenty-four (24) months after the Distribution

Time, each Party shall cooperate with the other Party, without any further consideration but from and after the Distribution Time at the expense of the requesting Party, to execute and deliver, or shall cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, title and transfer, and use reasonable best efforts to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any Permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the SpinCo Assets and the Excluded Assets and the assignment and assumption of the SpinCo Liabilities and the Excluded Liabilities and the other transactions contemplated hereby and thereby; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Party shall be obligated pursuant to this Section 7.1 to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications. Without limiting the foregoing, except to the extent otherwise provided in any other Transaction Document, each Party will, at the reasonable request and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title and rights to the Assets allocated to such other Party under this Agreement or any of the other Transaction Documents, if and to the extent it is practicable to do so.
(c)           At or prior to the Distribution Time, Moon and SpinCo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement or any other Transaction Document.
(d)           Moon will inform and consult, or procure that its Subsidiaries inform and consult, the relevant employee representative bodies that are required to be informed and/or consulted as a result of or in connection with the transactions contemplated by this Agreement in accordance with applicable Law, and where relevant and necessary the applicable members of the Moon Group or SpinCo Group will use commercially reasonable efforts to enter into collective labor agreements in connection with the transactions contemplated by this Agreement.
Section 7.2             Confidentiality.
(a)           From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, Moon shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of Moon or its Affiliates who reasonably need to know such information in providing services to any member of the Moon Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Moon Group under this Agreement, any other Transaction Document or the Merger

Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services or as otherwise provided in an applicable Transaction Document. Moon shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “SpinCo Confidential Information” means any Information (i) to the extent relating to the SpinCo Business (including any confidential or proprietary Information included in the SpinCo Assets or SpinCo Contracts) furnished to or otherwise in the possession of any member of the Moon Group, including as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement or (ii) relating to Clover or its Affiliates furnished to any member of the Moon Group pursuant to the Confidentiality Agreement, in each case, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Moon, any member of the Moon Group or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided that SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Moon Group or any of its Representatives not otherwise permissible under this Section 7.2, (ii) Moon can demonstrate was or became available to Moon or any of its Representatives after the Distribution Time from a source other than SpinCo or its Representatives, provided that such source was not known by Moon to be bound by a contractual, legal or fiduciary obligation of confidentiality to SpinCo or any member of the SpinCo Group with respect to such Information, or (iii) is developed independently by a member of the Moon Group or any of its Representatives without use or reference to the SpinCo Confidential Information.
(b)           From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any member of the SpinCo Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Moon Confidential Information. If any disclosures are made in connection with providing services to any member of the SpinCo Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Moon Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Moon Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “Moon Confidential Information” means any Information to the extent relating to the Moon Business furnished to or otherwise in the possession of any member of the SpinCo Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided that Moon Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group or any of its Representatives not otherwise permissible under this Section 7.2, (ii) SpinCo can demonstrate was or became available to SpinCo or any of its Representatives after the Distribution Time from a source other than Moon or its Representatives; provided that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to Moon or any member of the Moon Group with respect to such Information, or (iii) is developed independently by a member of the SpinCo Group or any of its Representatives without use or reference to the Moon Confidential Information.
(c)           Notwithstanding the provisions of Section 7.2(a) and Section 7.2(b), Moon or its Representatives may disclose SpinCo Confidential Information, and SpinCo and its Representatives may disclose Moon Confidential Information: (i) to the extent such Party or such Representative is required or compelled to disclose any such Moon Confidential Information or SpinCo Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (ii) as required in connection with any Adversarial Action, (iii) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (iv) as necessary for a Party to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any other Transaction Document or (v) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Moon Confidential Information or SpinCo Confidential Information is made pursuant to clause (i), (iii) or (v) above (other than with respect to any such Information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand or other disclosure requirement shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party or any of its Representatives that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Moon Confidential Information, as the case may be, to the extent required by such Governmental Authority, stock exchange or applicable Law (as so advised by counsel).
(d)           Prior to the Distribution, notwithstanding anything to the contrary provided herein but without prejudice to whether any such device would constitute a SpinCo Asset, Moon shall be entitled to cause any Moon Confidential Information to be removed from personal computers or other devices owned or leased by Moon or any of its Subsidiaries and used by a SpinCo Employee, including by replacing such device with a comparable device not containing Moon Confidential Information.  To the extent such process has not been completed prior to the Distribution, SpinCo shall permit Moon to affect such removals or exchanges within three months following the Distribution Date, at Moon’s cost.
Section 7.3            Insurance Matters.

(a)           From and after the Distribution Time, except as expressly provided herein, the SpinCo Group and the SpinCo Business shall cease to be insured by Moon’s Insurance Policies. For the avoidance of doubt, Moon shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the SpinCo Group; provided, however, that Moon shall take no action to commute, buy back or otherwise modify any Insurance Policy to which SpinCo is entitled to rights pursuant to Section 2.2(a)(vii), in a manner that would adversely affect the SpinCo Group or the SpinCo Business without the prior written consent of Clover (SpinCo Group), which consent will not be unreasonably withheld, or without making adequate provision for such rights of SpinCo Group or SpinCo businesses. For the avoidance of doubt, SpinCo shall be responsible for securing all Insurance Policies that it considers appropriate for the SpinCo Business and the operation thereof by the SpinCo Group and for promptly providing evidence thereof, as may be required, to third parties under any Contract. SpinCo agrees to arrange for its own Insurance Policies with respect to the SpinCo Business and the SpinCo Group covering all periods. SpinCo agrees, on behalf of itself and each member of the SpinCo Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Moon Group, except as permitted under Section 7.3(b) or the Tender Agreement.
(b)           For any claim asserted against SpinCo or any other member of the SpinCo Group after the Effective Time arising out of any occurrence, claim, loss, injury or damage taking place prior to the Effective Time (“Post-Closing Claims”), SpinCo and each other member of the SpinCo Group may access coverage under the Pre-Closing Occurrence-Based Policies for such claims (it being understood that any retrospective premiums, deductibles or similar obligations arising from such any corresponding insurance claims by or on behalf of any member of the SpinCo Group under the Pre-Closing Occurrence-Based Policies shall be borne by the SpinCo Group).  From and after the Effective Time, if SpinCo or any member of the SpinCo Group determines to submit a Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies, SpinCo shall provide a written request to Moon and shall promptly thereafter provide Moon with all information to be included with such Post-Closing Claim.  Moon shall promptly, following receipt of such information, submit the applicable Post-Closing Claim under the applicable Pre-Closing Occurrence-Based Policies. Moon thereafter shall use its best efforts to secure insurance coverage for SpinCo/Clover for the Post-Closing Claim under the Pre-Closing Occurrence-Based Policies.  In doing so, Moon will undertake reasonable best efforts to get its insurers to accept and pay defense and indemnity costs for the Post-Closing Claim, but in no event will Moon guarantee results and in no event will Moon be liable for Post-Closing Claim costs that are not covered by insurance. In no event will Moon be obligated to initiate at its own costs or bear the costs of coverage litigation. Nor shall Moon be obligated to initiate any coverage litigation that would adversely affect Moon’s rights. No SpinCo Group Member shall be entitled to make claims directly to any Pre-Closing Occurrence-Based Policies and in connection with any Post-Closing Claim. SpinCo or the other member(s) of the SpinCo Group shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. Subject to the immediately following sentence, any Insurance Proceeds received by a member of the Moon Group in respect of a Post-Closing Claim shall be promptly transmitted to SpinCo or another member of the SpinCo Group designated by SpinCo. In the event that a Post-Closing Claim is a Mixed Action or a Mixed Asbestos Claim (as defined in the Tender Agreement) for which Moon or its Subsidiaries and SpinCo or other member of the SpinCo Group are seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of SpinCo or any other member of the SpinCo Group (as applicable) and Moon or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite.
(c)           Nothing in this Section 7.3 will be construed to alter or limit in any way the indemnity obligations of the Parties, including those in this Agreement or any other Transaction Document.
(d)           For the avoidance of doubt, notwithstanding anything in this Section 7.3 to the contrary, insurance coverage rights and obligations with respect to Excluded Asbestos Liabilities and Specified Asbestos Liabilities are governed by the Tender Agreement.
Section 7.4            Separation Expenses.
(a)           Except as otherwise expressly set forth in this Agreement, the Merger Agreement or in any other Transaction Document, the out-of-pocket fees, costs and expenses of Moon, SpinCo and the members of their respective Groups (i) incurred in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement (including the transactions contemplated by Section 2.4 and Section 2.5) and the other Transaction Documents, (ii) incurred as Set-Up Costs (as defined in the Transition Services Agreement), (iii) incurred for the provision of post-termination assistance pursuant to Section 5.6 of the Transition Services Agreement or (iv) incurred in connection with the actions or activities set forth in Schedule 2.13 (except as otherwise expressly provided therein), shall in each case be borne as provided in Schedule 7.4. In the event of any conflict between a Transaction Document and an allocation of expenses expressly provided in Schedule 7.4, Schedule 7.4 shall control.
Section 7.5            Transaction Documents.
(a)           Effective on or prior to the Distribution Time, each of Moon and SpinCo will, or will cause the applicable members of its Group to, execute and deliver the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, the Supply Agreements, the Headquarters Lease and the Tender Agreement. In the event that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby to the extent of such conflict. Specifically, the Parties intend that, to the extent set forth in such other Transaction Document and unless otherwise provided therein, (i) the representations, warranties, covenants or agreements between the Parties with respect to Taxes or other Tax matters (including indemnification for Taxes and control of any Tax Contest (as defined in the Tax Matters Agreement)) shall be governed exclusively by the Tax Matters Agreement (provided that, for the avoidance of doubt, the covenants and agreements contained in this Agreement to the extent expressly addressing Taxes or other Tax matters, including Section 2.4(e), Section 2.5(e), Section 2.7(d), Section 2.8(f),

Section 3.3(e) and Section 6.6(c), shall apply in accordance with their terms and nothing in this clause (i) shall be interpreted as affecting the applicability of, or the rights and obligations set forth in, such provisions), (ii) the representations, warranties, covenants or agreements (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) between the Parties with respect to employment matters or matters relating to compensation and benefits shall be governed exclusively by the Employee Matters Agreement, (iii) the representations, warranties, covenants or agreements between the Parties with respect to real property matters (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) shall be governed exclusively by the Real Estate Matters Agreement, (iv) the representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Trademark License Agreement shall be governed exclusively by the Trademark License Agreement, (v) the representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Intellectual Property Matters Agreement shall be governed exclusively by the Intellectual Property Matters Agreement and (vi) the representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Tender Agreement shall be governed exclusively by the Tender Agreement; provided that, in each case, the representations, warranties, covenants or agreements referred to in this sentence shall refer to the representations, warranties, covenants or agreements set forth in the applicable Transaction Document.
(b)           Prior to the Distribution Time, with respect to any Transaction Document that has not yet been executed, but for which the form of such Transaction Document attached hereto expressly contemplates covenants or other agreements that on their face would be operative prior to the Distribution Time if such Transaction Document had been executed by the parties thereto as of the date hereof, then notwithstanding the fact that such Transaction Document has not yet been executed by the parties thereto, the Parties agree on behalf of themselves and their respective Affiliates that all such provisions are incorporated herein by reference, mutatis mutandis, and shall be operative prior to the Distribution Time as if such Transaction Document had been executed with respect to such provisions prior to the relevant time.
Section 7.6             Permits. The Moon Group shall cooperate with the SpinCo Group and take all actions that are reasonably necessary or advisable to finalize or effectuate the transfer of a Permit to the SpinCo Group that is designated as a SpinCo Asset and that is not already transferred to a member of the SpinCo Group as of the Distribution Time. The SpinCo Group shall cooperate with the Moon Group and take actions that are reasonably necessary or advisable to finalize or effectuate the transfer of a Permit to the Moon Group that is designated as an Excluded Asset and that is not already transferred to a member of the Moon Group as of the Distribution Time. The Moon Group and the SpinCo Group agree to cooperate with each other regarding the allocation of responsibilities for Permits at shared real properties shared between members of the Moon Group and the SpinCo Group. If any Permit cannot be transferred then during the pendency of transferring such Permit, the Parties shall use their reasonable best efforts to develop and implement arrangements to pass along to the SpinCo Group the ability to continue to operate the SpinCo Business as presently conducted under the terms of any such permit. Notwithstanding the foregoing, except to the extent expressly provided in this Agreement (including Section 7.4) or in any of the other Transaction Documents, neither Party shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to effect the transfer of any permit.
ARTICLE VIII
Section 8.1            Dispute Resolution Procedures. (a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”).
(b)           Except as otherwise provided in this Agreement or in any other Transaction Document, and without limiting the rights of any Party under Section 9.10, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any other Transaction Document or otherwise arising out of, or in any way related to, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (collectively, the “Separation Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Separation Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed twenty (20) days from the time of receipt by a Party of written notice of such Separation Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties; provided, further, that prior to the Effective Time, no Separation Agreement Dispute may be settled without the prior written consent of Clover. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Separation Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.
ARTICLE IX
MISCELLANEOUS
Section 9.1            Corporate Power; Facsimile Signatures.
(a)           Moon represents on behalf of itself and on behalf of other members of the Moon Group, and SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, as follows:
(i)          each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and
(ii)          this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)           Notwithstanding any provision of this Agreement or any other Transaction Document, neither Moon nor SpinCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Moon or SpinCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
Section 9.2            Governing Law; Submission to Jurisdiction; Waiver of Trial.
(a)           This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)           Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents, to the fullest extent permitted by Law, to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2(c).
Section 9.3             Survival of Covenants. Except as expressly set forth in this Agreement, any other Transaction Document or the Merger Agreement, the covenants and other agreements contained in this Agreement and each other Transaction Document, a liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger, and shall remain in full force and effect.
Section 9.4             Waivers of Default. Any Party may, at any time prior to the Closing, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 9.11) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that, unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver, amendment or modification by SpinCo shall be subject to the prior written consent of Clover (except as otherwise provided in Section 2.1(d) and subject to the consent standards therein). No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 9.5             Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

and, in the case of SpinCo, with a copy to:

Ingersoll-Rand U.S. HoldCo, Inc.
800-E Beaty Street
Davidson, NC 28036
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

If, following the Distribution Date, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

Section 9.6            Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. Except for a termination described in the immediately preceding sentence, prior to the Effective Time, SpinCo shall not agree to terminate this Agreement without the prior written consent of Clover. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no

Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.
Section 9.7             Severability. If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 9.8             Entire Agreement. This Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
Section 9.9             Assignment; No Third-Party Beneficiaries. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties (provided that prior to the Effective Time, SpinCo shall not assign this Agreement without the prior written consent of Clover). Any attempted assignment or delegation in breach of this Section 9.9 shall be null and void, except that (without limiting any other provision of this Agreement, the Merger Agreement or any other Transaction Agreement) a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Article VI with respect to Indemnified Parties (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that Clover shall be a third-party beneficiary of the rights of Clover as provided in this Agreement and the other Transaction Documents.
Section 9.10          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document (except as otherwise provided therein), the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement or such other Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
Section 9.11          Amendment. No provision of this Agreement or any other Transaction Document (except as otherwise provided herein or therein, including as provided in Section 2.1(d)) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Clover (except as otherwise provided in Section 2.1(d)).
Section 9.12          Rules of Construction. Unless the context of this Agreement otherwise requires:
(a)           (A)  Words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive.
(b)           References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)           References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)           References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(f)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)           The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)           The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(j)            All monetary figures shall be in United States dollars unless otherwise specified.
Section 9.13           Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 9.14           Performance. Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Moon Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.14 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
INGERSOLL-RAND PLC

By:	/s/ David C. Butow
	Name:	David C. Butow
	Title:	Vice President and General Counsel, Climate Segment

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ David C. Butow
	Name:	David C. Butow
	Title:	Assistant Secretary

[Signature Page to Separation and Distribution Agreement]

EXHIBIT A

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

by and between
INGERSOLL-RAND PLC
and
INGERSOLL-RAND U.S. HOLDCO, INC.
dated as of
[●], 2019

Page
ARTICLE I
TRANSITION SERVICES

1.1.	Transition Services	1
1.2.	Subcontractors	4
1.3.	Period Transition Services Will Be Provided	4
1.4.	Service Suspensions	4
1.5.	Term	5
1.6.	Commingling of Cash	5
1.7.	Intellectual Property	5
1.8.	Books and Records	6

ARTICLE II
COMPENSATION FOR TRANSITION SERVICES

2.1.	Fees	7
2.2.	Set-Up Costs	7
2.3.	Payment Terms	7
2.4.	Audit Rights	8
2.5.	Third-Party Consents; Contravention	8

ARTICLE III
GOVERNANCE AND DISPUTES

3.1.	Cooperation, Information and Access; Monthly Meeting	9
3.2.	Dispute Resolution	11

ARTICLE IV
DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION

4.1.	Disclaimers	12
4.2.	Limitation of Liability	12
4.3.	Indemnification	13

ARTICLE V
TERMINATION

5.1.	Termination of Transition Services	14
5.2.	Effect of Termination of Service	15
5.3.	Force Majeure Event	15
5.4.	Survival Upon Expiration or Termination	16
5.5.	Actions Upon Termination	16
5.6.	Transition and Post Termination Assistance	16

- i -

ARTICLE VI
NOTICES AND DEMANDS

6.1.	Notices	17

ARTICLE VII
MISCELLANEOUS

7.1.	Relationship of the Parties	18
7.2.	Employees	18
7.3.	Interpretation	18
7.4.	Assignment	19
7.5.	Confidentiality	19
7.6.	Severability	19
7.7.	Third Party Beneficiaries	19
7.8.	Governing Law	20
7.9.	Specific Performance	21
7.11.	Entire Agreement	21
7.12.	Amendments and Waivers	21
7.13.	Remedies Cumulative	22

- ii -

Exhibits
Exhibit A	Services Schedule

Exhibit B	Excluded Services

Exhibit C	Annual Cost Caps Schedule

- iii -

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (the “Agreement”), dated as of [Closing Date], is entered into by and between Ingersoll-Rand plc, a Republic of Ireland public limited company (“Moon”), and Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”).  Both Moon and SpinCo may be individually referred to herein as a “Party” or collectively as the “Parties.”
WHEREAS, Moon, SpinCo, Gardner Denver Holdings, Inc. (“Clover”) and Charm Merger Sub Inc. are parties to that certain Merger Agreement, dated as of April 30, 2019, as may be amended form time to time (the “Merger Agreement”), and Moon and SpinCo are parties to that certain Separation and Distribution Agreement, dated as of April 30, 2019, as may be amended form time to time (the “Separation and Distribution Agreement”);
WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings given such terms in the Separation and Distribution Agreement or, if not defined therein, the Merger Agreement;
WHEREAS, as contemplated by the Separation and Distribution Agreement, Moon and its Affiliates are willing to provide (or cause to be provided) to SpinCo and its Affiliates and SpinCo and its Affiliates are willing to provide (or cause to be provided) to Moon and its Affiliates, certain transition services (as further described below, the “Transition Services”) on the terms and conditions set forth herein; and
WHEREAS, (i) references to “Provider” herein shall mean (A) Moon with respect to Transition Services provided to SpinCo or its Affiliate, and (b) SpinCo with respect to Transition Services to be provided to Moon or its Affiliate; and (ii) references to “Recipient” herein shall mean (A) SpinCo with respect to Transition Services being provided to it by Moon or its Affiliate and (B) Moon with respect to Transition Services being provided to it by SpinCo or its Affiliate.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE I
TRANSITION SERVICES
1.1.        Transition Services.
(a)          In accordance with the terms of this Agreement, Provider shall perform or cause its Affiliates to perform for Recipient or its Affiliates the Transition Services set forth in the Services Schedules attached as Exhibit A hereto (the “Services Schedule”, the term “Services Schedule” also includes any additional or supplemental Services Schedules mutually agreed to by the Parties in accordance with this Agreement).
(b)          Provider shall perform, or cause to be performed by one or more of its Affiliates, the Transition Services (i) in accordance with this Agreement and, in any event, in compliance with applicable Law; (ii) (A) in all cases in a professional and workmanlike manner and (B) at a scope, quantity and service level (x) as specified in the Services Schedule, or (y) if or to the extent not specified in the Services Schedule, then at a substantially similar scope, quantity and service level with which the Transition Services have been provided by Moon and its Affiliates during the period commencing twelve (12) months prior to the date of the Merger Agreement until the Closing Date, (the “Reference Period”); and (iii) in a manner that is non-discriminatory compared to the way in which Provider provides the same or similar services to itself and its Affiliates, including in respect of the prioritization of the provision of Transition Services relative to such same or similar services.  Provider agrees to (i) assign sufficient resources and qualified personnel as are reasonably required to perform the Transition Services and (ii) subject to Provider’s security and other access protocols and policies, provide access to existing tangible assets, equipment and infrastructure, if applicable, in good condition and working order, ordinary wear and tear excepted, in each case, as are reasonably required to perform the Transition Services.  Each Transition Service shall be provided at the location or locations specified in the “Geography” column set forth opposite each Transition Service in the Services Schedule, or, if not specified in the Services Schedule, then at the location or locations at which such Transition Service has been provided by Moon and/or its Affiliates during the Reference Period.  Unless otherwise agreed by the Parties in a Service Schedule, neither Provider nor any of its Affiliates shall be required to provide any Transition Service in a location other than where such Transition Service was performed prior to the Closing. Neither Provider nor any of its Affiliates will be required to render any Transition Services in a particular location that would necessitate that Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Provider or any such Affiliate, as applicable, does business as of the Effective Date.
(c)          Recipient agrees that the Transition Services are for the sole use and benefit of  Recipient and its Affiliates, in each case, solely with respect to the SpinCo Business or the Moon Business, as applicable. Neither Recipient nor any of its Affiliates shall resell any of the Transition Services to any Person whatsoever and shall not permit the receipt or use of the Transition Services by any Person other than for the conduct of the SpinCo Business or the Moon Business, as applicable. For the avoidance of doubt, except as set forth in a Service Schedule executed by each Party or as expressly provided herein, neither Provider nor any of its Affiliates shall be obligated to provide any other services to Recipient or any of its Affiliates.
(d)          Each Transition Service shall include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by Provider that are not specifically described in this Agreement as part of such Transition Service, but have been incidental to, and were considered an inherent part of, or necessary subpart included within, such Transition Service during the Reference Period or are otherwise necessary to such Transition Service.
(e)          Upon reasonable advance notice to Recipient or its Affiliate (as applicable), Provider may (or may cause its Affiliates to) modify the manner, quality or standard of care of a Transition Service to conform to modifications in the manner, quality or standard of care that Provider or its Affiliates generally provide such Transition Service to other operations, businesses or divisions of Provider and its Affiliates or as required by a contract with a third party, so long as such modifications would not result in (x) Recipient or its Affiliates generally being treated less favorably than Provider or its Affiliates with respect to the other operations, businesses or divisions of Provider and its Affiliates receiving such Transition Service in any material respect, (y) Recipient or its Affiliates losing the benefit of such Transition Service or (z) Recipient being
2

charged additional Costs that are not imposed on a non-discriminatory basis as compared to other operations, businesses or divisions of Provider; provided, that with respect to any Transition Service of which Recipient and its Affiliates are the users of more than 50% of the Transition Service in question, any such modification shall require the consent of Recipient (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the restrictions in clauses (x), (y) and (z) above shall not apply when the relevant modification is required to comply with applicable Law.
(f)          If, within six (6) months of the Closing, SpinCo identifies any service not included in the Services Schedule (other than a service listed on Exhibit B as an Excluded Service (an “Excluded Service”)) that was provided to the SpinCo Business by Moon or any of its Affiliates at any time during the Reference Period (other than any such service provided during such period outside of the ordinary course of business in connection with the transactions contemplated by the Separation and Distribution Agreement), either directly or indirectly through third-party service providers, which service (i) Moon or its Affiliates continues to provide with respect to any operations, businesses or divisions of the Moon Group,  (ii) SpinCo is not already receiving from a third-party service provider and (iii) SpinCo reasonably believes is necessary for the operation or conduct of the SpinCo Business following the Closing in substantially the same manner as the SpinCo Business was operated or conducted during the Reference Period, then promptly following a written notice from SpinCo to Moon to such effect and describing such service, the Parties shall promptly  provide for such service to be included hereunder such that Moon or its Affiliates will provide (or arrange for the provision of) such service to SpinCo and its Affiliates in accordance with the terms of this Agreement.  The compensation associated with any such service shall be determined in accordance with the terms set forth in Section 2.1. The Parties shall negotiate and document the terms of such service in a supplemental Services Schedule, which Services Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such service.
(g)          If, within six (6) months of the Closing, Moon identifies any service not included in the Services Schedule (other than an Excluded Service) that was provided to the business of Moon and its Affiliates by the SpinCo Business at any time during the Reference Period (other than any such service provided during such period outside of the ordinary course of business in connection with the transactions contemplated by the Separation and Distribution Agreement), either directly or indirectly through third-party service providers, which service (i) SpinCo or its Affiliates continues to provide with respect to any operations, businesses or divisions of the SpinCo Group or Clover Group, (ii) Moon is not already receiving from a third-party service provider and (iii) Moon reasonably believes is necessary for the operation or conduct of the business of Moon and its Affiliates following the Closing in substantially the same manner as such business was operated or conducted during the Reference Period, then promptly following a written notice from Moon to SpinCo to such effect and describing such service, the Parties shall promptly provide for such service to be included hereunder such that SpinCo or its Affiliates will provide (or arrange for the provision of) such service to Moon and its Affiliates in accordance with the terms of this Agreement.  The compensation associated with any such service shall be determined in accordance with the terms set forth in Section 2.1. The Parties shall negotiate and document the terms of such service in a supplemental Services Schedule, which Services Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such service.

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1.2.        Subcontractors. Provider may, directly or through one or more Affiliates, hire or engage one or more subcontractors or other third-party service providers (each, a “Subcontractor”) to perform any of the Transition Services (a) to the extent that such Transition Service was subcontracted or a subcontractor was utilized during the Reference Period or has been used during the Term or such third party is subcontracted or utilized at the same time to provide substantially the same services to Provider or its Affiliates or (b) upon the prior written consent of Recipient (which may not be unreasonably withheld, conditioned or delayed); provided, that (i) Provider and its Affiliates shall remain primarily responsible for the acts and omissions of each Subcontractor as if they were Provider’s or such Affiliates’ own acts and omissions, including each Subcontractor’s compliance with the terms of this Agreement, (ii) Provider shall be responsible for ensuring, and for causing its Affiliates to ensure, that the performance standards set forth in Section 1.1(b) are satisfied with respect to any Transition Service provided by any such Subcontractor, (iii) the use of any such Subcontractor shall not increase (but may reduce) any fees or other payments payable by the Recipient hereunder, as compared to the fees and other payments if Provider or its Affiliates were to provide such Transition Services itself, and (iv) except as otherwise expressly provided herein, Provider or its relevant Affiliate shall be responsible for any payment or other termination fees due to such Subcontractor in the event Provider or such Affiliate changes or replaces such Subcontractor.  Notwithstanding the foregoing, if Provider did not use a Subcontractor for a Transition Service during the Reference Period or during the Term, and either (x) Recipient and its Affiliates are the users of more than 50% of the Transition Service in question or (y) the use of a Subcontractor would result in the early termination of a secondment arrangement contemplated by Section 3.01(b) of the Employee Matters Agreement (as defined in the Separation and Distribution Agreement), then the use of such Subcontractor shall require the prior written consent of Recipient (which may not be unreasonably withheld, conditioned or delayed).
1.3.        Period Transition Services Will Be Provided.  Each Transition Service shall be provided beginning as of the Closing Date (or such later date as such Transition Service is added to the Services Schedule pursuant to Section 1.1(f) or Section 1.1(g), as applicable) and shall continue through the expiration of the term relating to such Transition Service as set forth in the Services Schedule or if no expiration date for such Transition Service is stated therein, such Transition Service will continue for the Term, unless (a) this Agreement is terminated in its entirety by the Parties in accordance with Section 1.5, (b) this Agreement or such Transition Service is terminated, in whole or in part, in accordance with ARTICLE V, (c) Provider discontinues such Transition Service pursuant to Section 2.5 or (d) otherwise mutually agreed by the Parties in writing.
1.4.        Service Suspensions. Recipient acknowledges that the Transition Services may, from time to time, in the reasonable discretion of Provider, be interrupted, suspended, allocated or reduced in whole or in part for (a) ordinary course or necessary modifications or maintenance relating to the Transition Services or (b) any other reasonable matters to the extent such matters equally affect other operations, businesses or divisions of Provider or its Affiliates receiving the same services (the “Service Suspensions”); provided, however, that (x) Provider shall conduct (and shall cause its Affiliates to conduct) any Service Suspension for the Transition Services, including with respect to bringing systems and services back online, on a non-discriminatory basis as compared to other operations, businesses or divisions of Provider and its Affiliates, and (y) Provider shall notify (or cause its Affiliate to notify) Recipient or its applicable Affiliate of such Service Suspensions consistently with the manner in which it notifies its and its
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Affiliates’ businesses of the same Service Suspensions but, in any event, Provider shall give (or cause its Affiliate to give) Recipient or its applicable Affiliate reasonable advance notice of any planned Service Suspension, provided that, in the event of any unplanned Service Suspension for which advance notice is not practicable, Provider shall give (or cause its Affiliate to give) Recipient or its applicable Affiliate prompt notice thereof. Provider shall consider (or shall cause its Affiliate to consider) in good faith the impact of any such Service Suspension on Recipient or its applicable Affiliate and cooperate (or cause its Affiliate to cooperate) in good faith with Recipient or its applicable Affiliate and use commercially reasonable efforts to minimize any adverse consequences to Recipient or its applicable Affiliate consistent with the manner in which it does so for its and its Affiliates’ businesses. Provider shall keep (or shall cause its Affiliate to keep) Recipient or its applicable Affiliate reasonably and promptly informed of the status and progress of any Service Suspension.

1.5.        Term.
(a)          The term of this Agreement (the “Term”) shall commence as of the Closing Date and shall continue until the date that is the end of the calendar month that is the twenty-fourth (24th) full calendar month after the Closing Date (the “Expiration Date”), unless, subject to Section 1.5(b), this Agreement is earlier terminated in its entirety by the Parties in accordance with ARTICLE V or the Parties agree in writing to extend the Term.
(b)          Notwithstanding anything to the contrary in this Agreement or the Services Schedules, in no event shall Provider or its Affiliates have any obligation to provide any Transition Service beyond the Expiration Date or, if earlier, the term of such Transition Service as set forth in the applicable Services Schedule; provided, however, Recipient may, with ninety (90) days prior written notice, extend the term of such Transition Service (or, for any Transition Service identified in the applicable Services Schedule as being required to be extended or terminated as a group, with respect to such group of Transitional Services), for a period of up to six months, if Recipient determines in good faith such extension is reasonably necessary for the operation of Recipient’s business. The Parties acknowledge and agree that any actual and reasonable increase to Provider or its Affiliates in the actual cost of providing a Transition Service may be charged to Recipient on a pass-through basis during the period of any extension to the extent such actual and reasonable increase is applied on a non-discriminatory basis as compared to other operations, businesses or divisions of Provider.
1.6.        Commingling of Cash.  To the extent Provider or any of its Affiliates shall have charge or possession of Recipient’s or any of its Affiliates’ cash or cash equivalents in connection with the provision of the Transition Services, Provider or its Affiliate shall (i) hold such cash or cash equivalents in the name and for the benefit of Recipient or its Affiliate and (ii) separately maintain, and not commingle, such cash or cash equivalents with any cash or cash equivalents of Provider or any of its Affiliates or any other Person.
1.7.        Intellectual Property.  Provider (on behalf of itself and its Affiliates) hereby grants to Recipient and its Affiliates a limited, non-exclusive, royalty-free, fully paid-up non-assignable and non-sublicensable (except to applicable Subcontractors) license to use any Intellectual Property Rights owned or sublicensable (without consent by or payment of any amounts to any third party) by Provider or its Affiliates, in each case solely if and to the extent
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such use is necessary for Recipient or its Affiliates to receive the Transition Services hereunder. Except as expressly provided in this Agreement, the Merger Agreement or the Separation and Distribution Agreement, neither Party shall acquire any right, title or interest in the other Party’s Intellectual Property Rights by reason of the provision or receipt of the Transition Services. If Provider or any of its Affiliates creates any improvements or derivative works of Recipient’s or any of its Affiliates’ Intellectual Property Rights in the course of performing the Transition Services (“Improvements”), Recipient or such applicable Affiliates shall solely and exclusively own all rights in the same. If, in the course of providing any Transition Service, Provider or any of its Affiliates creates or develops any Intellectual Property Rights that are primarily related to Recipient’s business in connection with such Transition Service for or on behalf of Recipient or any of its Affiliates (“Newly Developed IP”), then, as between the Parties, such Newly Developed IP shall be solely and exclusively owned by Recipient or such applicable Affiliates upon creation or development, together with any Improvements, and shall be deemed a “work made for hire” under applicable Law. Without limiting the generality of the foregoing, to the extent any such Improvements or Newly Developed IP would not qualify as a “work made for hire” under applicable Law, Provider (on behalf of itself and its Affiliates) hereby irrevocably assigns and transfers (and shall cause its Affiliates to assign and transfer) to Recipient (or any of its Affiliates designated by Recipient) all of the right, title and interest in, to and under such Improvements or Newly Developed IP.  To  the  extent  any  such  Improvements or Newly Developed IP (i) that are owned by SpinCo hereunder, relate to the Moon Business  as  of  immediately prior to the Distribution Time,  any such Improvements or Newly Developed IP shall be deemed included in the definition of “SpinCo Licensed IP” or (ii) that are owned by Moon hereunder,  relate to the SpinCo Business as of immediately prior to the Distribution Time, any such Improvements or Newly Developed IP shall be deemed included in the definition of “Moon Licensed IP”, in each case under the Intellectual Property Matters Agreement and licensed to the other Party and its applicable Affiliates thereunder.  The Parties shall take any and all actions and execute any and all other documents reasonably necessary to perfect, confirm and record the ownership of such Intellectual Property Rights as contemplated in this Section 1.7.
1.8.        Books and Records.  During the Term and for three (3) years thereafter (but without limitation to the provisions of the Merger Agreement or the Separation and Distribution Agreement or any other Transaction Document), Provider shall (and shall cause its Affiliates to) keep accurate and complete, in all material respects, books and records relating to the provision of the Transition Services, including with respect to all Costs incurred in providing such Transition Services and reasonable supporting documentation (subject to Provider’s records retention policies, as such policies may be amended or otherwise modified from time to time), provided that the terms of Section 5.5 governing return of Recipient’s and its Affiliates’ records and data will control in the event of a termination of this Agreement. Provider shall (and shall cause its Affiliates to) make such books and records and documentation (including financial data required for filings and audits, in either electronic or paper form) available to Recipient and its Affiliates, at the cost of Recipient, (i) upon reasonable written request, during normal business hours, (ii) subject to reasonably imposed security procedures and limitations and (iii) subject to compliance with Article IV of the Separation and Distribution Agreement.
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ARTICLE II
COMPENSATION FOR TRANSITION SERVICES
2.1.        Fees.  As consideration for each Transition Service actually received by Recipient and its Affiliates, Recipient shall pay, or cause its Affiliates to pay, to Provider (or any of its Affiliates designated by Provider) for such Transition Service an amount equal to the cost of such Transition Service  as set forth on the Services Schedule, provided, that the cost of each Transition Service will be based upon the allocated cost of such service included in the “Transferring Corporate Costs vSent” (located in file 1.8.1 in the SpinCo Datasite (as defined in the Merger Agreement)), provided, further, that, notwithstanding the foregoing, the aggregate annual amounts payable pursuant to this Section 2.1 shall not exceed the “Total Annual Costs Cap” as set forth on Exhibit C.
2.2.        Set-Up Costs.  All fees, costs and expenses for the preparation and setting up activities described in Section 7.21(b) of the Merger Agreement (which are commonly referred to as transition services “set-up costs”) (“Set-Up Costs”), including any one-time license fees, one time set-up fees for software and engaging any third-party consultants to assist with such implementation and initiation, shall be borne as provided in Section 7.4 to the Separation and Distribution Agreement. To the extent that a Party or any of its Affiliates actually incurs any fees, costs or expenses which are Set-Up Cost allocated to the other Party, such Party shall reimburse (or cause its Affiliates to reimburse) the party incurring such amounts (and the provisions of Section 2.3 shall apply in respect of such reimbursements, mutatis mutandis).  For the avoidance of doubt, this Section 2.2 shall not apply with respect to Approvals and Notifications, which matters are addressed in Section 2.5.
2.3.        Payment Terms. Provider shall present Recipient (on account of Transition Services provided to Recipient and its Affiliates) with monthly invoices for the Transition Services Provider and its Affiliates provide.  The format of such invoices shall include, without limitation, a brief description of the applicable Transition Services, the billing period, the applicable Costs, and such other information as Recipient may reasonably request to verify the quantity or volume of and Costs for the Transition Services. Recipient shall pay (or cause its Affiliates to pay), the undisputed amount of the monthly invoiced amount within forty-five (45) days after the date such monthly invoice was received. Any invoiced undisputed amounts not paid within such forty-five (45) day period shall be subject to interest from the due date until the date of payment, compounded monthly, at the Prime Rate published in The Wall Street Journal, Eastern Edition (or the maximum legal rate, whichever is lower). If Recipient in good faith disputes any portion of the amount due on any invoice, Recipient shall notify Provider in writing of the nature and basis of the dispute as soon as commercially reasonable, but no later than forty-five (45) days from the date of such invoice. If Recipient does not notify Provider of any disputed amounts within such forty-five (45) period, then Recipient will be deemed to have accepted Provider’s invoice. With respect to any invoiced amounts disputed by Recipient in good faith and notified to Provider in accordance with the requirements of this Section 2.3, Recipient may, in its discretion, (i) withhold such amounts pending resolution of the dispute in accordance with Section 3.2 or (ii) pay (or cause its Affiliates to pay) such amounts within the period set forth in the applicable invoice and seek reimbursement from Provider if such dispute is resolved in Recipient’s favor. Recipient shall pay (or cause its Affiliates to pay), or reimburse (or cause its Affiliates to reimburse) Provider for, the gross amount of any sales, use, excise, value-added or other similar tax (whether now existing or subsequently
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enacted) applicable to the amounts charged by Provider for Transition Services hereunder.  Provider shall include such taxes on the invoices provided in accordance with this Section 2.3 and shall be responsible for remitting (or causing the remission of) such taxes to the applicable taxing authority.  Each of the Parties and their respective Affiliates shall be solely responsible for the payment of any and all of their own other taxes imposed with respect to the provision of any Transition Services and any fees or charges in respect thereof, including without limitation franchise and similar taxes on capital, employment taxes associated with its employees, property taxes, gross receipts taxes, and taxes based on income. All amounts due and payable hereunder shall be invoiced and paid in (A) U.S. dollars or (B) if the Parties so agree, a foreign currency agreed by the Parties. With respect to Provider or any of its Affiliates that is domiciled outside of the United States that provides Transition Services to Recipient or any of its Affiliates that is domiciled outside the United States, if required by any applicable Law or otherwise reasonably requested by a Party or an Affiliate thereof, such non-U.S. Persons will enter into a local country agreement providing for the performance of such Transition Services.
2.4.        Audit Rights.  During the Term, and for a period of eighteen (18) months thereafter, Recipient shall have the right to conduct or cause to be conducted, an audit of the data, books and records and other pertinent information of Provider and its Affiliates concerning the provision of Transition Services hereunder, including without limitation, for purposes of disputing the calculation of any fees charged under this Agreement or for preparing financial statements. Such audit shall be at Recipient’s cost and expense, provided, however, that if an error in the calculation of the amounts invoiced to Recipient resulting in an overcharge to Recipient and its Affiliates of 10% or more (compared to the amount set forth on the applicable invoice) is identified in any such audit, Provider shall bear the cost of such audit. Without limiting the generality of the foregoing, in connection with the exercise of Recipient’s audit right, Provider shall also provide Recipient and its personnel and third-party accountants with reasonable access to Provider’s and its Affiliates’ pertinent personnel and third-party accountants (subject to execution of any access letters required by third-party accountants); provided that Provider and its personnel and third-party accountants shall not be required to provide information to Recipient or its personnel or third-party accountants that (x) is competitively sensitive or would waive any legal privilege (provided that in such case Provider shall use commercially reasonable efforts to provide Recipient and its personnel and third-party accountants with such information in a form and/or manner that would not result in competitive harm or waive legal privilege), (y) requires a third-party consent, which Provider, despite using commercially reasonable efforts, is not able to obtain, or (z) would be in violation of applicable Law. Recipient shall provide at least ten (10) Business Day’s advance notice of any such audit, and shall conduct such audit during normal business hours and in such a manner so as to reasonably minimize disruptions to Provider and its Affiliates.  No more than one (1) audit contemplated by this Section 2.3 may be conducted by Recipient during any 12-month period.
2.5.        Third-Party Consents; Contravention.

(a)          To the extent that any Approval or Notification is necessary for Provider and its Affiliates to provide the Transition Services to Recipient and its Affiliates, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except as otherwise provided in Section 7.4 to the Separation and Distribution Agreement, neither Moon nor SpinCo shall be obligated to contribute
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capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications. A Party shall not be deemed in breach of this Agreement in connection with the provision, receipt or use of a Transition Service (or failure to do so) if and to the extent such breach is the result of a failure by the Parties to secure an Approval or Notification, and in such event the Parties shall reasonably cooperate in good faith to effect an alternate method of providing the Transition Services to Recipient or its applicable Affiliate to the extent reasonably practicable. If such good faith effort does not result in a solution mutually acceptable to the Parties within thirty (30) days, then upon five (5) Business Days’ written notice delivered to Recipient after the expiration of such thirty (30) day period Provider and its Affiliates shall be relieved of the obligation to perform such Transition Service.
(b)          Neither Provider nor its Affiliates shall be required to perform a Transition Service if the provision of such Transition Service by Provider or its Affiliate conflicts with or violates applicable Law. The Parties shall use their reasonable best efforts to resolve any such conflict or violation as soon as reasonably practicable; provided, however, that, except as otherwise provided in Section 7.4 to the Separation and Distribution Agreement, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to resolve any such conflict or violation.  If Provider, Recipient, or any of their  respective Affiliates becomes aware of any of the foregoing conflicts or violations arising from provision of a Transition Service by Provider or its Affiliate, such Party shall promptly advise the other Party upon obtaining knowledge of such potential conflict or violation and Provider may suspend or cease (or cause its Affiliate to suspend or cease) providing such Transition Service. A Party shall not be deemed in breach of this Agreement in connection with the provision, receipt or use of a Transition Service (or failure to do so) if and to the extent such breach is the result of a failure by the Parties to resolve any such conflict or violation, and in such event the Parties shall reasonably cooperate in good faith to effect an alternate method of providing the Transition Services to Recipient or its applicable Affiliate to the extent reasonably practicable.  If such good faith effort does not result in a solution mutually acceptable to the Parties within thirty (30) days, then upon five (5) Business Days’ written notice delivered to Recipient after the expiration of such thirty (30) day period Provider and its Affiliates shall be relieved of the obligation to perform such Transition Service.
ARTICLE III
GOVERNANCE AND DISPUTES
3.1.        Cooperation, Information and Access; Monthly Meeting.
(a)          The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Transition Services and to minimize expense, distraction and disturbance to the other Party in performance of their respective obligations hereunder. Without limiting the generality of the foregoing, Recipient will provide (or cause its Affiliates to provide) to Provider in a timely manner, access to personnel, facilities and information required or reasonably requested by Provider in connection with providing the Transition Services; provided, however, Recipient shall not be required to provide (or cause its Affiliate to provide) access to
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information that (x) is competitively sensitive or would waive legal privilege (provided, that in such case Recipient shall use commercially reasonable efforts to provide (or cause its Affiliate to provide) Provider with such information in a form and/or manner that would not result in competitive harm or waive legal privilege), (y) requires a third-party consent, which Recipient or its Affiliates, despite using commercially reasonable efforts, is not able to obtain or (z) would be in violation of applicable Law; provided that, in each case of clause (x) and (y), Provider will not be liable for breach of this Agreement for a failure to provide a Transition Service to the extent that such failure resulted from the failure of Recipient to provide access to such information.
(b)          Each Party agrees that all of its and its Affiliates’ employees and any third-party service providers and Subcontractors, when on the property of the other Party or any of its Affiliates, or when given access to any equipment, computer, software, network or files owned or controlled by the other Party or any of its Affiliates, shall conform to the policies and procedures of such other Party or its Affiliate concerning health, safety and security (including physical security, network access, internet security, virus protection, disaster recovery, confidentiality, privacy and personal information security guidelines, policies and procedures) which are made known to such Party in advance in writing.
(c)          The Parties shall cooperate (and shall cause their Affiliates to) to ensure that any creation, collection, receipt, access, use, storage, disposal and disclosure of personal information hereunder does and will comply with all applicable Laws, including privacy and data protection Laws, as well as all applicable accepted industry standards. Recipient shall be advised immediately of any actual or attempted unauthorized access to or use of any technology, or any SpinCo Confidential Information or Moon Confidential Information, as the case may be (including any personal information of the Parties or their Affiliates) processed thereby or stored thereon (such unauthorized access or use, a “Security Breach”). Provider shall (and shall cause its Affiliates to) take all reasonable measures, at its expense, to remediate such Security Breach in compliance with all applicable Laws and will cooperate with Recipient’s reasonable requests in responding to such Security Breach. Provider shall not (and shall not permit its Affiliates to) provide notice to or contact any third party regarding a Security Breach, whether actual or suspected, without the prior written consent of Recipient, except to the extent required by applicable Law. Each Party reserves the right to disconnect (or cause its Affiliate to disconnect) the other Party or its Affiliate immediately from its or its Affiliate’s network and suspend any affected Transition Services, to the extent it reasonably deems it necessary and would do so with respect to its own businesses or Affiliates under similar circumstances, if such Party determines that: (1) its network is being attacked by devices from within the other Party’s or its Affiliate’s network, or (2) any network provided to the other Party or its Affiliate by such Party or its Affiliate as a Transition Service under this Agreement has been connected to (i) the internet or any third party network in any manner other than through an approved network, or (ii) any wireless access point. Upon satisfactory remediation the disconnecting Party will reconnect (or will cause its Affiliate to reconnect) the other Party or its applicable Affiliate and resume any affected Transition Services.
(d)          Provider and Recipient understand that, from time to time, each may need to access the other’s or the other’s Affiliate’s software and related data and databases, in which there is no commercially practical method to partition or separately protect confidential data or information or to restrict access to certain proprietary networks or applications. If either Party believes there is a risk to their confidential information due to the other Party’s or its Affiliate’s
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ability to access confidential data, information, or proprietary network or applications, such Party will have the right, but not the obligation, to establish and implement (or cause its Affiliate to establish and implement) reasonable restrictions on the other Party’s or its Affiliate’s access to any software, data, databases, applications, or networks used in connection with the Transition Services. Such restrictions may be imposed only for the purposes of: (i) protecting security of data on physical and electronic networks; (ii) assuring compliance with Law or contract restrictions imposed by third parties; (iii) protecting the integrity of the data, applications, or networks; or (iv) protecting against the loss of any material competitive advantage. Each Party will give (or will cause its Affiliate to give) commercially reasonable notice to the other or its applicable Affiliate of the imposition of any such restrictions. Provider and Recipient agree that they will work together, in good faith, to minimize the need for any such restrictions and the interruption or degrading of any such Transition Services. Both Parties agree to comply (and to cause their Affiliates to comply) with applicable Law with respect to data collection, processing, use, transfer, protection and privacy.
(e)          During the Term, each Party shall nominate one (1) representative (together, “Lead TSA Coordinators”) who shall conduct a joint monthly meeting at a mutually agreed time to discuss all matters arising in connection with the provision of the Transition Services and the performance of the Agreement, provided, however, each such meeting may be canceled in advance upon the mutual agreement of the Lead TSA Coordinators.
(f)          The Lead TSA Coordinators may from time to time nominate functional team leaders, responsible for either (i) a designated geographical area in which Transition Services are being provided or (ii) designated Transition Services and such nominated Persons shall have the authority to handle such daily operational matters related to the applicable Transition Service or Transition Services (such Persons, the “Function Leads”). Function Leads shall not have authority or responsibility with respect to any Transition Services other than the Transition Services(s) with respect to which they have been designated as Function Leads by the Lead TSA Coordinators. Either Lead TSA Coordinator may, from time to time, by written notice to the other Lead TSA Coordinator nominate a replacement Function Lead for any Transition Service. Issues that cannot be resolved by the applicable Function Leads shall be escalated to the Lead TSA Coordinators in accordance with Section 3.2.
(g)          To the extent that the transfer of a SpinCo Employee or a SpinCo Asset to the SpinCo Group results in a reduction in the Total Annual Cost Cap pursuant to Exhibit C, the Moon Group (in its capacity as Provider) shall be entitled to full utilization of such SpinCo Employee or SpinCo Asset in the provision of Transition Services hereunder.  In the event that the employment of any such SpinCo Employee with the SpinCo Group is terminated, SpinCo will use reasonable best efforts to cause such SpinCo Employee to be replaced promptly in order to permit the continued delivery of the applicable Transition Service.
3.2.        Dispute Resolution.  Prior to initiating any Action, any dispute, controversy or claim arising out of, relating to or in connection with the Transition Services or this Agreement (including any dispute in respect of charges or payments pursuant to or otherwise governed by Section 2.3 or in respect of or following any audit pursuant to Section 2.4) (a “Dispute”) that cannot be resolved by the applicable Function Leads after fifteen (15) Business Days, shall be submitted first to the Lead TSA Coordinators, and the Lead TSA Coordinators shall seek to resolve
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such Dispute through good faith negotiation. In the event that any Dispute is not resolved by the Lead TSA Coordinators within fifteen (15) Business Days after the Dispute was referred to the Lead TSA Coordinators (during which time the Lead TSA Coordinators shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the Lead TSA Coordinators shall escalate the Dispute to the chief financial officer of each Party for resolution. Upon such escalation, each TSA Project Lead will provide to his or her Party’s chief financial officer (i) the issues in dispute and such Party’s position thereon, (ii) a summary of the evidence and arguments supporting such Party’s position and (iii) a summary of the negotiations that have taken place to date. The chief financial officers shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. If such chief financial officers decline to meet, or if they fail to resolve the Dispute within ten (10) Business Days after the matter was first referred to either of them (as such time period may be extended by them in writing), the Dispute shall be escalated to the chief executive officers of each Party and the Parties shall follow the same procedures described above with respect to the chief financial officers. If such chief executive officers decline to meet, or if they fail to resolve the Dispute within ten (10) Business Days, either Party may initiate an Action in accordance with Section 7.8 to resolve the Dispute. Any disputed amount determined by the Parties or a court to be payable to a Party, together with interest thereon at the Prime Rate published in The Wall Street Journal, Eastern Edition (or the maximum legal rate, whichever is lower), on the forty-fifth (45th) day after the applicable invoice was received by the other Party, from such date through the date of payment, shall be due and payable to the Party to which payment is due by wire transfer of immediately available funds to such account or accounts as shall be specified by such Party within three (3) Business Days after such amounts are finally determined as provided in this Section 3.2.
ARTICLE IV
DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION
4.1.        Disclaimers.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 1.1(b) AND SECTION 4.3), THE TRANSITION SERVICES AND ACCESS TO THE PARTIES’ AND THEIR RESPECTIVE AFFILIATES’ COMPUTER AND OTHER SYSTEMS OR OTHER FACILITIES OR ASSETS ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, PERFORMANCE, COMMERCIAL UTILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED.
4.2.        Limitation of Liability.  NO PARTY NOR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE OR AFFILIATE THEREOF SHALL BE LIABLE TO ANY OTHER PARTY OR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE OR AFFILIATE THEREOF OR ANY OTHER THIRD PERSON FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, OR LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION (OR ANY OTHER VALUATION METHODOLOGY) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM
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THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, IN EACH CASE, ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS RELATING TO THE TRANSITION SERVICES, WHETHER LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHER FAULT FOR ANY MATTER RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF A PARTY IS HELD LIABLE TO A THIRD PARTY FOR ANY OF SUCH DAMAGES AND THE OTHER PARTY IS OBLIGATED TO INDEMNIFY SUCH PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THEN SUCH INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE THE OTHER PARTY FOR, THE TOTAL AMOUNT OF SUCH DAMAGES HOWSOEVER CHARACTERIZED. WITHOUT LIMITING THE FOREGOING, EXCEPT IN THE CASE OF FRAUD, BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF PROVIDER, IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SUCH PROVIDER, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEED AN AMOUNT EQUAL TO TWO (2) TIMES THE AMOUNTS PAID BY SUCH RECIPIENT TO SUCH PROVIDER FOR THE TRANSITION SERVICES PROVIDED DURING THE TERM OF THIS AGREEMENT.
4.3.        Indemnification.(a) Recipient will indemnify, defend and hold harmless Provider and its Affiliates and their respective stockholders, members, managers, officers, directors, agents and other representatives (collectively, the “Provider Indemnitees”) from any and all claims, demands, suits, losses, liabilities, penalties, actions and damages (“Claims”) under or in connection with this Agreement to the extent arising from: (i) fraud, bad faith, willful misconduct or gross negligence of or by Recipient or any of its Affiliates, in each case related to the receipt of Transition Services under this Agreement, (ii) a breach of any provision of this Agreement by Recipient or any of its Affiliates, (iii) a violation of applicable Law by Recipient or any of its Affiliates, (iv) any infringement or misappropriation of Intellectual Property Rights of any third Person by Recipient or any of its Affiliates arising out of the receipt of Transition Services under this Agreement, or (v) any Security Breach by Recipient or any of its Affiliates (other than such Claims to the extent resulting from or arising out of fraud, bad faith, or willful misconduct or gross negligence on the part of Provider or its Affiliates or their respective Subcontractors under or in connection with this Agreement.
(b)         Provider will indemnify, defend and hold harmless Recipient and its Affiliates and their respective stockholders, members, managers, officers, directors, agents, other representatives (collectively, the “Recipient Indemnitees”) from any and all Claims under or in connection with this Agreement to the extent arising from: (i) fraud, bad faith, willful misconduct or gross negligence of or by Provider or any of its Affiliates, in each case related to the provision of Transition Services under this Agreement, (ii) a breach of any provision of this Agreement by Provider or any of its Affiliates, (iii) a violation of applicable Law by Provider or any of its Affiliates, (iv) any infringement or misappropriation of Intellectual Property Rights of any third Person by Provider or any of its Affiliates arising out of the provision of Transition Services under this Agreement, or (v) any Security Breach by Provider or any of its Affiliates (other than such
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Claims to the extent resulting from or arising out of fraud, bad faith, willful misconduct or gross negligence on the part of Recipient or its Affiliates under or in connection with this Agreement).
(c)          Except in the case of fraud, the exclusive remedy for any Provider Indemnitee or any Recipient Indemnitee for monetary damages arising from a breach of this Agreement shall be the indemnification provided under this Section 4.3. For the avoidance of doubt, each Party may seek specific performance and other equitable remedies in accordance with Section 7.9
(d)         Each Provider Indemnitee and Recipient Indemnitee shall use its commercially reasonable efforts to mitigate any loss for which such Provider Indemnitee or Recipient Indemnitee seeks indemnification under this Agreement.
ARTICLE V
TERMINATION
5.1.        Termination of Transition Services. Unless both of the Parties agree in writing to terminate this Agreement, neither Party may terminate this Agreement in its entirety and Provider may not terminate any Transition Service, in whole or in part, during the Term, except as follows:
(a)          Recipient shall have the right to terminate any Transition Service, in whole or in part, upon thirty (30) days prior written notice to Provider, in each case, subject to the obligation to pay Early Termination Charges, as provided for under Section 5.2; provided, however, that (i) to the extent that Provider’s ability to provide (or cause to be provided) a Transition Service is dependent on the continuation by Recipient of another Transition Service (including continuation of access to a facility) to the extent expressly provided in the relevant Services Schedule, then Recipient shall not be entitled to terminate or reduce part of the scope or amount of, any such Transition Service unless, concurrently therewith, Recipient also terminates or reduces all such other interdependent Transition Services and (ii) to the extent that Provider informs Recipient that Provider’s actual cost of providing any other Transition Service would be increased by such termination or reduction, then Recipient shall not be entitled to terminate or reduce part of the scope or amount of, any such Transition Service unless, concurrently therewith, Recipient agrees to such increased Cost for such other Transition Services; and
(b)          if either Party materially breaches any of its material obligations under this Agreement and such Party does not cure such breach within sixty (60) days after the fiftieth (50th) Business Day (or such other period as the Parties agree in writing) after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, in whole or in part (with respect to the Transition Services to which the breach relates), by providing written notice of termination to the Party in breach (it being understood that this Section 5.1(b) shall not limit the Parties’ obligations pursuant to Section 3.2); and
(b)          this Agreement may be terminated, effective immediately upon written notice, by a Party, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a
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general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.
5.2.        Effect of Termination of Service.
(a)          Upon termination or reduction of any Transition Service pursuant to this Agreement, Recipient shall pay (or cause its Affiliate to pay) to Provider (or any Affiliate designated by it) all applicable Early Termination Charges, which shall be invoiced and paid as provided in Section 2.3. “Early Termination Charges” means any and all incremental out-of-pocket fees or expenses actually incurred and payable to any unaffiliated, third-party provider solely as a result of any early termination or reduction of a Transition Service (which fees and expenses may include breakage fees, or early termination fees or charges); for the avoidance of doubt, “Early Termination Charges” do not include any fees, costs or expenses incurred upon or in connection with the normal expiration of any Transition Service.
(b)          Upon termination of any Transition Service pursuant to this Agreement, Provider of the terminated Transition Service will have no further obligation to provide (or to cause its Affiliates to provide) any of the terminated Transition Services, and Recipient will have no obligation to pay (or to cause its Affiliate to pay) any future Costs relating to any such Transition Service; provided that such Recipient shall remain obligated to Provider for (i) Costs, any other fees, costs and expenses owed and payable per the terms of Article II with respect to Transition Services provided prior to the effective date of termination and (ii) Early Termination Charges as invoiced by Provider to Recipient.
5.3.        Force Majeure Event.  Provider and its Affiliates shall not be liable for delays or interruptions in performing their obligations (other than obligations to make monetary payments) primarily arising from (i) any act, delay or failure to act on the part of any Governmental Authority; (ii) acts of God; (iii) casualties such as fire or explosions; (iv) labor strikes or (v) any other causes beyond their reasonable control (or beyond the reasonable control of any Person acting on their behalf) (any such event, a “Force Majeure Event”). In the event of any Force Majeure Event which Provider determines will prevent or cause a significant delay in its or its Affiliates’ performance, Provider shall notify Recipient promptly in writing. Provider shall (a) use (and shall cause its Affiliates to use) reasonable best efforts to overcome the circumstances created by such event as quickly as possible, (b) mitigate the impact of such circumstances on its provision of Transition Services hereunder, (c) shall notify Recipient promptly in writing when such circumstances have ceased to affect the provision of Transition Services, (d) shall treat Recipient on a non-discriminatory basis as compared to any other internal or external service recipient, if any, in connection with the restoration of the affected Transition Services and (e) at the option of Recipient, the term and all additional payments owed in respect of any affected Transition Services shall be tolled to the extent such Transition Services are not provided or have not already been provided by Provider, until such Transition Service is resumed in accordance with the standards set forth in Section 1.1(b). Upon a cessation of a Force Majeure Event, Provider shall use reasonable best efforts to resume its performance of any affected Transition Services in accordance with the standards set forth in Section 1.1(b) with the least possible delay. So long as a Force Majeure Event persists, Recipient shall have the right, but not the obligation, (x) to obtain replacement services for the affected Transition Services for the duration of such Force Majeure Event from a third-party service provider at Recipient’s and Provider’s equally shared expense or
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(y) to terminate any Transition Service in whole or in part upon ten (10) Business Days’ prior written notice to Provider.
5.4.        Survival Upon Expiration or Termination.  The provisions of Section 1.8 (Books and Records), ARTICLE IV (Disclaimers; Limitation of Liability; Indemnification), ARTICLE VI (Notices and Demands) ARTICLE VII (Miscellaneous) and Section 5.6 (Transition and Post Termination Assistance) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties; provided that, the provisions of ARTICLE II (Compensation for Transition Services) shall survive such termination and each Party shall remain liable to the other Party for all amounts payable thereunder in respect of Transition Services provided prior to the effective date of such termination.
5.5.        Actions Upon Termination.  Except as otherwise provided in the Merger Agreement, the Separation and Distribution Agreement or other Transaction Documents, upon the termination of any Transition Service with respect to which either Party holds equipment, books, records, files or any other documents or other property owned by (or required by the Merger Agreement, the Separation and Distribution Agreement or any other Transaction Document to be delivered to) the other Party, the Party in possession of such property (including Intellectual Property Rights) shall, at the other Party’s request and option, destroy, return or deliver (or cause to be destroyed, returned or delivered) all such property of the other Party. Each Party shall bear its reasonable costs and expenses associated with the return or destruction thereof, except as otherwise provided in the Merger Agreement, the Separation and Distribution Agreement or the other Transaction Documents. In addition, upon the termination of any of the Transition Services which involved the compilation of records including data on Provider’s or its Affiliates’ computer systems, upon Recipient’s written request, Provider will use (and will direct its Affiliates to use) commercially reasonable efforts to promptly deliver (or to cause to be promptly delivered) such records to Recipient or its Affiliates; provided that, Provider and its Affiliates shall be allowed to retain a copy of such materials (i) to the extent required by applicable Law, or Provider’s or its Affiliates’ bona fide compliance or record retention policies; or (ii) to the extent it is “backed-up” on its or theirs (as the case may be) electronic information management and communications systems or servers, is not available to the end user and cannot be expunged without considerable effort.  Electronic records will be provided on magnetic media in readable format mutually acceptable to the Parties, which format will be capable of being read by a computer mutually acceptable to the Parties.
5.6.        Transition and Post Termination Assistance. During the Term and for a period of three (3) months following expiry of the Term, subject to Section 7.5, Provider shall provide (and cause its Affiliates to provide) reasonable separation assistance to Recipient and its Affiliates to enable Recipient and its Affiliates to transition and transfer responsibility for the provision of the Transition Services to Recipient and its Affiliates. Costs of providing any such assistance in accordance with this Section 5.6 shall be borne as provided in Section 7.4 to the Separation and Distribution Agreement.
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ARTICLE VI
NOTICES AND DEMANDS
6.1.        Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
(a)          if to Moon, to:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

(b)          if to SpinCo, to:

Ingersoll-Rand U.S. HoldCo, Inc.
c/o Ingersoll-Rand Company
800-E Beaty Street
Davidson, NC 28036
Attention:	Andy Schiesl

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

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ARTICLE VII
MISCELLANEOUS
7.1.        Relationship of the Parties.  The Parties declare and agree that each Party and its Affiliates is engaged in a business that is independent from that of the other Party and its Affiliates and Provider and its Affiliates shall perform their obligations hereunder as independent contractors. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship, or a partnership or joint venture.  Neither Party or its Affiliates is an agent or employee of the other Party or its Affiliates.  Neither Party or its Affiliates has authority to represent the other Party or its Affiliates as to any matters, except as may be authorized in writing by the other Party or its Affiliates from time to time.
7.2.        Employees.  Provider or its Affiliates shall be solely responsible for payment of compensation to their respective employees engaged in providing any Transition Services. Provider or its Affiliates shall assume full responsibility for payment of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income Tax Laws with respect to such persons.
7.3.        Interpretation.  Unless the context of this Agreement otherwise requires:
(a)          (i) Words of any gender include each other gender and neuter form; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) derivative forms of defined terms will have correlative meanings; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (v) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) the word “or” shall be disjunctive but not exclusive.
(b)          References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)          References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)          References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any
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similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(f)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(j)          All monetary figures shall be in United States dollars unless otherwise specified.
7.4.        Assignment. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party. Any attempted assignment or delegation in breach of this Section 7.4 shall be null and void, except that (without limiting any other provision of this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document) a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of all or substantially all of the business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement.
7.5.        Confidentiality.  The Parties acknowledge that certain SpinCo Confidential Information and Moon Confidential Information may be shared or disclosed during the performance of this Agreement.  The Parties agree that all SpinCo Confidential Information and Moon Confidential Information will be subject to the confidentiality provisions of Section 7.2 of the Separation and Distribution Agreement.
7.6.        Severability.  If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
7.7.        Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, permitted successors and assigns.
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Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their Affiliates, any rights or remedies under or by reason of this Agreement; provided, however, that (i) Clover shall be an express third-party beneficiary of the rights of SpinCo as provided in this Agreement and (ii) Provider Indemnitees and Recipient Indemnitees shall be express third-party beneficiaries of ARTICLE IV (Disclaimers; Limitation of Liability; Indemnification).
7.8.        Governing Law; Jurisdiction; WAIVER OF JURY TRAIL.
(a)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. Each of the Parties (on behalf of itself and its Affiliates) expressly waives any right it (or any such Affiliate) may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)         Each of the Parties (on behalf of itself and its Affiliates) hereby irrevocably and unconditionally submits, for itself (and such Affiliate) and its (and such Affilate’s) property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably (on behalf of itself and its Affiliates) and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party (on behalf of itself and its Affiliates) irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any Party (or its Affiliates) to serve process in any other manner permitted by applicable Law.
(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT (OR ANY OF ITS AFFILIATES) MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
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HEREBY. EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8(c).
7.9.        Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
7.10.      Captions; counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
7.11.      Entire Agreement.  This Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) including any related annexes, Exhibits and Schedules (including the Services Schedule), as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
7.12.      Amendments and Waivers.  No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties hereto. Any Party may, at any time, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
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7.13.      Remedies Cumulative.  Unless otherwise provided under this Agreement (including, for the avoidance of doubt, Section 4.3), all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by Law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement.  Unless otherwise provided under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be executed by their duly authorized officers as of the date first written above.
INGERSOLL-RAND PLC

By:
Name:
Title:

INGERSOLL-RAND U.S. HOLDCO, INC.

By:
Name:
Title:

- Signature Page to Transition Services Agreement-

EXHIBIT B
TAX MATTERS AGREEMENT

BY AND AMONG

INGERSOLL-RAND PLC,

INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L.,

INGERSOLL-RAND SERVICES COMPANY,

INGERSOLL-RAND U.S. HOLDCO, INC.,

AND

GARDNER DENVER HOLDINGS, INC.

Section 8.3	Non-Performance	26
Section 8.4	Costs	26

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of [●], by and among Ingersoll-Rand Plc, a Republic of Ireland public limited company (“Moon”), Ingersoll-Rand Lux International Holding Company S.à r.l., a Luxembourg société à responsibilité limitée (“Moon LuxCo”), Ingersoll-Rand Services Company, a Delaware corporation (“SpinCo Borrower”), Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation and wholly owned subsidiary of Moon (“SpinCo”), and Gardner Denver Holdings, Inc., a Delaware corporation (“Clover,” and together with Moon and SpinCo, the “Parties,” and each a “Party”).
RECITALS
WHEREAS, the Board of Directors of Moon has determined that it is in the best interests of Moon and its shareholders to separate the SpinCo Business from the Moon Business and to divest the SpinCo Business in the manner contemplated by the Separation and Distribution Agreement by and between Moon and SpinCo, dated as of April 30, 2019 (the “Separation and Distribution Agreement”) and the Merger Agreement;
WHEREAS, the Board of Directors of Moon and the Board of Directors of SpinCo have approved the transfer of the SpinCo assets to SpinCo and its Affiliates and the assumption by SpinCo and its Affiliates of the SpinCo liabilities, all as more fully described in the Separation and Distribution Agreement and the other Transaction Documents;
WHEREAS, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, on the Distribution Date, Moon will either (a) cause Moon shareholders to receive on a pro rata basis for no consideration all the shares of SpinCo Common Stock, or (b) consummate an offer to exchange (the “Exchange Offer”) shares of SpinCo Common Stock for outstanding shares of Moon Common Stock and, in the event that Moon’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, Moon will distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer (in each case, the “Distribution”);
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2019 (the “Merger Agreement”), by and among Moon, SpinCo, Clover, and Clover Merger Sub Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) and all shares of SpinCo Common Stock will be converted into common stock, $0.01 par value, of Clover, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, it is the intention of the Parties that, for U.S. federal income Tax purposes: (a) the Contribution and Distribution qualify as tax‑free under Sections 368(a), 361 and 355 of the Code; (b) each of the transactions described on Schedule 7.3(b) to the Merger Agreement qualify as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code; (c) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (d) no income, gain or loss be recognized as a result of such transactions described in clauses (a), (b) and (c) by any of Moon, SpinCo, Clover, their respective Subsidiaries, the holders of SpinCo Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Clover Common Stock) or the holders of Moon Common Stock (except with respect to the receipt of cash in lieu of fractional shares of SpinCo Common Stock, if any); and (e) each of the Merger Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations; and
WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain Separation Transactions and the Merger.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

Definition of Terms
For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:
“Action” has the meaning set forth in the Separation and Distribution Agreement.
“Active Business” means any business relied on to satisfy (i) the active trade or business requirement of Section 355(b) (taking into account Section 355(b)(3) of the Code) or (ii) the continuity of business enterprise requirements under Section 1.355-3 and Treasury Regulations Section 1.368-1(d), to the extent identified as such in the Tax Materials; provided, that none of the businesses specified on Schedule I shall constitute an “Active Business.”
“Active Business Entities” means any entity identified in the Tax Materials as conducting an Active Business as of the Distribution Date.
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Capital Stock” means all classes or series of capital stock of a Person, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such Person for U.S. federal income tax purposes.
“Clover Common Stock” has the meaning set forth in the Merger Agreement.
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“Clover Consolidated Return” means any Combined Income Tax Return that includes Clover or any Clover Entity that is not a Moon Consolidated Return.
“Clover Entity” means any Subsidiary of Clover immediately after the effectiveness of the Merger that is not a member of the SpinCo Group.
“Clover Group” means, individually or collectively, as the case may be, Clover and any Clover Entities.
“Clover Tax Opinion” has the meaning set forth in the Merger Agreement.
“Code” means the U.S. Internal Revenue Code of 1986.
“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis under any applicable Tax Law.
“Combined Income Tax Return” means any Tax Return filed in respect of U.S. federal, state, local or non-U.S. Income Taxes for a Combined Group.
“Contribution” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, in each case, resulting from the failure of any Separation Transaction or the Merger to qualify for the Intended Tax Treatment.
“Distribution Taxes” means, without duplication, any and all Taxes (a) required to be paid by or imposed on Moon or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution and Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of U.S. state or local Tax Laws); (b) required to be paid by or imposed on Moon or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the U.S. state or local Tax Laws); or (c) required to be paid by or imposed on Moon or any of its Affiliates resulting from, or directly arising in connection with, the failure of any Separation Transaction to qualify for the Intended Tax Treatment.
“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.
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“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made, which shall in any case be no later than the payment date required to avoid the incurrence of interest, penalties and additions to Tax.
“Effective Time” has the meaning set forth in the Merger Agreement.
“Employee Matters Agreement” has the meaning set forth in the Merger Agreement.
“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required or permitted by the Separation and Distribution Agreement, the Merger Agreement or any Transaction Document or that is undertaken pursuant to the Separation Transactions or the Merger.
“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.
“Group” means the Moon Group, the SpinCo Group, the Clover Group, or one or more such Groups, in each case, as the context requires.
“Income Tax Returns” means all Tax Returns that relate to Income Taxes.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains tax), (ii) multiple bases (including corporate franchise and business Taxes) if one or more bases upon which such Tax is determined is described in clause (i) above, and (iii) in each case, any such Tax that is a minimum Tax.
“Intended Tax Treatment” means that (i) the Contribution and Distribution, taken together, will constitute a tax-free reorganization to Moon and Moon shareholders for all purposes pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code and the SpinCo Common Stock received pursuant to the Distribution will constitute “qualified property” for purposes of Sections 355 and 361(c) of the Code; (ii) the Merger will constitute a tax-free reorganization
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pursuant to Section 368(a) of the Code; (iii) the payment of the SpinCo Payment and distribution of any assets and liabilities that are not (x) SpinCo Assets (as defined in the Separation and Distribution Agreement), (y) SpinCo Liabilities (as defined in the Separation and Distribution Agreement) or (z) liabilities under the Financing (as defined in the Separation and Distribution Agreement) by the SpinCo Borrower (as defined in the Separation and Distribution Agreement) to Moon LuxCo will be a distribution described under Section 361(b) of the Code; (iv) each of the transactions described on Schedule 7.3(b) to the Merger Agreement qualify as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code, as applicable; and (v) any other transaction (or combination of transactions) undertaken pursuant to the Reorganization qualifies for tax-free treatment under applicable Law, as determined by Moon in its reasonable discretion and in accordance with the Plan of Reorganization, but, in the case of this clause (v), only to the extent that any such transaction (or combination of transactions) is undertaken pursuant to the Plan of Reorganization, and its intended tax-free treatment is described in a “more likely than not” (or higher level) opinion or memorandum of a Tax Advisor or ruling from a Tax Authority obtained by Moon (at the sole expense of the Moon Group) that has been provided to Clover prior to the Distribution Date.  The term “Intended Tax Treatment” will, as applicable, also include the qualification of each transaction described in clauses (i)-(v) above under comparable provisions of state or local Tax Law or, in the case of clause (v), non-U.S. Tax Law.
“IRS” means the United States Internal Revenue Service.
“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, treaty, order, requirement or rule of law (including common law).
“Mixed Business Tax Return” means any Separate Entity Tax Return that reflects or reports Taxes that relate to at least one asset or activity that is part of the Moon Business, on the one hand, and at least one asset or activity that is part of the SpinCo Business, on the other hand.
“Moon Business” has the meaning set forth in the Separation and Distribution Agreement.
“Moon Consolidated Return” means any Combined Income Tax Return that includes any member of the Moon Group.
“Moon Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Moon Consolidated Return.
“Moon Entity” means any Subsidiary of Moon from and after the Distribution Time.
“Moon Group” means, individually or collectively, as the case may be, Moon and any Moon Entities.
“Moon Tainting Act” means (a) any action (or the failure to take any action) within its control by Moon or any member of the Moon Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the Capital Stock of Moon, any
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assets of Moon or any assets of any member of the Moon Group that, or (c) any breach by Moon or any member of the Moon Group of any representation, warranty or covenant made by such Person in this Agreement that, in each case, would affect the Intended Tax Treatment or otherwise cause a Separation Transaction or the Merger to fail to qualify for its Intended Tax Treatment, other than, in each case, any action required by the Separation and Distribution Agreement, Merger Agreement or any Transaction Document or undertaken pursuant to the Distribution.
“Moon Taxes” means, without duplication, and after accounting for any adjustment pursuant to a Final Determination, (a) any Moon Consolidated Taxes, (b) any Income Taxes of (i) SpinCo or any member of the SpinCo Group for (A) any Pre-Distribution Period and (B) to the extent attributable to assets or activities of the Moon Business, as determined pursuant to Section 3.2, any Post-Distribution Period or (ii) Moon or a member of the Moon Group, but excluding in either case any Taxes included in clause (a)(i) of the definition of SpinCo Taxes, (c) any Other Taxes of (i) SpinCo or any member of the SpinCo Group attributable to assets or activities of the Moon Business, as determined pursuant to Section 3.2, or (ii) Moon or a member of the Moon Group, but excluding in either case any Taxes included in clause (b)(i) of the definition of SpinCo Taxes, (d) any Taxes imposed on SpinCo, Clover, or any member of the SpinCo Group or Clover Group under Treasury Regulations Section 1.1502-6 (or any equivalent provision of other Tax Law) as a result of SpinCo or any member of the SpinCo Group being or having been included as part of, or ceasing to be part of or owned by, a Combined Group with any Person that is not a member of the SpinCo Group on or prior to the Distribution Date, (e) subject to Section 3.1(c), any Taxes attributable to a Moon Tainting Act, (f) any Taxes of Moon or any Subsidiary of Moon or former Subsidiary of Moon, including members of the SpinCo Group (each, immediately prior to the Distribution Time) attributable to the Separation Transactions (including the settlement of any intercompany transactions), and (g) any Transfer Taxes; provided, that Moon Taxes shall not include any Taxes included in clauses (c), (d), (e) and (f) of the definition of SpinCo Taxes.
“Moon Tax Opinion” has the meaning set forth in the Merger Agreement.
“Other Taxes” means Taxes other than Income Taxes.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.
“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.
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“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.
“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by management or shareholders of SpinCo or Clover, is a hostile acquisition, or otherwise, as a result of which SpinCo or Clover would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock (or the Capital Stock of any direct or indirect parent thereof), a number of shares of such Capital Stock that would, when combined with any other direct or indirect changes in ownership of such Capital Stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise fifty percent (50%) or more of (i) the value of all outstanding shares of such Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo (or any direct or indirect parent thereof) as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Clover of a shareholder rights plan or (B) issuances by SpinCo or Clover that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition, and the application thereof, is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation, subject to the reasonable review of Moon and its Tax Advisors in consultation with Clover and its Tax Advisors.  For the avoidance of doubt, the Merger shall not by itself constitute a Proposed Acquisition Transaction, nor shall any equity compensation of Clover to Clover employees constitute a Proposed Acquisition Transaction to the extent such equity compensation is described in the Tax Representation Letters and addressed in the Moon Tax Opinion.
“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable) or other reduction or offset of Taxes otherwise payable, including any interest paid on or with respect to such refund of Taxes.  The amount of any Refund shall be determined net of any
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Taxes actually imposed by any Tax Authority on the Party receiving the refund, after accounting for the provisions of Section 5.1.
“Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
“Restricted Period” means the period beginning at the Distribution Time and ending on the two (2)-year anniversary of the day after the Distribution Date.
“Separate Entity Tax Return” means any Tax Return, other than any Moon Consolidated Return or Clover Consolidated Return, relating to the Moon Business, the SpinCo Business, or both the Moon Business and SpinCo Business.
“Separation Transactions” means those transactions undertaken prior to and up to the Distribution Time by Moon, SpinCo and their Affiliates, pursuant to the Reorganization, to separate ownership of the SpinCo Business from ownership of the Moon Business, including the Contribution and the Distribution.
“Specified Shareholder” means any Person listed on Schedule II.
“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Entity” means any Subsidiary of SpinCo from and after the Distribution Time.
“SpinCo Group” means, individually or collectively, as the case may be, SpinCo and any SpinCo Entities.
“SpinCo Tainting Act” means (a) any action (or the failure to take any action) within its control by SpinCo, Clover or any member of their respective Groups (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the SpinCo Capital Stock (or the Capital Stock of any direct or indirect parent thereof), any assets of SpinCo or any assets of any member of the SpinCo Group, (c) any breach by SpinCo, Clover or any member of the SpinCo Group or Clover Group of any representation, warranty or covenant made by such Person in this Agreement that, in each case, would affect the Intended Tax Treatment or otherwise cause a Separation Transaction or the Merger to fail to qualify for the Intended Tax Treatment or (d) any action by a Specified Shareholder (A) to actually or constructively acquire any additional shares of Clover, (B) to the extent such action would give rise to any Proposed Acquisition Transaction, (C) to approve any Proposed Acquisition Transaction for any purpose or (D) to otherwise effect any Proposed Acquisition Transaction with respect to SpinCo Action; provided, that, SpinCo Tainting Act shall not include any action required by the Separation and Distribution Agreement, the Merger Agreement or any Transaction Document or undertaken pursuant to the Distribution.  For purposes of clause (v) of the definition of Intended Tax Treatment an action shall only be a SpinCo Tainting Action if (i) Moon has notified SpinCo of such action pursuant to Section 7.1(e), (ii) including such action as a SpinCo Tainting Action would not reasonably be expected (in light of the terms of this Agreement and the other Transaction Documents) to impede the operations of or otherwise adversely affect the SpinCo
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Business in any respect material to the SpinCo Business, and (iii) such action does not otherwise restrict the disposition of any of the businesses listed on Schedule I. Any action relating to clause (v) of the definition of Intended Tax Treatment that is otherwise a SpinCo Tainting Act will cease to be a SpinCo Tainting Act on the first anniversary of the Distribution Date, subject to extension by no more than one additional year if and to the extent the opinion or memorandum of a Tax Advisor or ruling from a Tax Authority provided in connection with establishing the Intended Tax Treatment of the relevant transaction expressly provides that such extension is reasonably necessary to preserve the related Intended Tax Treatment, such opinion, memorandum or ruling to be reasonably acceptable to Clover, based on advice of Clover’s relevant Tax Advisor; provided, that such extension shall only be available if the potential Tax cost to Moon of not receiving such extension with respect to such transaction would be more than $2,000,000.
“SpinCo Taxes” means, without duplication, and after accounting for any adjustment pursuant to a Final Determination, (a) any Income Taxes (other than Moon Consolidated Taxes) for any Post-Distribution Period of (i) Moon or any member of the Moon Group attributable to assets or activities of the SpinCo Business, as determined pursuant to Section 3.2, or (ii) SpinCo or a member of the SpinCo Group, but excluding in either case any Taxes included in clauses (b)(i)(B), (d) and (f) of the definition of Moon Taxes, (b) any Other Taxes of (i) Moon or any member of the Moon Group attributable to assets or activities of the SpinCo Business, as determined pursuant to Section 3.2, and (ii) SpinCo or a member of the SpinCo Group, but excluding in either case any Taxes included in clauses (c)(i), (f) and (g) of the definition of Moon Taxes, (c) subject to Section 3.1(c), any Taxes attributable to a SpinCo Tainting Act, (d) any Taxes attributable to an Extraordinary Transaction effected after the Distribution on the Distribution Date by SpinCo or a member of the SpinCo Group, (e) any Taxes as a result of the issuance of any equity compensation of Clover to Clover employees to the extent such equity compensation is described in the Tax Representation Letters and addressed in the Moon Tax Opinion, and (f) any Taxes taken into account in computing amounts payable pursuant to Section 2.8 of the Separation and Distribution Agreement; provided, that SpinCo Taxes shall not include any Taxes included in clause (e) of the definition of Moon Taxes.
“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns any of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of any of the members of the governing body or with respect to which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).
“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any governmental authority or political subdivision thereof, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording,
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franchise, business organization, occupation, premium, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, import, export, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, or any interest, penalties or additions to tax, or additional amounts, in respect of any of the foregoing and (b) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of transferee or successor liability, contract, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous provision of Tax Law).
“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction that is reasonably acceptable to the Parties.
“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.
“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” means any refund, credit, or other reduction in Tax payments, in each case, as determined on a “with and without” basis, that is actually received or recognized by a Party or any member of its Group.  For the avoidance of doubt, the term “Tax Benefit” shall include any such benefit actually received or recognized as a result of a step-up in Tax basis or an increase in any Tax Attribute.
“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Law” means any Law relating to any Tax.
“Tax Materials” means any opinion of a Tax Advisor, ruling from a Tax Authority or any submission, certificate, representation letter or other material delivered by the Parties to such Tax Advisor or Tax Authority in connection with the rendering by such Tax Advisor of such opinion and the issuance by such Tax Authority of such ruling, including the Clover Tax Opinion, the Moon Tax Opinion and the Tax Representation Letters, in each case, that is received in connection with the Intended Tax Treatment of the transactions set forth therein.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Proceeding” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes (including any administrative or judicial review of any claim for refund).
“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Proceedings, and any other books of account or records (whether or not in written,
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electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax Representation Letters” has the meaning set forth in the Merger Agreement.
“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Transaction Documents” has the meaning set forth in the Separation and Distribution Agreement.
“Transfer Tax” means any sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Separation Transactions.
“Treasury Regulations” means the regulations promulgated from time to time under the Code.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which each of the Parties may rely to the effect that a transaction will not affect the Intended Tax Treatment or otherwise cause any Separation Transaction or the Merger to fail to qualify for its Intended Tax Treatment.  Any such opinion must assume that the Contribution and Distribution would have qualified for the Intended Tax Treatment if the transaction in question did not occur and may assume the accuracy of, and may rely upon, customary assumptions, representations and undertakings reasonably satisfactory to Moon and Clover and SpinCo contained in certificates delivered by an officer of Moon, Clover, or SpinCo, as the case may be.
INDEX OF DEFINED TERMS
Term	Section
Agreement	Preamble
Carryback	2.5(a)
Chosen Courts	13.9(b)
Clover	Preamble
Distribution	Recitals
Exchange Offer	Recitals
Indemnified Party	4.2(a)
Indemnifying Party	4.2(a)
Independent Arbiter	11.2
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Moon	Preamble
Moon LuxCo	Preamble

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Term	Section
Moon Ordinary Shares	Recitals
Notified Action	7.4
One-Step Spin-Off	Recitals
Parties	Preamble
Party	Preamble
Past Practice	2.3(a)
Post-Distribution Ruling	7.3(a)
Refund Party	5.1(a)
Retention Date	8.5
Separation and Distribution Agreement	Recitals
SpinCo	Preamble
SpinCo Common Stock	Recitals

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ARTICLE II

Preparation and Filing of Tax Returns
Section 2.1            Consolidated Returns.
(a)          Moon shall prepare and file all Moon Consolidated Returns, and shall, subject to Section 4.1(a), pay all Taxes shown to be due and payable on such Tax Returns.
(b)          Clover shall prepare and file all Clover Consolidated Returns, and shall, subject to Section 4.1(a), pay all Taxes shown to be due and payable on such Tax Returns.
Section 2.2           Separate Entity Tax Returns.
(a)          Moon shall prepare and file (or shall cause to be prepared and filed) any Separate Entity Tax Returns required to be filed by, or with respect to, any member of the Moon Group, and shall, subject to Section 4.1(a), pay, or cause the applicable Moon Entity to pay, all Taxes shown to be due and payable on such Tax Returns.
(b)          Except as set forth in Section 2.2(c), SpinCo shall prepare and file (or shall cause to be prepared and filed) any Separate Entity Tax Returns required to be filed by, or with respect to, any member of the SpinCo Group and shall, subject to Section 4.1(a), pay, or cause the applicable SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.
(c)          Moon shall (or shall cause a Moon Entity to) prepare any Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Tax Period that ends before the Distribution Date and may elect to prepare (or cause a Moon Entity to prepare) any Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Straddle Period if the numbers of days in such Straddle Period that are attributable to a Pre-Distribution Period equals or exceeds the number of days attributable to a Post-Distribution Period. At SpinCo’s timely prior written request and expense, Moon shall (or shall cause a Moon Entity to) prepare any other Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Straddle Period. SpinCo shall file, or cause the applicable SpinCo Entity to file, any such Tax Returns and, subject to Section 4.1(a), pay, or cause the applicable SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.
Section 2.3           Tax Reporting Practices.
(a)          Past Practices.  With respect to any Tax Return for which a Party is responsible for preparing such Tax Return in accordance with the terms of this Agreement (unless the items reported on such Tax Return could not reasonably be expected to affect Tax Items reported on any Tax Return filed by the other Party or members of its Group), such Tax Return shall be prepared in accordance with the practices, accounting methods, elections or conventions applied in respect of any applicable Tax Item for Pre-Distribution Periods, as modified by the remainder of this Section 2.3(a) (“Past Practice”).  To the extent any Tax Items
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are not covered by Past Practice, or the Parties jointly determine that variance from Past Practice is required by applicable Tax Law (including as a result of a determination that there is not “substantial authority” for such position if reported in accordance with Past Practice), subject to the review rights described in Section 2.4, the Tax Return shall be prepared in the manner reasonably determined by the Party responsible for preparing such Tax Return in accordance with the terms of this Agreement, following good faith consultation with the other Party.
(b)          Reporting of Separation Transactions.  The Tax treatment of the Separation Transactions reported on any Tax Return (whether such Tax Return is for a Pre-Distribution Period or a Post-Distribution Period) shall be consistent with (i) the Intended Tax Treatment and (ii) the treatment thereof in any opinion or memorandum delivered in connection with the documentation thereof, which has been delivered as of the Distribution Date.  The Tax treatment of the Separation Transactions reported on any Tax Return for which SpinCo is responsible for preparing in accordance with the terms of this Agreement shall be consistent with that on any Tax Return filed or to be filed by Moon or any member of the Moon Group or caused or to be caused to be filed by Moon, to the extent that SpinCo has knowledge of such reporting. In furtherance of the foregoing, Moon shall, at least thirty (30) Business Days prior to the Due Date of any applicable Tax Return, provide to SpinCo, to the extent Moon has not previously made available, such information with respect to the Intended Tax Treatment and otherwise with respect to the intended tax treatment of the Separation Transactions as will enable SpinCo to file any Tax Return it is responsible for preparing in accordance with the terms of this Agreement. If SpinCo determines, in consultation with Moon and their respective Tax Advisors that there is no “substantial authority” for such reporting position, such disputed item (or items) shall be referred for resolution in accordance with Article XI. In the event that the resolution of such disputed item (or items) with respect to a Tax Return is inconsistent with such Tax Return as filed, the Parties shall, as promptly as practicable, amend the applicable Tax Returns to properly reflect the final resolution of the disputed item (or items).
Section 2.4           Right to Review Tax Returns.
(a)          Review of Moon-Prepared Tax Returns with Separate SpinCo Tax Liability.  Except with respect to Moon Consolidated Returns, which shall be governed by Section 2.4(d), Moon shall, at least thirty (30) Business Days prior to the Due Date for such Tax Return, or as soon thereafter as reasonably practical, submit to SpinCo and Clover a draft of any Tax Return Moon is required or permitted to file under this Article II to the extent such Tax Return reflects a Tax liability reasonably expected to be borne by SpinCo or Clover (or a member of their respective Groups).  Moon shall consider in good faith any reasonable changes to such Tax Return submitted by Clover and shall, absent written consent of Clover (not to be unreasonably withheld, delayed or conditioned), make any such changes with respect to an applicable Tax Item to the extent the relevant Tax Item would reasonably be expected to give rise to a Tax liability (including a liability under the provisions of this Agreement) for SpinCo or Clover (or a member of their respective Groups) for any Tax Period and such changes are submitted no later than fifteen (15) Business Days prior to the Due Date for such Tax Return (or, in the case of draft Tax Return delivered later than thirty (30) Business Days prior to the Due Date, as soon thereafter as reasonably practical, but in no event later than five (5) Business Days prior to the Due Date).
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(b)          Review of SpinCo-Prepared Tax Returns with Separate Moon Tax Liability.  Except with respect to Clover Consolidated Returns, which shall be governed by Section 2.4(d), SpinCo shall, at least thirty (30) Business Days prior to the Due Date for such Tax Return, or as soon thereafter as reasonably practical, submit to Moon a draft of each Tax Return it is required or permitted to file under this Article II to the extent such Tax Return reflects a Tax liability reasonably expected to be borne by Moon.  SpinCo shall consider in good faith any reasonable changes to such Tax Return submitted by Moon and shall, absent written consent of Moon (not to be unreasonably withheld, delayed or conditioned), make any such changes with respect to an applicable Tax Item to the extent the relevant Tax Item would reasonably be expected to give rise to a Tax liability (including a liability under the provisions of this Agreement) for Moon (or a member of the Moon Group) for any Tax Period and such changes are submitted no later than fifteen (15) Business Days prior to the Due Date for such Tax Return (or, in the case of draft Tax Return delivered later than thirty (30) Business Days prior to the Due Date, as soon thereafter as reasonably practical, but in no event later than five (5) Business Days prior to the Due Date).
(c)          Dispute Mechanics.  In the event any item for which proper notice of a dispute was given pursuant to Section 2.4(a) or Section 2.4(b) was not finally resolved and agreed upon in accordance with the provisions thereof, the applicable Tax Return shall be filed or caused to be filed as prepared by the Party responsible for preparing such Tax Return in accordance with the terms of this Agreement prior to the Due Date, and such disputed item (or items) shall be referred for resolution in accordance with Article XI.  In the event that the resolution of such disputed item (or items) with respect to a Tax Return is inconsistent with such Tax Return as filed, the Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement (with cooperation from the other Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items).  In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted pursuant to applicable dispute resolution procedures, proper adjustment shall be made to the amounts previously paid or required to be paid in a manner that reflects such resolution.
(d)          Review of Consolidated Returns.  With respect to all Moon Consolidated Returns and Clover Consolidated Returns for the taxable year which includes the Distribution Date, Moon or Clover, as applicable shall use the closing of the books method under Treasury Regulation Section 1.1502-76, unless otherwise agreed by Moon and Clover, with respect to the determination of any Tax liability. Moon shall provide a draft, prepared in a manner that is consistent with Past Practice, of the portions of any Moon Consolidated Return that reflects a Tax liability reasonably expected to be borne by SpinCo or Clover (or a member of their respective Groups) to SpinCo for its review and comment at least thirty (30) Business Days prior to the Due Date for such Moon Consolidated Return; provided, however, that nothing herein shall prevent Moon from timely filing any such Moon Consolidated Return; provided, further, Moon shall not be required to provide such draft if it determines in its sole discretion to waive any liability SpinCo and Clover may have in respect of such Tax liability and agrees such Tax shall not be treated as a SpinCo Tax.  Clover shall provide a draft, prepared in a manner that is consistent with Past Practice, of the portions of any Clover Consolidated Return that reflects a Tax liability reasonably expected to be borne by Moon (or a member of the Moon Group) to Moon for its review and comment at least thirty (30) Business Days prior to the Due Date for such Clover Consolidated Return, provided, however, that nothing herein shall prevent Clover
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from timely filing any such Clover Consolidated Return; provided, further, Clover shall not be required to provide such draft if it determines in its sole discretion to waive any liability Moon may have in respect of such Tax liability and agrees such Tax shall not be treated as a Moon Tax. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article XI.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties prior to the Due Date for the filing of any Moon Consolidated Return or Clover Consolidated Return, such Moon Consolidated Return or Clover Consolidated Return, as applicable, shall be timely filed by the relevant Party, and the Parties agree to amend such Moon Consolidated Return or Clover Consolidated Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.
Section 2.5           Carrybacks and Amended Tax Returns.
(a)          Carrybacks. Except to the extent otherwise consented to by Moon in writing or prohibited by applicable Law, SpinCo (or the appropriate member of the SpinCo Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period with respect to members of the SpinCo Group (a “Carryback”).   In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Moon consents to a Carryback), Moon shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to SpinCo the amount of such Refund within ten (10) Business Days after such Refund is received; provided, however, that SpinCo shall indemnify and hold the members of the Moon Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Moon Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback. Notwithstanding the foregoing, the second sentence of this Section 2.5(a) shall not apply to any Refund of Moon Consolidated Taxes.
(b)          Amended Tax Returns.  Except as provided in Section 2.3(b), Section 2.4(c) or Section 2.4(d) to reflect the resolution of any dispute pursuant to Article XI, any amended Tax Return with respect to any member of the SpinCo Group, or any Mixed Business Tax Return, may be made only (i) with respect to any Income Tax Return which includes Pre-Distribution Periods or any Tax Return if the applicable original Tax Return was filed before the Distribution Date, by Moon and (ii) with respect to any other Tax Return, by the Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement. Such Party shall not file or cause to be filed any such amended Tax Return without the prior written consent of the other Party, if such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of such other Party (or any member of its Group) for any Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed. If any Party permitted to make an amended Tax Return under this Section 2.5(b) is not permitted to file such amended Tax Return under applicable Law, such Party shall provide the
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amended Tax Return to the other Party which shall file (or cause to be filed) such amended Tax Return as promptly as reasonably practicable thereafter.
Section 2.6           Apportionment of Tax Attributes.
(a)          Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the members of the Moon Group and the members of the SpinCo Group in accordance with Moon’s historical practice (except as otherwise required by applicable Tax Law), the Code, Treasury Regulations, and any applicable state, local and non-U.S. Law, as determined by Moon in its reasonable discretion and consistent with Past Practice, as applicable.
(b)          Moon shall in good faith (and without being required to undertake an attribute or similar study) advise Clover in writing of the portion, if any, of Tax Attributes, or other consolidated, combined or unitary attribute, which shall be allocated or apportioned to the members of the SpinCo Group under applicable Law.  Moon shall consult in good faith with SpinCo regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any reasonable comments timely received from SpinCo. In the event that Clover disagrees with any such determination, Moon and Clover shall endeavor in good faith to resolve such disagreement, and, failing that, the allocations and apportionments under this Section 2.6(b) shall be determined in accordance with the dispute resolution provisions of Article XI as promptly as practicable. To the extent applicable Law requires any member of the Moon Group to make a payment to a member of the SpinCo Group, or any member of the SpinCo Group to make a payment to a member of the Moon Group, with respect to any Tax Attribute, or other consolidated, combined or unitary attribute, as a result of the Separation Transactions, such payment shall be made in accordance with the provisions of this Agreement; provided, however that if any such payment is made by a member of the Moon Group to a member of the SpinCo Group, a corresponding payment of an equal amount shall be made by the SpinCo Borrower to Moon LuxCo, and if any such payment is made by a member of the SpinCo Group to a member of the Moon Group, a corresponding payment of an equal amount shall be made by Moon LuxCo to the SpinCo Borrower.
(c)          All members of the Moon Group, SpinCo Group and Clover Group shall prepare all Tax Returns and compute all Taxes for Post-Distribution Periods in accordance with the final allocation of Tax Attributes delivered under Section 2.6(b), except as otherwise required by a Final Determination.  In the event of an adjustment to any Tax Attribute as a result of a Final Determination, Moon or SpinCo, as applicable, shall promptly notify the other Party in writing of such adjustment, and the reduction or increase in Tax Attributes shall be allocated to the Party to which such Tax Attribute was initially allocated pursuant to this Section 2.6 and, if necessary, an appropriate adjustment payment shall be made by the applicable Party, consistent with the other provisions of this Agreement.
(d)          For the avoidance of doubt, Moon shall not be liable to any member of the SpinCo Group or Clover Group for any failure of any determination under this Section 2.6 to be accurate under applicable Tax Law, provided such determination was made in good faith.
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Section 2.7            Coordination.  Nothing in this Article II (including a Party’s timely payment of Taxes, or filing of a Tax Return, pursuant to the provisions hereof) shall limit a Party’s right to indemnification under the provisions of Article III of this Agreement.
ARTICLE III

Allocation of Tax Liabilities
Section 3.1                            General Rule.
(a)          Moon Liability.  Moon shall be liable for, and shall indemnify and hold harmless each member of the SpinCo Group (and, as applicable, the Clover Group) from and against, without duplication, (i) all Moon Taxes, (ii) all Taxes incurred by a member of the SpinCo Group or the Clover Group resulting from the breach by a member of the Moon Group of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).
(b)          Clover Liability.  Clover and SpinCo shall be liable for, and shall indemnify and hold harmless each member of the Moon Group from and against, without duplication, (i) all SpinCo Taxes, (ii) all Taxes incurred by a member of the Moon Group by reason of the breach by a member of the SpinCo Group or the Clover Group of any of its representations, warranties or covenants hereunder and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).
(c)          Notwithstanding Section 3.1(a) and (b), any liability for any Taxes attributable to both a Moon Tainting Act and a SpinCo Tainting Act shall be shared by Moon and SpinCo according to relative fault.
Section 3.2            Attribution of Taxes.
(a)          General.  For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the SpinCo Business on the one hand and the Moon Business on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the SpinCo Business on the one hand and only the operations and assets of the Moon Business on the other hand (but not both), as applicable, which allocation shall, in respect of Income Taxes, be jointly determined by Moon and SpinCo in good faith and subject to dispute resolution under Article XI, (i) using Past Practices and (ii) applying the highest applicable statutory marginal corporate income Tax rate in effect for the applicable Tax Period.  With respect to any other Tax Items, Moon and SpinCo shall jointly determine in good faith consistent with Past Practices and subject to dispute resolution under Article XI, which Tax Items are properly attributable to assets or activities of the SpinCo Business and Moon Business, respectively (and in the case of a Tax Item that is properly attributable to both the SpinCo Business and the Moon Business, the allocation of such Tax Item between the SpinCo Business and the Moon Business).
(b)          Straddle Period Tax Allocation.  Moon and SpinCo shall take all actions necessary or appropriate to close the taxable year of SpinCo and each member of the
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SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law.  If applicable Law does not require or permit SpinCo or any SpinCo Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of Tax Items required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of SpinCo or the applicable member of the SpinCo Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis. In the case of any Income Tax payable under Section 951(a) of the Code or Section 951A(a) of the Code (or similar provisions of state or local Law) with respect to each member of the SpinCo Group that will be a controlled foreign corporation immediately after the Distribution within the meaning of Section 957 of the Code, for any Straddle Period the aggregate amount of such Tax allocable to the Pre-Distribution Period shall not exceed the aggregate amount that would have been payable by members of the Moon Group and the SpinCo Group if the taxable years of members of the Moon Group and the SpinCo Group ended at the end of the day on the Distribution Date (determined, for this purpose, taking into account each of the Separation Transactions but disregarding the Merger and any Extraordinary Transaction).
(c)          Extraordinary Transactions.  Notwithstanding anything to the contrary in this Agreement, the Parties shall report any Extraordinary Transactions taking place on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.
ARTICLE IV

Tax Payments
Section 4.1            Payment of Amounts Due.
(a)          Payment of Liability with Respect to Tax Due.  Each Party allocated Taxes shown on a Tax Return to be filed in accordance with Article II and responsible for the payment of such Taxes under this Agreement shall, at least two (2) Business Days prior to the Due Date for filing any such Tax Return, pay such amount to the Party responsible for filing such Tax Return in accordance with the terms of this Agreement.  For the avoidance of doubt, however, the obligation described under this Section 4.1(a) shall not commence prior to the date the other Party first was given the opportunity to exercise any review rights available to it with respect to the relevant Tax Return (whether under Article II or otherwise) or the date any dispute with respect to such Tax Return is resolved pursuant to Section 2.4(c), nor shall interest accrue during any such time period.
(b)          Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Party responsible for filing the applicable Tax Return in accordance with the terms of this Agreement shall pay (or cause to be paid) to the applicable Tax Authority when due any additional Tax due
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with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination.  Such Party shall compute the amount attributable to the SpinCo Group or the Moon Group (as the case may be) in accordance with this Agreement and SpinCo shall pay to Moon any amount due Moon (or Moon shall pay SpinCo any amount due SpinCo) under this Agreement no later than the later of (i) two (2) Business Days prior to the Due Date for payment and (ii) ten (10) Business Days after the date of receipt of a written notice and demand from such Party for payment of the amount due, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  For the avoidance of doubt, however, the obligation described under this Section 4.1(b) shall not commence to the extent the other Party was not previously notified of the potential adjustment under the provisions of Article X, in which case the obligation shall accrue on the date of the other Party’s receipt of written notice and demand under clause (ii) of this Section 4.1(b), and interest shall accrue only from such later date.
(c)          Discharge of Indemnity.  A Party (or any member of its Group) seeking indemnity under Article III shall provide written notice of, and a reasonable basis for, its claim to the other Party (or Parties, or any member of their respective Groups) from which it is seeking indemnification, and such other Party (or Parties, or the applicable member of their respective Groups) shall discharge its (or their) indemnification obligations, subject to Section 4.1(b), by paying the relevant amount within ten (10) Business Days of demand therefor.  If any Party (or any member of its Group) disputes in good faith the fact or the amount of its indemnification obligation, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Article XI, but interest shall accrue from the date payment would otherwise have been due.
Section 4.2            Treatment of Indemnification and Other Payments.
(a)          Any Tax indemnity payment required to be made by a Party responsible to make an indemnification payment pursuant to this Agreement (the “Indemnifying Party”) shall be reduced by any corresponding Tax Benefit to the indemnified Party (the “Indemnified Party”) actually realized or recognized during or prior to the taxable year in which the indemnification payment is made or during the two (2) subsequent taxable years.  For the avoidance of doubt, a Tax Benefit is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.
(b)          Except as otherwise agreed between Moon and SpinCo and notwithstanding anything to the contrary herein, the Parties shall cause all indemnification payments under this Agreement to be made by Moon LuxCo to the SpinCo Borrower and by the SpinCo Borrower to Moon LuxCo.  To the extent permitted by applicable Tax Law, Moon and SpinCo agree to treat (and to cause each member of their respective Group to treat) any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Moon LuxCo to SpinCo or a distribution by SpinCo to Moon LuxCo, as the case may be, occurring immediately prior to the Separation Transaction pursuant to which SpinCo was distributed out of Moon LuxCo.
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ARTICLE V

Tax Refunds
Section 5.1            Tax Refunds and Credits.
(a)          Each Party (and its Affiliates) shall be entitled to, and the other Party shall, at the written request and expense of the first Party (such Party, the “Refund Party”), use commercially reasonable efforts to claim, all Refunds that relate to Taxes for which the Refund Party (or its Affiliates) is liable under Article III.  To the extent that a particular Refund of Taxes may be allocable to a Tax Period or reflected on a Tax Return with respect to which the Parties may share liability under this Agreement, the portion of such Refund to which each Refund Party will be entitled shall be determined by comparing the relative liability of such Refund Party for the Taxes shown on the applicable Tax Return, taking into account the facts as utilized for purposes of claiming such Refund.  Any Refund to which a Refund Party is entitled that is received by the other Party shall be paid to such Refund Party within ten (10) days of, in the case of a cash Refund, such other Party’s actual receipt of the Refund from the applicable Tax Authority or, in the case of any Refund that reduces or offsets Taxes otherwise payable by such other Party, the earlier of the Due Date for such Tax liability or the date such Tax liability is actually paid.
(b)          To the extent that the amount of any Refund under this Section 5.1 is later reduced by a Tax Authority or pursuant to a Final Determination in a Tax Proceeding, such reduction shall be allocated to the Refund Party and, if necessary, an appropriate adjustment payment shall be made to the other Party, consistent with the other provisions of this Agreement.
ARTICLE VI
Deduction and Reporting of Employee Awards
Section 6.1          Moon and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Compensation.  Unless otherwise required by applicable Law, solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other compensation shall be entitled to claim any Income Tax deduction in respect of such equity awards and other compensation on its respective Tax Return associated with such event; provided, that, notwithstanding the foregoing, Moon (or the applicable member of the Moon Group) shall be entitled to claim any Income Tax deduction associated with the exercise of either (x) an Adjusted Vested Moon Stock Option by any SpinCo Employee or Former SpinCo Employee or (y) an Adjusted Unvested Moon Stock Option by any Former SpinCo Employee, or associated with the settlement of a Moon RSU held by a Former SpinCo Employee. All capitalized terms used in this Section 6.1 and not otherwise defined in this Agreement shall have the meaning given to such term in the Employee Matters Agreement.
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ARTICLE VII

Tax-Free Status
Section 7.1            Representations and Warranties.
(a)          SpinCo.  SpinCo hereby represents and warrants, or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Clover, to the extent they both (i) are descriptive of the SpinCo Group at any time after the Distribution Time (including the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the SpinCo Group and the plans, proposals, intentions and policies of the SpinCo Group after the Distribution Time), and (ii) relate to the actions or non-actions of the SpinCo Group to be taken (or not taken, as the case may be) after the Distribution Time, are, or, as applicable, will be, from the time presented or made through and including the Distribution Time (and thereafter as relevant) true, correct and complete in all respects, provided that notwithstanding anything to the contrary in this Agreement, Moon rather than SpinCo shall be responsible for any such representation, warranty or covenant at the time presented or made (and if applicable, through and including the Distribution Time).  Clover hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to be prepared by Clover to Moon and (ii) the facts presented and the representations made in the Tax Materials, to the extent descriptive of the Clover Group at any time (including the plans, proposals, intentions and policies of the Clover Group at any time) are, or, as applicable, will be, from the time presented or made (and, if applicable, through and including the Distribution Time (and thereafter as relevant)), true, correct and complete in all respects.
(b)          Moon.  Moon hereby represents and warrants, or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to be prepared by Moon to SpinCo and Clover and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Moon Group at any time or (B) the SpinCo Group at any time at or prior to the Distribution Time (including, in each case, the business purposes for the Distribution described in the Tax Materials to the extent that they relate to the Moon Group at any time or the SpinCo Group at any time at or prior to the Distribution Time, and the plans, proposals, intentions and policies of the Moon Group at any time or the SpinCo Group at any time at or prior to the Distribution Time) are, or, as applicable, will be, from the time presented or made (and, if applicable, through and including the Distribution Time (and thereafter as relevant)), true, correct and complete in all respects.
(c)          No Contrary Plan.  Each of Moon, SpinCo and Clover represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.
(d)          Distribution Date.  Moon hereby agrees and covenants that the distribution of any SpinCo Entity that is treated as a corporation for U.S. federal Income Tax purposes to Moon LuxCo will occur at least one day prior to the Distribution Date.
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(e)          Provision of Intended Tax Treatment Information. On or promptly following the Distribution Date, Moon shall provide to Clover detailed descriptions of those actions and transactions that would adversely affect the Intended Tax Treatment of those transactions addressed pursuant to clause (v) of the definition of Intended Tax Treatment.
Section 7.2            Restrictions on SpinCo.  During the Restricted Period, SpinCo and Clover shall not (other than as expressly required under the Separation and Distribution Agreement):
(a)          enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or facilitate in any manner or allow any Proposed Acquisition Transaction to occur with respect to SpinCo;
(b)          merge or consolidate with any other Person (other than pursuant to the Merger) or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any SpinCo Entity (other than pursuant to the Plan of Reorganization), including, in each case, any action that is treated as a liquidation for U.S. federal Income Tax purposes;
(c)          approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;
(d)          approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;
(e)          in the case of the SpinCo Group (including any successors to any member of the SpinCo Group), sell or otherwise dispose of more than fifty percent (50%) percent of its consolidated gross assets, or approve or allow the sale or other disposition (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition) (to an Affiliate or otherwise) of more than fifty percent (50%) of its consolidated gross assets or more than fifty percent (50%) of the consolidated gross assets of any of the Active Business Entities (whether to an Affiliate or otherwise), in each case, excluding (A) sales in the ordinary course of business and measured based on fair market values as of the Distribution Date or (B) any transfers to a Person that is a disregarded entity separate from the transferor for federal income tax purposes and (C) sales or other dispositions of businesses listed on Schedule I (provided, that for purposes of this Section 7.2(e), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo or Clover shall constitute a disposition of all of the assets of SpinCo or such Subsidiary);
(f)           amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo stock (including through the conversion of any capital stock into another class of capital stock);
(g)          issue shares of a new class of non-voting stock;
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(h)          purchase, directly or through any Affiliate, any of its outstanding stock;
(i)           with respect to the Distribution, take any action or fail to take any action, or permit any member of the SpinCo Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Materials; provided, that (i) this Section 7.2(i) shall not prohibit or prevent the sale or other disposition of the businesses listed on Schedule I and (ii) with respect to the Tax Materials that relate to items described in clause (v) of the definition of Intended Tax Treatment, this Section 7.2(i) shall only apply to actions that are SpinCo Tainting Acts; or
(j)           take any action or permit any other member of the SpinCo Group to take any action (including any transactions with a third-party or any transaction with any Affiliate) that, is inconsistent with, or individually or in the aggregate (taking into account other transactions described in this Section 7.2) would be reasonably likely to adversely affect, the Intended Tax Treatment; provided, that (i) this Section 7.2(i) shall not prohibit or prevent the sale or other disposition of the businesses listed on Schedule I and (ii) with respect to items described in clause (v) of the definition of Intended Tax Treatment, this Section 7.2(j) shall only apply to actions that are SpinCo Tainting Acts.
Section 7.3            Opinions, Rulings and Voluntary Disclosures.  SpinCo and Clover and their respective Affiliates shall be permitted to take the actions described in Section 7.2, if, prior to taking any such actions:
(a)          SpinCo and Clover notify Moon that they desire to seek a private letter ruling from the IRS, or a ruling from another applicable Tax Authority that confirms that such action or actions will not adversely affect the Intended Tax Treatment, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), and Moon consents in writing to the pursuit of such Post-Distribution Ruling, which consent shall not be unreasonably withheld, conditioned or delayed, and which ruling (and any representations on which it is based) shall, once received, be in form and substance satisfactory to Moon in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Moon, or responsibility for payment by Moon, of Distribution Taxes; or
(b)          SpinCo and Clover shall have received an Unqualified Tax Opinion that confirms that such action or actions will not adversely affect the Intended Tax Treatment, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Moon in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Moon, or responsibility for payment by Moon, of Distribution Taxes (including any representations or assumptions that may be included in such Unqualified Tax Opinion).
(c)          Moon’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo shall (i) bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and (ii) reimburse Moon for all
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reasonable out-of-pocket costs and expenses that Moon may incur in good faith in pursuing or evaluating any such Post-Distribution Ruling or Unqualified Tax Opinion.  Except as provided in this Section 7.3, following the Effective Time, neither Clover, SpinCo nor any of their respective Subsidiaries shall seek any guidance from, initiate any communication with, the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Distribution or the Reorganization (including the impact of any transaction on the Contribution, the Distribution or the Reorganization) without the prior approval of Moon (such approval not to be unreasonably withheld, conditioned or delayed).
Section 7.4           Procedures Regarding Opinions and Rulings. If SpinCo or Clover notifies Moon that it desires to take one of the actions described in Section 7.2 (a “Notified Action”), Moon shall, at SpinCo and Clover’s sole expense, cooperate with SpinCo and use its reasonable best efforts to seek to obtain a Post-Distribution Ruling or permit SpinCo or Clover, as applicable, to obtain an Unqualified Tax Opinion for the purpose of permitting SpinCo or Clover, as applicable to take the Notified Action unless Moon shall have waived the requirement to obtain such ruling or opinion.
ARTICLE VIII

Reporting, Cooperation and Record Retention
Section 8.1            Assistance and Cooperation.
(a)          The Parties shall cooperate (and cause the members of their respective Groups to cooperate) with each other and with each other’s representatives, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their respective Groups including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund, (iii) examinations of Tax Returns, and (iv) any Tax Proceeding.  Such cooperation shall include making all information and documents in such Party’s possession relating to the other Party and the members of its Group available to such other Party as provided in this Article VIII and the execution of any document (including the grant of any power of attorney or similar document) reasonably requested by another Party in connection with the filing of a Tax Return or a Refund claim of the Parties or any of the members of their respective Groups or any Tax Proceeding of any of the Parties or the members of their respective Groups.  Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.  The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.
(b)          Any information or documents provided under this Section 8.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party nor any of its Affiliates shall be required to
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provide another Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Proceeding) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its Affiliates or are necessary to prepare Tax Returns for which the first Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement and (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 8.1 in a manner that avoids any such harm or consequence.
Section 8.2            Return Information.  SpinCo and Moon acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Moon or SpinCo pursuant to Section 8.1 or this Section 8.2.  Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns.  Any information or documents a Party responsible for preparing a Tax Return in accordance with the terms of this Agreement requires to prepare such Tax Returns shall be provided in such form as such Party reasonably requests and in sufficient time for such Party to prepare such Tax Returns on a timely basis.
Section 8.3            Non-Performance.  If a Party (or any of its Affiliates) fails to comply with any of its obligations set forth in this Article VIII upon reasonable request and notice by the other Party (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes.
Section 8.4            Costs.  Each Party shall devote the personnel and resources necessary in order to carry out this Article VIII and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each Party shall carry out its responsibilities under this Article VIII at its own cost and expense.
Section 8.5            Retention of Tax Records.  Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Moon shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Party may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Party.  If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8.5 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Party.  The notified Party shall have the
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opportunity, at its cost and expense, to copy or remove, within such ninety (90) Business Day period, all or any part of such Tax Records.  If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.
Section 8.6            Access to Tax Records.  The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.  To the extent any Tax Records are required to be or are otherwise transferred by the Parties or their respective Affiliates to any person other than an Affiliate, the Party or its respective Affiliate shall transfer such records to the other Party at such time.
ARTICLE IX

Tax Proceedings
Section 9.1            Notice.  Within ten (10) Business Days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) Business Day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.
Section 9.2            Control of Tax Proceedings.
(a)          Moon Income Tax Returns.
(i)          Moon shall be entitled to contest, compromise and settle in its sole discretion any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to (A) any Moon Consolidated Return or (B) any Separate Entity Tax Return that relates solely to Taxes for which Moon is liable under this Agreement.
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(ii)          If SpinCo Taxes are asserted in any Tax Proceeding otherwise controlled by Moon under this Section 9.2(a), Moon shall (i) keep SpinCo timely informed of the actions proposed to be taken by Moon with respect to such assertion in such Tax Proceeding, (ii) permit SpinCo to participate (at SpinCo’s cost and expense) in the aspects of such Tax Proceeding that relate solely to such SpinCo Taxes and (iii) not settle any aspect of such Tax Proceeding that relates to such SpinCo Taxes without the prior written consent of SpinCo, which consent shall not be unreasonably withheld, delayed or conditioned.
(b)          Clover Income Tax Returns.
(i)          Clover shall be entitled to contest, compromise and settle in its sole discretion any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to (A) any Clover Consolidated Return or (B) any Separate Entity Tax Return that relates solely to Taxes for which SpinCo or Clover is liable under this Agreement.
(ii)          If Moon Taxes are asserted in any Tax Proceeding otherwise controlled by Clover under this Section 9.2(b), Clover shall (i) keep Moon timely informed of the actions proposed to be taken by Clover with respect to such assertion in such Tax Proceeding, (ii) permit Moon to participate (at Moon’s cost and expense) in the aspects of such Tax Proceeding that relate solely to such Moon Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to such Moon Taxes without the prior written consent of Moon, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)          Separate Entity Tax Returns.
(i)          Except as set forth in Section 9.2(a) and Section 9.2(b), Moon shall be entitled to contest, compromise and settle any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to any Separate Entity Tax Return prepared by Moon or a Moon Entity pursuant to Section 2.2; provided, that to the extent that any aspect of such Tax Proceeding relates to SpinCo Taxes or would reasonably be expected to materially adversely affect the Tax position of SpinCo or any SpinCo Entity, or Clover or any Clover Entity, Moon shall (i) keep SpinCo informed in a timely manner of the actions proposed to be taken by Moon with respect to such aspects of such Tax Proceeding, (ii) permit SpinCo to participate (at SpinCo’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.
(ii)          Except as set forth in Section 9.2(a) and Section 9.2(b), SpinCo shall be entitled to contest, compromise and settle any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to any Separate Entity Tax Return prepared by SpinCo or a SpinCo Entity pursuant to Section 2.2; provided, that to the extent that any aspect of such Tax Proceeding relates to Moon Taxes or would reasonably be expected to materially adversely affect the Tax position of Moon or any Moon Entity, SpinCo shall (i) keep Moon informed in a timely manner of the actions proposed to be taken by SpinCo with respect to such aspects of such Tax Proceeding, (ii) permit Moon to
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participate (at Moon’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of Moon, which shall not be unreasonably withheld, delayed or conditioned.
(d)          Distribution Taxes.  Notwithstanding the other provisions of this Section 9.2, Moon shall be entitled to contest, compromise and settle any Tax Proceeding relating to the Intended Tax Treatment or that would otherwise give rise to Distribution Taxes; provided, that to the extent that any aspect of such Tax Proceeding (i) would reasonably be expected to materially adversely affect the Tax position of SpinCo or a SpinCo Entity, or Clover or any Clover Entity, or (ii) Clover and SpinCo have previously acknowledged their potential liability under this Agreement for any Distribution Tax-Related Losses arising out of such Tax Proceeding in writing, Moon shall (A) keep SpinCo informed in a timely manner of the actions proposed to be taken by Moon with respect to such aspects of such Tax Proceeding, (B) permit SpinCo to participate (at SpinCo’s cost and expense) in such aspects of such Tax Proceeding, and (C) not settle any such aspect of such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.
(e)          Non-Income Tax Returns.  The Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return other than an Income Tax Return, provided, that to the extent that any aspect of such Tax Proceeding relates to Taxes for which the other Party is liable under this Agreement or would reasonably be expected to materially adversely affect the Tax position of the other Party, the first Party shall (i) keep the other Party informed in a timely manner of the actions proposed to be taken by the first Party with respect to such aspects of such Tax Proceeding, (ii) permit the other Party to participate (at such other Party’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.
ARTICLE X

Interest Payments
Section 10.1          Interest Under This Agreement.  Anything herein to the contrary notwithstanding, to the extent an Indemnifying Party makes a payment of interest to an Indemnified Party under this Agreement with respect to the period from the date that the Indemnified Party made a payment of Tax to a Tax Authority to the date that the Indemnifying Party reimbursed the Indemnified Party for such Tax payment, the interest payment shall be treated as interest expense to the Indemnifying Party (deductible to the extent provided by law) and as interest income by the Indemnified Party (includible in income to the extent provided by law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnifying Party or increase in Tax to the Indemnified Party.
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ARTICLE XI

Disagreements
Section 11.1          Discussion.  The Parties mutually desire that collaboration will continue between them.  Accordingly, the Parties will, and will cause the respective members of their Groups to, use reasonable efforts to resolve via bilateral discussion all disagreements in respect of their respective rights and obligations under this Agreement.  In furtherance thereof, in the event of any dispute or disagreement between any member of the Moon Group and any member of the Clover Group or SpinCo Group as to the interpretation of any provision of this Agreement or the performance of the other Party’s obligations hereunder, representatives of each of the Parties, including members of their respective Tax departments, shall negotiate in good faith to resolve such dispute. The Parties agree that the dispute resolution procedures specified in this Article XI shall be the sole and exclusive procedures for the resolution of disputes; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Article XI.
Section 11.2          Referral to Independent Arbiter.  In the event any dispute between the Parties as to any matter covered by this Agreement is not resolved by bilateral discussion, the Parties shall appoint, with respect to any matter requiring the determination of the Parties’ rights and obligations under this Agreement, a U.S. law firm of national standing or, with respect any other matter, an internationally recognized independent public accounting firm (in each case, the “Independent Arbiter”) to resolve such dispute.  In this regard, the Independent Arbiter shall make determinations with respect to the disputed items based solely on representations made by Moon, SpinCo and Clover and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator.  The Parties shall require the Independent Arbiter to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Independent Arbiter, and agree that all decisions by the Independent Arbiter with respect thereto shall be final and conclusive and binding on the Parties.  The Independent Arbiter shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with Past Practices, except as otherwise required by applicable Law.  The Parties shall require the Independent Arbiter to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Independent Arbiter shall be borne by the Parties based on the inverse of the percentage that the Independent Arbiter’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Independent Arbiter (for example, if the total amount of the disputed items as originally submitted to the Independent Arbiter equals $1,000 and the Independent Arbiter awards $600 in favor of the first Party’s position, sixty percent (60%) of the fees and expenses of the Independent Arbiter would be borne by the other Party and forty percent (40%) of the fees and expenses of the Independent Arbiter would be borne by the first Party); provided, that if the matters referred to the Independent Arbiter cannot reasonably be reduced to monetary amounts (e.g., if such matters relate to the Parties’ rights and obligations under this Agreement) the Independent Arbiter shall make a good faith allocation of such fees and expenses based on the foregoing principle.
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ARTICLE XII

Term and Costs
Section 12.1          Effective Date.
(a)          Except as expressly set forth in this Agreement, as between Moon and SpinCo, this Agreement shall become effective upon the consummation of the Distribution, and as between the Moon, SpinCo and Clover, this Agreement shall become effective upon the consummation of the Merger.
(b)          As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Moon Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, shall be terminated; and (ii) amounts due under such agreements as of the date hereof shall be settled as of the date hereof.  Upon such termination and settlement, no further payments by or to Moon or by or to SpinCo, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Parties and their Affiliates shall cease at such time.
Section 12.2          Survival.  The representations and warranties set forth in this Agreement shall each survive the Distribution and Merger.  The covenants and agreements set forth in this Agreement shall each survive until the full performance of all covenants and agreements set forth herein, in accordance with their terms.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.
Section 12.3          Expenses.  Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Proceedings, and other matters related to Taxes under the provisions of this Agreement.
Section 12.4          Payments.  Except as otherwise specified herein, any payment required to be made pursuant to this Agreement shall be made within sixty (60) days of notice thereof (including the reasonable basis of the demand therefor).  All payments required to be made between the Parties under this Agreement shall be made in immediately available funds.
Section 12.5          Interest.  Any payment required to be made under this Agreement shall bear interest at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition, for the period from and including the Due Date (in the case of any amount relating to payment of Taxes or filing of a Tax Return), or otherwise the date immediately following the date the obligation originally accrued (after accounting for any grace period), through and including the date of payment.
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ARTICLE XIII

General Provisions
Section 13.1          Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Moon or, prior to the Distribution, to SpinCo, then to:

Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Jeffrey B. Samuels
Steven J. Williams

If to Clover or, following the Distribution, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Parties.
Section 13.2          Assignment, Successors, Beneficiaries.  No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, and any attempted assignment or delegation in breach of this Section 13.2 shall be null and void.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors (including but not limited to any successor of Moon or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code) and assigns.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties specifically contemplated hereby, any rights or remedies under or by reason of this Agreement.
Section 13.3          Waiver.  The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver.  A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 13.4          Severability.  If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
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Section 13.5          Authority.  Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
Section 13.6          Further Assurances.  Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Moon Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 13.6 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
Section 13.7          Integration.  This Agreement, together with each of the exhibits and schedules appended hereto constitutes the final agreement among the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein.  All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein are superseded by this Agreement, as applicable.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.
Section 13.8          Rules of Construction.  Unless the context of this Agreement otherwise requires:
(a)          (A) Words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (G) the word “or” shall be disjunctive but not exclusive, (H) provisions shall apply, when appropriate, to successive events and transactions.
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(b)          References to documents (including this Agreement) or Laws shall be deemed to include references to such document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)          References to any federal, state, local, non-U.S. or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)          References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)          The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(g)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(h)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)           The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(j)           All monetary figures shall be in United States dollars unless otherwise specified.
Section 13.9          Governing Law; Submission to Jurisdiction; Waiver of Trial.
(a)          This Agreement, and all actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles of any jurisdiction.  The Parties expressly waive any right they may have, now or in
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the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts.  Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9(c).
Section 13.10       Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document (except as otherwise provided therein), the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement or such other Transaction Document.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate
36

is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
Section 13.11       Counterparts.  This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 13.12        Moon or SpinCo Affiliates.  If, at any time, Moon, SpinCo or Clover acquires or forms one or more Affiliates that are includable in the Moon Group, SpinCo Group or Clover Group, as the case may be, such entities shall be subject to this Agreement and all references to the Moon Group, SpinCo Group or Clover Group, as the case may be, herein shall thereafter include a reference to such Affiliates.  For the avoidance of doubt, as of the Effective Time, this Agreement shall be binding on Clover and Clover shall be subject to the obligations and restrictions imposed on SpinCo hereunder, except to the extent that such obligations and restrictions are obligations of SpinCo as to periods prior to the Distribution Time, and any restrictions applicable to SpinCo shall apply to Clover mutatis mutandis.

37

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

INGERSOLL-RAND PLC

By:
Name:
Title:

INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.À R.L.

By:
Name:
Title:

INGERSOLL-RAND SERVICES COMPANY

By:
Name:
Title:

INGERSOLL-RAND U.S. HOLDCO, INC.

By:
Name:
Title:

GARDNER DENVER HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT C

EMPLOYEE MATTERS AGREEMENT

by and among

INGERSOLL-RAND PLC

INGERSOLL-RAND U.S. HOLDCO, INC.

and

GARDNER DENVER HOLDINGS, INC.

dated as of

[●] [●], 20[●]

SCHEDULES

Schedule 2.01(b)(ii)	Assumed Contractor Agreements
Schedule 3.01(a)	SpinCo Employees
Schedule 3.03(c)	Pension Asset Transfer Methodology
Schedule 3.06(c)	Nonqualified Plans
Schedule 3.11(c)	Ordinary Severance Guidelines

EMPLOYEE MATTERS AGREEMENT
This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of [●] [●], 20[●], by and among Ingersoll-Rand plc, a public limited company incorporated in Ireland (“Moon”), Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”), and Gardner Denver Holdings, Inc., a Delaware corporation (“Clover,” and together with Moon and SpinCo, the “Parties”).
RECITALS
WHEREAS, pursuant to that certain Separation and Distribution Agreement dated as of April 30, 2019, between Moon and SpinCo (the “Separation Agreement”), Moon and SpinCo have set out the terms on which, and the conditions subject to which, they wish to implement the Reorganization (as defined in the Separation Agreement) and the Distribution (as defined in the Separation Agreement);
WHEREAS, pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of April 30, 2019, by and among Moon, SpinCo, Clover, and Charm Merger Sub Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of Clover (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo, and SpinCo Common Stock will be converted into Clover Common Stock, on the terms and subject to the conditions of the Merger Agreement (the “Merger”); and
WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among Moon, SpinCo, and Clover, Assets, Liabilities, and responsibilities with respect to certain employee compensation, benefits, labor, and other employee-related matters pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Moon, Clover, and SpinCo agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings indicated below:
Action has the meaning specified in the Merger Agreement.
Adjusted Unvested Moon Stock Option has the meaning specified in Section 4.02(b).
Adjusted Vested Moon Stock Option has the meaning specified in Section 4.02(a).

Affiliate has the meaning specified in the Separation Agreement.
Aggregate Underfunding means the excess, if any, of the ARL over the ARA.
Agreement has the meaning specified in the preamble hereto.
ARA means the aggregate value of Assets actually transferred to Clover, a Clover Entity, a SpinCo Benefit Plan, or a SpinCo Benefit Plan’s related trust, in each case with respect to defined benefit pension obligations related to SpinCo Employees and Former SpinCo Employees, based on the “fair value of plan assets,” determined in accordance with the assumptions and methods used by Moon for the Audited Financial Statements (as defined in the Merger Agreement) prepared in accordance with Section 7.17 of the Merger Agreement; provided, that with respect to the SpinCo Pension Plan, the actual value of Assets shall be equal to the Final Pension Plan Transfer Amount.
ARL means the aggregate gross Liabilities related to SpinCo Employees and Former SpinCo Employees with respect to (i) the SpinCo Deferred Compensation Plans that are not defined benefit plans, calculated based on the Employees’ aggregate account balances as reported on Moon’s financial records or other financial reports, (ii) retiree health and welfare benefits for such Employees, calculated on a “projected benefit obligation” (“PBO”) basis in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 715: Compensation-Retirement Benefits (“ASC 715”) or similar financial reporting standard, and (iii) qualified and nonqualified defined benefit pension plan obligations for such employees, calculated on a PBO basis in accordance with ASC 715 or similar financial reporting standard, in the case of each of clauses (i), (ii), and (iii), determined as of the Distribution Date in accordance with the assumptions and methods used by Moon for the Audited Financial Statements prepared in accordance with Section 7.17 of the Merger Agreement.
ASC 715 has the meaning specified in the definition of ARL.
Assets has the meaning specified in the Separation Agreement.
Benefit Management Records has the meaning specified in Section 7.02.
Business Day has the meaning specified in the Merger Agreement.
Cause means, with respect to a SpinCo Employee, any action by the SpinCo Employee involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Clover Group, (ii) substantial failure or refusal by the SpinCo Employee to perform his or her employment duties, which failure or refusal continues for a period of ten (10) days following delivery of written notice of such failure or refusal to the SpinCo Employee by Clover, (iii) the SpinCo Employee’s conviction of a felony under
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the laws of the United States or any state or district or any foreign jurisdiction, or, solely with respect to a SpinCo Employee who is not eligible to be a participant in the Moon Major Restructuring Severance Plan immediately prior to the Distribution Time, the SpinCo Employee’s commission or conviction of a felony under the laws of the United States or any state or district or any foreign jurisdiction or of any other crime that has a demonstrable adverse effect on the Clover Group, or (iv) any material violation of Clover’s code of conduct, as in effect from time to time.
Closing Plan Year means the calendar year in which the Effective Time occurs.
Clover has the meaning specified in the preamble to this Agreement.
Clover Actuary means an independent actuary selected by Clover.
Clover Common Stock means the common stock, par value $0.01 per share, of Clover.
Clover Entity means a member of the Clover Group.
Clover FSA/DCA has the meaning specified in Section 3.08(d).
Clover Group means Clover and each of its Subsidiaries (including, following the Effective Time, the SpinCo Entities).
Clover Group Health Plan has the meaning specified in Section 3.08(b).
Clover Group Retiree Health Plan has the meaning specified in Section 3.08(c).
Clover Notional Shares has the meaning set forth in Section 4.06(b).
Clover Post-Merger Share Value means the opening price per share of Clover Common Stock trading on the NYSE during Regular Trading Hours on the first Trading Day following the Effective Time.
Clover Ratio means the quotient obtained by dividing the Clover Post-Merger Share Value by the Moon Pre-Distribution Share Value.
Clover RSU has the meaning specified in Section 4.03(b).
Clover Savings Plan has the meaning specified in Section 3.02(b).
Clover Stock Option has the meaning specified in Section 4.02(b)(ii).
Clover Stock Plan means the Gardner Denver Holdings, Inc. 2017 Omnibus Incentive Plan.
COBRA has the meaning specified in Section 3.08(e).
COBRA Participant has the meaning specified in Section 3.08(e).
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Code means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law. Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.
Collective Bargaining Agreement means any collective bargaining agreement, labor agreement, or other written agreement to which Moon, Clover, or any of their respective direct or indirect Subsidiaries is a party with any labor union or works council, or its predecessors-in-interest or its constituent local unions.
Contract has the meaning specified in the Separation Agreement.
Delayed Transfer Employee has the meaning specified in Section 3.01(b).
Designated Survival Period means the twelve (12) month period commencing on the Distribution Date.
Destination Employer has the meaning specified in Section 3.01(b).
Distribution Date has the meaning specified in the Separation Agreement.
Distribution Time has the meaning specified in the Separation Agreement.
Effective Time has the meaning specified in the Merger Agreement.
Employee means, with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.
Employee Agreement means any individual employment, offer, retention, change in control, split-dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant, or other employment-related or individual compensatory agreement between any SpinCo Employee or Former SpinCo Employee and Moon or any of its Subsidiaries, as in effect immediately prior to the Distribution.
Employee Reference Date means, with respect to a given Employee, the later of (x) the date on which the Merger Agreement was executed and (y) the first day of the Employee’s employment with the Moon Group or the SpinCo Group, as applicable, in his or her job position as of the Distribution Date.
Employee Reference Period means, with respect to a given Employee, the period (A) commencing on the later of (x) the first day of the twelve (12) month period ending on the date on which the Merger Agreement was executed and (y) the first day of the Employee’s employment with the Moon Group or the SpinCo Group, as applicable, in his or her job position as of the Distribution Date and (B) ending on the Distribution Date.
Employment Claim means any actual or threatened lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever
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kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor, leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging Liability against an employer or against an employee pension, welfare, or other benefit plan, or an administrator, trustee, or fiduciary thereof.
ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specified provision of ERISA also includes any temporary or final regulations in force under that provision.
Estimated Pension Plan Transfer Amount has the meaning specified in Section 3.03(c)(ii).
FICA has the meaning specified in Section 3.01(h).
Final Pension Plan Transfer Amount has the meaning specified in Section 3.03(c)(iv).
Final Transfer Date has the meaning specified in Section 3.03(c)(v).
Former Moon Group Employee means any former Employee of Moon or its Subsidiaries who has an employment end date on or before the Distribution Date, excluding all SpinCo Employees and Former SpinCo Employees.
Former SpinCo Employee means any former Employee of Moon or its Subsidiaries whose last employment with Moon or its Subsidiaries before the Distribution Date was dedicated exclusively to the SpinCo Business.
FUTA has the meaning specified in Section 3.01(h).
Good Reason means, with respect to a SpinCo Employee, (i) a substantial diminution in the SpinCo Employee’s job responsibilities or a material adverse change in the SpinCo Employee’s title or status; provided, that performing the same job for a smaller organization following the Distribution shall not constitute Good Reason hereunder, (ii) a reduction of the SpinCo Employee’s then-current annual base salary or base wage rate, or target annual cash bonus; provided, however, that a reduction of the SpinCo Employee’s base salary or base wage rate, or target annual cash bonus, shall not constitute Good Reason hereunder if there is a broad-based reduction in the base salary or base wage rate, or target annual cash bonus, applicable to Employees in the Clover Group), or the failure to pay the SpinCo Employee’s base salary or wages or bonus when due, or the failure to maintain on behalf of the SpinCo Employee (and his or her dependents) benefits that are at least comparable in the aggregate to those prior to the completion of the Distribution, or, solely with respect to a SpinCo Employee who is not eligible to be a participant in the Moon Major Restructuring Severance Plan immediately prior to the Distribution Time, compensation and benefits that are at least comparable in the aggregate to those prior to the completion of the Distribution, or (iii) the relocation of the principal place of the SpinCo Employee’s employment by more than thirty five (35)
5

miles from the SpinCo Employee’s principal place of employment immediately prior to the completion the Distribution; provided, that any of the events described in clauses (i) - (iii) above shall constitute Good Reason only if Clover fails to cure such event within thirty (30) days after receipt from the SpinCo Employee of written notice of the event which constitutes Good Reason; and provided, further, that such SpinCo Employee shall cease to have a right to terminate due to Good Reason on the ninetieth (90th) day following the later of the occurrence of the event or the SpinCo Employee’s knowledge thereof, unless the SpinCo Employee has given Clover notice thereof prior to such date.
Governmental Authority has the meaning specified in the Merger Agreement.
Group 1 Employee means each Employee of Moon or its Subsidiaries whose employment was dedicated exclusively to the SpinCo Business during the Employee Reference Period and who was employed by a SpinCo Entity as of the Employee Reference Date.
Group 2 Employee means each Employee of Moon or its Subsidiaries whose employment was dedicated exclusively to the SpinCo Business during the Employee Reference Period and who was not employed by a SpinCo Entity as of the Employee Reference Date.
Group 3 Employee means each Employee of Moon or its Subsidiaries, other than a Group 1 Employee or Group 2 Employee, who provided 50% or more of his or her services to the SpinCo Business during the Employee Reference Period.
Group 4 Employee means each Employee of Moon or its Subsidiaries who provided less than 50% of his or her services to the SpinCo Business during the Employee Reference Period but whom Moon nevertheless intends to be allocated to the SpinCo Business as a SpinCo Employee based on Moon’s analysis of FTE levels required for shared services.
Initial Transfer Amount has the meaning specified in Section 3.03(c)(iii).
Law has the meaning specified in the Merger Agreement.
Liabilities has the meaning specified in the Separation Agreement.
Merger has the meaning specified in the recitals of this Agreement.
Merger Agreement has the meaning specified in the recitals of this Agreement.
Moon has the meaning specified in the preamble to this Agreement.
Moon Actuary means an independent actuary selected by Moon.
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Moon Benefit Plan means a benefit and compensation plan, program, policy, practice, agreement, contract, arrangement (including employment agreements), or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to by, any Moon Entity and that is not exclusively for the benefit of one or more SpinCo Employees and/or Former SpinCo Employees, including, without limitation, (i) the Moon Group Health Plan, (ii) the Moon Savings Plan, (iii) the Moon Deferred Compensation Plans, (iv) the Moon Stock Plans, and (v) the Moon Pension Plan.
Moon Common Stock has the meaning specified in the Merger Agreement.
Moon Deferred Compensation Plans means any and all of the following: (i) the IR Executive Deferred Compensation Plan, (ii) the IR Executive Deferred Compensation Plan II, (iii) the Ingersoll-Rand Company Supplemental Employee Savings Plan, (iv) the Ingersoll-Rand Company Supplemental Employee Savings Plan II, (v) the Ingersoll-Rand Company Supplemental Pension Plan, (vi) the Ingersoll-Rand Company Supplemental Pension Plan II, (vii) the Ingersoll-Rand Company Key Management Supplemental Program, and (viii) the Ingersoll-Rand Company Elected Officer Supplemental Program.
Moon Entity means a member of the Moon Group.
Moon Equity Award means each Moon Stock Option, Moon RSU, and Moon PSU.
Moon FSA/DCA has the meaning specified in Section 3.08(d).
Moon Group has the meaning specified in the Separation Agreement.
Moon Group Employee means an Employee of Moon or any of its Subsidiaries who is not a SpinCo Employee.
Moon Group Health Plan means the Ingersoll-Rand Company Health and Welfare Benefit Plan.
Moon Group Retiree Health Plan means the Ingersoll-Rand Company Retiree Medical Plan for Legacy Ingersoll-Rand Salaried and Non-Union Hourly Retirees.
Moon Major Restructuring Severance Plan means the Ingersoll-Rand plc Major Restructuring Severance Plan.
Moon Notional Share means any notional, phantom, or similar interest that settles in Moon Common Stock or in cash based upon the value of Moon Common Stock that has been awarded under, or otherwise notionally held pursuant to the terms of, any of the Moon Deferred Compensation Plans.
7

Moon Pension Plan means the Ingersoll-Rand Pension Plan Number One.
Moon Post-Distribution Share Value means the opening price per share of Moon Common Stock trading on the NYSE during Regular Trading Hours on the Trading Day immediately following the Distribution Date.
Moon Pre-Distribution Share Value means the closing price per share of Moon Common Stock on the Trading Day immediately prior to the Distribution Date based on “regular way” trading on the NYSE during Regular Trading Hours.
Moon PSU means a performance stock unit award granted by Moon under the Moon Stock Plans before the Distribution Date.
Moon Ratio means the quotient obtained by dividing the Moon Post-Distribution Share Value by the Moon Pre-Distribution Share Value.
Moon RSU means an award of restricted stock units granted by Moon under the Moon Stock Plans before the Distribution Date.
Moon Savings Plan means the Ingersoll-Rand Company Employee Savings Plan.
Moon Stock Option means an award of stock options granted by Moon under the Moon Stock Plans before the Distribution Date.
Moon Stock Plans means the Ingersoll-Rand plc Incentive Stock Plan of 2018, the Ingersoll-Rand plc Incentive Stock Plan of 2013, and the Ingersoll-Rand plc Incentive Stock Plan of 2007 (as amended and restated in 2010).
Moon UK Pension Plan means the Ingersoll-Rand Holdings Limited Retirement Benefits Plan (1974).
NYSE means the New York Stock Exchange.
Parties has the meaning specified in the preamble to this Agreement.
Person has the meaning specified in the Merger Agreement.
PBO has the meaning specified in the definition of ARL.
Plan means any plan, policy, arrangement, contract, or agreement providing compensation or benefits for any individual Employee or group of Employees, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any contract, agreement, or understanding relating to settlement of actual or potential Employment Claims. Notwithstanding the foregoing, no Employee Agreement will constitute a Plan for purposes hereof.
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Plan Payee means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.
Privacy Contract means any contract entered into in connection with applicable privacy protection Laws or regulations.
Regular Trading Hours means the period beginning at 9:30 A.M., New York City time, and ending at 4:00 P.M., New York City time.
Representative has the meaning specified in the Merger Agreement.
Revised Pension Plan Transfer Amount has the meaning specified in Section 3.03(c)(iv).
SEC has the meaning specified in the Merger Agreement.
Separation Agreement has the meaning specified in the recitals of this Agreement.
Severance-Eligible Termination means, with respect to a SpinCo Employee, a termination of employment by the Clover Group or the SpinCo Group without Cause or by the SpinCo Employee with Good Reason.
SpinCo has the meaning specified in the preamble to this Agreement.
SpinCo Benefit Plan means any Benefit Plan (as defined in the Merger Agreement) that is sponsored or maintained by, or required to be contributed to by, a SpinCo Entity that is not a Moon Benefit Plan.
SpinCo Business has the meaning specified in the Separation Agreement.
SpinCo Common Stock has the meaning specified in the Separation Agreement.
SpinCo Deferred Compensation Plan Beneficiary has the meaning specified in Section 3.06(b).
SpinCo Deferred Compensation Plans has the meaning specified in Section 3.06(b).
SpinCo Employee has the meaning specified in Section 3.01(a).
SpinCo Entity means a member of the SpinCo Group.
SpinCo Group has the meaning specified in the Separation Agreement.
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SpinCo Pension Plan has the meaning specified in Section 3.03(a).
SpinCo Pension Plan Participants has the meaning specified in Section 3.03(a).
SpinCo Severance Plan has the meaning specified in Section 3.11(a).
Subsidiary has the meaning specified in the Merger Agreement.
Tax has the meaning specified in the Separation Agreement.
Trading Day means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in Moon Common Stock or Clover Common Stock are permitted on the NYSE.
Transaction Documents has the meaning specified in the Merger Agreement.
Transition Services Agreement has the meaning specified in the Merger Agreement.
True-Up Amount has the meaning specified in Section 3.03(c)(v).
Unvested Moon Stock Option has the meaning specified in Section 4.02(b)(i).
Vested Moon Stock Option has the meaning specified in Section 4.02(a).
WARN has the meaning specified in Section 5.02.
Workers’ Compensation Event means the event, injury, illness, or condition giving rise to a workers’ compensation claim.
ARTICLE II

GENERAL PRINCIPLES
Section 2.01          Principles for Allocation of Liabilities.
(a)          General. It is the intention of Moon, SpinCo, and Clover that all employment-related Liabilities associated with SpinCo Employees and Former SpinCo Employees, including Liabilities relating to the hiring, employment, and termination of SpinCo Employees and Former SpinCo Employees, whether prior to, on, or after the Distribution Date, are to be assumed or retained by SpinCo, except as otherwise explicitly set forth herein. Each Moon Entity, SpinCo Entity, and Clover Entity shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the Moon Benefit Plans by all SpinCo Employees and Former SpinCo
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Employees shall terminate in connection with the Merger as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the immediately prior to the Distribution Time).
(b)          Assumption of Certain Liabilities by the Clover Group. Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more Clover Entities or SpinCo Entities (as determined by Clover) shall assume, or continue the sponsorship of, and no member of the Moon Group shall have any further Liability with respect to, or under, and Clover shall indemnify each Moon Entity, and the officers, directors, and Employees of each Moon Entity, and hold them harmless with respect to, any and all:
(i)          Employee Agreements;
(ii)          agreements entered into between any Moon Entity and any individual who is an independent contractor, or leasing organization, providing services primarily for the SpinCo Business, in each case as set forth on Schedule 2.01(b)(ii);
(iii)          Collective Bargaining Agreements entered into between any Moon Entity and any union, works council, or other body to the extent relating to the representation of SpinCo Employees or Former SpinCo Employees;
(iv)          wages, salaries, and other employee compensation or benefits payable to or on behalf of any SpinCo Employee or Former SpinCo Employee after the Effective Time, without regard to when such wages, salaries, or other employee compensation or benefits are or may have been earned;
(v)          moving expenses and obligations, including those related to Taxes (foreign and home), relocation, repatriation, international assignments, transfers, and similar items incurred by or owed to any SpinCo Employee or Former SpinCo Employee that have not been paid prior to the Effective Time;
(vi)          immigration-related, visa, work application, or similar rights, obligations, and Liabilities relating to any SpinCo Employee or Former SpinCo Employee;
(vii)          SpinCo Benefit Plans; and
(viii)          Liabilities and obligations whatsoever with respect to claims made by, or with respect to, any SpinCo Employee or Former SpinCo Employee in connection with any Moon Benefit Plan or any employment claims;
provided; that if the Clover Group is required to make payments to, or incurs any other losses with respect to, a Former SpinCo Employee, in each case with respect to the Liabilities assumed by the Clover Group hereunder in respect of Former SpinCo Employees, but excluding any Liabilities under Sections 3.02, 3.03, 3.06, 3.11(a), and ARTICLE IV, that in the aggregate exceed $20 million during the period commencing on
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the Effective Time and ending on the second (2nd) anniversary of the Effective Time, then the Moon Group shall reimburse the Clover Group, on a dollar-for-dollar basis, for all such excess payments or losses that have been so incurred by each of the first (1st) and second (2nd) anniversaries of the Effective Time, in each case promptly following the receipt of reasonable written documentation from the Clover Group describing the payments and/or losses for which reimbursement is then sought hereunder, which written documentation shall be provided by the Clover Group to the Moon Group no later than thirty (30) Business Days following the applicable anniversary date. For purposes of illustration only, if the Clover Group’s aggregate reimbursable payments and losses as of the first (1st) anniversary of the Effective Time with respect to the applicable Liabilities are $21 million in total, then the Moon Group shall be required to pay $1 million to the Clover Group following such first (1st) anniversary and if the additional reimbursable payments and losses incurred by the Clover Group during the second (2nd) twelve (12) month period are $15 million in total, then Moon Group shall be required to pay $15 million to the Clover Group following the second (2nd) anniversary, for a combined total payment of $16 million.
Notwithstanding anything herein to the contrary, no Clover Entity or SpinCo Entity shall assume any, and the Moon Group shall retain all, Liabilities otherwise described in this Section 2.01(b) to the extent that they constitute “Excluded Liabilities” under Section 2.3(b)(ii)(B) of the Separation Agreement.
Section 2.02          Other Terms. Any capitalized terms used herein but not defined herein shall have the meanings specified in the Merger Agreement or Separation Agreement, as applicable.
Section 2.03          Interpretation; Construction.
(a)          General. Unless the context of this Agreement otherwise requires:
(i)          (A) words of any gender include each other gender and neutral form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” and “hereunder,” and derivative or similar words, refer to this entire Agreement; (D) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule, or Disclosure Schedule of this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (E) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation,” and (F) the word “or” shall be disjunctive but not exclusive;
(ii)          references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented, or modified from time to time in accordance with its
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terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);
(iii)          references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and
(iv)          references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b)          Agreement is Jointly Drafted. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.
(c)          Measuring Days. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)          Certain Interpretive Rule. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)          Monetary Figures. All monetary figures shall be in United States dollars unless otherwise specified.
Section 2.04          Survival. If the Merger is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Effective Time.
Section 2.05          Termination. This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties.
ARTICLE III

EMPLOYEE BENEFITS
Section 3.01          Employment.
(a)          Transfer of Employees to SpinCo. Prior to the Distribution Time, Moon and SpinCo shall have taken all steps necessary and appropriate so that all of the following Employees are transferred to a SpinCo Entity: (i) each Employee listed on Schedule 3.01(a) attached hereto who is a Group 1 Employee, Group 2 Employee, or Group 3 Employee and (ii) each Employee listed on Schedule 3.01(a) attached hereto who is a Group 4 Employee (Employees included in clauses (i) and (ii) collectively, the “SpinCo Employees,” and each such Employee, a “SpinCo Employee”). A preliminary
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Schedule 3.01(a) was provided to Clover on the date on which the Merger Agreement was executed, which preliminary schedule listed, by name or unique employee identification number, all Group 1 Employees, Group 2 Employees, and Group 3 Employees as of April 8, 2019, and such schedule was updated with respect to Group 1 Employees, Group 2 Employees, and Group 3 Employees following such date to remove terminated Employees, to add any Employees hired to replace any such terminated Employees, and to add any newly hired Employees who would be a Group 1 Employee, Group 2 Employee, or Group 3 Employee in the ordinary course of business, and to correct any inadvertent errors in such preliminary schedule. Schedule 3.01(a) and the definition of Group 4 Employee shall not include any Employee who would otherwise qualify as a Group 4 Employee but who is scheduled for termination or has received the lowest performance rating with respect to any review period that ended during the twelve (12) month period ending on the Distribution Date. The aggregate number of Group 4 Employees that may be set forth on Schedule 3.01(a), and the aggregate number of Group 4 Employees who actually become SpinCo Employees, as measured at the Effective Time (without regard to the actual date of such Group 4 Employee’s transfer to the Destination Employer (as defined below), if applicable), shall not exceed the lesser of 464 and that number of Employees having an aggregate labor cost (calculated for purposes of this sentence and the immediately following sentence as the cost of both compensation and benefits for each such Group 4 Employee (but excluding equity or equity-based compensation) and set forth in file 1.8.1 (Transferring Corporate Costs) in the Moon online data room) no greater than $39,389,173. In addition, with respect to each of the following categories of Group 4 Employees, no more than the following number may be set forth on Schedule 3.01(a) or may actually become SpinCo Employees, as measured at the Effective Time (without regard to the actual date of such Group 4 Employee’s transfer to the Destination Employer, if applicable): (1) for engineering and technology, product management, innovation, and strategy Employees, the lesser of 200 and that number of Employees having an aggregate labor cost no greater than $8,519,119, (2) for IT, infrastructure, applications, security, and field support Employees, the lesser of 120 and that number of Employees having an aggregate labor cost no greater than $13,985,103, and (3) for all other Group 4 Employees, the lesser of 144 and that number of Employees having an aggregate labor cost no greater than $16,884,951, in each case as such number may be increased by an amount not to exceed 7.5%, and in all events subject to the aggregate cap on the number of Group 4 Employees set forth in the immediately preceding sentence of this Section 3.01(a).
(b)          Delayed Transfer Employees. To the extent that applicable Law prevents the Parties from causing (i) any Group 1 Employee, Group 2 Employee, or Group 3 Employee to be employed by a member of the SpinCo Group as of the Distribution Time or (ii) any Employee who is intended to be a Moon Employee to be employed by a member of the Moon Group as of the Distribution Time (each such employee, a “Delayed Transfer Employee,” and the SpinCo Entity or Moon Entity to which such Delayed Transfer Employee is intended to be transferred, the “Destination Employer”), the Parties shall use commercially reasonable efforts to ensure that (x) such Delayed Transfer Employee becomes employed by the Destination Employer at the earliest time permitted by applicable Law and (y) the Destination Employer receives the benefit of such Delayed Transfer Employee’s services from and after the Distribution
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Time, including under the Transition Services Agreement or by entering into an employee leasing or similar arrangement. “Delayed Transfer Employee” shall also include any scheduled Group 4 Employee who, following the Distribution Time, provides services to the SpinCo Group under the Transition Services Agreement and whose employment is intended by Moon to transfer to the SpinCo Group following the completion of the applicable Transition Services Agreement service, and the Parties shall use commercially reasonable efforts to ensure that any such Delayed Transfer Employee becomes employed by the SpinCo Group as soon as practicable following the completion of the applicable Transition Services Agreement service. From and after the commencement of a Delayed Transfer Employee’s employment with the Destination Employer, such Delayed Transfer Employee shall be treated for all purposes of this Agreement as if such Delayed Transfer Employee commenced employment with the Destination Employer as of the Distribution.
(c)          Allocation of Responsibilities as Employer. At the Distribution Time, except as otherwise provided under this Agreement or any other Transaction Document, the SpinCo Group shall retain or assume, as the case may be, responsibility as employer of the SpinCo Employees.
(d)          Employee Agreements. Prior to the Distribution Time, Moon and SpinCo shall have caused a SpinCo Entity to assume and be solely and exclusively responsible for all Employee Agreements entered into prior to the Distribution Time, and all obligations and Liabilities with respect thereto, to be effective as of the Distribution Time, and as of and after the Distribution Time the Moon Entities shall have no obligations or Liabilities with respect to such Employee Agreements. From and after the Effective Time, Clover shall, or shall cause an Affiliate to, assume and honor all Liabilities and obligations to or in respect of the SpinCo Employees or Former SpinCo Employees (and any dependents or beneficiaries thereof) under all SpinCo Benefit Plans and all Employee Agreements.
(e)          Maintenance of Compensation, Employee Benefits, and Work Location. For the period from the Effective Time through the twelve (12) month anniversary of the Effective Time, and without limiting any other provisions in this Agreement or in any Employee Agreement, Clover shall, or shall cause SpinCo or an Affiliate to, provide to each SpinCo Employee who continues to be employed with the Clover Group (i) (A) an annual base salary or base wage rate, (B) if a bonus-eligible SpinCo Employee, a target annual cash bonus opportunity, and (C) if a commission-eligible SpinCo Employee, a commissions opportunity, in each case that is no less than such SpinCo Employee’s annual base salary or base wage rate, target cash bonus opportunity, or commissions opportunity, respectively, as in effect for such SpinCo Employee immediately prior to the Effective Time, (ii) if applicable to such SpinCo Employee, a target annual equity or equity-based incentive award opportunity no less favorable than such SpinCo Employee’s equity or equity-based incentive award opportunity for the Closing Plan Year, which shall be determined as follows: the sum of (x) the SpinCo Employee’s target service-based equity or equity-based incentive award opportunity for the Closing Plan Year and (y) the average of the actual performance-based equity awards earned by such SpinCo Employee for each of the three years ending
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prior to the Closing Plan Year, measured as of the date of settlement of such awards, (iii) employee benefits and other compensation opportunities that are, in the aggregate, substantially comparable to those employee benefits and other compensation opportunities in effect for such SpinCo Employee immediately prior to the Effective Time, and (iv) a principal work location that is no more than thirty-five (35) miles from the SpinCo Employee’s principal work location immediately prior to the Effective Time. For the period from the Effective Time through the third (3rd) anniversary of the Effective Time, and without limiting any other provisions in this Agreement or in any Employee Agreement, Clover shall, or shall cause SpinCo or an Affiliate to, provide to each Former SpinCo Employee retiree medical and other post-employment retirement benefits that are no less favorable than such benefits as in effect under the Moon Group Health Plan and Moon Group Retiree Health Plan for such Former SpinCo Employee immediately prior to the Effective Time.
(f)          Relocations. Without limiting clause (iv) of Section 3.01(e) above, for the period from the Effective Time through the twelve (12) month anniversary of the Effective Time, Clover shall, or shall cause SpinCo or an Affiliate to, provide to any SpinCo Employee whose principal work location is relocated from his or her principal work location immediately prior to the Effective Time, including any SpinCo Employee who is repatriated to his or her home country following an out-of-country work assignment, such relocation and/or repatriation benefits that are no less favorable to the SpinCo Employee than the relocation and/or repatriation benefits that would have been provided to such SpinCo Employee in connection with a relocation and/or repatriation prior to the Effective Time under the applicable relocation or repatriation policies of Moon and its Affiliates.
(g)          Service Credit. From and after the Effective Time, Clover shall give each SpinCo Employee full credit for such SpinCo Employee’s service with the Moon Group and/or SpinCo Group prior to the Effective Time as service with the Clover Group for determining the amount of paid time off and vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate, vesting, and benefit accruals (if applicable) under all applicable employee benefit plans, arrangements, collective agreements, and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave and other leave entitlements, post-retirement health and life insurance, termination indemnity, and severance or separation pay plans) provided, sponsored, maintained, or contributed to by Clover or any of its Affiliates (including the SpinCo Entities) under which such SpinCo Employee is eligible to participate after the Effective Time, in each case to the same extent recognized by the Moon Entities and/or SpinCo Entities immediately prior to the Effective Time, except that no such service credit will be given (i) for benefit accruals under defined benefit pension plans or post-retirement health plans or for purposes of qualifying for subsidized early retirement benefits, in each case under any employee benefit plan in which the SpinCo Employee first becomes eligible to participate after the Effective Time (other than any plan providing benefits in replacement of benefits provided under a benefit plan in which the SpinCo Employee participated prior to the Effective Time) or (ii) to the
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extent that such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt, clause (i) above shall apply only to Clover Benefit Plans that do not have a corresponding Moon Benefit Plan.
(h)          International Employees. In the case of SpinCo Employees primarily employed outside the United States, Clover and its Affiliates (including the SpinCo Entities) shall, in addition to meeting the requirements set forth herein, comply with all additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment, benefits, or severance of employment in connection with the transfer of the SpinCo Business or otherwise.
(i)          Payroll and Related Taxes. With respect to the portion of the tax year occurring prior to the day immediately following the Effective Time, a Moon Entity will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all SpinCo Employees and Former SpinCo Employees for such period. With respect to the remaining portion of such tax year, a Clover Entity will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding SpinCo Employees and (ii) furnish a Form W-2 or similar earnings statement to all SpinCo Employees. With respect to each SpinCo Employee, Moon and Clover shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (x) treat a Clover Entity as a “successor employer” and a Moon Entity as a “predecessor,” in each case within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), and (y) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such SpinCo Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53. Except to the extent otherwise administratively practicable, the collection of payroll taxes under FICA and FUTA will restart upon or following the Effective Time with respect to each SpinCo Entity for the tax year during which the Effective Time occurs.
Section 3.02          Qualified Defined Contribution Plan.
(a)          Moon Savings Plan. Effective as of the Distribution Time, SpinCo Employees shall cease to be eligible to (i) have elective deferrals contributed on their behalf to the Moon Savings Plan with respect to compensation paid after the Distribution Time, (ii) be credited with future employer contributions (i.e., employer matching and non-elective contributions) in the Moon Savings Plan, or (iii) make contributions (for example, rollovers or loan repayments) to the Moon Savings Plan.
(b)          Clover Savings Plan. Prior to the Effective Time, Clover shall have taken all actions necessary and appropriate to establish or maintain for the benefit of SpinCo Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section
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401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Effective Time (such plan and trust(s), the “Clover Savings Plan”).
(c)          Spin-Off of the Moon Savings Plan and Merger into the Clover Savings Plan. Effective as of the Effective Time, Moon shall cause the Moon Savings Plan to spin off to the Clover Savings Plan the portion of the Moon Savings Plan attributable to the SpinCo Employees and Former SpinCo Employees, as well as to any respective Plan Payees, such spin-off to include (but not be limited to) any and all of such individual’s accounts, Liabilities, related Assets, unvested amounts, zero dollar accounts, forfeited accounts, un-locatable participant accounts, and outstanding loan balances, and Clover or one of its Affiliates shall cause the Clover Savings Plan to accept the merger of such spun-off portion of the Moon Savings Plan. All Assets shall be transferred in cash as soon as administratively practicable thereafter and shall be mapped to appropriate investment options in the Clover Savings Plan pursuant to Section 404(c)(4) of ERISA or to the appropriate qualified default investment fund under the Clover Savings Plan pursuant to Section 404(c)(5) of ERISA. Such spin-off and merger shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. The benefits of the SpinCo Employees participating in the Moon Savings Plan as of immediately prior to the plan merger described in this Section 3.02(c) shall be preserved in the Clover Savings Plan effective as of the plan merger described in this Section 3.02(c) to the extent required under the anti-cutback rules of Section 411(d)(6) of the Code.
Section 3.03          Qualified Defined Benefit Pension Plan.
(a)          Establishment of SpinCo Pension Plan. No later than the day prior to the Distribution Date, SpinCo shall have established a defined benefit pension plan (such new defined benefit pension plan, the “SpinCo Pension Plan”) that is intended to meet the requirements of Section 401(a) of the Code and related trust that is intended to meet the requirements of Section 501(a) of the Code to provide defined benefit pension benefits to SpinCo Employees and Former SpinCo Employees who immediately prior to the Effective Time were participants in the Moon Pension Plan. The SpinCo Employees and Former SpinCo Employees described herein shall be known as the “SpinCo Pension Plan Participants.”  Effective as of the Effective Time, either SpinCo shall remain the plan sponsor of the SpinCo Pension Plan or Clover shall or shall cause another Affiliate to assume the SpinCo Pension Plan. Clover shall be responsible for taking all necessary, reasonable, and appropriate actions to maintain and administer the SpinCo Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Clover (acting directly or through members of the Clover Group or the SpinCo Group) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the SpinCo Pension Plan.
(b)          Assumption of Moon Pension Plan Liabilities. Effective as of the Distribution Date, Clover (acting directly or through members of the Clover Group
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or the SpinCo Group) hereby agrees to cause the SpinCo Pension Plan to assume, fully perform, pay, and discharge all Liabilities under the Moon Pension Plan relating to the SpinCo Pension Plan Participants as of the Distribution Date.
(c)          Transfer of the Moon Pension Plan Assets.
(i)          The Parties intend that the portion of the Moon Collective Trust Fund relating to the Moon Pension Plan covering SpinCo Pension Plan Participants shall be transferred to the SpinCo Pension Plan in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. No later than thirty (30) days prior to the Distribution Date, Moon and Clover (acting directly or through members of the Clover Group or the SpinCo Group) shall, to the extent necessary, file, or cause to be filed, an IRS Form 5310-A regarding the transfer of Assets and Liabilities from the Moon Collective Trust Fund to the SpinCo Pension Plan.
(ii)          Prior to the Distribution Date (or such later time as mutually agreed by the Parties), Moon shall have caused the Moon Actuary to determine the estimated value, as of the Distribution Date, of the Assets to be transferred from the Moon Collective Trust Fund to the SpinCo Pension Plan in accordance with the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto (the “Estimated Pension Plan Transfer Amount”).
(iii)          On or about the Distribution Date (or such later time as mutually agreed by the Parties), Moon and Clover (acting directly or through members of the Clover Group or the SpinCo Group) shall cooperate in good faith to cause an initial transfer of Assets from the Moon Collective Trust Fund to the trust of the SpinCo Pension Plan in an amount to be approximately ninety percent (90%) of the Estimated Pension Plan Transfer Amount (such amount, the “Initial Transfer Amount”). Moon shall satisfy its obligation pursuant to this Section 3.03(c)(iii) by causing the Moon Collective Trust Fund to transfer Assets equal to the Initial Transfer Amount. Assets may be transferred in cash, cash equivalents, or securities, or if acceptable to Clover, in kind, or in a combination of the foregoing, as determined by Moon in its sole discretion (other than Assets in kind).
(iv)          Within sixty (60) days (or such later time as mutually agreed by the Parties) following the Distribution Date, Moon shall cause the Moon Actuary to provide Clover with a revised calculation of the value, as of the Distribution Date, of the Assets of the Moon Collective Trust Fund to be transferred to the SpinCo Pension Plan determined in accordance with the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto (the “Revised Pension Plan Transfer Amount”). Clover may submit, at its sole cost and expense, the Revised Pension Plan Transfer Amount to the Clover Actuary for verification; provided, that such verification process and any calculation performed by the Clover Actuary in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto. In order to perform such verification, upon request from Clover, the Moon Actuary shall provide the Clover Actuary with the data and additional detailed methodology used to calculate the Initial
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Transfer Amount and the Final Pension Plan Transfer Amount. Clover will be responsible for the cost and expense of the Clover Actuary, and Moon will be responsible for the cost and expense for the Moon Actuary. If the Clover Actuary so determines that the value, as of the Distribution Date, of the Assets to be transferred to the SpinCo Pension Plan differs from the Revised Pension Plan Transfer Amount, the Clover Actuary shall identify in writing to the Moon Actuary all objections to the Moon Actuary’s determination within sixty (60) days following provision of the revised value calculation to Clover pursuant to the first sentence of this Section 3.03(c)(iv), and the Clover Actuary and the Moon Actuary shall use good-faith efforts to reconcile any such difference. The Revised Pension Plan Transfer Amount shall be deemed final if the Clover Actuary does not submit written objections to the Moon Actuary within such sixty (60) day period. If the Clover Actuary and the Moon Actuary fail to reconcile such differences, the Clover Actuary and the Moon Actuary shall jointly designate a third, independent actuary whose calculation of the value, as of the Distribution Date, of the Assets to be transferred to the SpinCo Pension Plan shall be final and binding; provided, that such value must be between the value determined by the Clover Actuary and the Revised Pension Plan Transfer Amount or equal to either such value. Such calculation shall be performed within a reasonable period of time, but no more than one hundred twenty (120) days, following designation of such third actuary and in accordance with the assumptions and valuation methodology set forth on Schedule 3.03(c) attached hereto. Moon and Clover shall each pay one half (½) of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Distribution Date, of the Assets to be transferred to the SpinCo Pension Plan as determined in accordance with this Section 3.03(c)(iv) shall be referred to herein as the “Final Pension Plan Transfer Amount.”
(v)          Within forty-five (45) days (or such later time as mutually agreed by the Parties) following the determination of the Final Pension Plan Transfer Amount, Moon shall cause the Moon Collective Trust Fund to transfer to the trust of the SpinCo Pension Plan (the date of such transfer, the “Final Transfer Date”) the amounts in cash, cash equivalents, securities, or if acceptable to Clover, in kind, or in a combination of the foregoing, as determined by Moon in its sole discretion (other than Assets in kind), equal to (A) the Final Pension Plan Transfer Amount minus (B) the Initial Transfer Amount (such difference, as adjusted to reflect earnings or losses as described in this Section 3.03(c)(v), the “True-Up Amount”); provided, that, if the True-Up Amount is negative, Moon shall not be required to cause any such additional transfer and instead Clover shall be required to cause a transfer of cash, cash equivalents, or securities, or, if acceptable to Moon, Assets in kind, or a combination of the foregoing, from the trust of the SpinCo Pension Plan to the Moon Collective Trust Fund as required in an amount equal to the absolute value of the True-Up Amount. The Parties acknowledge that the Moon Collective Trust Fund’s transfer of the True-Up Amount to the trust of the SpinCo Pension Plan shall be in full settlement and satisfaction of the obligations of Moon to cause the transfer of, and the Moon Pension Plan to transfer, Assets to the SpinCo Pension Plan pursuant to this Section 3.03(c)(v). The True-Up Amount, if any, shall be adjusted to reflect fees or charges paid or incurred, and earnings or losses, during the period from the Distribution Date to the Final Transfer Date. Such earnings or losses shall be determined based on the actual rates of return of the Moon
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Pension Plan for the period commencing as of the Distribution Date and ending as close as administratively practicable to the Final Transfer Date. If Clover is obligated to cause the trust of the SpinCo Pension Plan to reimburse the Moon Pension Plan pursuant to this Section 3.03(c)(v), such reimbursements shall be performed in accordance with the same principles set forth herein with respect to the payment of the True-Up Amount. The Parties acknowledge that the SpinCo Pension Plan’s transfer of such reimbursement amounts to the Moon Collective Trust Fund shall be in full settlement and satisfaction of the obligations of Clover to cause the transfer of, and the trust of the SpinCo Pension Plan to transfer, Assets to the Moon Collective Trust Fund pursuant to this Section 3.03(c)(v).
Section 3.04          Retirement Benefits Funding Obligations.
(a)          Pre-Distribution ARA and ARL Estimates. Prior to the Distribution Date (or such later time as mutually agreed by the Parties), Moon shall have caused the Moon Actuary to determine the estimated value of the ARA (with the value of Assets related to the SpinCo Pension Plan to be determined based on the Estimated Pension Plan Transfer Amount, determined in accordance with Section 3.03(c)) and the ARL and to deliver to Clover and the Clover Actuary for their review written reports of the estimates for each such component value, together with reasonable supporting detail, including for each such component an estimate for each SpinCo Employee and Former Employee participating in each applicable plan. The Moon Actuary shall provide the Clover Actuary with the data and additional detailed methodology used to calculate such estimated amounts and such other information reasonably requested by the Clover Actuary to review such estimated amounts.
(b)          Determination of ARA and ARL. As promptly as possible (and in any event no more than fifteen (15) days) after the Final Pension Plan Transfer Amount is definitively determined, Moon shall cause the Moon Actuary to deliver to Clover and the Clover Actuary revised reports setting forth Moon’s good-faith calculations of each of the ARA and the ARL, together with reasonable supporting detail, including for each such component value, the value for each SpinCo Employee and Former Employee participating in each applicable plan. The Moon Actuary shall provide the Clover Actuary with the data and additional detailed methodology used to calculate such amounts and such other information reasonably requested by the Clover Actuary to review such amounts. The Clover Actuary shall identify in writing to the Moon Actuary all objections to the Moon Actuary’s calculations of the ARA and the ARL within thirty (30) days following provision of the revised calculations, supporting detail, data, and methodology to the Clover Actuary pursuant to this Section 3.04(b), and the Clover Actuary and the Moon Actuary shall use good-faith efforts to reconcile any such difference. The calculations shall be deemed final if the Clover Actuary does not submit written objections to the Moon Actuary within such thirty (30) day period. If the Clover Actuary and the Moon Actuary fail to reconcile such differences, the Clover Actuary and the Moon Actuary shall jointly designate a third, independent actuary (which third actuary shall be the same actuary as was designated under Section 3.03(c)(iv), unless both Parties agree otherwise or such third actuary declines the designation) to calculate the ARA and the ARL, whose calculations of each such value shall be final and binding;
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provided, that each such component value must be between the corresponding value determined by the Moon Actuary and the Clover Actuary or equal to either such value. Such third actuary’s calculations shall be performed within a reasonable period of time, but no more than sixty (60) days, following the designation of such third actuary. Moon shall be responsible for all costs and expenses of the Moon Actuary, and Clover shall be responsible for all costs and expenses of the Clover Actuary related to the matters in this Section 3.04. Moon and Clover shall each pay one half (½) of the costs incurred in connection with the retention of a third actuary.
(c)          Moon Payment. Within thirty (30) days (or such later time as mutually agreed by the Parties) after the final determination of the ARA and the ARL in accordance with Section 3.04(b), Moon shall make a cash payment to Clover equal to either (x) if the ARL exceeds $600 million, an amount equal to the excess, if any, of the Aggregate Underfunding over $186 million, or (y) if the ARL is $600 million or less, an amount equal to the excess, if any, of (i) the Aggregate Underfunding over (ii) the product of (A) 0.31 and (B) the ARL.
Section 3.05          Moon UK Pension Plan. Notwithstanding anything herein to the contrary, the Parties hereby agree, and Moon shall take all steps necessary to ensure, that (i) the Moon UK Pension Plan will not transfer to or with any SpinCo Entity in connection with the Distribution and shall remain with the Moon Group from and after the Distribution Time, (ii) no SpinCo Entity will become, assume, or continue as a participating employer in the Moon UK Pension Plan for the purposes of UK pensions legislation on and following the Distribution Time, nor will it (or any Clover Entity) have any Liability thereunder or with respect thereto, including in relation to any statutory debt on the employer under Section 75 or 75A of the Pensions Act 1995 from and after the Distribution Time, and (iii) from and after the Distribution Time, no SpinCo Employees or Former SpinCo Employees will be active members accruing benefits in the Moon UK Pension Plan.
Section 3.06          Nonqualified Plans.
(a)          Moon Deferred Compensation Plans. SpinCo Employees shall not be permitted to defer compensation or accrue benefits under the Moon Deferred Compensation Plans after the Distribution Time.
(b)          SpinCo Deferred Compensation Plans. Prior to the Distribution Date, SpinCo shall have taken all actions necessary and appropriate to establish for the benefit of SpinCo Employees one or more deferred compensation plans (collectively, the “SpinCo Deferred Compensation Plans”) to provide each SpinCo Employee or Former SpinCo Employee who was a participant in one or more of the Moon Deferred Compensation Plans as of immediately prior to the Distribution Date (each, a “SpinCo Deferred Compensation Plan Beneficiary”) benefits in respect of service and compensation following the Distribution Date that are substantially identical to those accrued with respect to such person under, and the opportunity to defer compensation and accrue benefits on a basis that is substantially identical to, the Moon Deferred Compensation Plans as of immediately prior to the Distribution Date. As of the
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Distribution Date, the SpinCo Employees and Former SpinCo Employees shall no longer participate in the Moon Deferred Compensation Plans. The Parties agree that for purposes of the Moon Deferred Compensation Plans, a SpinCo Deferred Compensation Plan Beneficiary shall not be considered to have incurred a separation from service as determined under the general rules of Section 409A of the Code as a result of the Distribution or the transfer of employment or service from Moon (or a Moon Entity) to SpinCo (or SpinCo Entity), and such employment or service shall be considered to terminate for purposes of the SpinCo Deferred Compensation Plans only when the employment or service of such SpinCo Deferred Compensation Plan Beneficiary with the SpinCo Group terminates in accordance with the terms of the SpinCo Deferred Compensation Plans and applicable Laws.
(c)          Liability and Responsibility. The Liabilities in respect of SpinCo Deferred Compensation Plan Beneficiaries under the Moon Deferred Compensation Plans shall be assumed by SpinCo, effective as of the Distribution Date. SpinCo shall have sole responsibility for the administration of the SpinCo Deferred Compensation Plans and the payment of benefits thereunder to or on behalf of SpinCo Deferred Compensation Plan Beneficiaries, and no member of the Moon Group shall have any Liability or responsibility therefor. During the Designated Survival Period and subject to Schedule 3.06(c), Clover shall not, and shall not permit any Affiliate (including any SpinCo Entity) to, terminate or amend any SpinCo Deferred Compensation Plan in a manner that is adverse in any respect to any SpinCo Employee.
(d)          Section 409A. The Parties will cooperate in good faith so that the transfers contemplated by this Section 3.06(d) will not result in adverse Tax consequences under Section 409A of the Code.
Section 3.07          Short-Term Bonuses for Closing Plan Year; Earned but Unpaid Incentive Compensation. Immediately prior to the Distribution Time, Moon shall have paid (a) all earned but unpaid bonuses, commissions, and other cash-based incentive compensation due to any SpinCo Employee or Former SpinCo Employee under any Employee Agreement, SpinCo Benefit Plan, or Moon Benefit Plan, and (b) to each bonus-eligible SpinCo Employee a bonus, calculated based on actual performance through the Distribution Date or assuming the target level of performance, in each case as determined by Moon in its sole discretion, pursuant to any cash incentive or bonus program of the Moon Group in which such SpinCo Employee is a participant immediately prior to the Distribution Date, prorated to correspond with the SpinCo Employee’s applicable period of employment with Moon during the Closing Plan Year. Effective as of the Distribution Time, Clover shall or shall cause another Affiliate to cause each bonus-eligible SpinCo Employee to become a participant in a cash incentive or bonus program of the Clover Group for the remainder of the Closing Plan Year; provided, that the cash incentive or bonus program of the Clover Group provides, in the aggregate, similar achievement opportunities as the SpinCo Employee was entitled to prior to the Distribution Date. Clover shall be responsible for any payment to which a SpinCo Employee may be entitled under a cash incentive or bonus program of the Clover Group following the Distribution Time.
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Section 3.08          Health and Welfare Benefits.
(a)          Moon Group Health Plan. Effective as of the Distribution Date (or as otherwise provided in the Transition Services Agreement), SpinCo Employees and Former SpinCo Employees will cease to participate in the Moon Group Health Plan.
(b)          Clover Group Health Plan. Prior to the Effective Time (or as otherwise provided in the Transition Services Agreement), Clover shall, or shall cause one of its Affiliates to, take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group health and welfare benefits plan for the benefit of all SpinCo Employees and eligible dependents effective as of the Effective Time (or as otherwise provided in the Transition Services Agreement) (the “Clover Group Health Plan”) and to provide benefits thereunder for all eligible SpinCo Employees and eligible dependents who choose to enroll in such Plan. Clover will cause such Clover Group Health Plan to permit enrollment immediately (or at such time as otherwise provided in the Transition Services Agreement) by those SpinCo Employees and their dependents who immediately prior to the Distribution Time were participating in, or entitled to present or future benefits under, the Moon Group Health Plan, and shall recognize the most recent hire date of such SpinCo Employee with Moon or a member of the controlled group of organizations of which Moon is a part (as defined by Section 414 of the Code and regulations issued thereunder) for purposes of determining whether such SpinCo Employee has met any otherwise-applicable waiting period. The Clover Group Health Plan (or, to the extent provided in the Transition Services Agreement, the Clover Group) will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and their dependents on or following the Effective Time, regardless of when the injury or medical condition giving rise to the claim occurred. The Moon Group Health Plan will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and their dependents before the Effective Time. For purposes of this Section 3.08(b) and Section 3.08(c), a claim is deemed to be incurred (i) with respect to medical, dental, vision, or prescription drug benefits, as applicable, on the date on which the services are performed or the goods are provided, regardless of when the injury or medical condition giving rise to the claim occurred, (ii) with respect to life, accidental death and dismemberment, and business travel accident insurance, on the date on which the event giving rise to such claim occurs, and (iii) with respect to disability benefits, on the date on which a person’s disability begins, as determined by the disability benefit insurer or claims administrator, giving rise to such claim.
(c)          Clover Group Retiree Health Plan. Prior to the Effective Time (or as otherwise provided in the Transition Services Agreement), Clover shall have taken all action necessary and appropriate to establish or designate and administer a retiree health benefits plan for the benefit of all SpinCo Employees and Former SpinCo Employees who are eligible for current or, upon retirement, future coverage under the Moon Group Retiree Health Plan as of the Distribution Time (the “Clover Group Retiree Health Plan”) and to provide benefits thereunder for all eligible SpinCo Employees and Former SpinCo Employees who choose to enroll in such Plan. Clover will cause such Clover Group Retiree Health Plan to permit enrollment immediately (or at such time as
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otherwise provided in the Transition Services Agreement) by those Former SpinCo Employees and their dependents who immediately prior to the Distribution Time were participating in, or entitled to present or future benefits under, the Moon Group Retiree Health Plan. The Clover Group Retiree Health Plan will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and Former SpinCo Employees and their dependents on or following the Effective Time, regardless of when the injury or medical condition giving rise to the claim occurred. The Moon Group Retiree Health Plan will be responsible for all Liabilities associated with claims incurred by SpinCo Employees and Former SpinCo Employees and their dependents before the Effective Time.
(d)          Dependent Care and Health Flexible Spending Accounts. Notwithstanding anything contained in Section 3.08(b), to the extent that SpinCo Employees participate in a dependent care or health flexible spending account under the Moon Group Health Plan (the “Moon FSA/DCA”) during the Closing Plan Year, Clover shall establish (or cause its Affiliate, if applicable, to establish) one or more comparable plans (the “Clover FSA/DCA”) that will recognize the elections that such SpinCo Employees and Former SpinCo Employees had in effect for purposes of the Closing Plan Year under the Moon FSA/DCA. The Clover FSA/DCA shall (i) assume the Assets and Liabilities of the Moon FSA/DCA with respect to SpinCo Employees and Former SpinCo Employees as of the Effective Time and (ii) provide the same level of dependent care and flexible spending account benefits as those provided under the Moon FSA/DCA at least through the latest date on which participants are entitled to submit for reimbursements with respect to contribution elections made during the Closing Plan Year. After the Effective Time, the Clover FSA/DCA will be responsible for reimbursement of all previously unreimbursed reimbursable dependent care and flexible spending account claims incurred by SpinCo Employees, regardless of when the claims were incurred.
(e)          Continuation Coverage. As of and following the Effective Time, the Clover Group Health Plan shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) for all SpinCo Employees and all Former SpinCo Employees, as well as their “qualified beneficiaries” (as defined under COBRA) (such SpinCo Employees and Former SpinCo Employees, and their qualified beneficiaries together, the “COBRA Participants”), regardless of whether the “qualifying event” (as defined under COBRA) arose before, on, or after the Effective Time. The Clover Group Health Plan will be responsible for all Liabilities associated with claims by COBRA Participants in respect of services that are performed or goods that are provided on or following the Effective Time, regardless of when the injury or medical condition giving rise to the claim occurred. The Moon Group Health Plan will be responsible for all Liabilities associated with claims by COBRA Participants in respect of services that are performed or goods that are provided before the Effective Time.
(f)          6055/6056 Reporting. Clover shall be solely responsible for ensuring that SpinCo complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to SpinCo Employees for the Closing Plan Year (including while SpinCo was owned by Moon) and periods after the
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Distribution Date, for which SpinCo has a reporting obligation, provided that Moon shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year. In this regard, SpinCo shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms. Clover shall also be solely responsible for ensuring that SpinCo complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all SpinCo Employees who are enrolled in a self-insured medical plan under the Moon Group Health Plan. SpinCo may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations. The reporting obligations under Section 6055 of the Code for SpinCo Employees who are enrolled in a fully insured medical plan under the Moon Group Health Plan shall be met by the applicable insurance carrier or HMO. Moon shall work with Clover to provide all necessary pre–Distribution Date information for SpinCo to meet its reporting obligation, which information shall be complete and accurate and provided to SpinCo no later than thirty (30) days prior to the date that such reporting obligation is due (disregarding any extensions to such reporting deadlines that may be granted by the IRS for the reporting year); provided, however, that to the extent reasonably necessary, such time frame shall be reduced to fifteen (15) days for any data related to the four (4) month period ending on the date on which such reporting obligation is due.
(g)          Credit for Benefits. Clover shall (i) waive for each SpinCo Employee and Former SpinCo Employee, and his or her dependents, each waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement, and any other restriction that would prevent immediate or full participation under the welfare plans of Clover or any of its Affiliates applicable to (or was previously satisfied by) such SpinCo Employee or Former SpinCo Employee to the extent that such waiting period, pre-existing condition limitation, actively-at-work requirement, or other restriction would not have been applicable to such SpinCo Employee or Former SpinCo Employee under the terms of the applicable Moon Benefit Plan immediately prior to the Effective Time, and (ii) give full credit under the welfare plans of Clover and its Affiliates applicable to each SpinCo Employee and Former SpinCo Employee, and his or her dependents, for all out-of-pocket expenses, including co-payments and deductibles, satisfied prior to the Effective Time in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.
Section 3.09          Workers’ Compensation. Following the Distribution Date, SpinCo and its Affiliates will be solely responsible for all United States (including its territories) workers’ compensation claims of SpinCo Employees and Former SpinCo Employees with respect to Workers’ Compensation Events, regardless of when such Workers Compensation Events to which such claims relate occur, except to the extent that claims that relate to events occurring prior to the Distribution Date are covered under an applicable Moon’s workers’ compensation insurance policy.
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Section 3.10          Vacation, Paid Time Off, and Sick Pay Liabilities. As of the Distribution Date, SpinCo shall provide each SpinCo Employee with the same vested and unvested balances of vacation, paid time off, and sick leave as credited to such SpinCo Employee on Moon’s or its Affiliate’s payroll system immediately prior to the Distribution Date. For the period from the Effective Time through the twelve (12) month anniversary of the Effective Time, and without limiting any other provisions in this Agreement or in any Employee Agreement, Clover shall accrue vacation and sick leave in respect of each SpinCo Employee according to Moon’s accrual schedule as in effect immediately prior to the Effective Time, or Clover’s accrual schedule as in effect for similarly situated Employees of the Clover Group, whichever is more favorable to the SpinCo Employee.
Section 3.11          Severance.
(a)          Assumption of Outstanding Severance Liabilities. Effective as of the Distribution Time, SpinCo shall assume all severance Liabilities under each Moon Benefit Plan with respect to any Former SpinCo Employee.
(b)          Establishment of SpinCo Major Restructuring Severance Plan. Prior to the Distribution Date, SpinCo shall have established and adopted a severance plan (the “SpinCo Severance Plan”) that will be identical in all respects to the Moon Major Restructuring Severance Plan (save for clerical changes to reflect SpinCo as the plan sponsor) and that will provide severance benefits in accordance with this Section 3.11(a) to each SpinCo Employee who (i) was eligible to be a participant in the Moon Major Restructuring Severance Plan as of the day prior to the Distribution Date or (ii) is hired or promoted by SpinCo or an Affiliate on or following the Distribution Date into a position and would have been eligible to participate in the Moon Major Restructuring Severance Plan had such person been employed in such position on the day prior to the Distribution Date. Such severance benefits shall be provided upon any Severance-Eligible Termination during the Designated Survival Period, and the amount, composition, and terms and conditions of such benefits shall be as set forth in the Moon Major Restructuring Severance Plan (and as made a part of the SpinCo Severance Plan). The Parties hereby agree and acknowledge that, for purposes of the SpinCo Severance Plan, the Distribution and Merger constitute a “Major Restructuring,” as such term is used in the Moon Major Restructuring Severance Plan (and as made a part of the SpinCo Severance Plan) with respect to the SpinCo Employees. Notwithstanding the foregoing, if in connection with such termination, the Clover Group severance arrangement, plan, policy, or guideline that is applicable to similarly situated Employees of the Clover Group would provide a greater severance benefit to such terminated SpinCo Employee, such Clover arrangement shall apply in lieu of the SpinCo Severance Plan. As of the Distribution Date, (i) the SpinCo Employees will no longer participate in the Moon Major Restructuring Severance Plan, and (ii) no member of the Moon Group shall have any further Liability for, and SpinCo shall indemnify each member of the Moon Group, and the officers, directors, and employees of each member of the Moon Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any SpinCo Employees or Former SpinCo Employees in connection with the SpinCo Severance Plan, including such Liabilities
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relating to actions or omissions of or by any member of the SpinCo Group or any officer, director, employee, or agent thereof prior to, on, or after the Distribution Date. During the Designated Survival Period, Clover shall not, and shall not permit any Affiliate (including any SpinCo Entity) to, terminate or amend the SpinCo Severance Plan in a manner that is adverse in any respect to any SpinCo Employee.
(c)          Severance Arrangements, Plans, Policies and Guidelines. Without limiting clause (iii) of Section 3.01(e) or Section 3.11(a) above, Clover shall, or shall cause SpinCo or an Affiliate to, provide severance benefits in accordance with this Section 3.11(c) to each SpinCo Employee whose employment with Clover and its Affiliates (including any SpinCo Entity) terminates during the Designated Survival Period in a manner that would constitute a Severance-Eligible Termination, and who is not actually entitled to severance benefits under the SpinCo Severance Plan as a result of such employment termination. The amount, composition, and terms and conditions of such severance benefits shall be no less favorable to such SpinCo Employee than those provided under either (x) the Ordinary Severance Guidelines of Moon as described on Schedule 3.11(c), or (y) the applicable Clover Group severance arrangement, plan, policy, or guideline applicable to similarly situated Employees of the Clover Group, whichever arrangement provides a greater benefit.
Section 3.12          Preservation of Right to Amend or Terminate Plans. Except as otherwise expressly provided in this Agreement, the Separation Agreement, or the Merger Agreement, no provisions of this Agreement shall be construed as a limitation on the right of Moon, SpinCo, or Clover, or any Affiliate thereof, to amend any Plan or terminate its participation therein that Moon, SpinCo, or Clover, or any Affiliate thereof, would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee, under a Plan that such person would not otherwise have under the terms of the Plan itself.
Section 3.13          No Right to Employment. Notwithstanding anything to the contrary set forth in this Agreement, no provisions of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of SpinCo or Clover, or any of its Affiliates, to terminate any employee or individual service provider for any reason.
ARTICLE IV

EQUITY COMPENSATION AWARDS
Section 4.01          General Principles.
(a)          Agreement to Cooperate. Moon and Clover shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this ARTICLE IV, including, to the extent practicable, providing written notice or similar communications to each Employee who holds one or more awards granted under any Moon Stock Plan or is notionally invested in Moon Common Stock through a Moon
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Deferred Compensation Plan informing such Employee of (i) the actions contemplated by this ARTICLE IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under any Moon Stock Plan or participants who are notionally invested in Moon Common Stock through a Moon Deferred Compensation Plan during which time awards or investment elections may not be exercised or settled, as the case may be.
(b)          Recognition of Service. Following the Effective Time, a grantee who has outstanding equity-based awards under one or more of the Moon Stock Plans or is notionally invested in Moon Common Stock through a Moon Deferred Compensation Plans and/or replacement equity-based awards under the Clover Stock Plan shall be considered to have been employed by the applicable plan sponsor before and after the Effective Time for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award.
(c)          Compliance with Laws. No award described in this ARTICLE IV, whether outstanding or to be issued, adjusted, substituted, or canceled by reason of or in connection with the Distribution, shall be adjusted, settled, canceled, or exercisable until, in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence, to the extent permitted under Section 409A of the Code.
(d)          Section 409A. The adjustment or conversion of the Moon Equity Awards shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty, or other Taxes on the holders thereof pursuant to Section 409A of the Code.
Section 4.02          Moon Stock Options.
(a)          Vested Moon Stock Options. Each Moon Stock Option that is vested by its terms immediately prior to the Distribution Time (each, a “Vested Moon Stock Option”), regardless of who holds such Vested Moon Stock Option, shall remain an option to purchase shares of Moon Common Stock issued under the applicable Moon Stock Plan (each such award, an “Adjusted Vested Moon Stock Option”). Each Adjusted Vested Moon Stock Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Vested Moon Stock Option immediately prior to the Distribution Time; provided, however, that from and after the Effective Time, (x) the number of shares of Moon Common Stock subject to each such Adjusted Vested Moon Stock Option shall equal (A) the number of shares of Moon Common Stock subject to the corresponding Vested Moon Stock Option immediately prior to the Distribution Time divided by (B) the Moon Ratio, with any fractional share rounded down to the nearest whole share, and (y) the per-share exercise price of each such Adjusted Vested Moon Stock Option shall equal (A) the per-share exercise price of the corresponding Vested Moon Stock Option immediately prior to the
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Distribution Time multiplied by (B) the Moon Ratio, rounded up to the nearest whole cent.
(b)          Unvested Moon Stock Options.
(i)          Each Moon Stock Option that is unvested by its terms immediately prior to the Distribution Time (an “Unvested Moon Stock Option”) held by a Moon Group Employee, Former Moon Group Employee, or Former SpinCo Employee, or by a current or former member of the board of directors of Moon, shall remain an option to purchase shares of Moon Common Stock issued under the applicable Moon Stock Plan (each such award, an “Adjusted Unvested Moon Stock Option”). Each Adjusted Unvested Moon Stock Option shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time; provided, however, that from and after the Effective Time, (x) the number of shares of Moon Common Stock subject to each such Adjusted Unvested Moon Stock Option shall equal (A) the number of shares of Moon Common Stock subject to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time divided by (B) the Moon Ratio, with any fractional share rounded down to the nearest whole share, and (y) the per-share exercise price of each such Adjusted Unvested Moon Stock Option shall equal (A) the per-share exercise price of the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time multiplied by (B) the Moon Ratio, rounded up to the nearest whole cent.
(ii)          Each Unvested Moon Stock Option held by a SpinCo Employee immediately prior to the Distribution Time shall be converted as of the Effective Time into an option to purchase shares of Clover Common Stock (each such award, an “Clover Stock Option”) pursuant to the terms of the Clover Stock Plan, subject to terms and conditions from and after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time; provided, however, that from and after the Effective Time, (x) the number of shares of Clover Common Stock subject to such Clover Stock Option shall equal (A) the number of shares of Moon Common Stock subject to the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time divided by (B) the Clover Ratio, with any fractional share rounded down to the nearest whole share, (y) the per-share exercise price of such Clover Stock Option shall equal the product of (A) the per-share exercise price of the corresponding Unvested Moon Stock Option immediately prior to the Distribution Time multiplied by (B) the Clover Ratio, rounded up to the nearest whole cent, and (z) with respect to each such Clover Stock Option, “change in control” shall have the meaning set forth in the Clover Stock Plan (i.e., a “change in control” of Clover rather than Moon).
Section 4.03          Restricted Stock Units.
(a)          Moon Group Employee Awards. Moon RSUs held by a Moon Group Employee, Former Moon Group Employee, or Former SpinCo Employee immediately prior to the Distribution Time shall be adjusted by dividing the number of
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Moon RSUs subject to each grant by the Moon Ratio. If the resulting product includes a fractional share, the number of Moon RSUs shall be rounded up to the nearest whole share. The terms and conditions (including vesting terms) to which the Moon RSUs are subject shall be substantially the same terms and conditions before and after the Effective Time.
(b)          SpinCo Employee Awards. Moon RSUs held by a SpinCo Employee immediately prior to the Distribution Time shall be replaced with an award of a number of Clover restricted stock units (the “Clover RSUs”) determined by dividing the number of Moon RSUs subject to each award by the Clover Ratio. If the resulting product includes a fractional share, the number of Clover RSUs shall be rounded up to the nearest whole share. The Clover RSUs shall be subject to substantially the same terms and conditions (including vesting terms) as in effect for the corresponding Moon RSUs immediately prior to the Distribution Time; provided, however, with respect to each such Clover RSU, “change in control” shall have the meaning set forth in the Clover Stock Plan (i.e., a “change in control” of Clover rather than Moon).
Section 4.04          Performance Stock Units.
(a)          Adjustment of Moon PSUs. The number of shares of Moon Common Stock underlying each Moon PSU held by a Moon Group Employee or Former Moon Group Employee, or by a SpinCo Employee or Former SpinCo Employee, in either case immediately prior to the Distribution Time, shall be adjusted by dividing such number of shares by the Moon Ratio, with the result rounded up to the extent that it includes a fractional share; the number of such adjusted Moon PSUs held by a SpinCo Employee or Former SpinCo Employee shall then be then prorated based on the number of days elapsed during the applicable performance period through the Distribution Date, and if the resulting product includes a fractional share, the number of shares underlying any Moon PSU shall be rounded up to the nearest whole share. The terms and conditions to which the Moon PSUs are subject shall otherwise be substantially the same terms and conditions before and after the Distribution Time; provided, however, that the calculations of “Earnings Per Share,” “Total Shareholder Return,” and “Cash Flow Return on Invested Capital” will be adjusted to appropriately reflect the Reorganization, Distribution, and Merger in a manner determined by the Committee (as such term is defined in the applicable Moon Stock Plan).
(b)          Grant of Clover RSUs to Replace Forfeited Moon PSUs Held by SpinCo Employees. At, or as soon as practicable following, the Effective Time, each SpinCo Employee who then holds an award of Moon PSUs shall be granted an award of a number of Clover RSUs determined by dividing (x) by (y), where (x) equals the average number of shares of Moon Common Stock earned by such SpinCo Employee with respect to the Moon PSUs earned by such SpinCo Employee for each of the three years ending prior to the Closing Plan Year, measured as of the date of settlement of such awards and (y) equals the Clover Ratio, with the result rounded up to the extent that it includes a fractional share; the number of such Clover RSUs held by such SpinCo Employee shall then be then prorated based on the number of days remaining in the applicable performance period following the Distribution Date, and if the resulting
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product includes a fractional share, the number of shares underlying such award of Clover RSUs shall be rounded up to the nearest whole share. The award of Clover RSUs shall be subject to substantially the same terms and conditions as in effect for the corresponding award of Moon PSUs immediately prior to the Distribution Time; provided, however, that each Clover RSU shall time vest on the last day of the applicable performance period for the corresponding Moon PSU, subject to the SpinCo Employee’s continued employment with the Clover Group on such date.
Section 4.05          Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, the respective boards of directors of each of Moon and Clover intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of Moon and Clover, and the respective boards of directors of Moon and Clover also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent that such method is permitted under the applicable Moon Stock Plan, the Clover Stock Plan, and any applicable award agreement.
Section 4.06          Notional Shares.
(a)          Treatment of Moon Notional Shares Held by Moon Group Employees and Former Moon Group Employees. Moon Notional Shares held by a Moon Group Employee or a Former Moon Group Employee immediately prior to the Distribution Time shall be adjusted by dividing by the Moon Ratio the number of Moon Notional Shares held by such individual. If the resulting product includes a fractional share, the number of adjusted Moon Notional Shares shall be rounded up to the nearest whole share. The terms and conditions (including vesting terms) to which the Moon Notional Shares are subject shall be substantially the same terms and conditions before and after the Distribution Time.
(b)          Treatment of Moon Notional Shares Held by SpinCo Employees and Former SpinCo Employees. Moon Notional Shares held by any SpinCo Employee or Former SpinCo Employee immediately prior to the Distribution Time shall be replaced with a number of Clover notional shares (the “Clover Notional Shares”) determined by dividing by the Clover Ratio the number of Moon Notional Shares held by such individual. If the resulting product includes a fractional share, the number of Clover Notional Shares shall be rounded up to the nearest whole share. The Clover Notional Shares shall be subject to substantially the same terms and conditions (including vesting terms) as in effect for the corresponding Moon Notional Shares immediately prior to the Distribution Time.
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Section 4.07          Liabilities for Settlement of Awards.
(a)          Moon Stock Option Liabilities. Moon shall be responsible for all Liabilities associated with Adjusted Vested Moon Stock Options and Adjusted Unvested Moon Stock Options, including any option exercise, share delivery, registration, or other obligations related to the exercise of such options. Settlement of Adjusted Vested Moon Stock Options exercised by a SpinCo Employee or Former SpinCo Employee shall be effected as follows:
(i)          In the case of a broker-assisted cashless exercise, the award holder will instruct the award administrator, who will sell the shares obtained through the exercise and who will wire the exercise price directly to Moon, wire the applicable tax withholding to Clover, and wire the remaining proceeds to the brokerage account of such SpinCo Employee or Former SpinCo Employee.
(ii)          In the case of an exercise to hold shares, the award holder will instruct the award administrator and remit the exercise price to the award administrator, who will wire the exercise price directly to Moon, wire the applicable tax withholding to Clover, and credit the remaining shares to the brokerage account of such SpinCo Employee or Former SpinCo Employee.
(b)          Clover Stock Option Liabilities. Clover shall be responsible for all Liabilities associated with Clover Stock Options exercised by a SpinCo Employee, including any option exercise, share delivery, registration, or other obligations related to the exercise of such options.
(c)          Other Moon Award Liabilities. Moon shall be responsible for all Liabilities associated with Moon RSUs, Moon PSUs, and Moon Notional Shares, including any share delivery, registration, or other obligations related to the settlement of the Moon RSUs, Moon PSUs, or Moon Notional Shares.
(d)          Other Clover Award Liabilities. Clover shall be responsible for all Liabilities associated with Clover RSUs and Clover Notional Shares, including any share delivery, registration, or other obligations related to the settlement of the Clover RSUs or Clover Notional Shares.
Section 4.08          Form S-8. As of the Effective Time, Clover shall have prepared and filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Exchange Act the offering of a number of shares of Clover Common Stock at a minimum equal to the number of shares subject to the Clover RSUs and Clover Stock Options. Clover shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any Clover RSUs and Clover Stock Options remain outstanding.
Section 4.09          Tax Reporting and Withholding for Equity-Based Awards. Unless otherwise required by applicable Law, Moon (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment-on-account, and other
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Tax reporting related to income of or otherwise owed by Moon Group Employees, Former Moon Group Employees, or Former SpinCo Employees from equity-based awards, and Clover (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, social, payment-on-account, and other Tax reporting related to or otherwise owed on income of SpinCo Employees from equity-based awards. Similarly, Moon will be responsible for all income, payroll, fringe benefit, social, payment-on-account, and other Tax reporting related to or otherwise owed on income of its non-employee directors from equity-based awards. Further, Moon (or one of its Subsidiaries) shall be responsible for remitting applicable Tax withholdings and related payments for Moon Group Employees, Former Moon Group Employees, and Former SpinCo Employees to each applicable taxing authority, and Clover (or one of its Subsidiaries) shall be responsible for remitting applicable Tax withholdings and related payments for SpinCo Employees to each applicable taxing authority; provided, however, that to the extent necessary (and permissible) to effectuate the foregoing, either Moon or Clover may act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction and related payments to an appropriate taxing authority.
Section 4.10          Cooperation. Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner to further the purposes of this ARTICLE IV, and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this ARTICLE IV) to the extent consistent with this Agreement and applicable Law, for as long as is reasonably necessary.
ARTICLE V

LABOR AND EMPLOYMENT MATTERS
Notwithstanding any other provision of this Agreement or any other agreement between Clover, SpinCo, and/or Moon to the contrary, the Parties understand and agree as follows:
Section 5.01          Collective Bargaining Agreements.
(a)          Agreement to Minimize Labor Disruptions. With regard to Employees of Moon and its Subsidiaries covered by a Collective Bargaining Agreement immediately prior to the Distribution Date, the Parties covenant to cooperate with each other to avoid any action that could, on a reasonably foreseeable basis, disrupt or otherwise negatively impact the labor relations of any other Party (or their respective Affiliates).
(b)          Assumption of Collective Bargaining Agreements. As of or prior to the Distribution Date, SpinCo shall have retained or assumed, or shall have caused a SpinCo Entity to retain or assume, each Collective Bargaining Agreement
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covering SpinCo Employees, and no Moon Entity shall have any further Liability thereunder. Prior to the Distribution Date, Moon shall have complied and caused its Affiliates to comply, in all material respects, with all of the terms and conditions set forth in each such Collective Bargaining Agreement and with applicable Laws covering Moon’s and any Moon Affiliate’s Employees, including but not limited to the fulfillment of any labor- or employment-related notice, information, or consultation requirements relating to the matters contemplated hereby.
Section 5.02          WARN Obligations. Before and after the Effective Time, each Party shall have complied in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local Laws (“WARN”). As of the Effective Time, Clover and its Affiliates shall be responsible for all obligations and Liabilities under WARN relating to the SpinCo Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring as of or after the Effective Time, and Moon shall be responsible for all obligations and Liabilities under WARN relating to the SpinCo Employees arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Effective Time and all obligations and Liabilities under WARN relating to Former SpinCo Employees.
ARTICLE VI

RESTRICTIVE COVENANTS RELATING TO EMPLOYEES
Section 6.01          Non-Solicitation and No-Hiring by Clover. Clover agrees that, from and after the date hereof until the date that is eighteen (18) months after the Effective Time, it shall not, and shall cause its Subsidiaries (including following the Effective Time the SpinCo Entities) not to, without the prior written consent of Moon, directly or indirectly, solicit or offer to hire or hire any Moon Group Employee or Former Moon Group Employee, or otherwise cause or seek to cause any Moon Group Employee to leave the employ of Moon or any of its Affiliates, or enter into a consulting agreement with any Moon Group Employee or Former Moon Group Employee; provided, however, that (a) the placement of any general mass solicitation, advertising, or recruiting consultant search that is not targeted at Moon Group Employees or Former Moon Group Employees and that does not result in the hiring of such individuals responding to such efforts shall not be considered a violation of this Section 6.01; and (b) this Section 6.01 shall not preclude Clover or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any Moon Group Employee or Former Moon Group Employee whose employment with Moon or any of its Affiliates has been terminated involuntarily by Moon or any of its Affiliates or any person from and after six (6) months after the termination of his or her employment with Moon or any of its Affiliates.
Section 6.02          Non-Solicitation and No-Hire by Moon. Moon agrees that, from and after the date hereof until the date that is eighteen (18) months after the Distribution Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of Clover, directly or indirectly, solicit or offer to hire or hire any current or former Employees of Clover or any of its Affiliates (which, following the Effective Time, shall include the SpinCo Employees and Former SpinCo Employees), or otherwise cause or seek to cause any current or former Employees of Clover or its Subsidiaries (which, following the Effective
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Time, shall include the SpinCo Employees and Former SpinCo Employees) to leave the employ of Clover or any of its Affiliates, or enter into a consulting agreement with any current or former Employee of Clover or any of its Subsidiaries (which, following the Effective Time, shall include the SpinCo Employees and Former SpinCo Employees); provided, however, that (a) the placement of any general mass solicitation, advertising, or recruiting consultant search that is not targeted current or former at Employees of Clover and its Subsidiaries and that does not result in the hiring of such individuals responding to such efforts shall not be considered a violation of this Section 6.02; and this Section 6.02 shall not preclude Moon or its Subsidiaries from soliciting, offering to hire, hiring, or entering into a consulting agreement with, any current or former Employee of Clover and its Subsidiaries whose employment with Clover or any of its Subsidiaries has been terminated involuntarily by Clover or any of its Subsidiaries or any person from and after six (6) months after the termination of his or her employment with Clover or any of its Subsidiaries.
Section 6.03          Restrictive Covenants in Employment and Other Agreements. To the fullest extent permitted by the agreements described in this Section 6.03 and applicable Law, Moon shall, or shall cause its Affiliate to, assign to a SpinCo Entity, as designated by Clover, all agreements containing restrictive covenants (including confidentiality, non-competition, and non-solicitation provisions) between a Moon Entity and SpinCo Employee or a Former SpinCo Employee, with such assignment to be effective as of the Distribution Time. To the extent that assignment of such agreements is not permitted, effective as of the Distribution Time, a SpinCo Entity shall be considered to be a successor to the applicable Moon Entity for purposes of, and a third-party beneficiary with respect to, all such agreements, such that each Clover Entity shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the SpinCo Business; provided, however, that in no event shall any SpinCo Entity (or, following the Effective Time, any Clover Entity) be permitted to enforce such restrictive covenant agreements against a SpinCo Employee or a Former SpinCo Employee for actions taken in their capacity as employees of Moon or any of its Subsidiaries (including, prior to the Distribution Date, the SpinCo Entities).
ARTICLE VII

EMPLOYER RECORDS
Section 7.01          Sharing of Information. Subject to any limitations imposed by applicable Law, Moon and Clover (acting directly or through members of the Moon Group or the Clover Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.
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Section 7.02          Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law, prior to the Distribution Date, Moon shall have transferred and assigned to SpinCo all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Moon Benefit Plan, and all absence-management records, Family and Medical Leave Act records, insurance beneficiary designations, flexible spending account and dependent care account enrollment confirmations, attendance, and return-to-work information relating to SpinCo Employees and Former SpinCo Employees who participate in Moon Benefit Plans (“Benefit Management Records”). Subject to any limitations imposed by applicable Law, Moon, however, may retain originals of, copies of, or access to personnel records, immigration records, payroll forms, and Benefit Management Records as long as necessary to provide services to SpinCo (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration records will, if and as appropriate, become a part of SpinCo’s public access file. SpinCo will use personnel records, payroll forms, and Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that, following the Distribution Date, Moon records so transferred and assigned may be maintained by SpinCo (acting directly or through one of its Subsidiaries) pursuant to SpinCo’s applicable records retention policy.
Section 7.03          Access to Records. SpinCo shall provide Moon with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of SpinCo Employees and Former SpinCo Employees after the Distribution Time as permitted by any applicable privacy protection Laws and regulations, Privacy Contracts, and the Moon Data Protection and Privacy Policy. Moon shall also be permitted to retain copies of all restrictive covenant agreements with any SpinCo Employee in which any member of the Moon Group has a valid business interest. In addition, Moon shall provide SpinCo with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of SpinCo Employees or Former SpinCo Employees after the Distribution Time as permitted by any applicable privacy protection Laws, regulations, and Privacy Contracts. SpinCo shall also be permitted to retain copies of all restrictive covenant agreements with any Moon Group Employee or Former Moon Group Employee in which any member of the SpinCo Group has a valid business interest.
Section 7.04          Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying, and permitting access to all Employee-related information, Moon and SpinCo shall comply with all applicable Laws, regulations, and internal policies, and shall indemnify and hold harmless each other from and against any and all Liabilities, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts, and internal policies applicable to such information.
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Section 7.05          Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 7.05 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing confidential information, including Section 7.2 of the Separation Agreement.
Section 7.06          Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this ARTICLE VII and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this ARTICLE VII. No Party shall charge another Party a fee for such cooperation.
ARTICLE VIII

REMEDIES
Section 8.01          Indemnification. Any breach of this Agreement by any Party or any indemnification obligation under this Agreement shall be subject to the provisions set forth in Article VI of the Separation Agreement, which shall apply to this Agreement as if incorporated herein in their entirety.
Section 8.02          Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
ARTICLE IX

MISCELLANEOUS
Section 9.01          Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.
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Section 9.02          Attorney-Client Privilege. The provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege. In the event of any conflict between the applicable terms of the Separation Agreement or the Merger Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine, and all other evidentiary privileges and non-disclosure doctrines, the applicable terms of the Merger Agreement or the Separation Agreement, as applicable, shall prevail.
Section 9.03          Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 9.04          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
Section 9.05          Captions. The captions in this Agreement are inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 9.06          Severability of Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 9.07          Notices. All notices, consents, approvals, and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail, having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, (iv) when delivered by facsimile, or (v) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
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If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
Attention: Evan Turtz, General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Scott A. Barshay
                   Steven J. Williams
and, in the case of SpinCo, with a copy to:
Ingersoll-Rand U.S. HoldCo, Inc.
c/o Ingersoll-Rand Company
800-E Beaty Street
Davidson, NC 28036
Attention: Evan Turtz, General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10014
Attention:          Marni Lerner
                            Mark Pflug
If to Clover or, following the Distribution Date, to SpinCo, then to:
Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention: Andy Schiesl, General Counsel
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with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10014
Attention:          Marni Lerner
                            Mark Pflug
or to such other address or addresses as the Parties may from time to time designate in writing.
Section 9.08          Further Assurances. Each Party agrees that it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other actions, as may be reasonably necessary to carry out the purpose and intent of this Agreement.
Section 9.09          Amendment; Waiver. This Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and that makes reference to this Agreement. Any Party may waive any of the terms or conditions of this Agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 9.10          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent that such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 9.11          Consent to Jurisdiction; Waiver of Jury Trial.
(a)          Jurisdiction. Any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or, if it cannot acquire jurisdiction, in any federal court of the United States of America sitting in Delaware, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such
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courts, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit, or proceeding brought pursuant to this Section 9.11(a).
(b)          Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right that it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.
Section 9.12          Entire Agreement. This Agreement, the Separation Agreement, and the Merger Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede all other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties, except as expressly set forth in this Agreement, the Separation Agreement, and the Merger Agreement.
Section 9.13          Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 9.14          Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers, and accountants.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INGERSOLL-RAND PLC

By:
Name:
Title:

INGERSOLL-RAND U.S. HOLDCO, INC.

By:
Name:
Title:

GARDNER DENVER HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]

EXHIBIT D

REAL ESTATE MATTERS AGREEMENT
This Real Estate Matters Agreement (this “Agreement”) is entered into on [●], 2019, by and between Ingersoll-Rand plc, a Republic of Ireland public limited company (“Moon”) and Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”).
R E C I T A L S:
WHEREAS, effective as of the Distribution Date and in accordance with the Separation and Distribution Agreement dated as of April 30, 2019, by and between Moon and SpinCo (the “Separation Agreement”), Moon has transferred or will transfer to SpinCo, certain assets owned by Moon but necessary to the SpinCo Business;
WHEREAS, effective as of the Distribution Date and in accordance with the Separation Agreement, SpinCo has transferred or will transfer to Moon, certain assets owned by SpinCo but necessary to the Moon Business; and WHEREAS, the parties desire to set forth certain agreements regarding real estate matters.
NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1          Definitions.  The following terms, as used herein, shall have the meanings stated below.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.
(a)           “Actual Completion Date” means, with respect to each Moon Property and each SpinCo Property, the date upon which completion of the transfer, assignment, lease or sublease of that property actually takes place.
(b)           “Additional Properties” means any leased or owned properties acquired by Moon or SpinCo after the date of the Separation Agreement and before the Distribution Date, in each case subject to and in accordance with the terms of the Merger Agreement (including Section 7.2 thereof).
(c)           “Allocation Principle” means the principle that: (1) any Property that is Majority Occupied by one party will be allocated in full to such party (the “Majority Occupant”); and (2) the other party (the “Minority Occupant”) is generally expected to relocate (either to a different Property or elsewhere) to enable consolidation of operations by the parties, but in no event shall the Minority Occupant be required to vacate earlier than the expiration date of any applicable lease or sublease entered into pursuant to this Agreement.
(d)          “Colocation Sites Schedule” means Schedule 2 attached hereto, as updated from time to time prior to the Distribution Date pursuant to Section 2.20.

(e)          “Damaged Property” has the meaning ascribed to such term in Section 2.14(a).
(f)           “Documents” means the Transaction Documents and the Merger Agreement.
(g)           “Excluded Personal Property” means that certain equipment, office equipment, trade fixtures, furniture and any other personal property located at each Property which is scheduled as excluded personal property on any assignment, lease or sublease entered into between Moon and SpinCo.
(h)           “Headquarters Property” means that certain real property located at 800 Beaty Street, Davidson, North Carolina 28036.
(i)           “Headquarters Term Sheet” means the term sheet for the lease of the Headquarters Property attached hereto as Exhibit 1.
(j)           “Landlord” means the third-party landlord or sublandlord under a Moon Lease or SpinCo Lease, and its successors and assigns, and includes the holder of any other interest which is superior to the interest of the landlord or sublandlord under such Moon Lease or SpinCo Lease.
(k)           “Lease Assignment Form” means the form of lease assignment attached hereto as Exhibit 2.
(l)           “Lease Consents” means all consents or waivers required from the Landlord or other third parties under the Relevant Leases to assign the Relevant Leases to SpinCo or Moon, as applicable, or to sublease the Sublease Properties to SpinCo or Moon, as applicable, or to lease or sublease the Leaseback Properties to SpinCo or Moon, as applicable, including, for the avoidance of doubt, any consents or waivers required to permit the Distribution and Merger.
(m)           “Lease Form” means the form of lease that shall be negotiated in good faith between the Relevant Parties that reflects (v) the Property (or portion thereof) being leased by the Majority Occupant to the Minority Occupant, (w) the rent payable under the lease shall be (i) for the first two years of the term, the intercompany occupancy charge for 2018 (less any depreciation and other non-cash expense) that is charged by Moon to SpinCo or SpinCo to Moon, as applicable, prior to the Distribution Date, subject to actual increases in operating expenses resulting from increases in third party costs outside of the Majority Occupants control, in each case, to the extent attributable to such portion of the applicable Property and (ii) for the remainder of the term, if applicable, fair market rental, including the actual taxes, insurance, utilities and other customary operating expenses payable by tenants under similar leases, in each case, to the extent attributable to such portion of the applicable Property, (x) a term that is coterminous with the Expiration Date (as defined in the Transition Services Agreement), provided, however, that if the leased premises is material to the continued operation of the Minority Occupant’s business, then the term shall be for a period of not less than 5 years and contain at least 3 renewal options of not less than 5 years each; (y) the Minority Occupant shall have the right to terminate such lease (i) upon 30-days’ written notice with respect to leased
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Property that is less than 10,000 square feet or (ii) upon 6 months’ written notice with respect to leased Property that is greater than or equal to 10,000 square feet, and (z) such other commercially reasonable terms for a lease of property described in clause (w).
(n)           “Leaseback Properties” means the SpinCo Leaseback Properties and the Moon Leaseback Properties.
(o)           “Majority Occupant” has the meaning ascribed to such term in the definition of the term “Allocation Principle.”
(p)           “Majority Occupied” means either (i) maintaining operations on 50% or more of the usable square footage of a particular Property, or (ii) employing more than 50% of the employees and contractors, taken as a whole, at such Property; whichever method is more commercially reasonable in determining the proper allocation of the Property as reasonably determined by the parties in good faith.
(q)          “Merger Agreement” means that certain the Agreement and Plan of Merger, dated as of April 30, 2019, by and among Moon, SpinCo, and Clover.
(r)           “Minority Occupant” has the meaning ascribed to such term in the definition of the term “Allocation Principle.”
(s)           “Moon Lease” means, in relation to each Moon Property, the lease(s) or sublease(s) or license(s) under which Moon or its applicable Subsidiary holds such Moon Property and any other supplemental document completed prior to the Actual Completion Date.
(t)           “Moon Leaseback Properties” means each of (a) those Moon Owned Properties identified as “Moon Owned Properties” and identified as “Leaseback Properties” on the Owned and Leased Properties Schedule, with respect to part of which SpinCo is to grant a lease back to Moon and (b) those Moon Leased Properties identified as “Moon Leased Properties” and identified as “Leaseback Properties” on the Owned and Leased Properties Schedule, with respect to part of which SpinCo is to sublease back to Moon.  Moon Leaseback Properties will be transferred through deed transfer or lease assignment (as applicable) by Moon (or its Subsidiaries) to SpinCo (or its Subsidiaries) and a portion of which will then be leased or subleased (as applicable) back to Moon (or its Subsidiaries) as of the Distribution Date.
(u)           “Moon Leased Properties” means those Properties identified as “Moon Leased Properties” on the Owned and Leased Properties Schedule, which Properties are currently held pursuant to a lease with a  third-party by Moon (or its Subsidiaries) and will be transferred by lease assignment to SpinCo (or its Subsidiaries) as of the Distribution Date subject to obtaining the necessary Lease Consent.
(v)           “Moon New Lease Properties” means those Properties identified as “Moon New Lease Properties” on the Colocation Sites Schedule, which Properties are currently owned by Moon (or its Subsidiaries) and a portion of which will be leased to SpinCo (or its Subsidiaries) as of the Distribution Date.
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(w)           “Moon Owned Properties” means those Properties identified as “Moon Owned Properties” on the Owned and Leased Properties Schedule, which Properties are currently owned by Moon (or its Subsidiaries) in fee and will transfer by deed to SpinCo (or its Subsidiaries) as of the Distribution Date.
(x)           “Moon Property” means the Moon Owned Properties, the Moon Leased Properties, the Moon Sublease Properties, the Moon New Lease Properties, the Moon Leaseback Properties and, to the extent applicable, any Additional Properties.
(y)           “Moon Sublease Property” means those Properties identified as “Moon Subleased Properties” on the Colocation Sites Schedule, which Properties are currently leased by Moon (or its Subsidiaries) and a portion of which will be subleased to SpinCo (or its Subsidiaries) as of the Distribution Date subject to obtaining the necessary Lease Consents.
(z)          “New Lease Properties” means the SpinCo New Lease Properties and the Moon New Lease Properties.
(aa)           “Notice Date” has the meaning ascribed to such term in Section 2.12(c).
(bb)           “Owned and Leased Properties Schedule” means Schedule 1 attached hereto, as updated from time to time prior to the Distribution Date pursuant to Section 2.20.
(cc)           “Properties” means the Moon Properties and the SpinCo Properties.
(dd)          “Relevant Leases” means those of Moon Leases or SpinCo Leases with respect to which the Landlord’s consent is required for (x) assignment or sublease to a member of the Moon Group or a member of the SpinCo Group, as applicable, as contemplated by the Separation Agreement or hereunder, or (y) any of the other transactions contemplated by the Separation Agreement or the other Documents.
(ee)           “Retained Parts” means each of those parts of (i) the Moon Owned Properties and the Moon Leased Properties which, following transfer or assignment to SpinCo, are intended to be leased or subleased to Moon, (ii) the SpinCo Owned Properties and the SpinCo Leased Properties which, following the Distribution Date, are intended to be leased or subleased to SpinCo and (iii) those parts of the Sublease Properties and the Moon New Lease Properties which will not, and which are not intended to, be leased or subleased to SpinCo in accordance with this Agreement.
(ff)           “SpinCo Lease” means, in relation to each SpinCo Property, the lease(s) or sublease(s) or license(s) under which SpinCo or its applicable Subsidiary holds such SpinCo Property and any other supplemental document completed prior to the Actual Completion Date.
(gg)           “SpinCo Leaseback Properties” means each of (a) those SpinCo Owned Properties identified as “SpinCo Owned Properties” and identified as “Leaseback Properties” on the Owned and Leased Properties Schedule, with respect to part of which Moon is to grant a lease back to SpinCo and (b) those SpinCo Leased Properties identified as “SpinCo Leased Properties” and identified as “Leaseback Properties” on the Owned and Leased Properties Schedule, with respect to part of which Moon is to sublease back to SpinCo. SpinCo Leaseback
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Properties will be transferred through deed transfer or lease assignment (as applicable) by SpinCo (or its Subsidiaries) to Moon (or its Subsidiaries) and a portion of which will then be leased or subleased (as applicable) back to SpinCo (or its Subsidiaries) as of the Distribution Date, subject to obtaining the necessary Lease Consents.
(hh)           “SpinCo Leased Properties” means those Properties identified as “SpinCo Leased Properties” on the Owned and Leased Properties Schedule, which Properties are currently held pursuant to a lease with a third party by SpinCo (or its Subsidiaries) and will be transferred by lease assignment to Moon (or its Subsidiaries) as of the Distribution Date subject to obtaining the necessary Lease Consents.
(ii)           “SpinCo New Lease Properties” means those Properties identified as “SpinCo New Lease Properties” on the Colocation Sites Schedule, which Properties are currently owned by SpinCo (or its Subsidiaries) and a portion of which will be leased to Moon (or its Subsidiaries) as of the Distribution Date.
(jj)           “SpinCo Owned Properties” means those Properties identified as “SpinCo Owned Properties” on the Owned and Leased Properties Schedule, which Properties are currently owned by SpinCo (or its Subsidiaries) and will transfer by deed to Moon (or its Subsidiaries) in fee as of the Distribution Date.
(kk)           “SpinCo Property” means the SpinCo Owned Properties, the SpinCo Leased Properties, the SpinCo Sublease Properties, the SpinCo New Lease Properties and the SpinCo Leaseback Properties and, to the extent applicable, any Additional Properties.
(ll)           “SpinCo Sublease Property” means those Properties identified as “SpinCo Sublease Properties” on the Colocation Sites Schedule, which Properties are currently leased by SpinCo (or its Subsidiaries) and a portion of which will be subleased to Moon (or its Subsidiaries) as of the Distribution Date subject to obtaining the necessary Lease Consents.
(mm)           “Sublease Form” means the form of sublease that shall be negotiated in good faith between the Relevant Parties that reflects (v) the Property (or portion thereof) being subleased by the Majority Occupant to the Minority Occupant, (w) the rent payable under the sublease shall be limited to the actual rent payable pursuant to the lease with the applicable Landlord in each case, to the extent attributable to the applicable portion of such Property (which, for the avoidance of doubt, when aggregated with the amount payable by the Majority Occupant to the Landlord shall not be greater than the amount due to the applicable Landlord under such lease), (x) a term that is coterminous with the Expiration Date (as defined in the Transition Services Agreement), provided, however, if the subleased premises is material to the continued operation of the Minority Occupant’s business then the term of such sublease will be coterminous with the lease with the applicable Landlord, provided, further, that the term shall not exceed ten (10) years, (y) the Minority Occupant shall have the right to terminate such sublease (i) upon 30 days’ written notice with respect to subleased Property that is less than 10,000 square feet or (ii) upon 6 months’ written notice with respect to subleased Property that is greater than or equal to 10,000 square feet and (z) such other commercially reasonable terms for a sublease of property described in clause (w).
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(nn)           “Sublease Properties” means the SpinCo Sublease Properties and the Moon Sublease Properties.
(oo)            “Transition Services Agreement” means that certain Transition Services Agreement dated as of [●] by and between Moon and SpinCo.
ARTICLE II
PROPERTY IN THE UNITED STATES
Section 2.1          Moon Owned Property.
(a)          Moon shall convey or cause its applicable Subsidiary to convey each of the Moon Owned Properties (together with all improvements thereon and all rights and easements appurtenant thereto) to SpinCo or its applicable Subsidiary, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such conveyance shall be completed on or before the Distribution Date.
(b)          Subject to the completion of the conveyance to SpinCo or its applicable Subsidiary of the relevant Moon Owned Property, with respect to each Moon Owned Property which is a Moon Leaseback Property, SpinCo shall grant to Moon or its applicable Subsidiary a lease of that part of the relevant Moon Owned Property identified on the Colocation Sites Schedule and Moon or its applicable Subsidiary shall accept the same.  Such lease shall be on the Lease Form and completed immediately following completion of the transfer of the relevant Moon Owned Property to SpinCo or its applicable Subsidiary.
Section 2.2          SpinCo Owned Property.
(a)          SpinCo shall convey or cause its applicable Subsidiary to convey each of the SpinCo Owned Properties (together with all improvements thereon and all rights and easements appurtenant thereto) to Moon or its applicable Subsidiary, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such conveyance shall be completed on or before the Distribution Date.
(b)          Subject to the completion of the conveyance to Moon or its applicable Subsidiary of the relevant SpinCo Owned Property, with respect to each SpinCo Owned Property which is a SpinCo Leaseback Property, Moon shall grant to SpinCo or its applicable Subsidiary a lease of that part of the relevant SpinCo Owned Property identified on the Colocation Sites Schedule and SpinCo or its applicable Subsidiary shall accept the same.  Such lease shall be on the Lease Form and completed immediately following completion of the transfer of the relevant SpinCo Owned Property to Moon or its applicable Subsidiary.
Section 2.3          Moon Leased Property.
(a)          Moon shall assign or cause its applicable Subsidiary to assign, and SpinCo or its applicable Subsidiary shall accept and assume, Moon’s or its Subsidiary’s interest in the Moon Leased Properties, subject to the other provisions of this Agreement and (to the extent not
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inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such assignment shall be completed on the later of: (i) the Distribution Date; and (ii) the earlier of (A) the tenth (10th) Business Day after the relevant Lease Consent has been granted and (B) the date agreed upon by the parties in accordance with Section 2.12(a).
(b)          Subject to the completion of the assignment to SpinCo or its applicable Subsidiary of the relevant Moon Leased Property, with respect to each Moon Leased Property which is also a Moon Leaseback Property, SpinCo or its applicable Subsidiary shall grant to Moon or its applicable Subsidiary a sublease of that part of the relevant Moon Leased Property identified on the Colocation Sites Schedule and Moon or its applicable Subsidiary shall accept the same.  Such sublease shall be on the Sublease Form and completed immediately following completion of the transfer of the relevant Moon Leased Property to SpinCo or its applicable Subsidiary subject to obtaining the necessary Lease Consents.
Section 2.4          SpinCo Leased Property.
(a)          SpinCo shall assign or cause its applicable Subsidiary to assign, and Moon or its applicable Subsidiary shall accept and assume, SpinCo’s or its Subsidiary’s interest in the SpinCo Leased Properties, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such assignment shall be completed on the later of: (i) the Distribution Date; and (ii) the earlier of (A) the tenth (10th) Business Day after the relevant Lease Consent has been granted and (B) the date agreed upon by the parties in accordance with Section 2.12(a).
(b)          Subject to the completion of the assignment to Moon or its applicable Subsidiary of the relevant SpinCo Leased Property, with respect to each SpinCo Leased Property which is also a SpinCo Leaseback Property, Moon or its applicable Subsidiary shall grant to SpinCo or its applicable Subsidiary a sublease of that part of the relevant SpinCo Leased Property identified on the Colocation Sites Schedule and SpinCo or its applicable Subsidiary shall accept the same.  Such sublease shall be on the Sublease Form and completed immediately following completion of the transfer of the relevant SpinCo Leased Property to Moon or its applicable Subsidiary subject to obtaining the necessary Lease Consents.
Section 2.5          Moon Sublease Properties.  Moon shall grant or cause its applicable Subsidiary to grant to SpinCo or its applicable Subsidiary a sublease of that part of the relevant Moon Sublease Property identified on the Colocation Sites Schedule and SpinCo or its applicable Subsidiary shall accept the same, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such sublease shall be on the Sublease Form and completed on the later of: (a) the Distribution Date; and (b) the earlier of (i) the tenth (10th) Business Day after the relevant Lease Consent has been granted and (ii) the date agreed upon by the parties in accordance with Section 2.12(a).
Section 2.6          SpinCo Sublease Properties.  SpinCo shall grant or cause its applicable Subsidiary to grant to Moon or its applicable Subsidiary a sublease of that part of the relevant SpinCo Sublease Property identified on the Colocation Sites Schedule and Moon or its
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applicable Subsidiary shall accept the same, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such sublease shall be on the Sublease Form and completed on the later of: (a) the Distribution Date; and (b) the earlier of (i) the tenth (10th) Business Day after the relevant Lease Consent has been granted and (ii) the date agreed upon by the parties in accordance with Section 2.12(a).
Section 2.7          Moon New Lease Properties.  Moon shall grant or cause its applicable Subsidiary to grant to SpinCo or its applicable Subsidiary a lease of those parts of the Moon New Lease Properties identified on the Colocation Sites Schedule, including the Headquarters Property, and SpinCo or its applicable Subsidiary shall accept the same, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such lease shall be completed on or before the Distribution Date; provided that the lease for the Headquarters Property shall reflect those terms set forth in the Headquarters Term Sheet and other commercially reasonable terms mutually agreed to by the parties.
Section 2.8          SpinCo New Lease Properties.  SpinCo shall grant or cause its applicable Subsidiary to grant to Moon or its applicable Subsidiary a lease of those parts of the SpinCo New Lease Properties identified on the Colocation Sites Schedule and Moon or its applicable Subsidiary shall accept the same, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Documents.  Such lease shall be completed on or before the Distribution Date.
Section 2.9          Obtaining the Lease Consents.
(a)          Moon and SpinCo confirm that, with respect to each Moon Leased Property, SpinCo Leased Property, Moon Sublease Property, Moon Leaseback Property which is a Moon Leased Property, SpinCo Sublease Property and SpinCo Leaseback Property which is a SpinCo Leased Property, to the extent required by the Relevant Lease, an application has been made or will be made to the relevant Landlord for the Lease Consents required with respect to the transactions contemplated by this Agreement, the Separation Agreement or the other Documents, as soon as reasonably practicable following the date of this Agreement to enable sufficient time for the relevant Landlord to properly consider such application in advance of the Distribution Date. Moon shall be primarily responsible for requesting, negotiating and obtaining all Lease Consents.
(b)           Moon shall use reasonable best efforts to obtain the Lease Consents, but Moon shall not be required to commence judicial proceedings for a declaration that a Lease Consent has been unreasonably withheld, conditioned or delayed, nor shall Moon be required to pay any consideration in excess of that required by the Relevant Lease to obtain the relevant Lease Consent.
(c)          Moon and SpinCo will promptly satisfy the lawful requirements of the Landlord, and Moon and SpinCo, will take all reasonable steps to assist the other in obtaining the Lease Consents, including, without limitation:
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(i)          if reasonably required by the Landlord, entering into an agreement with the relevant Landlord to observe and perform the tenant’s obligations contained in the Relevant Lease from and after the Distribution Date throughout the remainder of the term of the Relevant Lease, subject to any statutory limitations of such liability;
(ii)          if reasonably required by the Landlord, providing a guarantee, surety or other commercially reasonable security (including, without limitation, a security deposit) for the obligations of SpinCo or Moon, as applicable, or its applicable Subsidiary as tenant under the Relevant Lease, and otherwise taking all steps which are reasonably necessary and which it is capable of doing to meet the lawful requirements of the Landlord so as to ensure that the Lease Consents are obtained; provided, however, in no event shall any member of the Clover Group other than SpinCo or its Subsidiaries be required to deliver any such security and any required security deposit shall be expressly provided for in the Relevant Lease; and
(iii)          using commercially reasonable efforts to assist Moon with obtaining the Landlord’s consent to the release of any guarantee, surety or other security which Moon may have previously provided to the Landlord and, if required and, subject to the limitations contained in Section 2.9(c)(ii), offering the same or equivalent security to the Landlord in order to obtain such release, including a guarantee from SpinCo or a Subsidiary thereof with respect to any Property where the tenant, subtenant or licensee (as the case may be) following the Distribution Date is SpinCo or its Subsidiaries.
(d)          If, with respect to any Leased Properties, Moon and SpinCo are unable to obtain a release by the Landlord of any guarantee, surety or other security which the Moon or SpinCo, as applicable, their Affiliates has previously provided to the Landlord, SpinCo or Moon, as applicable, shall indemnify, defend, protect and hold harmless the other party from and after the Distribution Date against all losses, costs, claims, damages, or liabilities accruing after the Distribution Date and incurred by Moon or SpinCo, as applicable, as a result of such guarantee, surety or other security.
Section 2.10          Occupancy by SpinCo.
(a)          Subject to compliance with Section 2.10(b), in the event that the Actual Completion Date for any Moon Owned Property, Moon New Lease Property, Moon Leased Property or Moon Sublease Property does not occur on or before the Distribution Date, SpinCo shall, commencing on the Distribution Date, be entitled to occupy and receive the rental income from the relevant Moon Property (except to the extent that the same is a Retained Part) as a licensee upon the terms and conditions contained in the Moon Lease (as to Moon Leased Properties), upon the terms and conditions contained in the Sublease Form (as to Moon Sublease Properties) or upon the terms and conditions contained in the Lease Form (as to Moon Owned Properties and Moon New Lease Properties). Such license shall not be revocable prior to the date for completion as provided in Section 2.1(a), Section 2.3(a) or Section 2.5 unless an enforcement action or forfeiture by the relevant Landlord due to SpinCo’s occupancy of the Moon Property constituting a breach of the Moon Lease cannot, in the reasonable opinion of Moon, be avoided other than by requiring SpinCo to immediately vacate the relevant Moon Property, in which case Moon may by notice to SpinCo immediately require SpinCo to vacate the relevant Moon Property. SpinCo will be responsible for all costs, expenses and liabilities incurred by Moon or
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its applicable Subsidiary as a consequence of such occupancy, except for any losses, claims, costs, demands and liabilities incurred by Moon or its Subsidiary as a result of any enforcement action or forfeiture taken by the Landlord against Moon or its Subsidiary with respect to any breach by Moon or its Subsidiary of the Relevant Lease in permitting SpinCo to so occupy the Moon Property without obtaining the required Lease Consent, for which Moon or its Subsidiary shall be solely responsible.  SpinCo shall not be entitled to make any claim or demand against, or obtain reimbursement from, Moon or its applicable Subsidiary with respect to any costs, losses, claims, liabilities or damages incurred by SpinCo as a consequence of being obliged to vacate the Moon Property or in obtaining alternative premises, including, without limitation, any enforcement action which a Landlord may take against SpinCo.
(b)          In the event that the Actual Completion Date for any Moon Owned Property, Moon New Lease Property, Moon Leased Property or Moon Sublease Property does not occur on or before the Distribution Date, whether or not SpinCo occupies a Moon Property as licensee as provided in Section 2.10(a), SpinCo shall, effective as of the Distribution Date, (i) pay Moon all rents, service charges, insurance premiums and other sums payable by Moon or its applicable Subsidiary under any Relevant Lease (as to Moon Leased Properties), under the Lease Form (as to Moon Owned Properties or Moon New Lease Properties) or under the Sublease Form (as to Moon Sublease Properties), (ii) observe, in all material respects, the tenant’s covenants, obligations and conditions contained in the Moon Lease (as to Moon Leased Properties) or in the Sublease Form (as to Moon Sublease Properties) and (iii) subject to the limitations contained in Section 2.10(a) indemnify, defend, protect and hold harmless Moon and its applicable Subsidiary from and against all losses, costs, claims, damages and liabilities arising on account of any breach thereof by SpinCo.
(c)          Moon shall supply promptly to SpinCo copies of all invoices, demands, notices and other communications received by Moon or its or its applicable Subsidiaries or agents in connection with any of the matters for which SpinCo may be liable to make any payment or perform any obligation pursuant to Section 2.10(b), and shall, at SpinCo’s cost,(x) take any steps and pass on any objections which SpinCo may have in connection with any such matters and (y) at the direction of SpinCo, enforce Moon’s rights against the Landlord under the Relevant Lease. SpinCo shall promptly supply to Moon any notices, demands, invoices and other communications received by SpinCo or its agents from any Landlord while SpinCo occupies any Moon Property without the relevant Lease Consent.
Section 2.11          Occupancy by Moon.
(a)          Subject to compliance with Section 2.11(b), in the event that the Actual Completion Date for any SpinCo Owned Property, SpinCo New Lease Property, SpinCo Leased Property or SpinCo Sublease Property does not occur on or before the Distribution Date, Moon shall, commencing on the Distribution Date, be entitled to occupy and receive the rental income from the relevant SpinCo Property (except to the extent that the same is a Retained Part) as a licensee upon the terms and conditions contained in the SpinCo Lease (as to SpinCo Leased Properties) or upon the terms and conditions contained in the Sublease Form (as to SpinCo Sublease Properties) or upon the terms and conditions contained in the Lease Form (as to SpinCo Owned Properties or SpinCo New Lease Properties). Such license shall not be revocable prior to the date for completion as provided in Section 2.2(a), 2.4(a) or 2.6(a) unless an enforcement
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action or forfeiture by the relevant Landlord due to Moon’s occupancy of the SpinCo Property constituting a breach of the SpinCo Lease cannot, in the reasonable opinion of SpinCo, be avoided other than by requiring Moon to immediately vacate the relevant SpinCo Property, in which case SpinCo may by notice to Moon immediately require Moon to vacate the relevant SpinCo Property. Moon will be responsible for all costs, expenses and liabilities incurred by SpinCo or its applicable Subsidiary as a consequence of such occupancy, except for any losses, claims, costs, demands and liabilities incurred by SpinCo or its Subsidiary as a result of any enforcement action or forfeiture taken by the Landlord against SpinCo or its Subsidiary with respect to any breach by SpinCo or its Subsidiary of the Relevant Lease in permitting Moon to so occupy the SpinCo Property without obtaining the required Lease Consent, for which SpinCo or its Subsidiary shall be solely responsible. Moon shall not be entitled to make any claim or demand against, or obtain reimbursement from, SpinCo or its applicable Subsidiary with respect to any costs, losses, claims, liabilities or damages incurred by Moon as a consequence of being obliged to vacate the SpinCo Property or in obtaining alternative premises, including, without limitation, any enforcement action which a Landlord may take against Moon.
(b)          In the event that the Actual Completion Date for any SpinCo Owned Property, SpinCo New Lease Property, SpinCo Leased Property or SpinCo Sublease Property does not occur on or before the Distribution Date, whether or not Moon occupies a SpinCo Property as licensee as provided in Section 2.11(a), Moon shall, effective as of the Distribution Date, (i) pay SpinCo all rents, service charges, insurance premiums and other sums payable by SpinCo or its applicable Subsidiary under any Relevant Lease (as to SpinCo Leased Properties), under the Lease Form (as to SpinCo Owned Properties or SpinCo New Lease Properties) or under the Sublease Form (as to SpinCo Sublease Properties), (ii) observe, in all material respects, the tenant’s covenants, obligations and conditions contained in the SpinCo Lease (as to SpinCo Leased Properties) or in the Sublease Form (as to SpinCo Sublease Properties) and (iii) subject to the limitations contained in Section 2.11(a) Moon shall indemnify, defend, protect and hold harmless SpinCo and its applicable Subsidiary from and against all losses, costs, claims, damages and liabilities arising on account of any breach thereof by Moon.
(c)          SpinCo shall supply promptly to Moon copies of all invoices, demands, notices and other communications received by SpinCo or its or its applicable Subsidiaries or agents in connection with any of the matters for which Moon may be liable to make any payment or perform any obligation pursuant to Section 2.11(b), and shall, at Moon’s cost, (x) take any steps and pass on any objections which Moon may have in connection with any such matters and (y) at the direction of Moon, enforce SpinCo’s rights under the Relevant Lease against the Landlord. Moon shall promptly supply to SpinCo any notices, demands, invoices and other communications received by Moon or its agents from any Landlord while Moon occupies any SpinCo Property without the relevant Lease Consent.
Section 2.12          Obligation to Complete.
(a)          If, with respect to any Moon Leased Property, SpinCo Leased Property, Moon Sublease Property or SpinCo Sublease Property, at any time the relevant Lease Consent is lawfully, formally and unconditionally refused in writing, Moon, Clover and SpinCo shall commence good faith negotiations and use reasonable best efforts to determine how to allocate the applicable Property, based on the relative importance of the applicable Property to the
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operations of each party, the size of the applicable Property, the number of employees of each party at the applicable Property, the value of assets associated with each business, the cost to relocate, and the potential risk and liability to each party in the event any enforcement action is brought by the applicable Landlord. Such reasonable best efforts shall include consideration of alternate structures to accommodate the needs of each party and the allocation of the costs thereof, including entering into amendments of the size, term or other terms of the Relevant Lease, restructuring a proposed lease assignment to be a sublease and relocating one party.  If the parties are unable to agree upon an allocation of the Property within fifteen (15) days after commencement of negotiations between the parties as described above, then either party may, by delivering written notice to the other, require that the matter be referred to the Chief Financial Officers of each party.  In such event, the Chief Financial Officers shall use reasonable best efforts to determine the allocation of the Property, including having a meeting or telephone conference within ten (10) days thereafter.  If the parties are unable to agree upon the allocation of an applicable Property within fifteen (15) days after the matter is referred to the Chief Financial Officers of the parties as described above, the disposition of the applicable Property and the risks associated therewith shall be allocated between the parties as set forth in Section 2.12(b) and (c).
(b)          If, with respect to any Moon Leased Property or SpinCo Leased Property, the parties are unable to agree upon the allocation of a Property as set forth in Section 2.12(a), the party named as tenant under the Relevant Lease may by written notice to the other party elect to apply to the relevant Landlord for consent to sublease all of the relevant Property to the other party for the remainder of the Relevant Lease term less one (1) day at a rent equal to the rent from time to time under the Relevant Lease, but otherwise on substantially the same terms and conditions as the Relevant Lease. If such party makes such an election, until such time as the relevant Lease Consent is obtained and a sublease is completed, the provisions of Section 2.10 and Section 2.11, as applicable, will apply and, on the grant of the Lease Consent required to sublease the Property in question, the named tenant shall sublease or cause its applicable Subsidiary to sublease to the other party or its Subsidiary the relevant Property in accordance with Section 2.5.
(c)          If the parties are unable to agree upon the allocation of a Property as set forth in Section 2.12(a) and, as to any Moon Leased Property, SpinCo Leased Property, Moon Subleased Property or SpinCo Subleased Property, and neither party makes an election pursuant to Section 2.12(b) or if the Landlord does not grant the relevant Lease Consent referenced in Section 2.12(b), then the entity named on the Relevant Lease may elect by written notice to the other party to require the other party to vacate the relevant Property by a date certain, which date shall allow a reasonable opportunity to make the appropriate practical arrangements to vacate the Property (considering the impact to both Moon and SpinCo), as may be specified in the notice (the “Notice Date”), in which case the recipient of such notice shall vacate the relevant Property on the Notice Date.
Section 2.13          Form of Transfer.
(a)          The conveyance to SpinCo or its Subsidiary of each relevant Moon Owned Property shall be in the form of a special or limited warranty deed, or its equivalent, in statutory form.  The conveyance to Moon or its Subsidiary of each relevant SpinCo Owned
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Property shall be in the form of a special or limited warranty deed, or its equivalent, in statutory form.
(b)          The assignment to SpinCo or its Subsidiary of each relevant Moon Leased Property or to Moon or its Subsidiary of each relevant SpinCo Leased Property shall be in substantially the form of the Lease Assignment Form, with such amendments as are reasonably required by Moon or SpinCo, respectively, with respect to a particular Property, including, without limitation, in all cases where a relevant Landlord has required a guarantor or surety to guarantee the obligations of SpinCo or Moon, respectively, contained in the relevant Lease Consent or any other document which SpinCo or Moon, respectively, is required to complete, the giving of such guarantee by a guarantor or surety, and the giving by SpinCo or Moon, respectively, and any guarantor or surety of SpinCo’s or Moon’s, respectively, of direct obligations to Moon or SpinCo, respectively, or third parties where required under the terms of any of the Lease Consent or any Permitted Lien.
(c)          The subleases to be granted to SpinCo or its Subsidiary or Moon or its Subsidiary with respect to the relevant Moon Sublease Properties or SpinCo Sublease Property pursuant to and in accordance with this Agreement shall be substantially in the form of the Sublease Form and shall include such amendments which in the reasonable opinion of Moon are necessary with respect to a particular Property or the relevant Lease Consent.  Such amendments shall be submitted to SpinCo for approval, which approval shall not be unreasonably withheld or delayed.
(d)          The leases and subleases to be granted by SpinCo or its Subsidiary to Moon or its Subsidiary with respect to the Moon Leaseback Properties or by Moon or its Subsidiary to SpinCo or its Subsidiary with respect to the SpinCo Leaseback Properties pursuant to and in accordance with this Agreement shall be substantially in the form of the Lease Form or the Sublease Form, as applicable, with such amendments as are, in the reasonable opinion of Moon, necessary with respect to a particular Property.  Such amendments shall be submitted to SpinCo for approval, which approval shall not be unreasonably withheld or delayed.
(e)          The leases to be granted to SpinCo or its Subsidiary with respect to the Moon New Lease Properties or to Moon or its Subsidiary with respect to the SpinCo New Lease Properties pursuant to and in accordance with this agreement shall be substantially in the form of the Lease Form and shall include such amendments which in the reasonable opinion of Moon are necessary with respect to a particular Property.  Such amendments, if applicable, shall be submitted to SpinCo for approval, which approval shall not be unreasonably withheld or delayed.
(f)          If any Moon Sublease Property, SpinCo Sublease Property, Moon Leaseback Property that is a Moon Leased Property or SpinCo Leaseback Property that is a SpinCo Leased Property is subject to a master lease, the parties may, if mutually agreeable, endeavor to separate such master lease (with such documents as are reasonably acceptable to Moon and SpinCo) and each party will use commercially reasonable efforts to accomplish such separation; provided that all costs relating thereto will be the sole responsibility of Moon. To the extent that the parties pursue separation of a master lease rather than a sublease but such separation of master lease has not occurred by the Distribution Date, Moon and SpinCo will equitably share the space and cost of the space, pursuant to the process described in Section 2.10
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and Section 2.11 for Moon Sublease Properties and SpinCo Sublease Properties, respectively, that have not yet received the necessary Lease Consent.
Section 2.14          Casualty; Lease Termination.
(a)          If, prior to the Actual Completion Date (but not after the Closing Date (as defined in the Merger Agreement)), any Moon Property (or any part thereof) shall be damaged or destroyed by a fire or other casualty (a “Casualty”, and any property subject to such Casualty, a “Damaged Property”), then, in any such event, Moon shall promptly notify SpinCo, and Moon shall proceed to effectuate the transfer of the Damaged Property under all the terms of this Agreement; subject, however, to the following: (1) unless Moon chooses to repair the Damaged Property pursuant to clause (2) below, SpinCo shall accept such Damaged Property subject to the damage or destruction in question; (2) prior to the Actual Completion Date, Moon shall have the right (but not the obligation) to repair or restore any such damage or destruction at Moon’s sole cost and expense, subject to the terms and provisions of any applicable Moon Lease, and (3) if Moon chooses not to repair or restore any such damage or destruction, Moon shall (x) assign all of its rights and promptly make available to SpinCo all insurance proceeds due or received by Moon in connection with the Casualty and (y) pay to SpinCo the amount of the deductible due under the applicable insurance policy.
(b)          If, prior to the Actual Completion Date (but not after the Closing Date (as defined in the Merger Agreement)), any SpinCo Property (or any part thereof) shall be damaged or destroyed by Casualty, then, in any such event SpinCo shall promptly notify Moon, and SpinCo shall proceed to effectuate the transfer of the Damaged Property under all the terms of this Agreement; subject, however, to the following: (1) unless SpinCo chooses to repair the Damaged Property pursuant to clause (2) below, Moon shall accept such Damaged Property subject to the damage or destruction in question; (2) prior to the Actual Completion Date, SpinCo shall have the right (but not the obligation) to repair or restore any such damage or destruction at SpinCo’s sole cost and expense, subject to the terms and provisions of any applicable SpinCo Lease, and (3) if SpinCo chooses not to repair or restore any such damage or destruction, SpinCo shall (x) assign all of its rights and promptly make available to Moon all insurance proceeds due or received by SpinCo in connection with the Casualty and (y) pay to Moon the amount of the deductible due under the applicable insurance policy.
(c)          Promptly following the execution of the Separation Agreement, Moon or SpinCo, as applicable, shall name (or caused to be named) the other party as an additional insured on any business interruption insurance policies affecting any Moon Property or SpinCo Property, as applicable; provided that following the Distribution Date, subject to the terms of the Documents each party shall be permitted to remove (and there shall be no obligation to name) the other party as an additional insured on any such insurance policy.
(d)          In addition, in the event that a Moon Lease with respect to a Moon Leased Property or a Moon Sublease Property or a SpinCo Lease with respect to a SpinCo Leased Property or a SpinCo Sublease Property is terminated prior to the Distribution Date, (i) Moon and SpinCo, respectively, shall not be required to assign or sublease such Property, (ii) SpinCo and Moon, respectively, shall not be required to accept an assignment or sublease of such
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Property and (iii) neither party shall have any further liability with respect to such Property hereunder.
Section 2.15          Fixtures and Fittings.  The provisions of the Separation Agreement and the other Documents shall apply to any equipment, office equipment, trade fixtures, furniture and any other personal property located at each Property (excluding any equipment, office equipment, trade fixtures, furniture and any other personal property owned by third parties), except for the applicable scheduled Excluded Personal Property.
Section 2.16          Intentionally Omitted.
Section 2.17          Adjustments.
(a)          Moon and SpinCo each acknowledge and agree that Additional Properties may be acquired by Moon or SpinCo prior to the Distribution Date.  Such Additional Properties shall be treated hereunder as Moon Owned Properties, Moon Leased Properties, Moon Sublease Properties, Moon New Lease Properties and/or Moon Leaseback Properties or SpinCo Owned Properties, SpinCo Leased Properties, SpinCo Sublease Properties, SpinCo New Lease Properties and/or SpinCo Leaseback Properties pursuant to and in accordance with the Allocation Principle.
(b)          Following agreement or determination with respect to the Additional Properties, the parties shall enter into and complete all such documents as may be reasonably required to give effect to such agreement or determination.
Section 2.18          Costs.  Moon shall pay (i) all actual costs and expenses incurred in connection with obtaining the Lease Consents, including, without limitation, Landlord’s consent fees and attorneys’ fees and any costs and expenses relating to renegotiation of Moon Leases and SpinCo Leases, as applicable, and (ii) the costs relating to any alterations or improvements (such as demising walls and separate security and badging systems) reasonably required to separate Moon and SpinCo employees with respect to all Properties being shared between Moon and SpinCo following the Distribution Date. Moon shall also pay all actual costs and expenses in connection with the transfer of any Property pursuant to this Agreement, including title insurance premiums, escrow fees, recording fees, and any transfer taxes arising as a result of such transfers.
Section 2.19          Signing and Ratification.  Moon and SpinCo hereby ratify and authorize all signatures to any document entered into in connection with this Agreement by Moon and SpinCo, or each’s respective Subsidiaries, and the parties agree that to the extent any challenges arise to the authority of any such signature from and after the date hereof, Moon and SpinCo will cooperate to ratify such signatures and prepare any corporate authorizations or resolutions necessary therefor.
Section 2.20          Allocation of Properties.
(a)          Moon hereby represents and warrants to SpinCo that the Owned and Leased Properties Schedule and the Colocation Sites Schedule each were prepared in accordance with the Allocation Principle in all material respects and that any unoccupied and/or non-
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operating Property has been allocated to the party that historically occupied and/or operated such Property.
(b)          Moon and SpinCo each acknowledge that the Owned and Leased Properties Schedule and the Colocation Sites Schedule are expected to be amended or revised prior to the Distribution Date.  Any amendments or revisions to the Owned and Leased Properties Schedule and the Colocation Sites Schedule prior to the Distribution Date will be made in accordance with the Allocation Principle in all material respects.  Moon shall provide written notice to SpinCo prior to amending the Owned and Leased Properties Schedule or the Colocation Sites Schedule.  If SpinCo disputes in good faith the application of the Allocation Principle with respect to any such amendment, such dispute shall be resolved in accordance with Article VIII (Dispute Resolution) of the Separation Agreement.
(c)          Notwithstanding anything to the contrary contained in this Agreement, the Properties set forth on Schedule 2.20 shall be allocated between SpinCo and Moon as set forth on Schedule 2.20.
ARTICLE III
PROPERTY OUTSIDE THE UNITED STATES
With respect to each of the Properties located outside the United States listed on the Owned and Leased Property Schedule and the Colocation Sites Schedule, as well as any additional properties acquired by Moon, SpinCo or a Subsidiary prior to the Distribution Date, Moon and SpinCo will use the appropriate form document attached hereto, translated into the local language, if customary under local practice, and modified to comply with local legal requirements to cause the appropriate transfers, assignments, leases, subleases, licenses or leasebacks to occur. Such transfers, assignments, leases, subleases licenses or leasebacks shall, so far as the law in the jurisdiction in which such property is located permits, be on the same terms and conditions as provided in Article II and a shall include such other deliveries (and the parties shall comply with such other customary procedures and formalities) as may be required by the laws of the jurisdiction in which the Property is located).  In the event of a conflict between the terms of this Agreement and the terms of such local agreements, the terms of the local agreements shall prevail.
ARTICLE IV
MISCELLANEOUS
Section 4.1          Corporate Power; Facsimile Signatures.
(a)          Moon represents on behalf of itself and on behalf of other members of the Moon Group, and SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, as follows:
(i)          each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and
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(ii)          this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b)          Notwithstanding any provision of this Agreement, the Separation Agreement or any other Transaction Document, neither Moon nor SpinCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Moon or SpinCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
Section 4.2          Governing Law; Submission to Jurisdiction; Waiver of Trial.
(a)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement, the Separation Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents, to the fullest extent permitted by Law, to service of process in the manner provided for notices in Section 4.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY
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ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.2(c).
Section 4.3          Survival of Covenants.  Except as expressly set forth in this Agreement, the Separation Agreement, any other Transaction Document or the Merger Agreement, the covenants and other agreements contained in this Agreement and each other Transaction Document, a liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger, and shall remain in full force and effect.
Section 4.4          Waivers of Default.  Any Party may, at any time prior to the Closing, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 4.12) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver, amendment or modification by SpinCo shall be subject to the prior written consent of Clover (except as otherwise provided in Section 2.1(d) of the Separation Agreement). No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 4.5          Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

and, in the case of SpinCo, with a copy to:

Ingersoll-Rand U.S. HoldCo, Inc.
800-E Beaty Street
Davidson, NC 28036
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

If, following the Distribution Date, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug
Section 4.6          Termination.  This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution.  Except for a termination described in the immediately preceding sentence, prior to the Effective Time, SpinCo shall not agree to terminate this Agreement without the prior written consent of Clover.
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After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.
Section 4.7          Severability.  If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 4.8          Entire Agreement.  This Agreement, the Separation Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
Section 4.9          Assignment; No Third-Party Beneficiaries.  No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties (provided that prior to the Effective Time, SpinCo shall not assign this Agreement without the prior written consent of Clover). Any attempted assignment or delegation in breach of this Section 4.9 shall be null and void, except that (without limiting any other provision of this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Agreement) a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Article VI of the Separation Agreement with respect to Indemnified Parties (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that Clover shall be a third-party beneficiary of the rights of Clover as provided in this Agreement, the Separation Agreement and the other Transaction Documents.
Section 4.10          Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Separation Agreement or any Transaction Document (except as otherwise provided therein), the
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Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement, the Separation Agreement or such other Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
Section 4.11          Amendment.  No provision of this Agreement, the Separation Agreement or any other Transaction Document (except as otherwise provided herein or therein, including as provided in Section 2.1(d) of the Separation Agreement) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.  In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Clover (except as otherwise provided in Section 2.1(d) of the Separation Agreement).
Section 4.12          Rules of Construction. Unless the context of this Agreement otherwise requires:
(a)          (A) Words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive.
(b)          References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)          References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)          References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of
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construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(f)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(j)          All monetary figures shall be in United States dollars unless otherwise specified.
Section 4.13          Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 4.14          Performance.  Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Moon Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 4.14 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
Section 4.15          Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement, to the extent not specified in this Agreement, shall be resolved in accordance with Article VIII (Dispute Resolution) of the Separation Agreement.
[The remainder of this page is intentionally left blank.]
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IN WITNESS WHEREOF, each of the parties hereto has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

Ingersoll-Rand plc, a Republic of Ireland public limited company

By:
Name:
Title:

Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation

By:
Name:
Title:

EXHIBIT E

INTELLECTUAL PROPERTY MATTERS AGREEMENT
by and between
INGERSOLL-RAND PLC,
INGERSOLL-RAND U.S. HOLDCO, INC. and,
solely with respect to Section 5.06,
GARDNER DENVER HOLDINGS, INC.
Dated as of [_], 2019

Page
ARTICLE I
DEFINITIONS
Section 1.01.	Definitions	1

ARTICLE II
RECORDATION OF INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT AGREEMENTS
Section 2.01.	Intellectual Property Assignment	4
Section 2.02.	Recordation	5
Section 2.03.	Security Interests	5
Section 2.04.	Further Action Regarding Intellectual Property Rights	5

ARTICLE III
LICENSES AND COVENANTS FROM MOON TO SPINCO
Section 3.01.	License Grants	6
Section 3.02.	Sublicenses and Have Made Rights	6
Section 3.03.	Reserved.	6

ARTICLE IV
LICENSES AND COVENANTS FROM SPINCO TO MOON
Section 4.01.	License Grants	7
Section 4.02.	Sublicenses and Have Made Rights	7

ARTICLE V
ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS
Section 5.01.	Assignments and Licenses	7
Section 5.02.	No Implied Licenses	7
Section 5.03.	Trademarks	8
Section 5.04.	No Obligation to Prosecute or Maintain Patents; Enforcement Assistance	8
Section 5.05.	Technical Assistance	8
Section 5.06.	Covenant Not to Assert	8

ARTICLE VI
RESERVED
Section 6.01.	Reserved	9

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EXHIBIT A1	–	Patent Assignment Agreement
EXHIBIT A2	–	Trademark Assignment Agreement
EXHIBIT A3	–	Domain Name Assignment Agreement
EXHIBIT A4	–	Invention Disclosure Assignment Agreement

SCHEDULE A	–	SpinCo Patents
SCHEDULE B	–	SpinCo IDs
SCHEDULE C	–	SpinCo Trademarks
SCHEDULE D	–	SpinCo Domain Names

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SCHEDULE E	–	Moon IP
SCHEDULE F	–	Moon Trademarks

3

INTELLECTUAL PROPERTY MATTERS AGREEMENT, dated as of [_], 2019 (this “Agreement”), by and between INGERSOLL-RAND PLC, a public limited company incorporated in Ireland (“Moon”), INGERSOLL-RAND U.S. HOLDCO, INC., a Delaware corporation (“SpinCo”) and, solely for the purposes of Section 5.06, GARDNER DENVER HOLDINGS, INC., a Delaware corporation.
RECITALS
WHEREAS, in connection with the contemplated Distribution and related transactions of SpinCo and concurrently with the execution of this Agreement, Moon and SpinCo are entering into a Separation and Distribution Agreement (the “Separation Agreement”);
WHEREAS, pursuant to the Separation Agreement and the other Transaction Documents, as of the Distribution Date, the Moon IP has been allocated to the Moon Group  and the SpinCo IP has been allocated to the SpinCo Group;
WHEREAS, the Parties wish to effectuate the assignment of the Moon IP and the SpinCo IP, and to record the transfers of any registrations or applications thereof, as applicable, to the extent the ownership thereof has transferred from a member of the Moon Group to a member of the SpinCo Group, or vice versa, pursuant to this Agreement; and
WHEREAS, it is the intent of the Parties that Moon license certain Intellectual Property Rights to SpinCo and that SpinCo license certain Intellectual Property Rights to Moon, in each case subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.          Definitions.  As used in this Agreement, the following terms have the meanings set forth below.  Capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Separation Agreement or any other Transaction Document, as applicable.
“Current Moon Name” means Ingersoll-Rand plc.
“Copyrights” means copyrights (including copyrights in Software), works of authorship (including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications therefor.
“Divested Entity” has the meaning set forth in Section 8.02.
“Domain Name Assignment Agreement” has the meaning set forth in Section 2.01.

“Domain Names” means Internet domain names, including top level domain names and global top level domain names, URLs, social and mobile media identifiers, handles and tags.
“Intellectual Property Assignment Agreements” has the meaning set forth in Section 2.01.
“Intellectual Property Rights” or “IPR” means any and all intellectual and industrial property rights existing anywhere in the world, including those associated with any and all (a) Patents, (b) Trademarks, (c) Copyrights, (d) Domain Names, (e) Software, (f) Trade Secrets and other confidential information and (g) any other legal protections and rights related to any of the foregoing.
“Invention Disclosure Assignment Agreement” has the meaning set forth in Section 2.01.
“Moon Field” means the conduct of the Moon Business as conducted as of the Distribution Date, together with any natural or reasonable extensions and evolutions thereof.
“Moon IP” means all Intellectual Property Rights owned by the Moon Group or the SpinCo Group as of immediately prior to the Distribution Time, other than the SpinCo IP, including all Intellectual Property Rights identified on Schedule E.
“Moon Licensed IP” has the meaning set forth in Section 3.01.
“Moon Trade Secrets” means the Trade Secrets included in the Moon IP.
“Moon Trademarks” means the Trademarks that are owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that use or contain “INGERSOLL-RAND” (in block letters or otherwise), the Ingersoll-Rand logo, “Ingersoll-Rand” or any translation thereof, including the Trademarks set forth on Schedule F.
“Party” means either party hereto, and “Parties” means both parties hereto.
“Patent Assignment Agreement” has the meaning set forth in Section 2.01.
“Patents” means patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes review, post-grant oppositions, covered business methods reviews, substitutions and extensions thereof), patent registrations and applications, including provisional applications, statutory invention registrations, invention disclosures and inventions.
“Software” means any and all (a) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) all documentation, including user manuals and other training documentation related

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to any of the foregoing and (e) all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created, including all disks, diskettes and tapes.
“SpinCo Copyrights” means the registered and unregistered Copyrights owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that are primarily related to or used in the SpinCo Business.
“SpinCo Domain Names” means the Domain Names owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that (i) have been allocated to the SpinCo Business in the Moon Group’s internal dockets, consistent with past practice, a list of which is provided on Schedule D or (ii) are assigned to the SpinCo Group pursuant to Section 2.04.
“SpinCo Field” means the conduct of the SpinCo Business as conducted as of the Distribution Date, together with any natural or reasonable extensions and evolutions thereof.
“SpinCo IDs” means the invention disclosures owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that (i) have been allocated to the SpinCo Business in the Moon Group’s internal dockets, consistent with past practice, a list of which is provided on Schedule B or (ii) are assigned to the SpinCo Group pursuant to Section 2.04.
“SpinCo IP” means (a) the SpinCo Patents, (b) the SpinCo Copyrights, (c) the SpinCo Domain Names, (d) the SpinCo Software, (e) the SpinCo Trade Secrets, (f) the SpinCo Trademarks, (g) the SpinCo IDs and (h) any other Intellectual Property Rights that are assigned to the SpinCo Group pursuant to Section 2.04.
“SpinCo Licensed IP” has the meaning set forth in Section 4.01.
“SpinCo Patents” means the Patents owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that (i) have been allocated to the SpinCo Business in the Moon Group’s internal dockets, consistent with past practice, a list of which is provided on Schedule A or (ii) are assigned to the SpinCo Group pursuant to Section 2.04.
“SpinCo Software” means the Software owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that is primarily related to or used in the SpinCo Business.
“SpinCo Trade Secrets” means the Trade Secrets owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that are primarily related to or used in the SpinCo Business.
“SpinCo Trademarks” means (a) the Moon Trademarks and (b) the Trademarks  owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that (i) have been allocated to the SpinCo Business in the Moon Group’s internal dockets, consistent with past practice, a list of which is provided on Schedule C or (ii) are assigned to the SpinCo Group pursuant to Section 2.04.

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“Trade Secrets” means all forms and types of financial, business, scientific, technical, economic or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, to the extent that the owner thereof has taken reasonable measures to keep such information secret and the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public.
“Trademark Assignment Agreement” has the meaning set forth in Section 2.01.
“Trademarks” means trademarks, service marks, trade names, trademark rights in corporate names and dba names, logos, slogans, trade dress, Domain Names or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.
ARTICLE II
RECORDATION OF INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT AGREEMENTS
Section 2.01.          Intellectual Property Assignment.
(a)           To the extent such sale, transfer, conveyance, assignment and delivery is not effected under the Separation Agreement or other Transaction Documents, Moon (on behalf of itself and the other members of the Moon Group) hereby sells, transfers, conveys, assigns and delivers to SpinCo, and SpinCo hereby purchases, assumes and accepts from Moon, all of Moon’s right, title and interest in, to and under the SpinCo IP, including without limitation, (a) all income, royalties, profits, and damages related thereto; (b) the right, if any, to register, prosecute, maintain and defend the SpinCo IP before any public or private agency or registrar; (c) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the SpinCo IP, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (d) the right to fully and entirely stand in the place of Moon in all matters related thereto.
(b)           To the extent such sale, transfer, conveyance, assignment and delivery is not effected under the Separation Agreement or other Transaction Documents, SpinCo (on behalf of itself and the other members of the SpinCo Group) hereby sells, transfers, conveys, assigns and delivers to Moon, and Moon hereby purchases, assumes and accepts from SpinCo, all of SpinCo’s right, title and interest in, to and under the Moon IP, including without limitation, (a) all income, royalties, profits, and damages related thereto; (b) the right, if any, to register, prosecute, maintain and defend the Moon IP before any public or private agency or registrar; (c) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Moon IP, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (d) the right to fully and entirely stand in the place of SpinCo in all matters related thereto.

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(c)           To the extent that the ownership of any registrations or applications of Moon IP or SpinCo IP has transferred from a member of the Moon Group to a member of the SpinCo Group, or vice versa, pursuant to this Agreement or any other Transaction Document, the Parties shall, and shall cause their respective Group members (as applicable) to, execute intellectual property assignments in a form substantially similar to that attached as Exhibit A1 (the “Patent Assignment Agreement”), Exhibit A2 (the “Trademark Assignment Agreement”), Exhibit A3 (the “Domain Name Assignment Agreement”) and Exhibit A4 (the “Invention Disclosure Assignment Agreement”),  as well as such additional assignments as deemed appropriate or necessary under applicable Laws (collectively, the “Intellectual Property Assignment Agreements”) for recordation with the appropriate Governmental Authority.
Section 2.02.          Recordation.  The relevant assignee Party shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment Agreements and any other forms or documents with the appropriate Governmental Authorities as required to record the transfer of any registrations or applications of Moon IP or SpinCo IP that is allocated under the Separation Agreement and assigned pursuant to this Agreement or any other Transaction Document, as applicable, and the relevant assignor Party hereby consents to such recordation.
Section 2.03.          Security Interests(a)          Moon (on behalf of itself and the other members of the Moon Group) shall, without any further consideration and at no expense to SpinCo, obtain, cause to be obtained or properly record the release of any outstanding Security Interest attached to any SpinCo IP, as applicable, and to take, or cause to be taken, all actions as the SpinCo may reasonably be requested to take in order to obtain, cause to be obtained or properly record such release, and in each case shall use commercially reasonable efforts to accomplish the foregoing prior to the Distribution Date, and if such accomplishment is not possible, reasonably promptly thereafter.
Section 2.04.          Further Action Regarding Intellectual Property Rights(a)
(a)           If, after the Distribution Time, Moon or SpinCo notifies the other Party of any Domain Name, invention disclosure, Patent or Trademark owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that is primarily used in or related to the SpinCo Business and was omitted from or not included on Schedule A, B, C or D, then the Parties shall promptly amend such schedule to include such item, and such Domain Name, invention disclosure, Patent or Trademark shall be deemed “SpinCo IP” for purposes of this Agreement and assigned to the SpinCo Group under Section 2.01(a) and Moon shall promptly take all reasonable actions, including by executing and recording any necessary documents, to effect such assignment.
(b)           If, after the Distribution Time, Moon or SpinCo notifies the other Party of any Domain Name, invention disclosure, Patent or Trademark owned by the Moon Group or SpinCo Group as of immediately prior to the Distribution Time that is not primarily used in or related to the SpinCo Business and was included on Schedule A, B, C or D, then the Parties shall promptly amend such schedule to include or remove such item (as applicable), and such Domain Name, invention disclosure, Patent or Trademark shall be deemed “Moon IP” for purposes of this Agreement and assigned to the Moon Group under Section 2.01(b) and SpinCo shall promptly take

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all reasonable actions, including by executing and recording any necessary documents, to effect such assignment.
(c)           This Section 2.04 shall survive and continue for twelve (12) months following the Distribution Date.
ARTICLE III
LICENSES AND COVENANTS FROM MOON TO SPINCO
Section 3.01.          License Grants. Subject to the terms and conditions of this Agreement, effective as of the Distribution Time, Moon (on behalf of itself and the other members of the Moon Group) hereby grants to each member of the SpinCo Group the following worldwide, non-exclusive, fully paid-up, royalty free, non-sublicensable (except as permitted by Section 3.02), non-assignable and non-transferable (except as permitted by ARTICLE IX), perpetual and irrevocable licenses under any of the Moon IP (other than any Trademarks) that is used in the SpinCo Business as of immediately prior to the Distribution Time (the “Moon Licensed IP”):
(a)           Patents.  With respect to Patents included in the Moon Licensed IP, to make, have made, use, sell, offer for sale, import and otherwise exploit all current and future products and services of the SpinCo Business, and otherwise to conduct the SpinCo Business, in each case, solely in the SpinCo Field;
(b)           Copyrights.  With respect to Copyrights included in the Moon Licensed IP, to use, reproduce, perform, display, distribute, modify, prepare derivative works of and otherwise exploit all current and future products and services of the SpinCo Business, and otherwise to conduct the SpinCo Business, in each case, solely in the SpinCo Field; and
(c)           Trade Secrets and Other IP.  With respect to Trade Secrets and other Intellectual Property Rights included in the Moon Licensed IP, to use, practice and otherwise exploit all current and future products and services of the SpinCo Business, and otherwise to conduct the SpinCo Business, in each case, solely in the SpinCo Field.
Section 3.02.          Sublicenses and Have Made Rights. The licenses granted in Section 3.01 above shall not include any right to grant sublicenses, except as provided in this Section 3.02.  Any SpinCo Group member may (i) exercise have made rights through its manufacturers and (ii) grant sublicenses (without any further right to sublicense) to (A) its suppliers, distributors, resellers and other service providers, and to its customers and end users for end use purposes and (B) its Subsidiaries, in each case solely for the benefit of the SpinCo Business and within the scope of the licenses set forth in Section 3.01 above, and provided that such SpinCo Group member is liable hereunder for any action or inaction by any such sublicensee that would breach this Agreement if committed by such SpinCo Group member.
Section 3.03.          Reserved.

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ARTICLE IV
LICENSES AND COVENANTS FROM SPINCO TO MOON
Section 4.01.          License Grants.  Subject to the terms and conditions of this Agreement, effective as of the Distribution Time, SpinCo (on behalf of itself and the other members of the SpinCo Group) hereby grants to each member of the Moon Group the following worldwide, non-exclusive, fully paid-up, royalty free, non-sublicensable (except as permitted by Section 4.02), non-assignable and non-transferable (except as permitted by ARTICLE IX), perpetual and irrevocable licenses under any of the SpinCo IP (other than any Trademarks) that is used in the Moon Business as of immediately prior to the Distribution Time (the “SpinCo Licensed IP”):
(a)           Patents.  With respect to Patents included in the SpinCo Licensed IP, to make, have made, use, sell, offer for sale, import and otherwise exploit all current and future products and services of the Moon Business, and otherwise to conduct the Moon Business, in each case, solely in the Moon Field;
(b)           Copyrights.  With respect to Copyrights included in the SpinCo Licensed IP, to use, reproduce, perform, display, distribute, modify, prepare derivative works of and otherwise exploit all current and future products and services of the Moon Business, and otherwise to conduct the Moon Business, in each case, solely in the Moon Field; and
(c)           Trade Secrets and Other IP.  With respect to Trade Secrets and other Intellectual Property Rights included in the SpinCo Licensed IP, to use, practice and otherwise exploit all current and future products and services of the Moon Business, and otherwise to conduct the Moon Business, in each case, solely in the Moon Field.
Section 4.02.          Sublicenses and Have Made Rights. The licenses granted in Section 4.01 above shall not include any right to grant sublicenses except as provided in this Section 4.02.  Any Moon Group member may (i) exercise have made rights through its manufacturers and (ii) grant sublicenses (without any further right to sublicense) to (A) its suppliers, distributors, resellers and other service providers, and to its customers and end users for end use purposes and (B) its Subsidiaries, in each case solely for the benefit of the Moon Business and within the scope of the licenses set forth in Section 4.01 above, and provided that such Moon Group member is liable hereunder for any action or inaction by any such sublicensee that would breach this Agreement if committed by such Moon Group member.
ARTICLE V
ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS
Section 5.01.          Assignments and Licenses.  The Parties acknowledge and agree that any assignment or license by a Party or any member of its Group of any of its Intellectual Property Rights licensed to the other Party pursuant to ARTICLE III or ARTICLE IV shall be subject to the rights and licenses granted to such other Party herein.
Section 5.02.          No Implied Licenses.  Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this

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Agreement, and all other rights under any Intellectual Property Rights licensed to a Party or the members of its Group hereunder are expressly reserved by the Party granting the license.  The Party receiving the license hereunder acknowledges and agrees that, as between the Parties, the Party (or the applicable member of its Group) granting the license is the sole and exclusive owner of the Intellectual Property Rights so licensed.
Section 5.03.          Trademarks.  The Parties acknowledge and agree that certain rights and obligations with respect to the continued use by the Moon Group of the Moon Trademarks shall be set forth in the Trademark License Agreement.  For clarity, no Trademark rights are licensed pursuant to this Agreement.
Section 5.04.          No Obligation to Prosecute or Maintain Patents; Enforcement Assistance.  Except as expressly set forth in this Agreement, neither Party nor any member of its Group shall have any obligation to seek, perfect or maintain any protection for any of its Intellectual Property Rights.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, no Party or any member of its Group shall have any obligation to file any Patent application, to prosecute any Patent, or secure any Patent rights or to maintain any Patent in force.  Notwithstanding the foregoing, for a period of six (6) years following the Distribution Date, to the extent that a third party’s infringement of any Patent owned by a Party and licensed to the other Party hereunder materially harms the business of the licensed Party, the owning Party shall, at the licensing Party’s request and expense, reasonably cooperate with the licensed Party to endeavor to address the situation, to the extent such cooperation is commercially reasonable.
Section 5.05.          Technical Assistance.  Except as expressly set forth in this Agreement, in the Separation Agreement, the Transition Services Agreement or any other mutually executed agreement between the Parties or any of the members of their respective Groups, neither Party nor any member of its Group shall be required to provide the other Party with any technical assistance or to furnish any other Party with, or obtain on their behalf, any Intellectual Property Rights-related documents, materials or other information or technology.
Section 5.06.          Covenant Not to Assert.  Without limiting any other rights or licenses granted hereunder, effective as of the Effective Time and continuing until, and automatically expiring upon, the fifth (5th) anniversary thereof (the “Covenant Period”):
(a)           Moon hereby agrees that it shall not, and shall cause each member of its Group not to, initiate any Action against Clover or any of its Affiliates for infringement, misappropriation or other violation of any Intellectual Property Rights owned by any member of the Moon Group as of the Effective Time, in each case solely with respect to any products, services or conduct of the Industrial segment of Clover (as defined in Clover’s 2018 10-K), as of the Effective Time and together with natural or reasonable extensions and evolutions thereof; and
(b)           Clover hereby agrees that it shall not, and shall cause its Affiliates not to, initiate any Action against any member of the Moon Group for infringement, misappropriation or other violation of any Intellectual Property Rights owned by Clover or any of its Affiliates as of the Effective Time, in each case solely with respect to any products, services or

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conduct of the Climate segment of Moon (as defined in Moon’s 2018 10-K), as of the Effective Time and together with natural or reasonable extensions and evolutions thereof.
(c)           If, after the Covenant Period ends, any of Moon or any member of its Group sues Clover or any of its Affiliates under its Intellectual Property Rights that were subject to the covenant in Section 5.06(a), the plaintiff shall not be entitled to recover damages for any infringement, misappropriation or other violation occurring during the Covenant Period associated with any products, services or conduct of the Industrial segment of Clover (as defined in Clover’s 2018 10-K), as of the Effective Time and together with natural or reasonable extensions and evolutions thereof.  If, after the Covenant Period ends, any of Clover or any of its Affiliates sues Moon or any member of its Group under its Intellectual Property Rights that were subject to the covenant in Section 5.06(b), the plaintiff shall not be entitled to recover damages for any infringement, misappropriation or other violation occurring during the Covenant Period associated with any products, services or conduct of the Climate segment of Moon (as defined in Moon’s 2018 10-K), as of the Effective Time and together with natural or reasonable extensions and evolutions thereof.
ARTICLE VI
RESERVED
Section 6.01.          Reserved.
ARTICLE VII
LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER
Section 7.01.          Limitation on Liability.  Without limiting or modifying the Separation Agreement or any other Transaction Documents, in no event shall Moon, SpinCo or any other member of either Group have any Liability pursuant to this Agreement for any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a Third Party Claim or except in the case of consequential damages to the extent such damages are the reasonable and foreseeable result of the matter in question).
Section 7.02.          Disclaimer of Representations and Warranties.  Spinco (on behalf of itself and each other member of the SpinCo Group) understands and agrees that, except as expressly set forth in this Agreement, and without limiting the provisions of the Separation Agreement, the Merger Agreement or any other Transaction Document, Moon is not representing or warranting in any way, including any implied warranties of merchantability, fitness for a particular purpose, title, registerability, allowability, enforceability or non-infringement, as to any Intellectual Property Rights licensed hereunder, or any other matter concerning, any Intellectual Property Rights licensed hereunder, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Intellectual Property Rights of Moon.  Moon (on behalf of itself and each other member of the Moon Group), acknowledges and agrees that SpinCo makes no representations or warranties whatsoever concerning any of the Intellectual Property Rights licensed hereunder, including any of the warranties listed in the foregoing sentence.  Except as may expressly be set forth herein, and without limiting the provisions of the Separation Agreement, the Merger Agreement or any other Transaction

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Document, the Moon Licensed IP is being licensed on an “as is,” “where is” basis.  The SpinCo Licensed IP is being licensed on an “as is,” “where is” basis.
ARTICLE VIII
TRANSFERABILITY AND ASSIGNMENT
Section 8.01.          Assignment.  Except as expressly set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement, including the licenses granted pursuant to this Agreement, shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may assign this Agreement, in whole or in part, without prior written consent (a) in connection with (i) one or more merger transactions in which such assigning Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (ii) one or more sales of such Party’s businesses or lines of business, or of all or substantially all of such Party’s assets or (b) to such Party’s Affiliates. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  No assignment permitted by this Section 8.01 shall release the assigning Party from liability for full performance of its obligations under this Agreement prior to such assignment date, but shall release such Party from liability arising after such date.
Section 8.02.          Divested Businesses.  In the event a Party divests a business by (a) spinning off a member of its Group by its sale or other disposition to a third party or (b) reducing ownership or control in a member of its Group so that it no longer qualifiers as a member of its Group under this Agreement  (each such divested entity, a “Divested Entity”), the Divested Entity shall retain those licenses granted to it under this Agreement; provided that the license shall be limited to the business of the Divested Entity as of the date of divestment and the natural or reasonable extensions and evolutions thereof.  The retention of any license rights herein is not subject to the consent of the other Party, but is subject to the Divested Entity’s delivery to the non-retaining Party, within 90 days of the effective date of such divestment, of a duly authorized, written undertaking, agreeing to be bound by the applicable terms of this Agreement.
Section 8.03.          Third Party Products or Services.  For the avoidance of doubt, in no event will any assignment of a license hereunder or the licenses retained by a Divested Entity (i) grant a license to products or services of a third party acquirer existing on or before the date of the divestment or (ii) cause any third party acquirer to license its previously owned Intellectual Property Rights to the non-assigning Party.
Section 8.04.          Prohibited Assignments Null and Void.  Any purported assignment in violation of this ARTICLE VIII shall be null and void ab initio and of no force and effect.
ARTICLE IX
TERMINATION
Section 9.01.          No Termination.  The Parties acknowledge and agree that the licenses granted hereunder are irrevocable, and this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.  In the event of

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a breach of this Agreement, the sole and exclusive remedy of the non-breaching Party shall be to recover monetary damages and/or to obtain injunctive or equitable relief in accordance with Section 10.02 and Section 10.09.

ARTICLE X
MISCELLANEOUS
Section 10.01.        Corporate Power; Facsimile Signatures.
(a)           Moon represents on behalf of itself and on behalf of other members of the Moon Group, and SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, as follows:
(i)          each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b)           Notwithstanding any provision of this Agreement, neither Moon nor SpinCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Moon or SpinCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
Section 10.02.        Governing Law; Submission to Jurisdiction; Waiver of Trial.
(a)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, or if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence

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any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents, to the fullest extent permitted by Law, to service of process in the manner provided for notices in Section 10.05. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.02(c).
Section 10.03.       Survival of Covenants.  Except as expressly set forth in this Agreement and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger, and shall remain in full force and effect.
Section 10.04.        Waivers of Default.  Any Party may, at any time prior to the Closing, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.11) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver, amendment or modification by SpinCo shall be subject to the prior written consent of Clover. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.05.        Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or

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certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz
with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

and, in the case of SpinCo, with a copy to:

Ingersoll-Rand U.S. HoldCo, Inc.
800-E Beaty Street
Davidson, NC 28036
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

If, following the Distribution Date, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

with a copy (which shall not constitute notice) to:

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Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

Section 10.06.        Severability.  If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 10.07.        Entire Agreement.  This Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement), including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
Section 10.08.        No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement; provided, however, that Clover shall be a third-party beneficiary of the rights of SpinCo as provided in this Agreement.
Section 10.09.        Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
Section 10.10.        Expenses.  Except as otherwise expressly provided in this Agreement, the Separation Agreement or the other Transaction Documents or the Merger Agreement, each Party agrees that it shall be responsible for its own expenses incurred in conjunction with any activities under this Agreement.

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Section 10.11.       Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Clover.
Section 10.12.        Rules of Construction. Unless the context of this Agreement otherwise requires:
(a)           (A) Words of any gender include each other gender and gender-neutral form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive.
(b)          References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)          References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)          References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(f)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

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(h)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(j)          All monetary figures shall be in United States dollars unless otherwise specified.
Section 10.13.       Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 10.14.        Performance. Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Moon Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 10.14 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.
Section 10.15.        Rights in Bankruptcy.  To the fullest extent permitted by applicable Law, all rights and licenses granted under or pursuant to this Agreement, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States.  The Parties agree that, in the event of a bankruptcy of the licensing Party, the licensee party shall retain and may fully exercise all of its respective rights, remedies and elections under the U.S. Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protections for intellectual property rights.
Section 10.16.        Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Agreement to be executed by their duly authorized representatives.

INGERSOLL-RAND PLC

By:
Name:
Title:

INGERSOLL-RAND U.S. HOLDCO, INC.

By:
Name:
Title:

GARDNER DENVER HOLDINGS, INC., solely for the purposes of Section 5.06

By:
Name:
Title:

[Signature Page to Intellectual Property Agreement]

EXHIBIT A1
FORM OF PATENT ASSIGNMENT AGREEMENT

This PATENT ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [•], 2019, is made by and between [•], a [•] having an address at [•] (the “Assignor”) and [•], a [•] having an address at [•] (the “Assignee”).
W I T N E S S E T H:
WHEREAS, Ingersoll-Rand plc and Ingersoll-Rand U.S. HoldCo, Inc. entered into that certain (i) Separation and Distribution Agreement and (ii) Intellectual Property Agreement, each dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, the “Separation Agreements”); and
WHEREAS, pursuant to the Separation Agreements, the Assignor hereby agrees to sell, assign, transfer and deliver to the Assignee, and the Assignee hereby agrees to purchase and acquire from the Assignor, all of the Assignor’s right, title and interest in, to and under the Patents listed in Schedule 1 hereto (the “Assigned Patents”).
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Separation Agreements, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.          Definitions.  Capitalized terms used herein and not defined herein have the meanings set forth in the Separation Agreements.
Section 2.          Assignment.  Assignor hereby sells, transfers, conveys, assigns and delivers to the Assignee, and the Assignee hereby purchases, assumes and accepts from the Assignor, all of the Assignor’s right, title and interest in, to and under the Assigned Patents, including without limitation, (a) all income, royalties, profits, and damages related thereto; (b) the right, if any, to register, prosecute, maintain and defend the Assigned Patents before any public or private agency or registrar; (c) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Assigned Patents, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (d) the right to fully and entirely stand in the place of the Assignor in all matters related thereto.
Section 3.          Governing Law.  Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
Section 4.          Entire Agreement.  This Agreement, together with the Separation Agreements, and the Exhibits and Schedules hereto and thereto, contain the entire agreement
Exhibit A1 – Page 1

between the parties hereto with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties hereto with respect to the subject matter hereof other than those set forth or referred to herein or therein.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party hereto. The parties hereto intend that this Agreement is for recordation purposes only and its terms shall not modify and shall be subject to the applicable terms and conditions of the Separation Agreements, which govern the parties’ rights and interests in the Assigned Patents.  In the event of a conflict between this Agreement and the Separation Agreements, the terms of the Separation Agreements shall govern.
Section 5.          Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
Section 6.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.  This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

[Signature Pages Follows]

Exhibit A1 – Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
ASSIGNOR:

[•]

By:
Name:
Title:

ASSIGNEE:

[•]

By:
Name:
Title:

Exhibit A1 – Page 3

EXHIBIT A2
FORM OF TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [•], 2019, is made by and between [•], a [•] having an address at [•] (the “Assignor”) and [•], a [•] having an address at [•] (the “Assignee”).
W I T N E S S E T H:
WHEREAS, Ingersoll-Rand plc and Ingersoll-Rand U.S. HoldCo, Inc. entered into that certain (i) Separation and Distribution Agreement and (ii) Intellectual Property Agreement, each dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, the “Separation Agreements”); and
WHEREAS, pursuant to the Separation Agreements, the Assignor hereby agrees to sell, assign, transfer and deliver to the Assignee, and the Assignee hereby agrees to purchase and acquire from the Assignor, all of the Assignor’s right, title and interest in, to and under the Trademarks listed in Schedule 1 hereto, together with all goodwill of any business associated therewith and all applications, registrations and renewals in connection therewith (the “Assigned Trademarks”).
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Separation Agreements, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.          Definitions.  Capitalized terms used herein and not defined herein have the meanings set forth in the Separation Agreements.
Section 2.          Assignment.  Assignor hereby sells, transfers, conveys, assigns and delivers to the Assignee, and the Assignee hereby purchases, assumes and accepts from the Assignor, all of the Assignor’s right, title and interest in, to and under the Assigned Trademarks, including without limitation, (a) all income, royalties, profits, and damages related thereto; (b) the right, if any, to register, prosecute, maintain and defend the Assigned Trademarks before any public or private agency or registrar; (c) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Assigned Trademarks, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (d) the right to fully and entirely stand in the place of the Assignor in all matters related thereto.
Section 3.          Governing Law.  Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Exhibit A2 – Page 1

Section 4.          Entire Agreement.  This Agreement, together with the Separation Agreements, and the Exhibits and Schedules hereto and thereto, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties hereto with respect to the subject matter hereof other than those set forth or referred to herein or therein.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party hereto. The parties hereto intend that this Agreement is for recordation purposes only and its terms shall not modify and shall be subject to the applicable terms and conditions of the Separation Agreements, which govern the parties’ rights and interests in the Assigned Trademarks.  In the event of a conflict between this Agreement and the Separation Agreements, the terms of the Separation Agreements shall govern.
Section 5.          Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
Section 6.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.  This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.
[Signature Pages Follows]

Exhibit A2 – Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
ASSIGNOR:

[•]

By:
Name:
Title:

ASSIGNEE:

[•]

By:
Name:
Title:

Exhibit A2 – Page 3

EXHIBIT A3
FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

This DOMAIN NAME ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [•], 2019, is made by and between [•], a [•] having an address at [•] (the “Assignor”) and [•], a [•] having an address at [•] (the “Assignee”).
W I T N E S S E T H:
WHEREAS, Ingersoll-Rand plc and Ingersoll-Rand U.S. HoldCo, Inc. entered into that certain (i) Separation and Distribution Agreement and (ii) Intellectual Property Agreement, each dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, the “Separation Agreements”); and
WHEREAS, pursuant to the Separation Agreements, the Assignor hereby agrees to sell, assign, transfer and deliver to the Assignee, and the Assignee hereby agrees to purchase and acquire from the Assignor, all of the Assignor’s right, title and interest in, to and under the Domain Names listed in Schedule 1 hereto (the “Assigned Domain Names”).
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Separation Agreements, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.          Definitions.  Capitalized terms used herein and not defined herein have the meanings set forth in the Separation Agreements.
Section 2.          Assignment.  Assignor hereby sells, transfers, conveys, assigns and delivers to the Assignee, and the Assignee hereby purchases, assumes and accepts from the Assignor, all of the Assignor’s right, title and interest in, to and under the Assigned Domain Names, including without limitation, (a) all related domain name registry agreements, (b) the right, if any, to register, prosecute, maintain and defend the Assigned Domain Names before any public or private agency or registrar; (c) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Assigned Domain Names, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (d) the right to fully and entirely stand in the place of the Assignor in all matters related thereto.  Assignor shall, without Assignee’s further consideration, take all reasonable actions as may be required by the current registrars of the Domain Names and any registrar designated by Assignee (if different from the current registrars) to transfer the Domain Names to Assignee.
Section 3.          Governing Law.  Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware,

Exhibit A3 – Page 1

regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
Section 4.          Entire Agreement.  This Agreement, together with the Separation Agreements, and the Exhibits and Schedules hereto and thereto, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties hereto with respect to the subject matter hereof other than those set forth or referred to herein or therein.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party hereto. The parties hereto intend that this Agreement is for recordation purposes only and its terms shall not modify and shall be subject to the applicable terms and conditions of the Separation Agreements, which govern the parties’ rights and interests in the Assigned Domain Names.  In the event of a conflict between this Agreement and the Separation Agreements, the terms of the Separation Agreements shall govern.
Section 5.          Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
Section 6.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.  This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.
[Signature Pages Follows]

Exhibit A3 – Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
ASSIGNOR:

[•]

By:
Name:
Title:

ASSIGNEE:

[•]

By:
Name:
Title:

Exhibit A3 – Page 3

EXHIBIT A4
FORM OF INVENTION DISCLOSURE ASSIGNMENT AGREEMENT

This INVENTION DISCLOSURE ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [•], 2019, is made by and between [•], a [•] having an address at [•] (the “Assignor”) and [•], a [•] having an address at [•] (the “Assignee”).
W I T N E S S E T H:
WHEREAS, Ingersoll-Rand plc and Ingersoll-Rand U.S. HoldCo, Inc. entered into that certain (i) Separation and Distribution Agreement and (ii) Intellectual Property Agreement, each dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, the “Separation Agreements”); and
WHEREAS, pursuant to the Separation Agreements, the Assignor hereby agrees to sell, assign, transfer and deliver to the Assignee, and the Assignee hereby agrees to purchase and acquire from the Assignor, all of the Assignor’s right, title and interest in, to and under the invention disclosures listed in Schedule 1 hereto (the “Assigned IDs”).
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Separation Agreements, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.          Definitions.  Capitalized terms used herein and not defined herein have the meanings set forth in the Separation Agreements.
Section 2.          Assignment.  Assignor hereby sells, transfers, conveys, assigns and delivers to the Assignee, and the Assignee hereby purchases, assumes and accepts from the Assignor, all of the Assignor’s right, title and interest in, to and under the Assigned IDs, including without limitation, (a) all income, royalties, profits, and damages related thereto; (b) the right, if any, to register, prosecute, maintain and defend the Assigned IDs before any public or private agency or registrar; (c) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Assigned IDs, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (d) the right to fully and entirely stand in the place of the Assignor in all matters related thereto.
Section 3.          Governing Law.  Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Exhibit A4 – Page 1

Section 4.          Entire Agreement.  This Agreement, together with the Separation Agreements, and the Exhibits and Schedules hereto and thereto, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties hereto with respect to the subject matter hereof other than those set forth or referred to herein or therein.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each party hereto. The parties hereto intend that this Agreement is for recordation purposes only and its terms shall not modify and shall be subject to the applicable terms and conditions of the Separation Agreements, which govern the parties’ rights and interests in the Assigned IDs.  In the event of a conflict between this Agreement and the Separation Agreements, the terms of the Separation Agreements shall govern.
Section 5.          Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
Section 6.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.  This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.
[Signature Pages Follows]

Exhibit A4 – Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
ASSIGNOR:

[•]

By:
Name:
Title:

ASSIGNEE:

[•]

By:
Name:
Title:

Exhibit A4 – Page 3

EXHIBIT F

TRADEMARK LICENSE AGREEMENT

by and between

INGERSOLL-RAND PLC

and

INGERSOLL-RAND U.S. HOLDCO, INC.

Dated as of  [_], 2019

i

TRADEMARK LICENSE AGREEMENT, dated as of [_], 2019 (this “Agreement”), by and between INGERSOLL-RAND U.S. HOLDCO, INC., a Delaware corporation (“Licensor”), and INGERSOLL-RAND PLC, a public limited company incorporated in Ireland (“Licensee”).
RECITALS
WHEREAS, in connection with the contemplated Distribution and related transactions of SpinCo and concurrently with the execution of this Agreement, Licensor and Licensee are entering into a Separation and Distribution Agreement (the “Separation Agreement”);
WHEREAS, pursuant to the Separation Agreement and the other Transaction Documents, as of the Distribution Date, Licensor will be the owner of the Licensed Trademarks; and
WHEREAS, it is the intent of the Parties that Licensor license the Licensed Trademarks to Licensee to continue to use the Licensed Trademarks for a transitional period, subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.          Definitions.  As used in this Agreement, the following terms have the meanings set forth below.  Capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Separation Agreement or any other Transaction Document, as applicable.
“Current Moon Name” means Ingersoll-Rand plc.
“Divested Entity” has the meaning set forth in Section 9.02.
“Domain Names” means Internet domain names, including top level domain names and global top level domain names, URLs, social and mobile media identifiers, handles and tags.
“Licensed Products and Services” means each product manufactured, assembled, offered, sold, distributed or otherwise commercialized and each service offered, provided or otherwise commercialized, in each case by or on behalf of the Moon Business as of immediately prior to the Distribution Time, that contains, bears, displays, uses or is offered, sold, distributed, provided or otherwise commercialized under any Licensed Trademarks.
“Licensed Trademarks” shall mean (a) the Moon Trademarks and (b) any and all other Trademarks owned by Licensor or any member of the SpinCo Group and used by or on behalf of
1

the Moon Business as of immediately prior to the Distribution Time, or at any time during the twelve (12) months prior thereto, including the Trademarks set forth on Schedule A.
“Moon Indemnitees” has the meaning set forth in Section 7.02.
“Moon Trademarks has the meaning set forth in the Intellectual Property Matters Agreement.
“Packaging” means any and all materials in any forms or media used in connection with any products or services, including all packaging, containers, product or service tags, product or service literature, labels, manuals, inserts or other similar materials.
“Party” means either party hereto, and “Parties” means both parties hereto.
“SpinCo Indemnitees” has the meaning set forth in Section 7.01.
“Term” has the meaning set forth in Section 8.01.
“Trademark Guidelines” has the meaning set forth in Section 5.02.
“Trademarks” means trademarks, service marks, trade names, trademark rights in corporate names and dba names, logos, slogans, trade dress, Domain Names or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.
ARTICLE II
GRANT
Section 2.01.          Licenses.  Subject to the terms and conditions of this Agreement, effective as of the Distribution Time, Licensor (on behalf of itself and the other members of the SpinCo Group) hereby grants to Licensee and the other members of the Moon Group the following worldwide, non-exclusive, fully paid-up, royalty free, non-sublicensable (except as permitted by Section 2.02), non-assignable and non-transferable (except as permitted by Article IX) and irrevocable (subject to Section 8.02) licenses to use the Licensed Trademarks, solely in a manner consistent with past practice and customary “phase out” use:
(a)          Products and Services: for a period of nine (9) months following the Distribution Date, in connection with the manufacture, assembly, offer for sale, sale, distribution, provision or other commercialization of Licensed Products and Services, including any Packaging therefor;
(b)          Signage: for a period of one (1) year following the Distribution Date, in connection with building signage that contains, bears, displays or uses any Licensed Trademark;
2

(c)          Online Uses: for a period of ninety (90) days following the Distribution Date,1 in connection any websites, social media platforms and accounts, [Domain Names]2 and email addresses, mobile and other online applications, digital displays and other online materials that contain, bear, display or use any Licensed Trademark, provided that, except with respect to (i) the principal website of the Moon Business located at IngersollRand.com, including any English language webpages directly linked from the homepage of such website or (ii) any United States-based social media accounts of the Moon Business, including Facebook and Twitter, if Licensee makes commercially reasonable efforts to cease such use within the foregoing period, such period shall be deemed extended for so long as Licensee makes such efforts, not to exceed an additional six (6) months;
(d)          Corporate Names: for a period of ninety (90) days following the Distribution Date in the corporate, fictitious or other name of any entity that contains or uses any Licensed Trademark, provided that, if Licensee files such documents and takes such commercially reasonable actions to change such names within ninety (90) days of the Distribution Date and diligently prosecutes such name changes, such ninety (90) day period shall automatically be deemed extended to the extent necessary to accommodate the requirements of or delay in processing such name change by the applicable Governmental Authority; and
(e)          Other Uses: for a period of (i) one-hundred eighty (180) days following the Distribution Date, in connection with continuing any other uses of any Licensed Trademark as of the date hereof, or at any time during the nine (9) months prior thereto, that are not addressed in the foregoing clauses (a) – (d), including product and sales literature, store displays, billboards, advertisements, vehicle and equipment markings, digital materials, supplies, uniforms, and (ii) ninety (90) days following the date on which the applicable entity name change has been approved by the applicable Governmental Authority as contemplated by the foregoing clause (d), in connection with stationery, purchase orders or similar forms, business cards, invoices, contracts or letterhead and other materials of such entity that purport to represent an affiliation with or the ability to bind Licensor or its Affiliates;
provided, that, in each case of the foregoing clauses (a) – (e), all such uses shall be in a manner consistent with the operation of the Moon Business prior to the Distribution Date; provided, further, that, in each case of the foregoing clauses (a) – (e), or Section 2.05, where Licensee has made reasonable efforts to comply with the applicable time period provided therein, the period of such license shall be deemed extended to the extent of additional periods of time solely as required to comply with applicable Laws or to obtain any license, permit, consent, approval or authorization from an applicable Governmental Authority or, with respect to the foregoing clause (b), any binding contract with any applicable landlord.
Section 2.02.          Service Providers.  The licenses granted to Licensee in Section 2.01(a) and Section 2.01(e) include the right to grant sublicenses to or otherwise authorize use by dealers, distributors, contractors and any other service providers of the Moon Group, in each case, solely for the benefit of the Moon Business and within the scope of the licenses set forth

1          Note to Draft: Necessary services to be defined between signing and closing and added to the TSA Services from SpinCo to Moon.
2          Note to Draft: Necessary services to be defined between signing and closing and added to the TSA Services from SpinCo to Moon.
3

in Section 2.01 above, and provided that Licensee shall be liable hereunder for any action or inaction by any such sublicensee that would breach this Agreement if committed by Licensee.  Any purported sublicense in violation of this Section 2.02 shall be null and void ab initio and of no force and effect.
Section 2.03.          Efforts to Remove. Notwithstanding Section 2.01, Licensee shall use commercially reasonable efforts to cease any public-facing uses of the Licensed Trademarks by any member of the Moon Group as soon as reasonably practicable following the Distribution Date.  Notwithstanding the foregoing or anything else to the contrary herein, nothing herein shall require the Moon Group to transition from or cease any uses of any Licensed Trademarks in any internal or non-public-facing systems, Software, archives, facilities, manuals, policies or similar documents, records or other materials that are not public-facing.
Section 2.04.          No Implied Licenses.  Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property Rights licensed to a Party or the members of its Group hereunder are expressly reserved by the Party granting the license.  All goodwill generated by Licensee’s and the Moon Group’s use of the Licensed Trademarks inures solely to the benefit of Licensor.
Section 2.05.          Moon plc Name.  Subject to the terms and conditions of this Agreement, solely in the event that the Moon Name Change (as defined in the Merger Agreement) has not occurred as of the Distribution Time, notwithstanding Section 2.01(d), Licensor (on behalf of itself and the other members of the SpinCo Group) hereby grants to Licensee a worldwide, non-exclusive, fully paid-up, royalty free, non-sublicensable (except as permitted by Section 2.02), non-assignable and non-transferable (except as permitted by Article IX) and irrevocable license to use the Current Moon Name solely (i) as the legal entity name of Moon; and (ii) to the minimum extent required by applicable Laws for Licensee to operate its business; in each case, until such time as Licensee changes the Current Moon Name to a Permitted Moon Name (as that term is defined in the Merger Agreement) and for ninety (90) days thereafter (subject to the second proviso of Section 2.01).  The foregoing license shall be subject to all other terms and conditions of this Agreement (except the last sentence of Section 8.02), and the Current Moon Name shall be deemed a Licensed Trademark for all purposes herein (other than Section 2.01(d)).  For clarity, for purposes of this Section 2.05, use “to the minimum extent required by applicable Laws” means use to the extent necessary to operate its business in compliance with applicable Laws, and, unless otherwise required by applicable Law, in non-stylized plain text, in the least prominent size and location, and the lowest quantity of uses required to comply with applicable Law.  To the fullest extent permitted by applicable Law and reasonably practicable, Licensee shall use together with the Current Moon Name (i) a dba name that includes a Permitted Moon Name (once the Permitted Moon Name has been finally selected and approved by Moon) and (ii) the unique numerical identifier associated with the Current Moon Name as registered with the applicable Governmental Authority in the Republic of Ireland, in each case, to indicate the use of the Current Moon Name as a corporate name.  For further clarity, the license in this Section 2.05 permits use by Licensee only as a corporate name and not any other form of Trademark, without limiting any of Licensee’s other rights and licenses under this Agreement.  If the Moon Name Change has taken effect as of the Distribution
4

Time, the license in this Section 2.05 shall be null and void ab initio, and the Current Moon Name shall be deemed a Licensed Trademark for all purposes hereunder.
ARTICLE III
CERTAIN COVENANTS
Section 3.01.          Restrictions on Use.  Except as expressly permitted in this Agreement, Licensee shall:
(a)          not use any of the Licensed Trademarks in a way that would (i) tarnish or disparage a Licensed Trademark or (ii) dilute the value, reputation or distinctiveness of any Licensed Trademark; or
(b)          not adopt, use, register or file applications to register, acquire or otherwise obtain, in any jurisdiction, any Trademark or Domain Name that consists of, incorporates or is confusingly similar to any Licensed Trademark;
(c)          use the Licensed Trademarks in accordance with all applicable Laws in effect at the time of such use; and
(d)          use all notices and legends reasonably requested by Licensor, including those required by applicable Law;
provided, however, that, for clarity, any uses of the Licensed Trademarks that are consistent with the operation of the Moon Business prior to the Distribution Date shall not be restricted by Section 3.01(a) or (d).
Section 3.02.          Enforcement. Licensee shall notify Licensor in writing upon Licensee obtaining any knowledge of infringement, or possible infringement, of the Licensed Trademarks during the Term of this Agreement.  Licensor shall have no obligation to take any action against any third party with respect to the Licensed Trademarks, but should Licensor take action, Licensee will fully cooperate with Licensor at Licensor’s expense.
ARTICLE IV
OWNERSHIP
Section 4.01.          Ownership.  Licensee acknowledges that, as between the Parties, the Licensed Trademarks are the exclusive and sole property of Licensor.  Nothing in this Agreement shall confer in Licensee any right of ownership in any Licensed Trademarks.  Licensee shall not dispute or contest, directly or indirectly, (i) Licensor’s ownership of the Licensed Trademarks or (ii) the validity or enforceability of the Licensed Trademarks. For clarity, in the event of Licensee’s continued use of the Current Moon Name, Licensee’s ownership of the corporate registration for such Current Moon Name does not affect Licensor’s ownership of the Moon Trademarks incorporated therein.
Section 4.02.          No Obligation to Prosecute or Maintain Trademarks.  Neither Party nor any member of its Group shall have any obligation to seek, perfect or maintain any protection for any of the Licensed Trademarks. Licensee shall have no right, and Licensor shall have the sole
5

right, but not the obligation, to file, prosecute until registration, register, maintain, renew and assert against third parties all registrations, applications and reservations of all Trademarks containing or comprising the Licensed Trademarks.
ARTICLE V
QUALITY CONTROL
Section 5.01.          Quality Control Standards.  Licensee shall manufacture, assemble, distribute and provide the Licensed Products and Services according to a level of quality that is substantially consistent with the quality of the Moon Business during the twelve (12) months prior to the Distribution Date. Upon Licensor’s reasonable request, Licensee shall, at Licensor’s sole expense, provide Licensor representative samples of any goods, literature, brochures, letterhead, business cards, signage, or advertising material bearing the Licensed Trademarks that have not previously been provided to Licensor.
Section 5.02.          Conditions Applicable to the Appearance of the Licensed Trademarks. Licensee agrees to comply with the trademark guidelines in effect for the Moon Business (or any applicable portion thereof), if any, during the twelve (12) months prior to the Distribution Date with respect to the appearance and manner of use of the Licensed Trademarks (“Trademark Guidelines”).  Any material changes to any form of use of the Licensed Trademarks not provided for herein, contemplated by the Separation Agreement or any other Transaction Document or otherwise consistent with the Trademark Guidelines shall be adopted by Licensee only upon prior written approval of Licensor, such approval not to be unreasonably withheld, conditioned or delayed.
Section 5.03.          Registered User Agreements. To the extent required by applicable Law, Licensee shall execute registered user agreements and similar documents required by Licensor in order to protect or enhance Licensor’s title and rights in the Licensed Trademarks, in each case to the extent consistent with past practice of the Moon Business during the twelve (12) months prior to the Distribution Date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01.          Disclaimer of Representations and Warranties.  Licensee (on behalf of itself and each other member of its Group) acknowledges and agrees that Licensor makes no representations or warranties whatsoever, including any implied warranties of merchantability, fitness for a particular purpose, title, registerability, allowability, enforceability or non-infringement, as to any Licensed Trademarks, or any other matter concerning, any Licensed Trademarks.
ARTICLE VII
INDEMNIFICATION
Section 7.01.          Indemnification by Licensee.  Licensee shall indemnify, defend and hold harmless any Indemnified Party of SpinCo (collectively, the “SpinCo Indemnitees”) from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting
6

from (i) Licensee’s breach of this Agreement or (ii) the Moon Group’s use of any Licensed Trademark or conduct of its business under the Licensed Trademarks hereunder.
Section 7.02.          Indemnification by Licensor.  Licensor shall indemnify, defend and hold harmless any Indemnified Party of Moon (collectively, the “Moon Indemnitees”) from and against any and all Liabilities of the Moon Indemnitees to the extent that it is based upon (i) Licensor’s breach of this Agreement or (ii) the SpinCo Group’s or Clover’s or its Subsidiaries’ use of any Licensed Trademark, except to the extent the claim relates to a breach by Moon under the Merger Agreement.
Section 7.03.          Limitation on Liability. Except as may expressly be set forth in this Agreement, in no event shall any Party have any Liability pursuant to this Agreement for any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a Third Party Claim or except in the case of consequential damages to the extent such damages are the reasonable and foreseeable result of the matter in question).
ARTICLE VIII
TERM AND TERMINATION
Section 8.01.          Term.  The term of this Agreement shall begin as of the Distribution Date and shall expire on the later date of (i) the expiration of last of the periods set forth above in Section 2.01 and (ii) the expiration of the license granted in Section 2.05 (the “Term”).
Section 8.02.          No Termination.  The Parties acknowledge and agree that the licenses granted hereunder are irrevocable during the Term, and this Agreement may not be terminated prior to the expiration of the Term in Section 8.01, except by an agreement in writing signed by a duly authorized officer of each of the Parties.  Subject to the next sentence, in the event of a breach of this Agreement, the sole and exclusive remedy of the non-breaching Party shall be to recover monetary damages and/or to obtain injunctive or equitable relief in accordance with Sections 10.02 and 10.09.  Notwithstanding the foregoing, Licensor may terminate this Agreement (except the license in Section 2.05, which shall not be subject to termination for any reason) with immediate effect if a court of competent jurisdiction rules by non-appealable final order that Licensee has committed an intentional, material breach of this Agreement in connection with uses of the Licensed Trademarks that are not consistent with the operation of the Moon Business prior to the Distribution Date, such breach materially harms the Licensed Trademarks and such breach cannot be cured.
Section 8.03.          Non-Trademark Uses.  Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in Article II, nothing herein shall impair the rights of the Moon Group to: (i) use and make factual references to any Licensed Trademarks or any corporate, fictitious or other names of any member of the Moon Group or SpinCo Group in a non-trademark manner, including any use in corporate or financial records, tax or regulatory filings and other similar materials or (ii) make any use of any Trademark that may be required under applicable Laws, or make “fair use” of any Trademark.
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Section 8.04.          Effect of Expiration.  After the expiration of the Term, Licensee and the Moon Group shall no longer have the licenses granted hereunder to use the Licensed Trademarks.  Expiration of the Term shall be without prejudice to any rights of a Party accruing prior to such expiration.
Section 8.05.          Survival.  Notwithstanding anything in this Agreement to the contrary, Article I, Section 4.01, Article VII, this Article VIII, Article IX and Article X shall survive the expiration or any termination of this Agreement.
ARTICLE IX
TRANSFERABILITY AND ASSIGNMENT
Section 9.01.          Assignment.  Except as expressly set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement, including the licenses granted pursuant to this Agreement, shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may assign this Agreement, in whole or in part, without prior written consent (a) in connection with (i) one or more merger transactions in which such assigning Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (ii) one or more sales of such Party’s businesses or lines of business, or of all or substantially all of such Party’s assets or (b) to such Party’s Affiliates. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  No assignment permitted by this Section 9.01 shall release the assigning Party from liability for full performance of its obligations under this Agreement prior to such assignment date, but shall release such Party from liability arising after such date.
Section 9.02.          Divested Businesses.  In the event a Party divests a business by (a) spinning off a member of its Group by its sale or other disposition to a third party or (b) reducing ownership or control in a member of its Group so that it no longer qualifiers as a member of its Group under this Agreement (each such divested entity, a “Divested Entity”), the Divested Entity shall retain those licenses granted to it under this Agreement; provided that the license shall be limited to the business of the Divested Entity as of the date of divestment and the natural or reasonable extensions and evolutions thereof.  The retention of any license rights herein is not subject to the consent of the other Party, but is subject to the Divested Entity’s delivery to the non-retaining Party, within 90 days of the effective date of such divestment, of a duly authorized, written undertaking, agreeing to be bound by the applicable terms of this Agreement.
Section 9.03.          Third Party Products or Services. For the avoidance of doubt, in no event will any assignment of a license hereunder or the licenses retained by a Divested Entity grant a license to products or services of a third party acquirer existing on or before the date of the divestment.
Section 9.05.          Prohibited Assignments Null and Void. Any purported assignment in violation of Article IX shall be null and void ab initio and of no force and effect.
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ARTICLE X
MISCELLANEOUS
Section 10.01.          Corporate Power; Facsimile Signatures.
(a)          Moon represents on behalf of itself and on behalf of other members of the Moon Group, and SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, as follows:
(i)          each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b)          Notwithstanding any provision of this Agreement, neither Moon nor SpinCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Moon or SpinCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
Section 10.02.          Governing Law; Submission to Jurisdiction; Waiver of Trial.
(a)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, or if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be
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enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents, to the fullest extent permitted by Law, to service of process in the manner provided for notices in Section 10.05. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.02(c).
Section 10.03.          Survival of Covenants.  Except as expressly set forth in this Agreement and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger, and shall remain in full force and effect.
Section 10.04.          Waivers of Default.  Any Party may, at any time prior to the Closing, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.11) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver, amendment or modification by SpinCo shall be subject to the prior written consent of Clover. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.05.          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:
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Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz
with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

and, in the case of SpinCo, with a copy to:

Ingersoll-Rand U.S. HoldCo, Inc.
800-E Beaty Street
Davidson, NC 28036
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

If, following the Distribution Date, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

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Section 10.06.          Severability.  If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 10.07.          Entire Agreement(a)    This Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement), including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
Section 10.08.          No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Article VII with respect to Moon Indemnities and SpinCo Indemniteees (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that Clover shall be a third-party beneficiary of the rights of SpinCo as provided in this Agreement.
Section 10.09.          Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
Section 10.10.          Expenses.  Except as otherwise expressly provided in this Agreement, the Separation Agreement or the other Transaction Documents or the Merger Agreement, each Party agrees that it shall be responsible for its own expenses incurred in conjunction with any activities under this Agreement.
Section 10.11.          Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Clover.
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Section 10.12.          Rules of Construction. Unless the context of this Agreement otherwise requires:
(a)           (A) Words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive.
(b)          References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)          References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)          References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(f)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
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(j)          All monetary figures shall be in United States dollars unless otherwise specified.
Section 10.13.          Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 10.14.          Performance. Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Moon Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 10.14 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.
Section 10.15.          Rights in Bankruptcy.  To the fullest extent permitted by applicable Law, all rights and licenses granted under or pursuant to this Agreement, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States.  The Parties agree that, in the event of a bankruptcy of Licensor,  Licensee shall retain and may fully exercise all of its respective rights, remedies and elections under the U.S. Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protections for intellectual property rights.
Section 10.16.          Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement
[SIGNATURE PAGES FOLLOW]

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EXHIBIT F

IN WITNESS WHEREOF, the Parties have caused this Trademark License Agreement to be executed by their duly authorized representatives.

INGERSOLL-RAND PLC

By:
Name:
Title:

INGERSOLL-RAND U.S. HOLDCO, INC.

By:
Name:
Title:

Schedule A – Page 1